    As filed with the Securities and Exchange Commission on August 18, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                          FIRST PLACE FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

         Delaware                    6036                    34-1880130
                              (Primary Standard            (IRS Employer
     (State or other              Industrial            Identification No.)
       jurisdiction          Classification Code
   of incorporation or             Number)
      organization)             ---------------
                             185 East Market Street
                               Warren, Ohio 44482
                                 (330) 373-1221
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                Steven R. Lewis
                     President and Chief Executive Officer
                             185 East Market Street
                               Warren, Ohio 44482
                                 (330) 373-1221
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:
    Joseph G. Passaic, Jr., Esquire             James Fleischer, Esquire
            Patton Boggs LLP                    Silver, Freedman & Taff
          2550 M Street, N.W.                   1100 New York Avenue, NW
         Washington, D.C. 20037                        7th Floor
             (202) 457-6000                      Washington, D.C. 20005
                                                     (202) 414-6100
                                ---------------
  Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Proposed
                                          Proposed      Maximum
 Title of each Class of                   Maximum      Aggregate   Amount of
    Securities to be     Amount to be  Offering Price  Offering   Registration
       Registered        Registered(1)  Per Unit(2)    Price(3)      Fee(3)
------------------------------------------------------------------------------
Common Stock, Par Value
 $0.01 per share.......    7,283,249       $11.83     $81,301,380   $22,602
------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of First Place Financial Corp. ("First Place"), expected to be issued in exchange for up to 6,775,115 shares of common stock, par value $.01 per share, of FFY Financial Corp. ("FFY Financial"), upon consummation of the merger of FFY Financial with and into First Place, as described in this registration statement.
(2) The estimated maximum offering price per unit has been calculated by multiplying $11.00, which is the closing market price per share of First Place's common stock on the Nasdaq Stock Market on August 16, 2000, by the exchange ratio of 1.075.
(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices ($12.00) of shares of FFY Financial's common stock on the Nasdaq Stock Market on August 16, 2000, and 6,775,115 shares of FFY Financial common stock to be received by the registrant in the merger.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

   This registration statement contains two forms of the joint proxy statement/prospectus to be delivered separately to stockholders of First Place Financial Corp. and FFY Financial Corp. in connection with their respective annual meetings. The joint proxy statement/prospectus to be delivered to First Place stockholders in connection with the merger described in this registration statement will contain (i) a separate notice of the annual meeting, (ii) separate table of contents (iii) separate section on the election of First Place directors at the end of the joint proxy statement/prospectus and (iv) separate section on the ratification of the selection of independent auditors at the end of the joint proxy statement/prospectus. Similarly, the joint proxy statement/prospectus to be delivered to FFY Financial stockholders in connection with the merger will contain a (i) a separate notice of the annual meeting, (ii) separate table of contents and (iii) separate section on the election of FFY Financial directors at the end of the joint proxy statement/prospectus and (iv) separate section on the appointment of independent auditors at the end of the joint proxy statement/prospectus.

                  LOGO OF                                 LOGO OF
        FIRST PLACE FINANCIAL CORP.                 FFY FINANCIAL CORP.

   To the Stockholders of First Place Financial Corp. and FFY Financial Corp.
                  PROPOSED MERGER--YOUR VOTE IS VERY IMPORTANT

   The boards of directors of First Place and FFY Financial have agreed to combine in a merger of equals. We believe that our combined companies will be a complementary strategic fit of our businesses and will create a more effective competitor of other financial institutions in our Ohio market area. The surviving corporation upon completion of the merger will be First Place and half of its board of directors will be designated by each of First Place and FFY Financial for up to four years after the merger is completed. Senior management of First Place after the merger will be comprised of executive officers from both First Place and FFY Financial.

   As a result of the merger, each share of FFY Financial common stock will be converted automatically into the right to receive 1.075 shares of First Place common stock. Following the merger, former FFY Financial stockholders will hold approximately 40.4% and the current First Place stockholders will hold approximately 59.6% of the outstanding common stock of First Place on a fully diluted basis.

   The boards of directors of both First Place and FFY Financial have approved the merger and recommend that their respective stockholders vote FOR adoption of the merger agreement. Information about the merger is contained in this joint proxy statement/prospectus. We encourage you to read this entire document carefully including the section describing risk factors that begins on page 14.

   The dates, times and places of the meetings are as follows:

     For First Place stockholders:          For FFY Financial stockholders:


  November 16, 2000, 10:00 a.m., local    November 15, 2000, 2:00 p.m., local
                  time                                    time
             The Avalon Inn                         The Holiday Inn
        9519 East Market Street                    7410 South Avenue
           Warren, Ohio 44482                    Youngstown, Ohio 44512

   We cannot complete the merger unless the stockholders of both our companies approve it. Each of us will hold a meeting of our stockholders to vote on this merger proposal as well as proposals to elect directors and ratify auditors for 2001. Your vote is very important. Whether or not you plan to attend your stockholder meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as a vote against the merger.

   We strongly support this combination of our companies and join with our boards of directors in enthusiastically recommending that you vote in favor of the merger.

            Steven R. Lewis                        Jeffrey L. Francis
 President and Chief Executive Officer   President and Chief Executive Officer
      First Place Financial Corp.                 FFY Financial Corp.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus or the merger described in the joint proxy statement/prospectus. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any governmental agency.

   For any questions, or to request assistance, please call our proxy solicitor, Georgeson Shareholder Communications, Inc., at 1-800-223-2064.

   This joint proxy statement/prospectus is dated [      ], 2000 and will be
first mailed to stockholders of First Place and FFY Financial on or about [
 ], 2000.

                          FIRST PLACE FINANCIAL CORP.
                             185 East Market Street
                               Warren, Ohio 44482
                                 (330) 373-1221

                    Notice of Annual Meeting of Stockholders
                        November 16, 2000 at 10:00 a.m.

   Notice is hereby given that an annual meeting of stockholders of First Place Financial Corp. will be held at the Avalon Inn, 9519 East Market Street, Warren, Ohio 44482 on Thursday, November 16, 2000 at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the attached joint proxy statement/prospectus:

     1. Adoption of Merger Agreement. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger by and between First Place Financial Corp. and FFY Financial Corp. pursuant to which FFY Financial will merge with and into First Place and each share of FFY Financial common stock will be converted into 1.075 shares of First Place common stock.

     2. Election of Directors. The election of three directors of First
  Place.

     3. Ratification of Auditors. The ratification of the appointment of Crowe, Chizek and Company, LLP, as independent auditors of First Place for the fiscal year ending June 30, 2001.

     4. Other Business. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof, including proposals to adjourn the annual meeting to permit further solicitation of proxies by the board of directors in the event that there are not sufficient votes to approve any proposal at the time of the annual meeting.

   Holders of record of First Place common stock at the close of business on September 20, 2000, the record date, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of First Place stockholders entitled to vote at the annual meeting will be available for examination for any purpose relevant to the annual meeting, during ordinary business hours, at the principal executive offices of First Place located at 185 East Market Street, Warren, Ohio 44482 for ten days prior to the annual meeting and will also be available at the annual meeting.

   In the event that there are not sufficient votes to approve the foregoing proposal at the time of the First Place meeting, the annual meeting may be adjourned in order to permit further solicitation by First Place, provided that no proxies voted against the merger will be voted in favor of adjournment to solicit additional proxies in favor of the merger.

                                          By Order of the Board of Directors

                                          Dominique Stoeber
                                          Corporate Secretary

Warren, Ohio
     , 2000

   Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

                              FFY FINANCIAL CORP.
                            724 Boardman-Poland Road
                             Youngstown, Ohio 44512
                                 (330) 726-3396

                    Notice of Annual Meeting of Stockholders
                         November 15, 2000 at 2:00 p.m.

   Notice is hereby given that an annual meeting of stockholders of FFY Financial Corp. will be held at the Holiday Inn, 7410 South Avenue, Youngstown, Ohio 44512 on Wednesday, November 15, 2000 at 2:00 p.m., local time, for the following purposes, all of which are more completely set forth in the attached joint proxy statement/prospectus:

     1. Adoption of Merger Agreement. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger by and between First Place Financial Corp. and FFY Financial Corp. pursuant to which FFY Financial will merge with and into First Place and each share of FFY Financial common stock will be converted into 1.075 shares of First Place common stock.

     2. Election of Directors. The election of two directors of FFY
  Financial.

     3. Ratification of Auditors. The ratification of the appointment of KPMG LLP, as independent auditors of FFY Financial for the fiscal year ending June 30, 2001.

     4. Other Business. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof, including proposals to adjourn the annual meeting to permit further solicitation of proxies by the board of directors in the event that there are not sufficient votes to approve any proposal at the time of the annual meeting.

   Holders of record of FFY Financial common stock at the close of business on September 29, 2000, the record date, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of FFY Financial stockholders entitled to vote at the annual meeting will be available for examination for any purpose relevant to the annual meeting, during ordinary business hours, at the principal executive offices of FFY Financial located at 724 Boardman-Poland Rd., Youngstown, Ohio 44512 for ten days prior to the annual meeting and will also be available at the annual meeting.

   In the event that there are not sufficient votes to approve the foregoing proposal at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation by FFY Financial, provided that no proxies voted against the merger will be voted in favor of adjournment to solicit additional proxies in favor of the merger.

                                          By Order of the Board of Directors

                                          J. Craig Carr
                                          Secretary

Youngstown, Ohio
   , 2000

   Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1

SUMMARY...................................................................   3
  The Companies...........................................................   3
  The Annual Meetings.....................................................   4
  Recommendation of the Boards of Directors and Opinions of Financial
   Advisors...............................................................   4
  Board of Directors and Management after the Merger......................   4
  Interests of Directors and Officers in the Merger.......................   5
  Treatment of Stock Options and Restricted Stock.........................   5
  Tax Consequences........................................................   5
  No Appraisal Rights of Stockholders.....................................   5
  Overview of the Merger Agreement........................................   5
  Amendment to the First Place Certificate of Incorporation...............   7
  Stock Option Agreements.................................................   7
  Voting Agreements.......................................................   7
  Market Price Information................................................   7

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA..........................   8

COMPARATIVE PER SHARE DATA (UNAUDITED)....................................  13

RISK FACTORS..............................................................  14
  Fluctuations in market prices may cause the value of the shares of First
   Place common stock that you receive to be less than the value of your shares of FFY Financial common stock...................................  14
  First Place may fail to realize the anticipated benefits of the merger..  14
  Directors of First Place and FFY Financial have potential conflicts of interest in recommending that you vote in favor of adoption of the merger agreement.......................................................  14

FORWARD-LOOKING STATEMENTS................................................  15

THE ANNUAL MEETINGS.......................................................  16
  Joint Proxy Statement/Prospectus........................................  16
  Date, Time and Place....................................................  16
  Purpose of the Annual Meetings..........................................  16
  Stockholder Record Date for the Annual Meetings.........................  16
  Proxies; Voting and Revocation..........................................  17
  Solicitation of Proxies.................................................  18
  Vote Required for Adoption of the Merger Agreement......................  18

THE MERGER................................................................  19
  Background of the Merger................................................  19
  Reasons for the Merger..................................................  20
  Recommendation of First Place's Board of Directors......................  23
  Opinion of First Place's Financial Advisor..............................  23
  Recommendation of FFY Financial's Board of Directors....................  26
  Opinion of FFY Financial's Financial Advisor............................  26
  Interests of Certain First Place Directors and Executive Officers in the
   Merger.................................................................  32
  Interests of Certain FFY Financial Directors and Executive Officers in
   the Merger.............................................................  32
  Completion and Effectiveness of the Merger..............................  34

                                                                           Page
                                                                           ----
  Structure of the Merger and Conversion of FFY Financial Common Stock...   34
  Treatment of FFY Financial Stock Options and Other Equity Based
   Awards................................................................   35
  Procedures for Exchanging Your Stock Certificates......................   35
  Employee Matters.......................................................   36
  Regulatory Approvals Needed to Complete the Merger.....................   37
  Nasdaq Stock Market Listing and Delisting..............................   38
  Accounting Treatment of The Merger.....................................   38
  Material United States Federal Income Tax Consequences of the Merger...   38
  Selling the First Place Stock You Receive in the Merger................   39
  No Appraisal Rights....................................................   39
  Coordination of Dividends; Dividends to be Paid After The Merger.......   39
  The Merger Agreement...................................................   40
  Amendment to the First Place Certificate of Incorporation..............   44
  Stock Option Agreements................................................   45
  Voting Agreements......................................................   46

BOARD OF DIRECTORS AND MANAGEMENT OF FIRST PLACE FOLLOWING THE MERGER....   48

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
 STATEMENTS..............................................................   50

DESCRIPTION OF FIRST PLACE CAPITAL STOCK.................................   54
  General................................................................   54
  Common Stock...........................................................   54
  Preferred Stock........................................................   54
  Anti-Takeover Considerations...........................................   55

COMPARISON OF STOCKHOLDERS' RIGHTS.......................................   55
  General................................................................   55
  Capitalization.........................................................   55
  Voting Rights..........................................................   55
  Number and Election of Directors.......................................   56
  Vacancies on the Board of Directors and Removal of Directors...........   56
  Amendment of the Certificate of Incorporation..........................   57
  Amendment of Bylaws....................................................   57
  Action by Written Consent..............................................   57
  Ability to Call Special Meetings.......................................   58
  Stockholder Nominations for Directors and Proposals for New Business...   58
  State Anti-Takeover Statutes...........................................   59
  Fair Price Provisions..................................................   59

MARKET PRICES AND DIVIDEND INFORMATION...................................   60

FIRST PLACE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...............................................   62

BUSINESS OF FIRST PLACE..................................................   71

FFY FINANCIAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATION................................................   88

                                                                            Page
                                                                            ----
BUSINESS OF FFY FINANCIAL.................................................   101

LEGAL MATTERS.............................................................   124

EXPERTS...................................................................   124

WHERE YOU CAN FIND MORE INFORMATION.......................................   124

ELECTION OF FIRST PLACE DIRECTORS; RATIFICATION OF FIRST PLACE INDEPENDENT
 AUDITORS.................................................................   126
  Principal Stockholders..................................................   126
  What First Place's Directors and Executive Officers Own.................   127
  Election of Directors...................................................   127
  Meetings of the Board of Directors and Committees of the Board of
   Directors of First Place...............................................   129
  Directors' Compensation.................................................   129
  Executive Compensation..................................................   129
  Employment and Change in Control Agreements.............................   132
  Employee Benefit Plans..................................................   134
  Additional Information About Our Directors and Executive Officers.......   135
  Ratification of First Place Independent Auditors........................   136

ADDITIONAL INFORMATION FOR FIRST PLACE....................................   137
  Stockholder Proposals...................................................   137
  Notice of Business to be Conducted at an Annual Meeting.................   137
  Other Matters Which May Properly Come Before the Meeting................   137

ELECTION OF FFY FINANCIAL DIRECTORS; RATIFICATION OF FFY FINANCIAL
 INDEPENDENT AUDITORS.....................................................   138
  Principal Stockholders..................................................   138
  What FFY's Directors and Executive Officers Own.........................   139
ELECTION OF DIRECTORS.....................................................   140
  Meetings and Committees of the Board....................................   142
EXECUTIVE COMPENSATION....................................................   144
  Report on Executive Compensation........................................   146

ADDITIONAL INFORMATION FOR FFY FINANCIAL..................................   150
  Stockholder Proposals...................................................   150
  Other Matters...........................................................   150

CONSOLIDATED FINANCIAL STATEMENTS OF FFY FINANCIAL........................   F-1

CONSOLIDATED FINANCIAL STATEMENTS OF FIRST PLACE..........................  F-28

 ANNEX A Agreement and Plan of Merger
 ANNEX B First Place Stock Option Agreement
 ANNEX C FFY Financial Stock Option Agreement
 ANNEX D Form of Voting Agreement
 ANNEX E Opinion of Keefe, Bruyette & Woods, Inc.
 ANNEX F Opinion of Sandler O'Neill & Partners, L.P.
 ANNEX G Proposed Amended and Restated Certificate of Incorporation of First
         Place

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are First Place and FFY Financial proposing the merger?

A: We are proposing the merger because we believe that it will create a strong
   Northeast Ohio banking franchise. First Place will become the fourth largest thrift institution in Ohio. We believe that our combined companies will be a complementary strategic fit of our businesses and will create a more effective competitor of other financial institutions in our Ohio market area. The merger will also permit each company to diversify beyond its current businesses and its current strengths by expanding the marketing of its products and services to the customers now served by the other, and will enable the combined company to continue to provide a broad array of innovative financial services and products to the customers and communities currently served by each.

Q: What will I receive in the merger?

A: Stockholders of FFY Financial will receive 1.075 shares of First Place common stock for each share of FFY Financial common stock they own.

Q: What stockholder approvals are needed?

A: The affirmative vote of the holders of a majority of the outstanding shares of First Place's common stock and FFY Financial's common stock entitled to vote is required to adopt the merger agreement. Each holder of common stock is entitled to one vote per share. As of the record date, First Place directors and executive officers and their affiliates owned [ ]% of the outstanding shares of First Place common stock. As of the record date, FFY Financial directors and executive officers and their affiliates, owned approximately [ ]% of the outstanding shares of FFY Financial common stock. The directors and executive officers of both First Place and FFY Financial are parties to voting agreements and have agreed to vote all their shares of First Place common stock and FFY Financial common stock in favor of the adoption of the merger agreement.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at your annual meeting.

Q: What if I don't vote?

A: .If you fail to respond, it will have the same effect as a vote against the merger.

  .If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

  .If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of First Place or FFY Financial, as appropriate, before the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the annual meeting and vote in person.

Q: Should I send in my FFY Financial stock certificates now?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your FFY Financial stock certificates for shares of First Place common stock. Please do not send in your stock certificates with your proxy.

Q: Where will my shares of First Place common stock be listed?

A: We intend to apply to have the shares of First Place common stock to be issued in the merger approved for quotation on the Nasdaq Stock Market. First Place common stock currently trades on the Nasdaq Stock Market under the symbol "FPFC."

Q: Will I receive dividends on my First Place shares?

A: First Place and FFY Financial have agreed that, subject to any legal restrictions, the board of First Place after the merger will declare a cash dividend of no less than $0.125 per share for the first quarter immediately following completion of the merger. After such period, decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans as well as such other factors as the board of directors, in its sole discretion, may consider relevant.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the last quarter of calendar 2000.

Q: Who can help answer questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

   Georgeson Shareholder Communications, Inc.
   17 State Street
   10th Floor
   New York, NY 10004
   Telephone: 1-800-223-2064

                                    SUMMARY

   This brief summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read the entire joint proxy statement/prospectus including the annexes and the other documents to which this joint proxy statement/prospectus refers you to fully understand the merger.

The Companies (see pages 62 and 88)

First Place Financial Corp.

   185 East Market Street
   Warren, Ohio 44482
   (330) 373-1221

   First Place is a savings and loan holding company organized under the laws of the State of Delaware in 1998. First Place's wholly owned subsidiary, First Federal Savings and Loan Association of Warren, operates sixteen full-service banking offices in Trumbull, Mahoning and Portage Counties of Ohio and six loan production offices in Northeast Ohio. First Federal is a federally-chartered savings association which has operated since 1922. First Federal's deposits are insured by the Savings Association Insurance Fund of the FDIC. In May 2000, First Place completed its acquisition of The Ravenna Savings Bank, an Ohio-chartered savings bank, by a merger of Ravenna with and into First Federal, with First Federal as the surviving association.

   At June 30, 2000, First Place had total assets of $1,051.6 million, deposits of $586.7 million and stockholders' equity of $148.0 million.

   For more information about First Place, see "First Place Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of First Place."

FFY Financial Corp.

   724 Boardman-Poland Road
   Youngstown, Ohio 44512
   (330) 726-3396

   FFY Financial is a savings and loan holding company organized under the laws of the State of Delaware in 1993. FFY Financial's wholly owned subsidiary, FFY Bank, operates 11 full service banking facilities and three limited service banking facilities located in Mahoning and Trumbull Counties, Ohio. FFY Bank is a federally-chartered stock savings bank which has operated since 1900. FFY Bank's deposits are insured by the Savings Association Insurance Fund of the FDIC.

   At June 30, 2000, FFY Financial had total assets of $674.5 million, deposits of $446.0 million, and stockholders' equity of $65.2 million.

   For more information about FFY Financial, see "FFY Financial Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of FFY Financial."

The Annual Meetings (see page 16)

   Annual Meeting of First Place. The First Place annual meeting will be held on November 16, 2000 at 10:00 a.m., local time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio 44482. At the First Place annual meeting, you will be asked to:

  .adopt the merger agreement between FFY Financial and First Place;

  .elect directors;

  .ratify the auditors for the June 30, 2001 fiscal year; and

  .act on any other items that may be submitted to a vote at the meeting.

   Annual Meeting of FFY Financial. The FFY Financial annual meeting will be held on November 15, 2000 at 2:00 p.m., local time, at the Holiday Inn, 7410 South Avenue, Youngstown, Ohio 44512. At the FFY Financial annual meeting, you will be asked to:

  .adopt the merger agreement between FFY Financial and First Place;

  .elect directors;

  .ratify the auditors for the June 30, 2001 fiscal year; and

  .act on any other items that may be submitted to a vote at the meeting.

Recommendation of the Boards of Directors and Opinions of Financial Advisors (see page 23)

   To First Place Stockholders: The board of directors of First Place believes that the merger is fair to you, and unanimously recommends that you vote "FOR" the adoption of the merger agreement.

   To FFY Financial Stockholders: The FFY Financial board of directors believes that the merger is fair to you and unanimously recommends that you vote "FOR" the adoption of the merger agreement.

   Opinion of First Place's Financial Advisor. Keefe, Bruyette & Woods, Inc. has delivered to the First Place board of directors its opinion that, as of the date of the merger agreement, the exchange ratio was fair to the holders of First Place common stock from a financial point of view. The full text of this opinion is attached as Annex E to this joint proxy statement/prospectus. First Place urges its stockholders to read the opinion of Keefe, Bruyette & Woods in its entirety.

   Opinion of FFY Financial's Financial Advisor. Sandler O'Neill & Partners, L.P. has delivered to the FFY Financial board of directors its opinion that, as of the date of the merger agreement, the exchange ratio was fair to the holders of FFY Financial common stock from a financial point of view. The full text of this opinion is attached as Annex F to this joint proxy statement/prospectus. FFY Financial urges its stockholders to read the opinion of Sandler O'Neill in its entirety.

Board of Directors and Management after the Merger (see page 48)

   We have agreed that after the merger, the First Place board of directors will be made up of 16 directors with eight of the directors to be designated by First Place and eight of the directors to be designated by FFY Financial. We are required to maintain this equal membership for up to four years after the merger is completed.

   W. Terry Patrick, Chairman of FFY Financial, will become Chairman for three years following the completion of the merger. Paul A. Watson, Chairman of First Place, will become Vice Chairman for a period not to exceed three years from the completion of the merger at which time the Vice Chairman position will be eliminated. Steven R. Lewis, President and Chief Executive Officer of First Place will become President and Chief Executive Officer of First Place after the merger. Jeffrey L. Francis, President and Chief Executive Officer of FFY Financial will become Executive Vice President and Chief Operating Officer of First Place after the merger. Therese Ann Liutkus, Chief Financial Officer of FFY Financial will become Chief Financial Officer of First Place after the merger.

Interests of Directors and Officers in the Merger (see page 32)

   Some of the directors and officers of First Place and FFY Financial have interests in the merger that are different from, or are in addition to, your interests as stockholders. These interests include the potential for positions as directors or executive officers of First Place after the merger, acceleration of vesting of options or restricted stock as a result of the merger and the right to continued indemnification and insurance coverage by First Place for acts or omissions occurring prior to the merger.

Treatment of Stock Options and Restricted Stock (see page 35)

   When the merger is completed, each outstanding FFY Financial stock option will be converted into an option to purchase a number of shares of First Place common stock and at an exercise price per share adjusted by the exchange ratio. In addition, each outstanding restricted share of FFY Financial common stock will be converted into 1.075 restricted shares of First Place common stock. As a result of the completion of the merger, 209,148 FFY Financial stock options and 56,000 shares of restricted FFY Financial common stock outstanding on
[     ], 2000, will vest and become exercisable or free of restrictions upon completion of the merger.

Tax Consequences (see page 38)

   We have structured the merger so that First Place, FFY Financial and the FFY Financial stockholders who exchange their shares for First Place common stock will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except to the extent of cash received by FFY Financial stockholders instead of fractional shares of First Place common stock.

No Appraisal Rights of Stockholders (see page 39)

   Under Delaware law, First Place stockholders and FFY Financial stockholders are not entitled to appraisal rights in connection with the merger.

Overview of the Merger Agreement (see page 40)

   Conditions to the Completion of the Merger. The completion of the merger depends on a number of conditions being met, including those listed below:

  . adoption of the merger agreement by both the First Place stockholders and the FFY Financial stockholders;

  . the receipt of all regulatory approvals required to consummate the merger and the merger of our subsidiaries;

  . First Place must receive an opinion from tax counsel to the effect that the merger will qualify as a tax-free reorganization;

  . approval by the Nasdaq Stock Market of the listing of the shares of First
    Place common stock to be issued in exchange for FFY Financial common stock;

  . the absence of any injunction, order, decree or legal restraint preventing the completion of the merger or the merger of our subsidiaries or any of the transactions contemplated thereby;

  . the receipt of any consent, approval or waiver, other than regulatory approvals, necessary to permit the succession of the material obligations, rights or interests of First Place and FFY Financial;

  . the absence of any burdensome condition or restriction on First Place or FFY Financial imposed pursuant to any regulatory approval;

  . our respective representations and warranties in the merger agreement must be true and correct in all material respects; and

  . we must have complied with our respective covenants in the merger agreement.

   Termination of the Merger Agreement. We can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of both our companies have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:

  . any government agency denies an approval we need to complete the merger, or if any government authority issues an order blocking the merger;

  . we do not complete the merger by December 31, 2000, unless the failure to complete the merger by that time is due to the failure to perform or observe the covenants and agreements contained in the merger agreement by the party seeking to terminate;

  . either company's stockholders do not vote to adopt the merger agreement at a duly held meeting of that company's stockholders;

  . one party breaches any representation, warranty, covenant or other agreement under the merger agreement in a material way which has not been promptly cured or could not be cured by closing of the merger and, as long as the party seeking to terminate the merger agreement has not also violated the merger agreement; or

  . the board of directors of First Place or FFY Financial does not recommend in the joint proxy statement/prospectus to its stockholders to adopt the merger agreement or withdraws, modifies or qualifies its recommendation.

   "No Solicitation" Provisions. The merger agreement contains detailed provisions prohibiting First Place and FFY Financial from seeking an alternative transaction. These "no solicitation" provisions prohibit First Place and FFY Financial, as well as their officers, directors, employees or agents, from taking any action to solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a takeover proposal. In addition, the merger agreement prohibits First Place and FFY Financial and their boards of directors from recommending or endorsing any takeover proposal, or participating in any discussions or negotiations, or providing third parties with any nonpublic information, relating to any inquiry or proposal, or otherwise facilitating any effort or attempt to make or implement a takeover proposal except to the extent legally required for the discharge of the fiduciary duties of their boards of directors.

   Regulatory Matters. We may not complete the merger until we have filed the necessary applications and requests with, and received the approval of the Office of Thrift Supervision and the non-objection of the Federal Deposit Insurance Corporation. We have filed, or will timely file, all of the required applications or notices with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. As of the date of this joint proxy statement/prospectus, we have not yet received the required approvals. We cannot assure you that we will obtain all regulatory approvals to complete the merger or that the granting of these approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied.

   Accounting Treatment of the Merger. We will account for the merger under the purchase method of accounting for business combinations.

   Completion and Effectiveness of the Merger. We will complete the merger when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when we file certificates of merger with the State of Delaware. We expect to complete the merger during the last quarter of calendar 2000.

Amendment to the First Place Certificate of Incorporation (see page 44)

   The First Place certificate of incorporation as amended and restated will be the governing document of First Place after the merger. The proposed amendment and restatement of the First Place certificate of incorporation was agreed upon by both First Place and FFY Financial in the merger agreement. Delaware law permits a certificate of merger to include amendments to the certificate of incorporation of the surviving corporation. First Place stockholders will be approving the amendment and restatement of their certificate of incorporation by approving the merger. The information concerning the terms of the proposed amended and restated First Place certificate of incorporation in this joint proxy statement/prospectus is qualified in its entirety by reference to the proposed amended and restated First Place certificate of incorporation attached as Annex G.

Stock Option Agreements (see page 45)

   Each of First Place and FFY Financial has granted the other company an option to purchase up to 19.9% of its outstanding shares. An option becomes exercisable in whole or in part only upon the occurrence of several events relating to an acquisition of a controlling interest in First Place or FFY Financial as described on page [ ].

Voting Agreements (see page 46)

   Each of First Place and FFY Financial have entered into voting agreements with the other company's directors and executive officers pursuant to which the directors and executive officers have agreed to vote their shares of First Place common stock and FFY Financial common stock in favor of the adoption of the merger agreement. As of the First Place record date, First Place directors and executive officers owned shares representing approximately [ ]% of the outstanding shares of First Place common stock and as of the FFY Financial record date, owned shares representing [ ]% of the outstanding shares of FFY Financial common stock. As of the FFY Financial record date, FFY Financial directors and executive officers owned shares representing approximately [ ]% of the outstanding shares of FFY Financial common stock and as of the First Place record date, owned shares representing less than 1% of the outstanding shares of First Place common stock.

Market Price Information (see page 60)

   Shares of each of First Place common stock and FFY Financial common stock are quoted on the National Market System of the Nasdaq Stock Market. On May 23, 2000, the last trading day before we announced the merger, First Place common stock closed at $9.75 per share and FFY Financial common stock closed at $10.00 per share. Based on the per share exchange ratio in the merger, which is 1.075, the pro forma equivalent per share value of the FFY Financial common stock on
[     ], 2000 was equal to approximately $[   ] per share.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

   The following tables present (1) selected historical financial data of First Place, (2) selected historical financial data of FFY Financial and (3) selected unaudited pro forma consolidated financial data of First Place, which reflect the merger.

                                  FIRST PLACE

                  Selected Historical Financial And Other Data

   The selected historical financial data of First Place is derived from the audited consolidated financial statements and related notes of First Place for each of the years in the five-year period ended June 30, 2000. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes included elsewhere in this joint proxy statement/prospectus. First Place was organized under Delaware law in August 1998. Therefore, all First Place financial information contained herein for periods prior to December 31, 1998 relates solely to its wholly owned subsidiary, First Federal Savings and Loan Association of Warren.

                                                  At June 30,
                                 -----------------------------------------------
                                    2000      1999      1998     1997     1996
                                 ---------- --------  -------- -------- --------
                                                 (In thousands)
Selected Financial Data:
Total assets...................  $1,051,577 $747,332  $609,398 $548,870 $523,131
Loans receivable, net..........     705,066  453,791   353,012  285,212  254,435
Loans available for sale.......      13,071      945       --       --       --
Securities available for sale..     261,051  249,159   211,185  202,677  202,176
Securities held to maturity....         --       --     28,295   44,875   47,918
Deposits.......................     586,748  429,225   435,462  412,934  392,350
Federal Home Loan Bank
 advances......................     227,762   94,811    44,820   58,398   76,078
Repurchase agreements..........      75,000   54,430    60,430   16,000      --
Total stockholders' equity.....     147,975  158,054    59,357   53,747   48,823
                                          For the Years Ended June 30,
                                 -----------------------------------------------
                                    2000      1999      1998     1997     1996
                                 ---------- --------  -------- -------- --------
                                     (In thousands, except per share data)
Selected Operating Data:
Total interest income..........  $   58,506 $ 48,126  $ 42,482 $ 38,413 $ 36,436
Total interest expense.........      32,657   25,682    25,512   22,929   21,858
                                 ---------- --------  -------- -------- --------
  Net interest income..........      25,849   22,444    16,970   15,484   14,578
Provision for loan losses......       2,294    1,062     1,779      590      238
                                 ---------- --------  -------- -------- --------
  Net interest income after
   provision for loan losses...      23,555   21,382    15,191   14,894   14,340
Total noninterest income.......       2,447    1,981     1,751      444    1,220
Total noninterest expense (1)
 (2)...........................      15,890   20,692    10,372   11,898    9,149
                                 ---------- --------  -------- -------- --------
  Income before income tax.....      10,112    2,671     6,570    3,440    6,411
Provision for income tax.......       3,298      616     2,498    1,216    2,262
                                 ---------- --------  -------- -------- --------
  Net income...................  $    6,814 $  2,055  $  4,072 $  2,224 $  4,149
                                 ========== ========  ======== ======== ========
Basic earnings per share (since
 conversion)...................  $      .75 $   (.02)      N/A      N/A      N/A
                                 ========== ========  ======== ======== ========
Diluted earnings per share
 (since conversion)............  $      .75 $   (.02)      N/A      N/A      N/A
                                 ========== ========  ======== ======== ========

--------
(1) For the year ended June 30, 1999, noninterest expense included $8.0 million as a result of the contribution to the Foundation.
(2) For the year ended June 30, 1997, noninterest expense included a one-time charge of $2.5 million to recapitalize the Savings Association Insurance Fund (SAIF).

                                           For the Years Ended June 30,
                                         ------------------------------------
                                         2000    1999    1998   1997    1996
                                         -----  ------  ------  -----  ------
Selected Financial Ratios and Other
 Data:
Performance Ratios:(1)
Return on average assets................  0.83%   0.30%   0.70%  0.42%   0.82%
Return on average equity................  4.80    1.86    7.00   4.39    8.52
Net interest rate spread(2).............  2.39    2.67    2.55   2.52    2.48
Net interest margin(3)..................  3.25    3.42    3.00   2.97    2.94
Total noninterest expense to average
 assets.................................  1.94    3.03    1.77   2.23    1.81
Efficiency ratio(4)..................... 56.03   84.72   55.40  74.70   57.91
Dividend Payout Ratio(5)................ 44.00     N/A     N/A    N/A     N/A
Capital Ratios:
Equity to Total Assets at end of
 Period................................. 14.07   21.15    9.74   9.79    9.33
Average Equity to Average Assets........ 17.34   16.21    9.94   9.51    9.61
Tangible capital(6).....................  8.75%  14.08%   9.52%  9.80%   9.79%
Core capital(6).........................  8.75   14.08    9.52   9.80    9.79
Total risk-based capital(6)............. 15.27   30.12   21.84  23.85   25.64
Asset Quality Data and Ratios:
Nonperforming assets as a percent of
 total assets(7)........................  0.71%   0.24%   0.35%  0.45%   0.22%
Allowance for loan losses as a percent
 of loans(8)............................  0.86    0.79    0.85   0.60    0.49
Allowance for loan losses as a percent
 of nonperforming loans(7).............. 93.67  230.23  141.25  69.48  111.81

--------
(1) The performance ratios include the $8.0 million contribution to the Foundation in the year ended June 30, 1999, and the $2.5 million charge to recapitalize SAIF in the year ended June 30, 1997.
(2) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets.
(4) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.
(5) Cash dividends per share divided by earnings per share
(6) Regulatory capital ratios of the First Federal.
(7) Nonperforming assets consist of nonperforming loans, repossessed autos and other real estate owned.
(8) Loans represent loans receivable, net, excluding the allowance for loan losses.

                                 FFY FINANCIAL

                  Selected Historical Financial And Other Data

   The selected historical financial data of FFY Financial is derived from the audited consolidated financial statements and related notes of FFY Financial for each of the years in the five-year period ended June 30, 2000. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

                                              At June 30,
                              ------------------------------------------------
                                2000      1999      1998      1997      1996
                              --------  --------  --------  --------  --------
                                             (In thousands)
Selected Consolidated
 Financial Condition Data:
Total assets................  $674,475  $675,691  $651,746  $599,249  $575,602
Loans receivable, net.......   484,517   453,839   482,463   460,712   438,790
Loans available for sale....       171       442       --        --        --
Allowance for loan losses...     2,659     2,645     2,740     2,962     3,439
Non-performing assets.......     3,392     2,356     3,324     3,993     4,673
Securities available for
 sale.......................   158,136   190,326   140,793   112,036   109,836
Deposits....................   446,049   457,343   444,017   450,224   456,541
Short-term repurchase
 agreements(1)..............     6,938     6,618    13,088     7,307     6,640
Long-term repurchase
 agreements(1)..............    51,300    51,300    51,300    25,000       --
Short-term borrowed funds...    17,500    22,800    33,985    27,455     1,200
Long-term borrowed funds....    79,280    60,000       --        --        --
Stockholders' equity........    65,195    70,117    84,216    82,174   101,921
                                          Years ended June 30,
                              ------------------------------------------------
                                2000      1999      1998      1997      1996
                              --------  --------  --------  --------  --------
                                 (In thousands, except per share data)
Selected Consolidated
 Operations Data:
Total interest income.......  $ 49,796  $ 49,084  $ 48,006  $ 45,925  $ 43,716
Total interest expense......    28,123    26,515    25,559    23,823    22,133
                              --------  --------  --------  --------  --------
Net interest income.........    21,673    22,569    22,447    22,102    21,583
Provision for loan losses...       476       494       565       688       325
                              --------  --------  --------  --------  --------
Net interest income after
 provision for loan losses..    21,197    22,075    21,882    21,414    21,258
Service charges.............     1,106       897       700       563       522
Gain (loss) on sale of
 securities.................        46       203       247      (320)       30
Gain on sale of loans.......       234       720       134       --        --
Other non-interest income...       639       730       684       375       548
Total non-interest expense..   (12,835)  (12,495)  (11,771)  (14,288)  (11,991)
                              --------  --------  --------  --------  --------
Income before income taxes
 and minority interest......    10,387    12,130    11,876     7,744    10,367
Income tax expense..........     3,048     4,083     4,147     2,420     3,465
Minority interest in loss of
 consolidated subsidiaries..       (21)      (93)      --        --        --
                              --------  --------  --------  --------  --------
Net income..................  $  7,360  $  8,140  $  7,729  $  5,324  $  6,902
                              ========  ========  ========  ========  ========
Basic earnings per
 share(2)...................  $   1.15  $   1.15  $   1.03  $   0.62  $   0.71
                              ========  ========  ========  ========  ========
Diluted earnings per
 share(2)...................  $   1.12  $   1.11  $   0.99  $   0.60  $   0.68
                              ========  ========  ========  ========  ========
Cash dividends declared per
 share(2)...................  $   0.50  $   0.45  $   0.40  $   0.35  $   0.30
                              ========  ========  ========  ========  ========

--------
(1) Securities sold under agreements to repurchase.
(2) Per share figures were restated for years prior to 1999 to reflect a 100% stock dividend, effected in the form of a two-for-one stock split, declared on January 19, 1999.

                                          At or for the Years Ended June
                                                        30,
                                         -------------------------------------
                                          2000    1999    1998   1997    1996
                                         ------  ------  ------  -----  ------
Selected Financial Ratios and Other
 Data:
Performance Ratios:
  Return on average assets(1)...........   1.10%   1.23%   1.25%  0.90%   1.20%
  Return on average equity(2)...........  11.28   10.26    9.28   5.73    6.58
Interest rate spread information:
  Average during the period(3)..........   2.97    3.08    3.19   3.16    3.04
  End of period(3)......................   2.66    2.99    2.94   3.06    2.95
Net interest margin(3)(4)...............   3.46    3.62    3.81   3.89    3.89
Operating expense to average assets.....   1.92    1.88    1.90   2.42    2.09
Efficiency ratio(5).....................  54.02   49.84   49.08  62.01   52.93
Dividend payout ratio(6)................  44.64   40.54   40.40  58.82   43.80
Quality Ratios:
  Non-performing assets to total
   assets...............................   0.50%   0.35%   0.51%  0.67%   0.81%
  Allowance for loan losses to non-
   performing assets....................  78.39  112.27   82.43  74.18   73.59
  Allowance for loan losses to gross
   loans outstanding....................   0.54    0.58    0.56   0.64    0.77
Capital Ratios:
  Equity to total assets at end of
   period...............................   9.67%  10.38%  12.92% 13.71%  17.71%
  Average equity to average assets......   9.76%  11.96   13.47  15.71   18.29
  Book value per share(7)............... $ 9.70  $ 9.85  $10.50  $9.91  $10.03
  Tangible book value per share(7)...... $ 9.56  $ 9.81  $10.49  $9.91  $10.03
  Change in book value per share due to
   SFAS No. 115......................... $(0.95) $(0.40) $ 0.10  $0.01  $(0.09)
  Ratio of average interest-earning
   assets to average interest-bearing
   liabilities..........................  1.10x   1.13x   1.15x  1.17x   1.21x

--------
(1) Ratio of net income to average total assets.
(2) Ratio of net income to average equity.
(3) Ratio is presented on a fully taxable equivalent basis using the FFY Financial's federal statutory tax rate of 34%.
(4) Net interest income divided by average interest earning assets--calculated without consideration of the unrealized gain (loss) on securities available for sale.
(5) Ratio is calculated without consideration on goodwill amortization and gain
    (loss) on sale of securities.
(6) Cash dividends per share divided by diluted earnings per share.
(7) Per share figures were restated for years prior to 1999 to reflect a 100% stock dividend declared on January 19, 1999.

                                  FIRST PLACE

                   Selected Unaudited Pro Forma Consolidated
                             Financial Information

   The selected unaudited pro forma consolidated financial data of First Place, after the merger, have been derived from the unaudited pro forma consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

                                                            At June 30, 2000
                                                         ----------------------
                                                             (In thousands)
Pro Forma Consolidated Balance Sheet:
Total assets............................................       $1,730,779
Loans Receivable........................................       $1,184,213
Deposits................................................       $1,033,580
Federal Home Loan Bank Advances.........................       $  324,034
Repurchase agreements...................................       $  132,718
Total stockholders' equity..............................       $  217,024
                                                           For the Year Ended
                                                             June 30, 2000
                                                         ----------------------
                                                             (In thousands,
                                                         except per share data)
Pro Forma Consolidated Statement of Income
Net interest income after provision for loan losses.....       $   45,227
Net income..............................................       $   16,461
Earnings per common share:
  Basic.................................................             1.05
  Diluted...............................................             1.03
Cash dividends declared per common share................       $     0.30

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

   We have summarized below the per share information of First Place and FFY Financial as separate corporations and on a pro forma consolidated and pro forma equivalent basis. You can use this table to understand how the merger would have affected First Place's earnings, dividends and book value, all on a per share basis, if the merger had taken effect on the first day of the period described below. We have derived the unaudited pro forma consolidated per share information from the unaudited pro forma consolidated financial statements presented elsewhere in this joint proxy statement/prospectus. The first item listed in each category gives you historical information relating to First Place and the second item gives you historical information about FFY Financial. The information set forth below is only a summary and you should read it in conjunction with the historical financial statements and related notes of First Place and FFY Financial presented elsewhere in this joint proxy statement/prospectus.

                                                                   At or For the
                                                                    Year Ended
                                                                   June 30, 2000
                                                                   -------------
Net Income per Share Basic(1):
  First Place Financial Corp......................................    $ 0.75
  FFY Financial Corp..............................................      1.15
  First Place Financial Corp. Pro Forma...........................      1.05
  FFY Financial Corp. Pro Forma Equivalent........................      1.13
Net Income per Share Fully Diluted(1):
  First Place Financial Corp......................................    $ 0.75
  FFY Financial Corp..............................................      1.12
  First Place Financial Corp. Pro Forma...........................      1.03
  FFY Financial Corp. Pro Forma Equivalent........................      1.11
Cash Dividends Declared Per Share(2):
  First Place Financial Corp......................................    $ 0.32
  FFY Financial Corp..............................................      0.50
  First Place Financial Corp. Pro Forma...........................      0.33
  FFY Financial Corp. Pro Forma Equivalent........................      0.50
Book Value per Share at Period End(3):
 Stated:
  First Place Financial Corp......................................    $13.84
  FFY Financial Corp..............................................      9.70
  First Place Financial Corp. Pro Forma...........................     12.12
  FFY Financial Corp. Pro Forma Equivalent........................     13.02
 Tangible:
  First Place Financial Corp......................................    $12.61
  FFY Financial Corp..............................................      9.56
  First Place Financial Corp. Pro Forma...........................     10.92
  FFY Financial Corp. Pro Forma Equivalent........................     11.74

--------
(1) The pro forma earnings per share of First Place common stock is based on the pro forma net income of First Place and FFY Financial for the year ended June 30, 2000 divided by the average pro forma basic and diluted common shares of the combined entities. FFY Financial pro forma equivalent earnings per share represent such amounts multiplied by the exchange ratio of 1.075.
(2) First Place pro forma cash dividends per share reflect an agreement by First Place and FFY Financial that, subject to any legal restrictions, the board of First Place after the merger will declare a cash dividend of no less than $.125 per share for the first quarter immediately following completion of the merger. First Place pro forma cash dividends per share shown above reflect the annualized agreed upon dividend. FFY Financial pro forma equivalent cash dividends per share represent such amount multiplied by the exchange ratio of 1.075.
(3) First Place pro forma stated and tangible book value per share amounts are based on the pro forma stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity based on the exchange ratio of 1.075. The FFY Financial pro forma equivalent stated and tangible book value per share represent such amounts multiplied by the exchange ratio of 1.075.

                                  RISK FACTORS

   In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Fluctuations in market prices may cause the value of the shares of First Place common stock that you receive to be less than the value of your shares of FFY Financial common stock

   Upon completion of the merger, all shares of FFY Financial common stock will be converted into shares of First Place common stock. The ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of either FFY Financial common stock or First Place common stock. Any change in the price of First Place common stock will affect the value FFY Financial stockholders will receive in the merger. The value of the shares of First Place common stock received by FFY Financial stockholders in the merger may go up or down as the market price of First Place common stock goes up or down. Stock price changes may result from a variety of factors that are beyond the control of First Place and FFY Financial, including changes in their businesses, operations and prospects, regulatory considerations and general market and economic conditions. Neither party is permitted to "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market price of either party's common stock.

   The prices of First Place common stock and FFY Financial common stock at the closing of the merger may vary from their respective prices on the date of this joint proxy statement/prospectus and on the dates of the annual meetings. Because the date the merger is completed will be later than the dates of the annual meetings, the prices of First Place common stock and FFY Financial common stock on the dates of the annual meetings may not be indicative of their respective prices on the date the merger is completed.

First Place may fail to realize the anticipated benefits of the merger

   First Place and FFY Financial may not be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of First Place and FFY Financial, as the case may be, each of the First Place and the FFY Financial board of directors considered that enhanced earnings may result from the consummation of the merger, including from cross-marketing opportunities. However, there can be no assurance that any enhanced earnings will result from the merger.

Directors of First Place and FFY Financial have potential conflicts of interest in recommending that you vote in favor of adoption of the merger agreement

   Directors of First Place and FFY Financial who recommended that you vote in favor of the adoption of the merger agreement have employment agreements or other benefit arrangements that provide them with interests in the merger that differ from yours. Following completion of the merger, Steven R. Lewis, Chief Executive Officer and President of First Place, will continue after the merger to serve as First Place's Chief Executive Officer and President and Jeffrey L. Francis, Chief Executive Officer and President of FFY Financial will serve as Executive Vice President and Chief Operating Officer of First Place.

   The receipt of compensation or other benefits in the merger, including the vesting of stock options and restricted stock, or the continuation of indemnification arrangements for current directors of First Place and FFY Financial following completion of the merger, may influence these directors in making their recommendation that you vote in favor of the adoption of the merger agreement.

                           FORWARD-LOOKING STATEMENTS

   This joint proxy statement/prospectus, or any other written or oral statements made by, or on behalf of, First Place and FFY Financial may include forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) with respect to the financial condition, results of operations and business of First Place and FFY Financial as well as certain information relating to the proposed merger, including, without limitation, (1) statements relating to the cost savings and estimated accretion to reported earnings estimated to result from the proposed merger, (2) statements relating to revenues estimated to result from the proposed merger, (3) statements relating to integration costs estimated to be incurred in connection with the proposed merger, and (4) statements preceded by, followed by or that include "plans", "believes", "expects", "anticipates", "estimates" or similar words or expressions.

   These forward-looking statements involve both known and unknown risks and uncertainties. Actual results or performance may differ materially from those contemplated by these forward-looking statements due to the following factors and events, among others, that might occur (the order of which does not necessarily reflect significance):

  . costs or difficulties related to the integration of the business of First Place and FFY Financial or other acquired businesses prove to be greater than expected;

  . dependence on key personnel to manage the integration of the two companies;

  . difficulties related to the integration of First Place's and FFY Financial's management teams;

  . fluctuations in the economy, especially in the market areas of First Place and FFY Financial;

  .  changes in the interest rate environment;

  . First Place's and FFY Financial's ability to realize anticipated cost savings relating to the merger;

  . First Place's and FFY Financial's success in combining their operations and cultures;

  . the continued growth of the markets in which First Place and FFY Financial operate; and

  . the enactment of legislation or administrative regulations impacting First Place and FFY Financial.

   Because these forward-looking statements are subject to both known and unknown risks and uncertainties, actual results or performance may differ materially from those expressed or implied by these forward-looking statements. Stockholders of First Place and FFY Financial are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

   All subsequent written and oral forward-looking statements attributable to First Place or FFY Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither First Place nor FFY Financial undertakes any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                              THE ANNUAL MEETINGS

Joint Proxy Statement/Prospectus

   This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by each of First Place's and FFY Financial's board of directors in connection with the proposed merger.

Date, Time and Place

   The annual meetings are scheduled to be held as follows:

   For First Place stockholders:           For FFY Financial stockholders:


   November 16, 2000                       November 15, 2000
   10:00 a.m., local time                  2:00 p.m., local time
   The Avalon Inn                          The Holiday Inn
   9519 East Market Street                 7410 South Avenue
   Warren, Ohio                            Youngstown, Ohio

Purpose of the Annual Meetings

   At each meeting, stockholders will be asked to vote upon:

  .  a proposal to adopt the merger agreement;

  .  election of directors;

  .  ratification of auditors; and

  .  other matters properly brought before the annual meeting.

   Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement. If the stockholders of First Place and FFY Financial adopt the merger agreement, upon completion of the merger, each outstanding share of FFY Financial common stock will be converted into 1.075 shares of First Place common stock.

   First Place. Additional information with respect to the election of directors and the ratification of the selection of independent auditors is set forth in the section entitled "Election of First Place Directors; Ratification of First Place Independent Auditors" which is included in the joint proxy statement/prospectus to be delivered to First Place stockholders.

   FFY Financial. Additional information with respect to the election of directors and the ratification of the selection of independent auditors is set forth in the section entitled "Election of FFY Financial Directors; Ratification of FFY Financial Independent Auditors" which is included in the joint proxy statement/prospectus to be delivered to FFY Financial stockholders.

Stockholder Record Date for the Annual Meetings

   First Place. The First Place board has fixed the close of business on September 20, 2000 as the record date for determining which stockholders are entitled to notice of and to vote at the First Place meeting. Only holders of record of First Place common stock at the close of business on the record date
will be entitled to notice and to vote. As of the record date, there were [   ]
shares of First Place common stock outstanding held by approximately [   ]
holders of record.

   FFY Financial. The FFY Financial board has fixed the close of business on September 29, 2000 as the record date for determining which stockholders are entitled to notice of and to vote at the FFY Financial meeting. Only holders of record of FFY Financial common stock at the close of business on the record date will be entitled to notice and to vote. As of the
record date, there were [   ] shares of FFY Financial common stock outstanding
held by approximately [   ] holders of record.

Proxies; Voting and Revocation

   Other than by attending the annual meeting and voting in person, there are two ways registered stockholders may vote their shares by proxy:

  . By mail; or

  . By facsimile or similar reliable transmission.

   To vote by mail, simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided. You may vote by delivering your proxy card by facsimile or other reliable reproduction of the proxy card, provided that the facsimile or other reliable reproduction of the proxy card is a complete reproduction of the entire original writing or transmission. You may submit your proxy card by facsimile or other reliable reproduction 24 hours a day, 7 days a week at (908) 497-2310 if you are a First Place stockholder, or
(800) 837-2755 if your are a FFY Financial stockholder. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

   Whether or not you plan to attend the annual meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Properly executed proxies that are received by the proxy committee before adjournment of the annual meeting will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by the proxy committee as recommended by the board of directors. If a properly executed proxy card or voting instruction is returned and the stockholder has abstained from voting on the adoption of the merger agreement, the First Place common stock or FFY Financial common stock represented by the proxy or voting instruction will be considered present at the annual meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker or bank will vote your shares only if you provide instructions on how to vote following the information provided to you by your broker. If you hold shares through a benefit plan, your shares may be voted even if you do not instruct the trustee how to vote, as explained in your voting instruction card.

   Because adoption of the merger agreement requires the affirmative vote of at least a majority of the shares of common stock outstanding and entitled to vote on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

   The First Place annual meeting or the FFY Financial annual meeting may be adjourned or postponed, including by their respective chairmen, in order to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any proposal to adjourn or postpone the annual meeting that is submitted to the stockholders for a vote.

   You may revoke your proxy at any time before it is voted by:

  . written notice delivered to the corporate secretary of First Place at 185
    East Market Street, Warren, Ohio 44482 if you are a First Place stockholder, or the corporate secretary of FFY Financial at 724 Boardman--Poland Road, Youngstown, Ohio 44512 if your are a FFY Financial stockholder;

  . by submission of a proxy bearing a later date; or

  . by casting a ballot at the annual meeting.

Solicitation of Proxies

   First Place and FFY Financial will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. First Place has retained Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy materials and solicitation of votes for a fee of $4,000, plus reimbursement of reasonable out-of-pocket expenses. FFY Financial also has retained Georgeson to assist in the distribution of proxy materials and solicitation of votes for a fee of $4,000, plus reimbursement of reasonable out-of-pocket expenses. In addition to soliciting proxies by mail, directors, officers and employees of First Place and FFY Financial may also solicit proxies personally, by telephone or by other appropriate means. Further, First Place, FFY Financial and their respective proxy solicitors will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

Vote Required for Adoption of the Merger Agreement

   First Place. A majority of the outstanding shares of First Place common stock must be represented, either in person or by proxy, to constitute a quorum at the First Place annual meeting. The affirmative vote of the holders of a majority of the shares of First Place's common stock outstanding and entitled to vote as of the record date is required to adopt the merger agreement. At the First Place annual meeting, each share of First Place common stock is entitled to one vote on all matters properly submitted to the First Place stockholders. First Place's certificate of incorporation provides that holders of common stock who own or may be considered to own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit. The limit includes shares which people have the right to acquire through any agreement or the exercise of any rights, warrants or options.

   As of the record date, First Place directors and executive officers, and their affiliates, owned approximately [ ]% of the outstanding shares of First Place common stock. The First Place directors and executive officers have entered into voting agreements with FFY Financial and have agreed to vote all their shares of First Place common stock in favor of the adoption of the merger agreement.

   FFY Financial. One-third of the outstanding shares of FFY Financial common stock must be represented, either in person or by proxy, to constitute a quorum at the FFY Financial annual meeting. The affirmative vote of the holders of a majority of the shares of FFY Financial's common stock outstanding and entitled to vote as of the record date is required to adopt the merger agreement. At the FFY Financial annual meeting, each share of FFY Financial common stock is entitled to one vote on all matters properly submitted to the FFY Financial stockholders. FFY Financial's certificate of incorporation provides that holders of common stock who own or may be considered to own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit. The limit includes shares which people have the right to acquire through any agreement or the exercise of any rights, warrants or options.

   As of the record date, FFY Financial directors and executive officers, and their affiliates, owned approximately [ ]% of the outstanding shares of FFY Financial common stock. The FFY Financial directors and executive officers have entered into voting agreements with First Place and have agreed to vote all their shares of FFY Financial common stock in favor of the adoption of the merger agreement.

                                   THE MERGER

   This section of the joint proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement, the stock option agreements and the voting agreements. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement/prospectus and the other documents we refer to carefully for a more complete understanding of the merger.

Background of the Merger

   During 1998, FFY Financial approached First Federal proposing discussions that could possibly lead to a merger of equals between the two organizations, concurrent with the conversion of First Federal from a mutual savings institution to a stock organization. General discussions were held between Mr. Lewis, Chief Executive Officer of First Place and Mr. Francis, Chief Executive Officer of FFY Financial. Later, representatives of each board of directors met to discuss the issues relating to a possible combination. These 1998 discussions did not result in the parties reaching an agreement.

   On February 7, 2000, Mr. Francis suggested to Mr. Lewis that many of the issues which previously prohibited a combination may now be resolvable. On February 8, 2000, Mr. Francis and Mr. Lewis met with a representative of Sandler O'Neill, FFY Financial's financial advisor. During this discussion certain structural issues relating to a proposed combination were discussed.

   On February 14, 2000, Mr. Lewis met with the First Place board of directors to inform them about merger discussions that took place with Mr. Francis. Mr. Lewis was instructed to continue those discussions at a prudent pace in light of the pending acquisition of Ravenna Savings Bank. Subsequently, Mr. Lewis continued the analysis with representatives of Keefe, Bruyette & Woods, Inc. who are acting as First Place's financial advisor.

   On February 15, 2000, Mr. Francis met with the FFY Financial Merger and Acquisition Committee. At that time, the committee agreed that Mr. Francis should proceed with discussions. On March 20, 2000, Mr. Francis met again with the FFY Financial Merger and Acquisition committee. The committee was updated on areas of agreement as well as open issues between Mr. Lewis and Mr. Francis.

   On March 29, 2000, Mr. Patrick, FFY Financial board chairman, and Mr. Francis met with representatives of Sandler O'Neill in the Sandler O'Neill offices in New York. During this meeting, the financial analysis and governance considerations of the proposed combination were discussed.

   On April 10, 2000, the First Place board of directors met with Mr. Lewis and representatives of Keefe, Bruyette & Woods to properly consider all merger issues identified to date and to review the financial analysis of the transaction.

   On April 12, 2000, two outside directors of First Place and two outside directors of FFY Financial met, together with Messrs. Lewis and Francis to discuss various management and governance issues. The boards of directors of both organizations met again on May 9, 2000, to further discuss various governance issues.

   On April 17, 2000, Mr. Lewis and Mr. Francis met along with a representative of from Keefe, Bruyette & Woods, and Sandler O'Neill in order to perform pro forma analysis and to further discuss terms. Updates of discussions were then provided to the First Place board of directors on April 24, April 28, May 8 and May 18.

   On April 27, 2000, the board of FFY Financial met and considered the terms of the proposed transaction. After consultation with its executive officers, financial advisors and special counsel, the consensus of the FFY Financial board was to move ahead with the transaction. During the period from April 28 to May 22, 2000, the parties negotiated the terms of the merger agreement and completed their respective due diligence efforts.

   On May 16, 2000, the FFY Financial board authorized retaining Sandler O'Neill to act as FFY Financial's financial advisor in connection with the proposed merger of equals. Sandler O'Neill has provided general investment banking and merger and acquisition advisory services to FFY Financial since 1993. Sandler O'Neill made an independent analysis of the proposal. See "-- Opinion of FFY Financial's Financial Advisor" on page 26.

   On May 23, 2000, the board of FFY Financial met with its financial advisors and special counsel to review the financial and legal arrangements of the merger agreement. After careful consideration, the FFY Financial board authorized the execution of the merger agreement and recommendation to stockholders of the advisability of the merger. Following the conclusion of the board meeting, FFY Financial executed and delivered the merger agreement and the stock option agreement. Each director and executive officer of FFY Financial also agreed to execute a voting agreement obligating him or her to vote their shares for the adoption of the merger agreement.

   On May 23, 2000, the board of First Place met with its financial advisors and special counsel to review the financial and legal arrangements of the merger agreement. After careful consideration, the First Place board authorized the execution of the merger agreement and recommendation to stockholders of the advisability of the merger. Following the conclusion of the board meeting, First Place executed and delivered the merger agreement and the stock option agreement. Each director and executive officer of First Place also agreed to execute a voting agreement obligating him or her to vote their shares for the adoption of the merger agreement.

Reasons for the Merger

   General. The merger will create a strong Northeast Ohio banking franchise. First Place will become the fourth largest thrift institution in Ohio. We believe that our combined companies will be a complementary strategic fit of our businesses and will create a more effective competitor of other financial institutions in our Ohio market area. The merger will also permit each company to diversify beyond its current businesses and its current strengths by expanding the marketing of its products and services to the customers now served by the other, and will enable the combined company to continue to provide a broad array of innovative financial services and products to the customers and communities currently served by each.

   The boards of directors of First Place and FFY Financial believe the following are key specific reasons that the merger will be beneficial to First Place and FFY Financial and in the best interest of their respective stockholders:

  . creates the largest financial institution ever headquartered in the Mahoning Valley with assets of approximately $1.7 billion and approximately a $170.0 million market capitalization;

  . expands core market area and creates critical mass in Northeastern Ohio with a very strong local presence;

  . enhances ability to compete and widens product range through a broadened customer base with similar demographics;

  .  provides an additional platform for further growth;

  .  accretive to GAAP and cash earnings of both companies;

  .  maintains a strong capital position;

  .  purchase accounting provides flexibility to continue stock repurchases;

  . increases liquidity for the sale and purchase of the combined company's common stock;

  .  identified cost savings of approximately $4 million; and

  . revenue enhancements and/or deployment of excess capital/incremental cash is expected to further enhance financial benefits.

   First Place's Reasons for the Merger. In connection with its approval of the merger, the First Place board's determination that the merger is fair to and in the best interest of First Place's stockholders and its recommendation that stockholders adopt the merger agreement, the board of directors of First Place consulted with its legal advisors regarding the duties of the members of the board, as well as with members of management and its financial advisor. The First Place board also considered the following material information and factors in reaching its determination to approve the merger, to conclude that the merger is fair to and in the best interest of First Place's stockholders, and to recommend that stockholders adopt the merger agreement:

  .  the reasons described under "--Reasons for the Merger--General;"

  . the exchange ratio being used in the merger and the resulting continuing 59.6% ownership interest in First Place by First Place's stockholders and the history of the negotiations between First Place and FFY Financial;

  . presentations by senior members of First Place's management regarding the strategic advantage of combining with FFY Financial, operational aspects of the transaction, and the results of management's operational and legal due diligence review;

  . historical information concerning First Place's and FFY Financial's respective businesses, financial performance and condition, asset quality, operations, technology, management, competitive position, and stock performance;

  . First Place management's view as to the financial condition, results of operations and businesses of First Place and FFY Financial before and after giving effect to the merger based on management's due diligence and publicly available earnings estimates;

  . the strategic fit of First Place and FFY Financial, including the belief that the merger has the potential to enhance stockholder value through the numerous growth opportunities and synergies resulting from combining the two companies' complementary strengths and assets;

  . the merger consideration to be paid to FFY Financial's stockholders in relation to the market value, book value, earnings per share and dividend rates of FFY Financial common stock;

  .  industry and economic conditions;

  . the impact of the merger on the depositors, employees, customers and communities served by First Place and FFY Financial;

  . the opinion of Keefe, Bruyette & Woods as to the fairness of the merger consideration, from a financial point of view, to the holders of First Place common stock;

  .  the general structure of the transaction;

  .  the likelihood of receiving the required approvals in a timely manner;

  . the ability of the combined enterprise to compete in relevant banking markets;

  . the terms and conditions of the merger agreement, stock option agreements and voting agreements including the fact that the exchange ratio is fixed, the agreement of the directors and executive officers of each company to vote in favor of the merger, the limitations on the interim business operations of each of First Place and FFY Financial, the conditions to consummation of the merger, the circumstances under which the merger agreement could be terminated; the grant of reciprocal options to purchase shares of common stock by each company, as well as the advice of First Place's financial and legal advisors that these provisions were reasonable in the context of the transaction;

  . the corporate governance arrangements established for the transaction, including the board composition and designation of key senior management which are designed to promote the continuity of management from each company and smooth integration of the businesses;

  . the expected tax treatment of the merger for U.S. federal income tax purposes;

  . the accounting treatment of the transaction as a "purchase" transaction, including the goodwill that will be recorded on the financial statements of First Place; and

  . the interests of the officers and directors of First Place and FFY Financial in the merger, including the matters described under "-- Interests of Certain First Place Directors and Executive Officers in the Merger," and the impact of the merger on First Place's stockholders, customers and employees.

   The First Place board also considered the potential adverse consequences of other factors on the proposed merger, including:

  . the challenges of combining the businesses, assets and workforces of the two companies and the risks of not achieving the expected operating efficiencies or growth;

  . the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

  .  the risk that the merger will not be consummated.

   This discussion of the information and factors considered by the First Place board is not intended to be exhaustive, but includes the material factors considered. The First Place board did not assign particular weight or rank to the factors it considered in approving the merger. In considering the factors described above, individual members of the First Place board may have given different weight to various ones. The First Place board considered all the factors as a whole, and overall considered them to be favorable to and to support its determination.

   FFY Financial's Reasons for the Merger. The FFY Financial board of directors believes that the merger presents a unique opportunity to combine two strong companies to create a powerful franchise in Northeast Ohio with a commitment and the resources to significantly enhance stockholder value.

   In deciding to approve the merger agreement, the stock option agreement and the transactions contemplated by such agreements, the FFY Financial board considered the following material factors:

  . The FFY Financial board's familiarity with and review of FFY Financial's business, operations, earnings, prospects, financial condition, asset quality, and capital levels.

  . The FFY Financial board's review of the business, operations, prospects, earnings, financial condition, asset quality and capital levels of First Place on both an historical and a prospective basis. The FFY Financial board considered the results of the due diligence investigation conducted by FFY Financial's management and legal and financial advisors, including, among other things, assessments of First Place's credit policies, asset quality, interest rate risk and adequacy of loan loss reserves.

  . The opportunities for expense reductions, operating efficiencies and revenue enhancements in the combined entity, including the belief of both parties that the merger will be accretive to earnings per share within the first year, estimated to be 5% accretive to FFY Financial's earnings per share, and significantly enhance the combined company's future earnings per share growth rate.

  . The respective contributions of each party to the combined entity, including the 40% equity position that the FFY Financial stockholders would have in the combined entity.

  . The presentation of Sandler O'Neill, to the FFY Financial board and the opinion of Sandler O'Neill rendered on May 23, 2000, that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations on the analyses undertaken, the exchange ratio was fair, from a financial point of view, to the FFY Financial stockholders. For a discussion of the opinion of Sandler O'Neill, see "--Opinion of FFY Financial's Financial Advisor."

  . The complementary nature of the business, business strategies, cultures and products of FFY Financial and First Place, including the fact that FFY Financial's core deposits would enhance the combined organization's deposit mix.

  . The merger is expected to be tax-free for FFY Financial for federal income tax purposes as well as to FFY Financial shareholders (except for cash paid in lieu of fractional shares). See "--Material United States Federal Income Tax Consequences of the Merger."

  . The nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the merger. See "--Regulatory Approvals Needed to Complete the Merger." The FFY Financial board also considered the nature and scope of the conditions to the merger and the likelihood of these conditions being satisfied.

  . The existence of the reciprocal stock option agreements, which might discourage third parties from seeking to acquire FFY Financial by increasing the cost of such an acquisition and which might also preclude any third party from being able to effect a merger with FFY Financial that would qualify for "pooling-of-interests" accounting treatment.

  . The non-financial terms of the merger agreement, including that FFY
    Financial will have equal representation on the board of directors of First Place, that the current Chairman of FFY Financial will become the Chairman of First Place and that the President and Chief Executive Officer and Chief Financial Officer of FFY Financial will become the Chief Operating Officer and Chief Financial Officer of the combined company.

  . The current and prospective economic and competitive environment facing the financial services industry generally, and FFY Financial in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competition.

   The FFY Financial board has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, FFY Financial and its stockholders. In reaching its determination to approve and deem advisable the merger agreement, and to approve the stock option agreement and the transactions contemplated therein, the FFY Financial board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors.

Recommendation of First Place's Board of Directors

   The First Place board of directors believes that the merger is fair to and in the best interest of First Place's stockholders, and recommends the adoption of the merger agreement.

   In considering the recommendation of the First Place board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of First Place have interests in the merger that are different from, or are in addition to, the interests of First Place stockholders. Please see the section entitled "--Interests of Certain First Place Directors and Executive Officers in the Merger."

Opinion of First Place's Financial Advisor

   In May 2000, Keefe, Bruyette & Woods was retained by First Place to evaluate a potential strategic combination between First Place and FFY Financial. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of business and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The First Place board selected Keefe, Bruyette & Woods on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior work for and relationship with First Place.

   Pursuant to its engagement, Keefe, Bruyette & Woods was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to stockholders of First Place. Keefe, Bruyette &

Woods delivered its opinion to the First Place board that, as of May 23, 2000, the merger consideration is fair, from a financial point of view, to the stockholders of First Place. No limitations were imposed by the First Place board upon Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods has consented to the inclusion herein of the summary of its opinion to the First Place board and to the reference to the entire opinion attached hereto as Annex E.

   The full text of the opinion of Keefe, Bruyette & Woods, which is attached as Annex E to this joint proxy statement/prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, and should be read in its entirety. The summary of the opinion of Keefe, Bruyette & Woods set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the opinion.

   In rendering its opinion, Keefe, Bruyette & Woods:

  . reviewed the merger agreement;

  . reviewed First Place's Annual Reports, Proxy Statements and Form 10-K's since completing its initial public offering in December 1998 and the unaudited quarterly financial information for the quarter ended March 31, 2000 and FFY Financial's Annual Reports, Proxy Statements and Form 10-K's for each of the years ended June 30, 1997, 1998, and 1999 and the unaudited quarterly financial information for the quarter ended March 31, 2000 and certain other information considered relevant;

  . discussed with senior management and the boards of directors of First
    Place and its wholly owned subsidiary, First Federal Savings and Loan Association of Warren, the current position and prospective outlook for First Place to enhance future stockholder value;

  . discussed with senior management of FFY Financial their operations, financial performance and future plans and prospects;

  . considered historical quotations, levels of activity and prices of recorded transactions in First Place's and FFY Financial's common stock;

  . reviewed financial and stock market data of other thrifts in a comparable asset range to First Place and FFY Financial;

  . reviewed certain recent business combinations of strategic alliance transactions which Keefe, Bruyette & Woods deemed comparable in whole or in part; and

  . performed other analyses which Keefe, Bruyette & Woods considered appropriate.

   In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the financial information provided to it by First Place and FFY Financial. In its review, with the consent of the First Place board, Keefe, Bruyette & Woods did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities, and potential or contingent liabilities of First Place or FFY Financial.

   Keefe, Bruyette & Woods presented the following analyses.

   Pro Forma Analysis of Affiliation. Keefe, Bruyette & Woods analyzed certain pro forma effects resulting from the strategic alliance. This analysis, based upon historical annualized March 31, 2000 quarterly results and estimates for the next three-five years for First Place and FFY Financial based upon business plan assumptions provided by management of each institution, projected an earnings per share accretion of 11% by 2001 for First Place. This assumes cost savings of approximately $4 million (pre tax). The purpose of this analysis is to project the financial effects of the merger on the balance sheet and income statement of First Place, and the per share impact on the stock of First Place. The outcome of this analysis, both independently as well as in conjunction with other analyses, partially formulates the basis for Keefe, Bruyette & Woods's opinion.

   Contribution Analysis. Keefe, Bruyette & Woods reviewed the relative contributions to total assets, total loans, total deposits, total equity and net income to be made by First Place and FFY Financial to the combined company based on data for the quarter ended March 31, 2000. The analysis assumed the completion of the First Place acquisition of Ravenna Savings Bank as of March 31, 2000 and made certain other assumptions regarding the combined First Place--Ravenna Savings Bank--FFY Financial company. This analysis indicated that First Place would contribute 60.8% of the total assets, 59.3% of total loans, 57.0% of total deposits, 69.2% of total equity and 55.9% of net income. Based upon the exchange ratio of 1.075 First Place shares for each FFY Financial share outstanding, holders of First Place common stock would own 59.6% of the outstanding shares of the combined company.

   Regional Group Analysis. Keefe, Bruyette & Woods reviewed the financial performance of First Place based on various financial measures of asset size, earnings performance, tangible equity/assets, market pricing ratios, market capitalization, dividend-related ratios and deposit market share to all publicly-traded thrift institutions headquartered in Ohio (33 in the group). This analysis showed among other things, that as of March 31, 2000, First Place and the combined company compared as follows:

                                                                                  Price to
                                        Tangible                         Price to Tangible
                                        Equity/      Market     Price to   Book     Book   Dividend
                             Assets      Assets  Capitalization   EPS     Value    Value    Yield
                         -------------- -------- -------------- -------- -------- -------- --------
First Place............. $1,036 million  14.10%   $ 96 million    9.3x     60.0%    60.0%    3.10%
Combined Company........ $1,703 million  12.39%   $169 million      NA       NA       NA       NA
Median.................. $  151 million  11.92%   $ 17 million   12.7x     79.8%    79.9%    3.68%

   Analysis of Selected Merger of Equals Transactions. Keefe, Bruyette & Woods analyzed 19 merger of equals transactions which occurred between thrift institutions since 1995. Keefe, Bruyette & Woods reviewed the terms of the merger transactions with regard to the respective parties in each transaction and the pro forma effect of each transaction. The merger-of-equals transactions reviewed by Keefe, Bruyette & Woods included the following: Golden State Bancorp, Inc./First Nationwide Holdings, Dime Bancorp/Anchor Bancorp, Charter One Financial/FirstFed Michigan Corporation, Associated Banc-Corp/First Financial Corporation, Hudson Chartered Bancorp/Progressive Bank, Pinnacle Financial Services/Indiana Federal Corporation, Cohoes Bancorp, Inc./Hudson River Bancorp, Hinsdale Financial Corporation/Liberty Bancorp, Security Capital Bancorp/Omni Capital Group, Coal City Corporation/Avondale Financial Corp., Main Street Community Bancorp/Lexington Savings Bank, Fidelity Financial of Ohio/Glenway Financial Corp., FCB Financial Corp./OSB Financial Corp, TriState Bancorp/First Savings Bancorp, Mutual Bancorp of the Berkshires/Lenox Financial Services Corporation, North Country Savings Bank/Canton Federal Savings & Loan Association, Liberty National Bank/Key Florida Bancorp, Perpetual Federal Savings & Loan Association/Progressive Federal Savings Bank, Peoples Building Loan & Savings Company/Oakley Improved Building & Loan Company.

   No company or transaction used in any of the above analyses as a comparison is identical to First Place, FFY Financial or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not formulaic; rather, it involves complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

   Based on the above information Keefe, Bruyette & Woods concluded that the merger consideration was fair from a financial point of view relative to comparable transactions. Further, the fairness analysis considered:

  . the relative market performance of the thrift stocks in general, especially small cap stocks, over the past year;

  . the relative historical returns on equity of First Place and FFY
    Financial; and

  . the expected performance of each company given additional considerations such as the business plan, asset mix, net interest margin, net interest spread and asset quality.

   The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independently of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

   In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods and First Place. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

   Keefe, Bruyette & Woods will receive a fee equal to .50% of the total fair market value of the merger consideration for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of this joint proxy statement/prospectus, Keefe, Bruyette & Woods has received $50,000 of such fee, the remainder of the fee is due upon closing of the merger.

Recommendation of FFY Financial's Board of Directors

   The FFY Financial board of directors believes that the merger is fair to and in the best interest of FFY Financial's stockholders, and recommends the adoption of the merger agreement.

   In considering the recommendation of the FFY Financial board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of FFY Financial have interests in the merger that are different from, or are in addition to, the interests of FFY Financial stockholders. Please see the section entitled "--Interests of Certain FFY Financial Directors and Executive Officers in the Merger."

Opinion of FFY Financial's Financial Advisor

   In May, 2000, FFY Financial retained Sandler O'Neill as an independent financial advisor in connection with FFY Financial's consideration of a possible business combination with First Place. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

   Sandler O'Neill acted as financial advisor to FFY Financial in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of the FFY Financial board, representatives of Sandler O'Neill attended the May 23, 2000 meeting of the FFY Financial board at which the board considered and approved the merger agreement. At the meeting, Sandler O'Neill delivered to the FFY Financial board its oral opinion, subsequently confirmed in writing, that as of such date, the exchange ratio was fair to the FFY Financial stockholders from a financial point of view. The full text of the Sandler O'Neill opinion is attached as Annex F to this joint proxy statement/prospectus. The Sandler O'Neill opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The Sandler O'Neill opinion is incorporated by reference into this description of the opinion and this description is qualified in its entirety by reference to the Sandler O'Neill opinion. FFY Financial stockholders are urged to carefully read the Sandler O'Neill opinion in connection with their consideration of the proposed merger.

   The Sandler O'Neill opinion was directed to the FFY Financial board and was provided for its information in considering the merger. The Sandler O'Neill opinion is directed only to the fairness of the exchange ratio to FFY Financial stockholders from a financial point of view. It does not address the underlying business decision of FFY Financial to engage in the merger or any other aspect of the merger and is not a recommendation to any FFY Financial stockholder as to how such stockholder should vote at the annual meeting with respect to the merger or any other related matter.

   In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to FFY Financial or First Place and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of FFY Financial or First Place and the companies to which they are being compared.

   The earnings projections for FFY Financial and First Place relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon 2000 and 2001 internal projections of FFY Financial and First Place provided to Sandler O'Neill. For periods after 2001, Sandler O'Neill assumed an annual growth rate on earning assets of 3.00%. The 2000 and 2001 earnings projections furnished to Sandler O'Neill were prepared by the senior managements of FFY Financial and First Place for internal purposes only and not with a view towards public disclosure. Those projections, as well as the other earnings estimates relied upon by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

   In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FFY Financial, First Place and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the FFY Financial board. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses does not necessarily reflect the value of FFY Financial common stock or the prices at which FFY Financial common stock may be sold at any time.

   Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of First Place common stock on May 23, 2000 of $9.75 and an exchange ratio of 1.075, Sandler O'Neill calculated an implied transaction value per share of FFY Financial common stock of $10.48. The implied aggregate transaction value was approximately $71 million.

   Sandler O'Neill noted that the negotiated exchange ratio of 1.075 was designed to approximate a market for market exchange of common stock. Sandler O'Neill calculated the implied exchange ratio as of April 26, 2000 based upon the one day, ten day and 20 day average closing prices of FFY Financial common stock and First Place common stock as of that date. The table below sets forth the implied exchange ratios.

     FFY Financial               First Place
 -------------------------  -------------------------
                                                       Implied Exchange Ratio
  Average Stock Price       Financial Stock Price      -------------------------
 -------------------------  -------------------------
 1-Day    10-Day   20-Day   1-Day    10-Day   20-Day   1-Day    10-Day   20-Day
 -----    ------   ------   ------   ------   ------   ------   ------   ------
 $11.06   $10.99   $10.91   $10.38   $10.11   $10.11   1.0663   1.0865   1.0788

   Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of FFY Financial common stock and First Place common stock, and the relationship between the movements in the prices of FFY Financial common stock and First Place common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index, and the median performance of a composite group of publicly traded regional savings institutions selected by Sandler O'Neill. During the one year period ended May 23, 2000, FFY Financial common stock underperformed each of the indices to which it was compared. Since it's initial public offering date of January 4, 1999, the First Place common stock underperformed the S&P 500 index, and outperformed both the Nasdaq Bank and composite indices.

                                        Beginning Index Value Ending Index Value
                                            May 23, 1999         May 23, 2000
                                        --------------------- ------------------
FFY Financial..........................        100.00%               64.60%
Regional Composite Group...............        100.00                80.35
Nasdaq Bank Index......................        100.00                81.97
S&P 500 Index..........................        100.00               107.22

                                        Beginning Index Value Ending Index Value
                                           January 4, 1999       May 23, 2000
                                        --------------------- ------------------
First Place ...........................        100.00%               94.77%
Regional Composite Group...............        100.00                70.75
Nasdaq Bank Index......................        100.00                82.35
S&P 500 Index..........................        100.00               118.42

   Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for FFY Financial and First Place and two groups of financial institutions selected by Sandler O'Neill. The "Regional Group" consisted of FFY Financial and the following 11 publicly traded regional savings institutions:

   Camco Financial Corp.(1)                First Federal Financial Corp.(1)
   Home Federal Bancorp                    Hallmark Capital Corp.
   First Federal Bankshares, Inc.(1)       First Midwest Financial Inc. (1)
   HMN Financial Inc.(1)                   EFC Bancorp.(1)
   HF Financial Corp.(1)                   PVF Capital Corp.(1)
   Fidelity Bancorp, Inc.

   The "Highly Valued Group" consisted of the following 9 publicly traded savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 13.4% and a price-to-tangible book value of greater than 121%.

   Home Federal Bancorp                    Highland Bancorp Inc.(1)
   American Bank of Connecticut            Bancorp Connecticut Inc.
   MetroWest Bank                          Warren Bancorp Inc.
   Coastal Financial Corp.(1)              WVS Financial Corp
   Abington Bancorp Inc.(1)

(1) Last twelve months information is for the period ended December 31, 1999.

   The analysis compared publicly available financial information for FFY Financial and First Place as of and for the last twelve months ended March 31, 2000, and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1994 through 1998 and as of and for the twelve months ended December 31, 1999, or if available, March 31, 2000.

   The table below sets forth the comparative data as of and for the twelve months ended December 31, 1999, or if available, March 31, 2000.

                                                                        Highly
                                                      First   Regional  Valued
                                       FFY Financial  Place    Group    Group
                                       ------------- -------- -------- --------
Total assets..........................   $667,684    $804,850 $636,640 $696,250
Annual growth rate of total assets....      1.43%       8.15%    9.15%   11.72%
Tangible equity/ assets...............      9.74%      16.31%    7.55%    7.07%
Net loans/total assets................     71.66%      64.22%   76.53%   65.04%
Gross loans/total deposits............    108.61%     116.92%  111.62%  100.70%
Total borrowings/total assets.........     22.17%      26.93%   23.32%   28.09%
Non-performing assets/total assets....      0.48%       0.25%    0.28%    0.37%
Loan loss reserves/gross loans........      0.56%       0.72%    0.67%    1.42%
Net interest margin...................      3.41%       3.52%    3.24%    3.60%
Non-interest income/Average assets....      0.30%       0.29%    0.44%    0.49%
Non-interest expense/Average assets...      1.87%       1.76%    1.93%    2.19%
Efficiency ratio......................     51.64%      46.96%   57.03%   52.77%
Return on average assets..............      1.18%       1.28%    0.85%    1.26%
Return on average equity..............     11.71%       6.23%    9.49%   16.56%
Price/tangible book value per share...    115.48%      63.04%   86.34%  149.87%
Price/earnings per share..............      9.38x      10.40x    9.09x    9.13x
Dividend yield........................      4.29%       2.21%    3.43%    4.17%
Dividend payout ratio.................     40.25%      23.20%   40.25%   42.95%

   Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain other transactions involving publicly traded savings institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 13 transactions announced nationwide from January 1, 2000 to May 23, 2000 and 4 transactions announced from January 1, 2000 to May 23, 2000 in the Midwest Region. Sandler O'Neill also reviewed certain other transactions involving publicly traded commercial banks and savings institutions with transaction values greater than $15 million and less than $2 billion involving mergers of equals. Sandler O'Neill reviewed 12 transactions announced nationwide for commercial banks and 3 transactions announced nationwide for savings institutions from January 1, 1998 to May 23, 2000. Sandler O'Neill reviewed and computed high, low, mean and median multiples and premiums for the respective groups of transactions and reviewed them with the FFY Financial board.

   Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of FFY Financial through June 30, 2004 under various circumstances, assuming FFY Financial's current dividend payout ratio and that FFY Financial performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of FFY Financial common stock at June 30, 2004, Sandler O'Neill applied price/earnings multiples ranging from 6x to 18x and applied multiples of tangible book value ranging from 50% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FFY Financial common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of FFY Financial common stock of $6.34 to $19.15 when applying the price/earnings multiples and $5.65 to $19.66 when applying multiples of tangible book value.

                               Price/Earnings
                                  Multiples       Tangible Book Value Multiples
                             ------------------- -------------------------------
   Discount Rate              6x    13x    18x      50x      1.20x      2.00x
   -------------             ----- ------ ------ --------- ---------- ----------
   9%....................... $8.10 $14.54 $19.15 $    7.14 $    12.98 $    19.06
   12.......................  7.15  12.63  16.54      6.33      11.31      16.99
   15.......................  6.34  11.00  14.34      5.65       9.88      14.72

   Sandler O'Neill also performed a similar analysis which estimated the future stream of after-tax dividend flows of First Place through June 30, 2004 under various circumstances, assuming First Place performed in accordance with the earnings forecasts reviewed with its management. To approximate the terminal value of First Place common stock at June 30, 2004, Sandler O'Neill applied price to earnings multiples ranging from 6x to 19x and applied multiples of tangible book value ranging from 50% to 180%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Place common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of First Place common stock of between $5.39 and $17.08 when applying the price to earnings multiples and between $6.11 and $21.76 when applying multiples of tangible book value.

                                           Price/Earnings    Tangible Book Value
                                              Multiples           Multiples
                                         ------------------- -------------------
   Discount Rate                          6x    11x    19x   .50x  1.30x  1.80x
   -------------                         ----- ------ ------ ----- ------ ------
    9%.................................. $6.68 $10.68 $17.08 $7.61 $16.32 $21.76
   11...................................  6.21   9.87  15.73  7.06  15.03  20.01
   13...................................  5.78   9.13  14.50  6.56  13.86  18.42
   15...................................  5.39   8.46  13.38  6.11  12.79  16.97

In connection with its analysis, Sandler O'Neill considered and discussed with the FFY Financial board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

   Contribution Analysis. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total securities, total net loans, total deposits, total borrowings, total equity and net income to be made by FFY Financial and First Place to the combined institution based on data at and for the quarter ended March 31, 2000 for FFY Financial and for the quarter ended December 31, 1999 for First Place. The balance sheet information for First Place was adjusted to reflect the pro forma impact of the acquisition of Ravenna Savings Bank. This analysis indicated that FFY Financial's implied contribution was 39.8% of total assets, 37.3% of total securities, 41.8% of total net loans, 43.6% of total deposits, 34.9% of total borrowings, 31.2% of total equity, and 46.7% of the last nine months annualized net income. Based upon an exchange ratio of 1.075, holders of the FFY Financial Common stock would own approximately 40.4% of the fully diluted outstanding shares of the combined institution.

   Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon an exchange ratio of 1.075, FFY Financial's and First Place's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with the senior managements of FFY Financial and First Place. First Place results reflect the pro forma impact of the acquisition of Ravenna Savings Bank, completed May 12, 2000. For purposes of its analysis, Sandler O'Neill assumed a closing date of June 30, 2000 for a merger. As illustrated in the following table, this analysis indicated that the merger would be accretive to FFY Financial's projected earnings per share in the first full year following completion of the merger and accretive to FFY Financial's tangible book value per share at closing of the merger. The analysis indicated that the merger would be accretive to First Place's earnings per share and dilutive to tangible book value per share. The actual results achieved by First Place and FFY Financial may vary from projected results and the variations may be material.

                                      FFY Financial           First Place
                                  ---------------------  ---------------------
   Year ending June 30, 2001      Stand-alone Pro Forma  Stand-alone Pro Forma
   -------------------------      ----------- ---------  ----------- ---------
   Projected EPS.................    $1.32      $1.35(1)    $1.10      $1.26
   Projected tangible book
    value(2).....................     9.74      11.68(1)    12.25      10.87
   Projected tangible equity
    ratio(2).....................       NM         NM       13.58%     11.80%

--------
(1) First Place Pro Forma values multiplied by an exchange ratio of 1.075.
(2) Projected book values and equity ratios are at closing.

   In connection with rendering its opinion, Sandler O'Neill reviewed, among other things: (1) the Agreement and exhibits thereto; (2) the Stock Option Agreements, dated May 23, 2000, by and between FFY Financial and First Place;
(3) certain publicly available financial statements of FFY Financial and other historical financial information provided by FFY Financial that they deemed relevant; (4) certain publicly available financial statements of First Place and other historical financial information provided by First Place that they deemed relevant; (5) certain internal financial analyses and forecasts of FFY Financial prepared by and reviewed with management of FFY Financial and the views of senior management of FFY Financial, based on certain limited discussions with certain members of senior management, regarding FFY Financial's past and current business, financial condition, results of operations and future prospects; (6) certain internal financial analyses and forecasts of First Place prepared by and reviewed with management of First Place and the views of senior management of First Place, based on certain limited discussions with certain members of senior management, regarding First Place's past and current business, financial condition, results of operations and future prospects; (7) the pro forma impact of the Merger; (8) the publicly reported historical price and trading activity for FFY Financial's and First Place's common stock, including a comparison of certain financial and stock market information for FFY Financial and First Place with similar publicly available information for certain other companies the securities of which are publicly traded; (9) the financial terms of recent business combinations in the banking industry, to the extent publicly available; (10) the current market environment generally and the banking environment in particular; and (11) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

   In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of FFY Financial or First Place or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of FFY Financial or First Place, nor has it reviewed any individual credit files relating to FFY Financial or First Place. With FFY Financial's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both FFY Financial and First Place are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of FFY Financial or First Place. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of FFY Financial and First Place and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

   Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with FFY Financial's consent, that there has been no material change in FFY Financial's and First Place's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that FFY Financial and First Place will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase and will qualify as a tax-free reorganization for federal income tax purposes.

   FFY Financial has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. FFY Financial will pay Sandler O'Neill a transaction fee of approximately 1.00% of the total deal value, of which approximately $212,000 has been paid and the balance will be paid when the merger is closed. FFY Financial has also paid Sandler O'Neill a fee of $150,000 for rendering its fairness opinion, which shall be credited against any fee that will become due and payable upon closing of the Merger. FFY Financial has also agreed to reimburse Sandler O'Neill for its out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

   Sandler O'Neill has in the past provided certain other investment banking services to FFY Financial and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to FFY Financial and First Place and may actively trade the equity or debt securities of FFY Financial and First Place and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain First Place Directors and Executive Officers in the Merger

   In considering the recommendation of the board of directors of First Place to vote for the proposal to adopt the merger agreement, stockholders of First Place should be aware that members of First Place's management and the First Place board of directors may have interests in the merger that are in addition to, or different from the interests of First Place stockholders. The First Place board of directors was aware of these interests and considered them in approving the merger agreement.

   Board and Management Positions. Following the completion of the merger, First Place and First Federal will each increase their respective boards to 16 members, of which eight members will be appointed by First Place's board of directors. The directors appointed by First Place will receive the customary board fees and retainers. For additional information on the composition of the board of directors of First Place after the merger, see "--Amendment of the First Place Certificate of Incorporation" and "Board of Directors and Management of First Place following the Merger."

   The merger agreement also provides that, upon completion of the merger:

  . Paul A. Watson, Chairman of First Place, will serve as Vice Chairman of
    First Place and cannot be removed from this position for a period of three years from the date the merger is completed; and

  . Steven R. Lewis, President and Chief Executive Officer of First Place, will serve as President and Chief Executive Officer of First Place after the merger.

Interests of Certain FFY Financial Directors and Executive Officers in the
Merger

   In considering the recommendation of the board of directors of FFY Financial to vote for the proposal to adopt the merger agreement, stockholders of FFY Financial should be aware that members of FFY Financial's management and the FFY Financial board of directors may have interests in the merger that are in addition to, or different from the interests of FFY Financial stockholders. The FFY Financial board of directors was aware of these interests and considered them in approving the merger agreement.

   Board and Management Positions. Following the completion of the merger, First Place and First Federal will each increase their respective boards to 16 members of which eight members will be appointed by FFY Financial's board of directors. The directors appointed by FFY Financial will receive the customary board fees and retainers. For additional information on the composition of the board of directors of First Place after the merger, see "--Amendment of the First Place Certificate of Incorporation" and "Board of Directors and Management of First Place following the Merger."

   The merger agreement also provides that, upon completion of the merger:

  . W. Terry Patrick, Chairman of FFY Financial, will serve as Chairman of
    First Place and cannot be removed from this position for a period of three years from the date the merger is completed;

  . Jeffrey L. Francis, President and Chief Executive Officer of FFY
    Financial, will serve as Chief Operating Officer and Executive Vice President of First Place; and

  . Therese Ann Liutkus, Chief Financial Officer of FFY Financial, will serve as Chief Financial Officer of First Place.

   Existing Severance and Employment Agreements. As a consequence of the proposed change in control of FFY Financial contemplated by the merger agreement, Mr. Jeffrey L. Francis is entitled to receive certain payments and benefits from FFY Financial in connection with the merger as a result of an Amended and Restated Employment Agreement between Mr. Francis and FFY Financial dated March 21, 2000 and an Incentive Stock Option Agreement between Mr. Francis and FFY Financial dated May 23, 2000. The payments and benefits which Mr. Francis is entitled to receive in connection with his employment agreement and incentive stock option agreement as a result of the merger in the event his employment is terminated six months prior to the completion of the merger or within 24 months after the completion of the merger are as follows:

  . a monthly liquidated damages payment equal to $17,917 per month for the lesser of three years following the termination date or the remaining term of the employment agreement;

  . continuation of certain employee benefits for the lesser of three years following the termination date or the remaining term of the employment agreement;

  . a change in control payment of $778,380, which is equal to 299% of Mr.
    Francis' base amount of his compensation as determined under Section 280(G) of the Internal Revenue Code, as amended, less the value of payments that are deemed "parachute payments" under Section 280(G); and

  . acceleration of all unvested stock options.

   Mr. Francis has signed a waiver and release, waiving his right to receive payments and benefits under his employment agreement with FFY Financial, unless Mr. Francis's employment is involuntarily terminated within 12 months of the completion of the merger.

   Mr. Randy L. Shaffer also has an employment agreement with FFY Bank dated May 11, 1993. As a result of the change in control contemplated in the merger agreement, Mr. Shaffer may be entitled to certain payments in connection with the merger if his employment is involuntary terminated upon completion of the merger or within twelve months after the merger. In the event of an involuntary termination, Mr. Shaffer would be entitled to a change in control payment equal to $598,288, which is equal to 299% of Mr. Shaffer's base compensation as determined under Section 280(G) of the Internal Revenue Code, as amended, less the value of payments that are deemed "parachute payments" under Section 280(G).

   The other four executive officers of FFY Financial and FFY Bank have identical change in control severance agreements with FFY Bank. In the event of a change in control, such as the merger, the executive officer becomes entitled to receive the following severance payments and benefits in the event that such executive officer's employment is terminated within 24 months following a change in control:

  . payment of salary through the date of termination of employment; and

  . payment of 100% of the executive's base annual salary in effect prior to the date that the notice of termination is given, excluding any bonus, less the aggregate present value of payments or benefits arising under any employee benefit plans or agreements which constitute excess "parachute payments" under Section 280(G) of the Internal Revenue Code, as amended.

   Grant of FFY Financial Restricted Stock and Stock Options. FFY Financial granted to Mr. Francis 25,000 shares of restricted FFY Financial common stock through the FFY Financial Recognition and Retention Plan on May 23, 2000. The value of Mr. Francis' restricted stock on the date of grant was $256,250. FFY Financial also granted Mr. Shaffer and Mr. Carr each 5,000 shares of restricted stock through the Recognition and Retention Plan on May 23, 2000. The value of each of Mr. Shaffer's and Mr. Carr's shares on the date of grant was $51,250. All of the shares of restricted stock granted to Mr. Francis, Mr. Shaffer and Mr. Carr will vest upon completion of the merger.

   Mr. Francis was granted 50,000 stock options through the FFY Financial Stock Option Plan on May 23, 2000 at an exercise price of $10.25 per share. The stock options granted to Mr. Francis will vest in five equal annual installments beginning on March 23, 2001 and expire ten years from the date of grant or May 23, 2010.

   Indemnification and Insurance. First Place has agreed to indemnify, defend and hold harmless those directors, officers and employees of FFY Financial or any of its subsidiaries who held such positions prior to the completion of the merger against all expenses, judgments, fines, losses, claims, damages or liabilities arising from acts or omissions occurring at or before the effective date, to the fullest extent permitted by Delaware law and to the extent of FFY Financial's obligations under its certificate of incorporation as in effect as of the date of the merger agreement.

   First Place has also agreed that, for a period of three years from the effective date of the merger, it will use its reasonable best efforts to provide directors' and officers' insurance for the present and former officers and directors of FFY Financial with respect to claims arising from facts or events occurring prior to the effective date. The insurance provided by First Place must contain at least the same coverage and amounts with terms and conditions no less advantageous than FFY Financial's current policy; provided, however, that First Place is not required to expend more than 150% percent of the current amount expended by FFY Financial to maintain or obtain that insurance coverage in 2000. If First Place cannot maintain or obtain the required insurance coverage within the 150% percent limit, it is required to use its reasonable best efforts to obtain as much comparable insurance as is available for that amount. Finally, if First Place merges into or consolidates with any other entity or sells substantially all its assets to another entity, First Place must cause its successors or assigns to assume these obligations.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by the stockholders of First Place and FFY Financial, and the receipt of the necessary regulatory approvals. The merger will become effective upon the filing of the certificate of merger with the Delaware Secretary of State's Office.

   We are working toward completing the merger as quickly as possible. We expect to complete the merger during the last quarter of calendar 2000.

Structure of the Merger and Conversion of FFY Financial Common Stock

   Structure. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon completion of the merger FFY Financial will merge with and into First Place. First Place will be the surviving corporation in the merger, and will continue its corporate existence under Delaware law under the name First Place Financial Corp. At such time, the separate corporate existence of FFY Financial will terminate.

   In connection with the merger, First Federal and FFY Bank have entered into a plan of merger pursuant to which FFY Bank will merge with and into First Federal, with First Federal being the surviving institution. First Federal will change its name to First Place Bank. The plan of merger may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the merger agreement is terminated.

   Conversion of FFY Financial Common Stock. Upon completion of the merger, each share of FFY Financial common stock will be converted into the right to receive 1.075 shares of First Place common stock. However, certain shares will not be so converted. These shares include:

  .shares held by FFY Financial as treasury stock and any shares held by its subsidiaries;

  .shares held by First Place or any of its subsidiaries; and

  .shares held by First Place or FFY Financial in respect of a debt previously contracted.

   The number of shares of First Place common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to the First Place common stock or FFY Financial common stock effected between the date of the merger agreement and the date of completion of the merger.

   The market price of First Place common stock will always fluctuate. Because the number of shares of First Place common stock to be received by FFY Financial's stockholders in the merger is fixed, subject to possible increase described above, and because the market price of the First Place common stock will fluctuate, the value of the shares of First Place common stock that FFY Financial stockholders would receive in the merger may increase or decrease prior to and after the merger. For further information concerning the market prices of First Place common stock and FFY Financial common stock, see "Market Prices and Dividend Information." No assurance can be given as to what the market price of First Place common stock will be before or after the completion of the merger.

   No fractional shares of First Place common stock will be issued in connection with the merger. Instead, First Place will make a cash payment to each FFY Financial stockholder who would otherwise receive fractional shares. The cash payment will equal the product of (1) the fractional portion which a FFY Financial stockholder would otherwise receive and (2) the average of the daily closing sales price of a share of First Place common stock for the ten consecutive trading days ending on the fifth trading day prior to the completion of the merger.

Treatment of FFY Financial Stock Options and Other Equity Based Awards

   Each outstanding and unexercised option to purchase shares of FFY Financial common stock will be converted into an option to purchase shares of First Place common stock. The number of shares of First Place common stock subject to converted options will be equal to the product of the number of shares of FFY Financial common stock subject to FFY Financial options and the exchange ratio. The exercise price per share of the new First Place options will equal the exercise price per share of the FFY Financial stock option, divided by the exchange ratio. Upon completion of the merger, 209,148 FFY Financial stock options will vest and become exercisable upon the date the merger is completed.

   Each outstanding share of restricted FFY Financial common stock will be converted into 1.075 shares of First Place common stock. Upon completion of the merger, 56,000 shares of restricted FFY Financial common stock will vest and become free of restrictions upon the date the merger is completed.

Procedures for Exchanging Your Stock Certificates

   First Place. Shares of First Place common stock issued and outstanding immediately prior to the completion of the merger will remain issued and outstanding and be unaffected by the merger.

   FFY Financial. Within five business days after the completion of the merger, a designated agent which will be either a bank or trust company, will be selected by First Place and reasonably satisfactory to FFY Financial, which will mail to each former holder of record of FFY Financial common stock a letter with instructions on how to exchange FFY Financial stock certificates for First Place stock certificates, and cash for fractional shares.

   Holders of FFY Financial common stock should not send in their certificates until they receive the letter of transmittal and instructions from the designated agent, and should not return such stock certificates with the enclosed proxy.

   After you mail in these materials to the designated agent, your First Place stock certificates and, where applicable, a check for your fractional shares, will be mailed back to you. The FFY Financial certificates you surrender will be canceled.

   As a FFY Financial stockholder, you will receive First Place dividends or other distributions declared after the completion of the merger only if you surrendered your FFY Financial stock certificates. If you have not surrendered your FFY Financial stock certificates any First Place dividends or other distributions declared after the completion of the merger will be withheld, without interest, until the FFY Financial stock certificates are surrendered for First Place stock certificates. In addition, FFY Financial stockholders who have not surrendered their FFY Financial stock certificates will not be entitled to vote the shares of First Place common stock until the FFY Financial stock certificates are converted.

   After the completion of the merger, there will be no transfers of FFY Financial common stock issued and outstanding immediately prior to the completion of the merger. FFY Financial stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for First Place stock certificates.

   Holders of FFY Financial stock certificates may have the First Place stock certificate issued in another name provided that the FFY Financial stockholder:

  . properly endorses the FFY Financial stock certificate; and

  . pays all applicable transfer or other taxes required to be paid in connection with the issuance of the First Place stock in a name other than the registered holder either directly to the taxing authority, in advance to the designated agent or proves such tax is not payable.

   FFY Financial stockholders will not receive First Place stock certificates representing fractional shares and will not have any right to dividends or other distributions with respect to such fractional shares.

   If your FFY Financial stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates by signed affidavit attesting that the certificates were lost, stolen or destroyed before you receive any consideration for your shares. First Place may direct the stockholder seeking replacement stock certificates to secure a bond for such amount as First Place may request. The designated agent will send you instructions on how to provide such evidence.

Employee Matters

   Each FFY Financial employee whose employment is not specifically terminated will become an employee of First Place. FFY Financial employees continuing with First Place after the merger will be entitled to participate in First Place's employee benefit plans to the same extent as similarly positioned employees of First Place. The employee benefits received by FFY Financial employees will include:

  . First Place's group health, life and disability insurance plans on the same terms and conditions as similarly situated First Place employees, with the FFY Financial employee(s) and any dependents having pre-existing medical conditions or exclusions eligible for health insurance coverage without any uninsured waiting period;

  . FFY Financial employees will be entitled to participate in First Place's
    401(k) savings plan on the same terms and conditions as similarly situated First Place employees, with First Place giving effect to the years of service of the FFY Financial employee with FFY Financial as if such service was with First Place, for purposes of determining eligibility and vesting;

  . As of the next entry date beginning one year after the closing of the merger, First Place shall permit FFY Financial employees to participate in the First Federal Savings and Loan Association of Warren Employee Stock Ownership Plan on the same terms and conditions as First Place and First Federal employees. First Place shall give effect to years of service with FFY Financial as if such service was with First Place, for purposes of determining eligibility and vesting;

  . FFY Financial employees are entitled to receive either full credit from First Place for each day of sick leave accumulated under FFY Financial's sick leave plan or cash for each day of sick leave accumulated, provided that FFY Financial accrued those sick leave benefits for its employees as if the employee terminated service and received cash for his or her sick leave under the FFY Financial sick leave plan;

  . FFY Financial employees will receive the First Place welfare benefit plans, such as vacation, sick leave and severance and will have prior service with FFY Financial recognized for purposes of determining eligibility, vesting and benefits accrual;

  . First Place will honor existing employment agreements, severance and other compensation agreements and arrangements of FFY Financial existing prior to the date of the merger agreement, including existing employment agreements, the FFY Financial severance policy and change in control provisions of the change in control severance agreements between FFY Financial and certain employees and other FFY Financial benefit plans. First Place will also honor the payment of benefits by FFY Financial under such agreements and plans to the extent these obligations have been previously disclosed to First Place. Payments under the FFY Financial employment agreements may be made by FFY Financial immediately prior to the completion of the merger at the discretion of First Place;

  . FFY Financial retirement policy for directors shall terminate and the FFY
    Financial directors shall be subject to First Place's retirement policy;

  . First Place will provide extended coverage of the FFY Financial director's and officer's liability insurance policy for the directors and officers covered by the policy prior to the completion of the merger for a period of three years after the completion of the merger, subject to a limitation of payment of premiums in an amount not to exceed 150% of the premiums paid by FFY Financial; and

  . First Place agrees to indemnify, defend and hold harmless those directors, officers and employees of FFY Financial or any of its subsidiaries who held such positions prior to the completion of the merger against all expenses, judgments, fines, losses, claims, damages or liabilities arising from acts or omissions occurring at or before the completion of the merger, to the fullest extent permitted by Delaware law and to the extent of FFY Financial's obligations under its certificate of incorporation as in effect as of the date of the merger agreement.

   As of the completion of the merger, the FFY Financial combination 401(k) and Employee Stock Ownership Plan shall be terminated. All outstanding indebtedness under the combination plan will be repaid, with the balance under the combination plan being allocated to the FFY Financial employees in the manner set forth under the combination plan, provided such allocation is permitted under law. FFY Financial will promptly apply to the Internal Revenue Service for a favorable determination letter on (1) the tax-qualified status of the combination plan on termination and (2) any amendments made to the combination plan in connection with its termination.

Regulatory Approvals Needed to Complete the Merger

   Completion of the merger is subject to a number of regulatory approvals and consents including the prior approval of the OTS. In reviewing applications, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OTS may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. In addition, as discussed below, a waiting period of 15 to 30 days must be satisfied prior to completion of the merger after OTS approval. First Place
filed an application with the OTS on      , 2000.

   Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of First Federal and FFY Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others.

   A period of 15 to 30 days must expire following approval by the OTS, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While First Place and FFY Financial believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or if such a proceeding is instituted or challenge is made, as to the result thereof.

   The merger cannot proceed in the absence of the requisite regulatory approvals. See "--The Merger Agreement--Conditions to the Merger." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the condition set forth in the merger agreement.

   First Place is not aware of any other regulatory approvals that would be required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

   The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by FFY Financial stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Nasdaq Stock Market Listing and Delisting

   First Place common stock is listed on the Nasdaq Stock Market. First Place has agreed to cause the shares of First Place common stock to be issued in the merger to be approved for quotation on the Nasdaq Stock Market, prior to or at the completion of the merger. The obligations of the parties to complete the merger are subject to approval for quotation on the Nasdaq Stock Market of such shares. Upon completion of the merger, FFY Financial common stock will be delisted from the Nasdaq Stock Market and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment of the Merger

   The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. The unaudited pro forma condensed combined consolidated financial information contained in this joint proxy statement/prospectus has been prepared using the purchase accounting method to account for the merger. See "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements."

Material United States Federal Income Tax Consequences of the Merger

   The following is a discussion of the material federal income tax consequences of the merger to First Place, FFY Financial and holders of FFY Financial common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings, and judicial and administrative decisions in effect as of the date of this joint proxy statement/prospectus. This discussion assumes that the FFY Financial common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of FFY Financial common stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering their opinions, counsel will require and rely upon representations contained in certificates of officers of First Place and FFY Financial. Holders of FFY Financial common stock should consult their tax advisors as to the particular tax consequences to them of the merger.

   It is a condition to First Place's obligation to complete the merger that it have received an opinion of its counsel, dated as of the completion of the merger, that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If First Place waives the requirement of receiving a tax opinion and there is a material change in tax consequences to FFY Financial stockholders, you will be notified of such an event and given the opportunity to confirm or change your vote. Because the merger will be treated as a reorganization:

  . none of First Place, FFY Financial, First Federal, or FFY Bank will recognize a gain or a loss as a result of the merger;

  . FFY Financial stockholders will not recognize a gain or a loss for exchanging their FFY Financial shares for First Place shares, except for cash received for fractional shares; and

  . FFY Financial stockholders will not have their individual tax basis or holding periods affected by exchanging their FFY Financial shares for First Place shares, except to the extent cash is received for fractional shares.

Selling the First Place Stock You Receive in the Merger

   The shares of First Place common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except for shares issued to any person who is deemed to be an "affiliate" of either FFY Financial or First Place at the time of the annual meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either of First Place or FFY Financial and may include our executive officers and directors as well as any stockholders owning 10% or more of our stock. Affiliates may not sell their shares of First Place common stock acquired in connection with the merger, except under an effective registration statement under the Securities Act of 1933 covering such shares or in compliance with another applicable exemption from the registration requirements of the Securities Act of 1933. This joint proxy statement/prospectus does not cover any resales of First Place common stock received by our affiliates. FFY Financial has obtained from each person who is an affiliate of FFY Financial and has delivered to First Place, a written agreement intended to ensure compliance with the Securities Act of 1933.

No Appraisal Rights

   Under Delaware law, First Place stockholders and FFY Financial stockholders are not entitled to appraisal rights in connection with the merger.

Coordination of Dividends; Dividends to be Paid After The Merger

   Until the completion of the merger, First Place and FFY Financial will coordinate with each other regarding the declaration of any dividend or other distributions with respect to their respective common stock, the record dates for the dividend and the payment dates, with the intention of the parties that neither party will declare more than one dividend or fail to receive one dividend for any single calendar quarter on their respective shares of common stock. After the completion of the merger, the First Place board of directors will declare a cash dividend of no less than $0.125 per share for the first quarter immediately following the closing date, subject to the directors' fiduciary duties and statutory and regulatory restrictions.

The Merger Agreement

   The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement.

   Conditions to the Merger. The obligations of First Place and FFY Financial to close the merger are conditioned on the following being satisfied at or prior to the completion of the merger:

  . the adoption of the merger agreement by the affirmative vote of:

   . the holders of at least a majority of the outstanding shares of FFY
     Financial common stock; and

   . the holders of at least a majority of the outstanding shares of First
     Place common stock;

  . the shares of First Place common stock which will be issued to the stockholders of FFY Financial upon consummation of the merger shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance;

  . the requisite regulatory approvals must be obtained and in full force and effect and all statutory waiting periods must have expired;

  . none of the requisite regulatory approvals shall impose any term, condition or restriction that First Place or FFY Financial, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the merger as to render inadvisable the completion of the merger;

  . the absence of any law, order or injunction prohibiting completion of the merger or the merger of our subsidiaries or any other transaction contemplated thereby; and

  . the declaration of effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part, by the SEC and the absence of any stop order or threatened or pending proceedings seeking a stop order.

   The obligation of First Place to complete the merger is subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

  . FFY Financial's representations and warranties must be true and correct in all material respects as of the date of the merger agreement and as of the date of completion of the merger;

  . FFY Financial must have performed in all material respects all obligations required to be performed by it under the merger agreement;

  . First Place must have obtained all material consents, approvals or waivers to permit First Place to assume FFY Financial's and any of its subsidiaries' rights, obligations or interests under any loan, credit agreement, note, mortgage, indenture, license, leases or other agreements or instruments after the merger;

  . no proceeding shall have been initiated by any governmental entity seeking an injunction against the merger; and

  . receipt of an opinion from its counsel, dated as of the completion of the merger, that the merger and the merger of the subsidiaries, will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that accordingly for federal income tax purposes:

   . no gain or loss will be recognized by First Place or FFY Financial as a result of the merger;

   . no gain or loss will be recognized by First Federal or FFY Bank as a result of the merger of the subsidiaries;

   . no gain or loss will be recognized by FFY Financial's stockholders who exchange all of their FFY Financial common stock solely for First Place common stock except for cash received in lieu of fractional shares; and

   . the aggregate tax basis of stock received by FFY Financial's stockholders in the merger will be the same as the aggregate tax basis of their FFY Financial common stock reduced by any amount allocable to a fractional share interest for which cash is received.

   The obligation of FFY Financial to complete the merger is subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

  . First Place's representations and warranties must be true and correct in all material respects as of the date of the merger agreement and as of the date of completion of the merger;

  . First Place must have performed in all material respects all obligations required to be performed by it under the merger agreement;

  . First Place must have obtained all material consents, approvals or waivers to permit First Place to assume First Place's and any of its subsidiaries' rights, obligations or interests under any loan, credit agreement, note, mortgage, indenture, license, leases or other agreements or instruments after the merger; and

  . no proceeding shall have been initiated by any governmental entity seeking an injunction against the merger.

   No Other Transactions Involving First Place or FFY Financial. First Place and FFY Financial have agreed not to authorize or permit any of their officers, directors, employees or agents to directly or indirectly:

  . solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a takeover proposal; or

  . except to the extent legally required for the discharge of the fiduciary duties of their boards of directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal.

   A "takeover proposal" means:

  . any tender or exchange offer;

  . proposal for a merger, consolidation or other business combination involving First Place or FFY Financial or their subsidiaries; or

  . any proposal or offer to acquire in any manner a substantial equity interest in, or substantial portion of the assets of First Place or FFY Financial or their subsidiaries.

   If First Place or FFY Financial does enter into negotiations with a third party regarding a takeover proposal, it has to furnish the other with written information of all relevant details.

   Termination. The merger agreement may be terminated prior to the completion of the merger, whether before or after the stockholder approvals have been obtained by:

  . the mutual consent of First Place and FFY Financial in a written instrument, if the board of directors of each so determines by a vote of a majority of the members of its entire board;

  . either First Place or FFY Financial upon written notice to the other;

   . 60 days after the date on which any request or application for a requisite regulatory approval shall have been denied or withdrawn at the request of the governmental entity unless a petition for rehearing or amended application has been filed, except that this right to terminate the agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the denial or request for withdrawal; or

   . if any governmental entity shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the merger or any transaction contemplated by the merger agreement;

  . either First Place or FFY Financial if the merger is not completed by December 31, 2000 except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or has resulted in, the failure to complete the merger by December 31, 2000;

  . either First Place or FFY Financial if the stockholders of either company do not approve the merger agreement at a duly held meeting of First Place's or FFY Financial's stockholders;

  . either First Place or FFY Financial if the other has breached any representation, warranty, covenant or other agreement under the merger agreement in a material way which has not been promptly cured or could not be cured by closing of the merger and, as long as the party seeking to terminate the merger agreement has not also violated the merger agreement; or

  . either First Place or FFY Financial if:

   . the board of directors of the other party does not recommend in this joint proxy statement/prospectus that its stockholders adopt the merger agreement; or

   . after recommending in this joint proxy statement/prospectus that stockholders adopt the merger agreement, the board of directors shall have withdrawn, modified or qualified such recommendation in any respect adverse to the terminating party.

   Conduct of Business Pending the Merger. Except as expressly provided in the merger agreement, the stock option agreements, the plan of merger between our subsidiaries or as consented to by the other, First Place and FFY Financial have each agreed that until the completion of the merger it will carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practices. First Place and FFY Financial have each agreed to use its best efforts to:

  . preserve intact its business organization and that of its subsidiaries;

  . keep available to itself and the other party the present services of its and its subsidiaries' employees; and

  . preserve for itself and the other party the goodwill of its and its subsidiaries' customers and others with whom business relationships exist.

   In addition to those agreements regarding the conduct of business generally, each of First Place and FFY Financial has agreed to some specific restrictions relating to the following:

  . the declaration or payment of dividends;

  . the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

  . the issuance or sale of capital stock or securities convertible into or exchangeable for its capital stock;

  . amendment of its certificate of incorporation or bylaws;

  . solicitation of any takeover proposal as described under "--No Other
    Transactions Involving First Place or FFY Financial;"

  . the incurrence of capital expenditures;

  . the entering into of any new line of business;

  . the acquisition of assets or other entities;

  . any actions that would result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect or any condition to the merger agreement not being satisfied;

  . accounting policies and procedures;

  . compensation of directors, executive officers and key employees;

  . any actions that would disqualify the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

  . the disposition of assets;

  . the incurrence or the guarantee of debt;

  . any applications to relocate or close any branch office;

  . the breach or default under any regulatory agreement or material contract;

  . the making or restructuring of loans;

  . the acquisition of any bulk loan portfolio;

  . the engaging in any structured transactions, derivative securities, arbitrage or hedging activities;

  . equity investments in real estate;

  . the creation, amendment or termination of any material contract;

  . actions causing the termination or cancellation by the FDIC of deposit insurance;

  . the settlement of any claim, action or proceeding involving any liability;

  . election of directors; or

  . the agreement to do any of the foregoing.

   Amendment, Extension and Waiver. Prior to the completion of the merger, any provision of the merger agreement may be amended by the parties. However, after the vote by the stockholders of FFY Financial, no amendment or modification may be made that would reduce the amount or change the form of the consideration to be received by FFY Financial's stockholders under the terms of the merger agreement.

   At any time before the completion of the merger, the parties may, by action taken or authorized by their respective boards of directors, to the extent legally allowed:

  . extend the time for the performance of any of the obligations or other acts of the other party;

  . waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . waive compliance with any of the agreements or conditions contained in the merger agreement.

   All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

   Expenses. All costs and expenses incurred in connection with the merger will be paid by the party incurring the expense except that the costs and expenses of printing and mailing this joint proxy statement/prospectus to the stockholders of First Place and FFY Financial shall be borne equally by First Place and FFY Financial. However, if First Place or FFY Financial exercises their respective right to terminate the merger agreement following a material breach of any representation, warranty, covenant or other agreement which breach was not cured in 30 days following written notice of the breach and has a material adverse effect on the non-breaching party then the terminating party shall receive from the other party, in addition to any other amounts payable by such party pursuant to the merger agreement, its reasonable costs and expenses incurred in connection with the transactions contemplated by the merger agreement.

   Representations and Warranties. Both First Place and FFY Financial have made certain customary representations and warranties relating to their businesses. For detailed information on these representations and warranties, please refer to the merger agreement attached as Annex A.

Amendment to the First Place Certificate of Incorporation

   The First Place certificate of incorporation as amended and restated will be the governing document of First Place after the merger. The proposed amendment and restatement of the First Place certificate of incorporation was agreed upon by both First Place and FFY Financial in the merger agreement. Delaware law permits a certificate of merger to include amendments to the certificate of incorporation of the surviving corporation. First Place stockholders will be approving the amendment and restatement of their certificate of incorporation by adopting the merger agreement. The information concerning the terms of the proposed amended and restated First Place certificate of incorporation in this joint proxy statement/prospectus is qualified in its entirety by reference to the proposed amended and restated First Place certificate of incorporation attached as Annex G.

   The proposed amendment to the First Place certificate of incorporation will be in effect until October 15, 2004 and provides for the following:

  . the number of directors serving on the First Place board of directors would increase from eight to 16 directors, subject to adjustment upon removal, retirement or other termination of a director or directors from the board of directors;

  . the initial 16 member First Place board of directors will be comprised of eight directors appointed by the current FFY Financial directors and eight directors appointed by the current First Place directors;

  . the 16 members of the board of directors shall be divided into three classes, as nearly equal in number as possible, with the:

   . first class consisting of six members (three appointed by the First
     Place directors and three appointed by the FFY Financial directors) with a term expiring at the 2001 annual meeting;

   . second class consisting of six members (three appointed by the First
     Place directors and three appointed by the FFY Financial directors) with a term expiring at the 2002 annual meeting; and

   . third class consisting of four members (two appointed by the First
     Place directors and two appointed by the FFY Financial directors) with a term expiring at the 2003 annual meeting;

  . the directors appointed to the board of directors by the FFY Financial directors shall nominate those FFY Financial directors who are up for reelection at the 2001, 2002 and 2003 annual meetings, and the directors appointed to the board of directors by the First Place directors shall nominate those First Place directors who are up for reelection at the 2001, 2002 and 2003 annual meetings. Nominations of directors for each year after the 2003 annual meeting, shall be as set forth in the bylaws;

  . upon the first resignation, removal or other termination of service of a director following the completion of the merger, but prior to October 15, 2004, such director:

   . if initially designated by the FFY Financial directors, shall be replaced by a person designated by the remaining FFY Financial directors; or

   . if initially designated by the First Place directors, shall be replaced by a director designated by the remaining First Place directors;

  . upon the second resignation, removal or other termination of service of a director following completion of the merger:

    . if such director was designated by the FFY Financial directors, a director designated by the First Place directors shall resign; or

    . if such resigning director was designated by the First Place directors, a director designated by the FFY Financial directors shall resign, whereupon the board shall be reduced to 14 members;

  . if prior to October 15, 2004, the board of directors desires to both reduce the total number of board members below 14 and the number of FFY Financial directors and First Place directors would be unequal, then an 80% vote of the board of directors would be required; and

  . if prior to October 15, 2004, the board of directors desires to reduce the total number of board members below 14 and the number of FFY Financial directors and First Place directors would be equal, then a majority vote of the board of directors would be required.

   Adoption of the merger agreement by a majority of First Place stockholders will also approve the proposed amendment and restatement to the First Place certificate of incorporation. Stockholders are urged to read carefully the full text of the proposed amended and restated First Place certificate of incorporation in Annex G.

Stock Option Agreements

   The following summary of the stock option agreements is qualified in its entirety by reference to the complete text of the stock option agreements, which are incorporated by reference and attached as Annexes B and C to this joint proxy statement/prospectus.

   In connection with the execution and delivery of the merger agreement, First Place and FFY Financial entered into:

  . the FFY Financial stock option agreement, under which FFY Financial granted to First Place an irrevocable option to purchase, in whole or in part, an aggregate of up to 1,348,921 shares of FFY Financial common stock at a price of $10.00 per share; and

  . the First Place stock option agreement, under which First Place granted to FFY Financial an irrevocable option to purchase, in whole or in part, an aggregate of up to 2,158,602 shares of common stock at a price of $9.75 per share.

   Exercise of the Options. The First Place stock option and the FFY Financial stock option are only exercisable upon the occurrence of both an initial triggering event and a subsequent triggering event prior to the expiration of the right to purchase common stock. An "initial triggering event" will be deemed to have occurred if one of the following events occurs to First Place, FFY Financial or their subsidiaries at or after the date of the stock option agreement:

  . either party enters into an agreement to engage in a merger, consolidation, an asset purchase of all or substantially all of a party's assets or deposits or the purchase or other acquisition of securities representing 10% or more of the voting power of a party;

  . acquisition by any person, other than a party to the merger agreement, of 10% or more of the outstanding shares of First Place common stock or FFY Financial common stock;

  . stockholders of First Place or FFY Financial do not adopt the merger agreement and prior to their respective stockholder meetings there is a public announcement that a person will have made or disclosed an intention to make a proposal to engage in a merger, consolidation, asset purchase, or the purchase of 10% or more of the voting power of First Place or FFY Financial with a person that is not a party to the merger agreement;

  . First Place's or FFY Financial's board of directors will have withdrawn, modified or qualified its recommendation that their respective stockholders adopt the merger agreement;

  . filing of a registration statement or tender offer materials with the Securities and Exchange Commission by a person not a party to the merger agreement;

  . breach of any covenant or obligation contained in the merger agreement after a third party has made an overture to engage in a merger, consolidation, asset purchase or purchase of 10% or more of the voting power of First Place or FFY Financial; or

  . filing of an application or notice with the Office of Thrift Supervision or other federal bank regulatory agency or antitrust authority for approval to engage in a merger, consolidation, asset purchase or to purchase of 10% or more of the voting power of First Place or FFY Financial.

   A "subsequent triggering event" will be deemed to have occurred if one of the following events occurs to First Place, FFY Financial or their subsidiaries after the date of the stock option agreement:

  . acquisition by a third party of beneficial ownership of 25% or more of the then outstanding shares of First Place common stock or FFY Financial common stock; or

  . either party enters into an agreement to engage in a merger, consolidation, an asset purchase of all or substantially all of a party's assets or deposits or the purchase or other acquisition of securities representing 25% or more of the voting power of a party.

   The right to purchase shares of common stock under each of the FFY Financial stock option agreement and the First Place stock option agreement will expire on the first to occur of:

  . the completion of the merger;

  . termination of the merger agreement if such termination occurs prior to the occurrence of an initial triggering event other than a termination pursuant to a willful breach of representations, warranties, covenants or other agreements contained in the merger agreement; or

  . the passage of 18 months after termination of the merger agreement if such termination occurs after the occurrence of an initial triggering event or is a termination pursuant to a willful breach of representations, warranties, covenants or other agreements contained in the merger agreement.

   The FFY Financial stock option and the First Place stock option are not currently exercisable, and until the stock options become exercisable, the holder of such stock option does not have the right to vote or dispose of any shares of common stock that may be purchased upon exercise of the stock option.

   Effect of Stock Option Agreements. The stock option agreements are intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. Consequently, the stock option agreements may discourage persons who might be interested in acquiring all or a significant interest in First Place or FFY Financial before completion of the merger from considering or proposing an acquisition, even if those persons were prepared to offer higher consideration per share for FFY Financial common stock than the consideration implicit in the merger or a higher price per share for FFY Financial common stock or First Place common stock than the stock market price.

Voting Agreements

   The following summary of the voting agreements is qualified in its entirety by reference to the complete text of the form of voting agreements, which are attached as Annex D to this joint proxy statement/prospectus. We urge you to read the full text of the voting agreement.

   Each of First Place and FFY Financial have entered into voting agreements with the other company's directors and executive officers pursuant to which the directors and executive officers have agreed to vote their shares of First Place common stock and FFY Financial common stock in favor of the adoption of the merger agreement. As of the First Place record date, First Place directors and executive officers owned shares representing approximately [ ]% of the outstanding shares of First Place common stock, and as of the FFY Financial record date, owned shares representing [ ]% of the outstanding shares of FFY Financial common stock. As of the FFY Financial record date, FFY Financial directors and executive officers owned shares representing approximately [ ]% of the outstanding shares of FFY Financial common stock, and as of the First Place record date, owned shares representing less than 1% of the outstanding shares of First Place common stock.

                       BOARD OF DIRECTORS AND MANAGEMENT
                      OF FIRST PLACE FOLLOWING THE MERGER

   General. Upon completion of the merger, FFY Financial will merge with and into First Place and, simultaneously, FFY Bank will merge with and into First Federal. Following consummation of the merger and the bank merger, the separate existence of FFY Financial and FFY Bank shall cease. First Federal will change its name to First Place Bank. The board of directors and management of First Place and First Place Bank will be drawn from First Place, First Federal, FFY Financial and FFY Bank.

   Board of Directors. The merger agreement provides that the board of directors of First Place and First Place Bank following the merger shall consist of 16 persons, eight of whom shall be persons designated by the board of directors of First Place and eight of whom shall be persons designated by the board of directors of FFY Financial.

   The board of directors of First Place and First Place Bank will continue to be divided into three classes, with the terms of the office of the classes ending in successive years. The terms of the directors of First Place and First Place Bank after the completion of the merger have been allocated so that, as nearly as practicable, the terms of the same number of persons designated as directors by each party will expire in each year.

   Set forth below is a table showing each person currently named by First Place and FFY Financial to serve on the board of directors of First Place and First Place Bank following the completion of the merger. The table also shows the year in which each director's term of office is set to expire.

                                                      Initial Term
Name                                                   to Expire   Designee of:
----                                                  ------------ -------------
A. Gary Bitonte, M.D. ...............................     2001     FFY Financial
George J. Gentithes..................................     2001     First Place
Earl T. Kissel.......................................     2001     First Place
E. Jeffrey Rossi.....................................     2001     First Place
William A. Russell...................................     2001     FFY Financial
Robert L. Wagmiller..................................     2001     FFY Financial

Jeffrey L. Francis...................................     2002     FFY Financial
Steven R. Lewis......................................     2002     First Place
Robert S. McGeough...................................     2002     First Place
Samuel A. Roth.......................................     2002     FFY Financial
Ronald P. Volpe, Ph.D. ..............................     2002     FFY Financial
Paul A. Watson, Vice Chairman........................     2002     First Place

Robert P. Grace......................................     2003     First Place
Thomas M. Humphries..................................     2003     First Place
Marie Izzo Cartwright................................     2003     FFY Financial
W. Terry Patrick, Chairman...........................     2003     FFY Financial

   Mr. Patrick will hold his chairman position for 3 years following the completion of the merger. Mr. Watson will hold his vice chairman position for a period not to exceed 3 years from the completion of the merger, at which time the position will be eliminated.

   Management. Upon completion of the merger the executive officers of First Place and First Place Bank will change to include executive officers of FFY Financial and FFY Bank. The executive officers of First Place upon completion of the merger will be as follows:

Executive Officers          Position
------------------          --------
Steven R. Lewis............ Chief Executive Officer and President
Jeffrey L. Francis......... Chief Operating Officer and Executive Vice President
Therese Ann Liutkus........ Chief Financial Officer

   The executive officers of First Place Bank upon completion of the merger will be as follows:

Executive Officers          Position
------------------          --------
Steven R. Lewis............ Chief Executive Officer
Jeffrey L. Francis......... Chief Operating Officer and President
Richard K. Smith........... Chief Financial Officer

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

   The following statements contain selected consolidated financial information for First Place and FFY Financial, on an unaudited pro forma condensed combined consolidated basis giving effect to the merger applying the purchase method of accounting. The pro forma condensed statements of income reflecting the merger assume the merger with FFY Financial was completed on the first day of each of the periods presented.

   The unaudited pro forma condensed balance sheet presents the combined financial position of First Place and FFY Financial as of June 30, 2000. The unaudited pro forma condensed balance sheet reflects (1) the merger of FFY Financial with First Place applying the purchase method of accounting; and (2) certain adjustments that are directly attributable to the merger, including allocation of the purchase price for the merger. The pro forma condensed balance sheet assumes that the merger of FFY Financial with and into First Place was completed as of June 30, 2000.

   The unaudited pro forma condensed financial statements have been prepared based upon currently available information and assumptions deemed appropriate by management of First Place and FFY Financial. This pro forma information may not be indicative of what actual results would have been, nor does such data purport to represent the combined financial results of First Place and FFY Financial for future periods.

   There may be certain cost savings and/or revenue enhancements that will result from the merger. The information furnished in the statements does not reflect either the expected cost savings or the revenue enhancements that may or may not be achieved.

                          FIRST PLACE FINANCIAL CORP.
                              FFY FINANCIAL CORP.

                   PRO FORMA CONDENSED COMBINED CONSOLIDATED
                        STATEMENT OF FINANCIAL CONDITION
                                  (UNAUDITED)

                                             At June 30, 2000
                          -------------------------------------------------------
                          Historical  Historical  Proforma
                            First        FFY     Adjustments Footnote  Pro Forma
                            Place     Financial    Dr (Cr)   Reference  Combined
                          ----------  ---------- ----------- --------- ----------
                                          (Dollars in thousands)
         Assets
Cash and cash
 equivalents............  $   13,421   $ 11,033   $    --              $   24,454
Interest-bearing
 deposits in other
 financial
 institutions...........      16,222        --         --                  16,222
Securities available for
 sale...................     249,638    158,136       (645)     (1)       407,129
Loans receivable, net...     705,066    484,517     (5,370)     (2)     1,184,213
Loans available for
 sale...................      13,071        171          1      (2)        13,243
Office properties and
 equipment, net.........      10,390      7,172      2,441      (3)        20,003
Federal Home Loan Bank
 stock, at cost.........      11,413      5,193        --                  16,606
Goodwill................      13,148        925      7,361      (4)        21,434
Other assets............      19,208      7,328        939                 27,475
                          ----------   --------   --------             ----------
      Total assets......  $1,051,577   $674,475   $  4,727             $1,730,779
                          ==========   ========   ========             ==========
      Liabilities
Deposits................  $  586,748   $446,049   $   (783)     (5)    $1,033,580
Federal Home Loan Bank
 Advances...............     227,762     96,780        508      (6)       324,034
Repurchase agreements...      75,000     58,238        520      (6)       132,718
Advance payments by
 borrowers for taxes and
 insurance..............       3,163      2,348        --                   5,511
Other payables and
 accrued expenses.......      10,929      5,865     (1,118)     (7)        17,912
                          ----------   --------   --------             ----------
      Total
       liabilities......     903,602    609,280       (873)             1,513,755
Stockholders' equity
  Common stock..........         112         76          4      (8)           184
  Additional paid-in
   capital..............     109,657     38,456    (33,442)     (8)       181,555
  Retained earnings.....      62,855     50,500     50,500      (8)        62,855
  Treasury stock, at
   cost.................      (6,364)   (14,865)   (14,220)   (1),(8)      (7,009)
  Accumulated other
   comprehensive loss...      (5,509)    (6,416)    (6,416)     (8)        (5,509)
  Common stock purchased
   by:
    Employee Stock
     Ownership and
     401(k) Plan........      (8,012)    (2,274)       --      (16)       (10,286)
    Recognition and
     Retention Plans....      (4,764)      (282)      (280)     (8)        (4,766)
                          ----------   --------   --------             ----------
      Total
       stockholders'
       equity...........     147,975     65,195     (3,854)               217,024
                          ----------   --------   --------             ----------
      Total liabilities
       and stockholders'
       equity...........  $1,051,577   $674,475   $ (4,727)            $1,730,779
                          ==========   ========   ========             ==========

      See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

                          FIRST PLACE FINANCIAL CORP.
                              FFY FINANCIAL CORP.

                   PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF INCOME
                                  (UNAUDITED)

                                       Year ended June 30, 2000
                         ----------------------------------------------------
                         Historical Historical  Proforma               Pro
                           First       FFY     Adjustments Footnote   Forma
                           Place    Financial    Dr (Cr)   Reference Combined
                         ---------- ---------- ----------- --------- --------
                          (Dollars in thousands, except for per share data)
Interest Income.........  $58,506    $49,796     $  (597)     (2)    $108,899
Interest expense........   32,657     28,123         123    (5),(6)    60,903
Net interest income.....   25,849     21,673        (474)              47,996
Provision for loan
 losses.................    2,294        476                            2,770
Net interest income
 after provision for
 loan losses............   23,555     21,197        (474)              45,226
Noninterest income......    2,447      2,025                            4,472
Noninterest expense.....   15,890     12,835      (3,510)     (9)      25,215
Income before income
 taxes and minority
 interest...............   10,112     10,387      (3,984)              24,483
Income tax expense......    3,298      3,048       1,523     (10)       7,869
Minority interest in
 loss of consolidated
 subsidiaries...........                 (21)                             (21)
Net income..............  $ 6,814    $ 7,360     $(2,461)  (14),(15) $ 16,635
Earnings per share:
  Basic.................  $  0.75    $  1.15               (11),(14)
  Diluted...............  $  0.75    $  1.12               (11),(14)
Pro forma earnings per
 share
  Basic.................                                        (12) $   1.05
  Diluted...............                                        (13) $   1.03


      See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

                          FIRST PLACE FINANCIAL CORP.
                              FFY FINANCIAL CORP.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
                                   STATEMENTS

 (1) Reflects reclassification of 60,000 shares of First Place stock owned by FFY Financial to treasury stock.
 (2) Represents the estimated fair market value adjustment related to the loan portfolio and is assumed to amortize into interest income on a straight line basis over the estimated life of the portfolio which is 9 years.
 (3) Represents the estimated fair market value adjustment related to office properties and equipment and is assumed to amortize on a straight line basis over the estimated life of the assets which is 20 years.
 (4) Represents the estimate of the excess of the total direct acquisition costs over the estimated fair value of the net assets acquired and is assumed to amortize on a straight line basis over 20 years. For purposes of these pro forma condensed combined consolidated financial statements, First Place is assumed to acquire 100% of the outstanding shares of FFY Financial common stock by issuing 7,224,124 shares of First Place common stock valued at $72.0 million.
 (5) Represents the estimated fair market value adjustment related to deposits and is assumed to amortize into interest expense on a straight line basis over the estimated life of the deposits which is 2 years.
 (6) Represents the estimated fair market value adjustment related to Federal Home Loan Bank advances and repurchase agreements and is assumed to amortize into interest expense on a straight line basis over the estimated life of the liabilities which is 2 years.
 (7) Represents accrual of certain acquisition costs.
 (8) Represents the elimination of FFY Financial's equity.
 (9) Represents synergies related to the acquisition comprised primarily of reduced salary and benefits, data processing and other operating expenses totaling $4.0 million net of goodwill amortization and depreciation related to purchase accounting adjustments.
(10) Represents the income tax effects of the estimated purchase accounting adjustments at an estimated tax rate of 35%.
(11) First Place historical weighted average shares outstanding totaled 9,036,419 for the year ended June 30, 2000 for purposes of computing basic and diluted earnings per share. FFY Financial historical weighted average shares outstanding totaled 6,388,100 and 6,575,702 for the year ended June 30, 2000 for purposes of computing basic and diluted earnings per share, respectively.
(12) Pro forma basic earnings per share is based on 15,903,627 weighted average shares outstanding for the year ended June 30, 2000.
(13) Pro forma diluted earnings per share is based on 16,105,299 weighted average shares outstanding for the year ended June 30, 2000.
(14) First Place earnings for the year ended June 30, 2000 were effected by the one-time charges related to the purchase of Ravenna Savings Bank. Merger expenses for the acquisition of Ravenna Savings Bank totaled $689,000. In addition, First Place increased the provision by $1.2 million and allocated the reserves to specifically identified loans acquired from Ravenna Savings Bank subsequent to the acquisition.
(15) The amortization of purchase accounting adjustments on earnings per share for the next two years are $0.01 and $0.01 for the years ending June 30, 2001 and June 30, 2002 respectively. The remaining years of amortization has no material impact to earnings per share.
(16) The pro forma condensed combined consolidated statement of financial condition does not reflect termination of the FFY Financial Employee Stock Ownership and 401(k) Plan, which will occur as of the completion of the merger.

                    DESCRIPTION OF FIRST PLACE CAPITAL STOCK

General

   The authorized capital stock of First Place consists of 33,000,000 shares of First Place common stock, par value of $0.01 per share and 3,000,000 shares of preferred stock, par value of $0.01 per share. As of June 30, 2000 there were 10,688,450 shares of First Place common stock outstanding and no shares of preferred stock outstanding. Upon completion of the merger there will be 17,912,574 shares of First Place common stock outstanding.

   The First Place common stock will represent capital that cannot be withdrawn. In addition, the First Place common stock will not be an account of an insurable type and will not be insured by the FDIC.

Common Stock

   Dividends. First Place can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by First Place is subject to limitations which are imposed by Delaware law and the Office of Thrift Supervision regulation. Holders of First Place common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds that are legally available. If First Place issues preferred stock, the holders thereof may have a priority over the holders of the First Place common stock with respect to dividends.

   First Place and FFY Financial have agreed that, subject to any legal restrictions, the board of First Place after the merger will declare a cash dividend of no less than $0.125 per share for the first quarter immediately following completion of the merger. After such period, decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans as well as such other factors as the board of directors, in its sole discretion, may consider relevant.

   Voting Rights. Each outstanding share of common stock is entitled to one vote per share. Holders of First Place common stock do not have any right to cumulate votes in the election of directors. First Place's certificate of incorporation provides that holders of common stock who own or may be considered to own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit. The limit includes shares which people have the right to acquire through any agreement or the exercise of any rights, warrants or options. Certain matters require an 80% stockholder vote to approve. Those matters are set forth in more detail in "--Comparison of Stockholders' Rights--Amendment of the Certificate of Incorporation." If First Place issues preferred stock, holders of the preferred stock may also possess voting rights.

   Liquidation. In the event of liquidation, dissolution or winding up of First Place, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Place available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the First Place common stock in the event of liquidation or dissolution.

   Preemptive Rights. Holders of First Place common stock are not entitled to preemptive rights with respect to any shares which may be issued. The First Place common stock is not subject to redemption.

Preferred Stock

   First Place has not issued any shares of preferred stock. However, preferred stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Anti-Takeover Considerations

   Delaware law and the First Place amended and restated certificate of incorporation and bylaws will contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of First Place. For a description of the provisions, see "-- Comparison of Stockholders' Rights--Amendment of the Certificate of Incorporation," "--Amendment of Bylaws," "--State Anti-Takeover Statutes," and "--Fair Price Provisions."

                       COMPARISON OF STOCKHOLDERS' RIGHTS

General

   Both FFY Financial and First Place are Delaware corporations, and, the holders of voting common stock of the respective corporations are subject to the same privileges and restrictions under the Delaware General Corporation Law as will be the stockholders of First Place after the merger. However, the stockholders of FFY Financial and First Place are subject to certain different corporate governance requirements under their respective certificates of incorporation and bylaws. Upon completion of the merger, First Place's certificate of incorporation will govern the continuing corporation, with certain amendments that are described under "The Merger--Amendment to the First Place Certificate of Incorporation." The First Place certificate of incorporation is substantially similar to FFY Financial's existing certificate of incorporation.

   The following paragraphs briefly summarize differences that exist between the rights of stockholders of First Place and FFY Financial. This section includes a brief description of the material rights that First Place stockholders are expected to have following completion of the merger, although in some cases the board of directors of First Place retains the discretion to alter those rights without stockholder consent. The description does not purport to be a complete statement of all the differences between the rights of stockholders of FFY Financial and First Place and the identification of certain differences is not meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the Delaware General Corporation Law, the certificates of incorporation and bylaws of First Place and FFY Financial.

   Copies of such governing documents of First Place and FFY Financial are available, without charge, to any person to whom this document is delivered, on written or oral request.

Capitalization

   First Place. The authorized capital stock of First Place consists of:

  .33,000,000 shares of First Place common stock; and

  .3,000,000 shares of First Place preferred stock.

   FFY Financial. The authorized capital stock of FFY Financial consists of:

  .15,000,000 shares of FFY Financial common stock; and

  .5,000,000 shares of FFY Financial preferred stock.

Voting Rights

   First Place. Each holder of First Place common stock has the right to cast one vote for each share of First Place common stock held of record on all matters submitted to a vote of stockholders of First Place. First Place's certificate of incorporation provides that holders of common stock who own or may be considered to own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit.

The limit includes shares which people have the right to acquire through any agreement or the exercise of any rights, warrants or options.

   FFY Financial. Each holder of FFY Financial common stock has the right to cast one vote for each share of FFY Financial common stock held of record on all matters submitted to a vote of stockholders of FFY Financial. FFY Financial's certificate of incorporation provides that holders of common stock who own or may be considered to own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit. The limit includes shares which people have the right to acquire through any agreement or the exercise of any rights, warrants or options.

Number and Election of Directors

   First Place. The bylaws of First Place provide that the number of directors shall be designated by the board of directors, but in the absence of such designation, the number shall be eight (8). Upon completion of the merger, the amended and restated First Place certificate of incorporation would fix the number of directors on the First Place board of directors at 16 directors, subject to downward adjustment for removal, resignation or other termination. In addition, the amended and restated First Place certificate of incorporation would permit the board of directors to decrease the size of the board. The changes to the composition of the First Place board of directors as a result of the merger are set forth in more detail under "The Merger--Amendment to the First Place Certificate of Incorporation."

   The First Place certificate of incorporation and bylaws provide for the First Place board of directors to be divided into three classes, as nearly equal in size as possible, with one class being elected annually. Members of the First Place board of directors are elected to serve a term of three years, and until their successors are elected and qualified.

   Under Delaware law, stockholder do not have cumulative voting rights for the election of directors unless the corporation's certificate of incorporation so provides. First Place's certificate of incorporation does not provide for cumulative voting.

   FFY Financial. The certificate of incorporation of FFY Financial provides that the number of directors shall be determined from time to time pursuant to a resolution adopted by a majority of the board of directors.

   The FFY Financial certificate of incorporation and bylaws provide for the FFY Financial board of directors to be divided into three classes, as nearly equal in size as possible, with one class being elected annually. Members of the FFY Financial board of directors are elected to serve a term of three years, and until their successors are elected and qualified.

   FFY Financial's certificate of incorporation does not provide for cumulative voting.

Vacancies on the Board of Directors and Removal of Directors

   First Place. The certificate of incorporation and bylaws of First Place provide that any directorship to be filled by the resignation, removal or death of a director or for any other reason shall be filled by the majority vote of the then remaining directors. Any director so appointed by the board holds office only until the annual stockholder meeting at which the term of office of the class to which they were appointed expires. Upon completion of the merger, First Place's amended and restated certificate of incorporation will require until October 15, 2004, that vacancies by removal, resignation or other termination be replaced by either (1) the directors appointed by FFY Financial if such vacancy was a director initially appointed by FFY Financial directors or (2) by the directors appointed by First Place if such vacancy is a First Place director. See " The Merger--Amendment to the First Place Certificate of Incorporation."

   First Place's certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of First Place capital stock entitled to vote generally in the election of directors, voting together as one group.

   FFY Financial. The certificate of incorporation and bylaws of FFY Financial provide that any directorship to be filled by the resignation, removal or death of a director or for any other reason shall be filled by the majority vote of the then remaining directors. Any director so appointed by the board holds office only until the annual stockholder meeting at which the term of office of the class to which they have been elected expires.

   FFY Financial's certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of FFY Financial capital stock entitled to vote generally in the election of directors, voting together as one group.

Amendment of the Certificate of Incorporation

   General. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation.

   First Place. First Place's certificate of incorporation requires the affirmative vote of 80% of the outstanding stock to amend its provisions relating to voting limitations of stockholders, stockholder action, election, and removal and filling vacancies of directors, amending the bylaws, transactions with interested stockholders, insurance and indemnification of directors and amending the certificate of incorporation.

   FFY Financial. FFY Financial's certificate of incorporation requires the affirmative vote of 80% of the outstanding stock to amend provisions related to voting limitations of stockholders, stockholder action, election and removal of directors and filling of director vacancies, amending the bylaws, transactions with interested stockholders, insurance and indemnification of directors and amending the certificate of incorporation.

Amendment of Bylaws

   General. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board may also be delegated the power.

   First Place. First Place's certificate of incorporation provides that the bylaws may be amended by the affirmative vote of a majority of the entire board of directors. Also, First Place's bylaws may be amended, repealed or adopted by the affirmative vote of 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.

   FFY Financial. FFY Financial's certificate of incorporation provides that the bylaws may be amended or repealed by a majority vote of the entire board of directors. FFY Financial's bylaws may also be adopted, amended or repealed by the affirmative vote of 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Action by Written Consent

   General. Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

   First Place. First Place's certificate of incorporation prohibits stockholder action by written consent.

   FFY Financial. FFY Financial's certificate of incorporation prohibits stockholder action by written consent.

Ability to Call Special Meetings

   First Place. Special meetings of First Place stockholders may be called by First Place's board of directors, by affirmative vote of a majority of the total number of authorized directors.

   FFY Financial. Special meetings of FFY Financial stockholders may be called by FFY Financial's board of directors, by affirmative vote of a majority of the total number of authorized directors.

Stockholder Nominations for Directors and Proposals for New Business

   First Place. Procedures to be followed by stockholders of First Place seeking to make nominations for directors and proposals for new business are contained in First Place's bylaws. In order for a stockholder of First Place to make any such nominations and/or proposals, he or she shall give written notice to the corporate secretary not less than 90 days prior to the date of any such meeting; provided, however, that if less than 90 days notice or public disclosure of the meeting is given to stockholders, such written notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed to stockholders or publicly disclosed. Each such notice given by a stockholder with respect to nominations for the election of directors must set forth (1) each person nominated by the stockholder for election to the board and the information required about each nominee in a proxy statement; (2) the name and address as they appear on First Place's books of such stockholder; and (3) the class and number of shares that are beneficially owned by such stockholder. The presiding officer of the stockholders' meeting may disregard any nomination not made in accordance with these procedures and may instruct the vote counters to disregard all votes cast for such nominee. Each such notice given by a stockholder to the corporate secretary with respect to proposals to be brought before a meeting must set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address of the stockholder proposing such business; (iii) the class and number of shares of First Place common stock which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

   FFY Financial. FFY Financial's bylaws set forth procedures to be followed by stockholders seeking to make nominations for directors and proposals for new business. FFY Financial's bylaws provide nominations for directors by stockholders must be made in writing and delivered to the Secretary of FFY Financial at least 60 days prior to the meeting date. If, however, less than 70 days' notice of the date of the meeting is first given or made to stockholders by public announcement or mail, then nominations must be received by FFY Financial not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or the day on which public announcement of the date of the meeting was first made. Each such notice given by a stockholder with respect to nominations for the election of directors must set forth (1) each person nominated by the stockholder for election to the board and the information required about each nominee in a proxy statement; (2) the name and address as they appear on the FFY Financial's books of such stockholder; and (3) the class and number of shares that are beneficially owned by such stockholder. The presiding officer of the stockholders' meeting may disregard any nomination not made in accordance with these procedures and may instruct the vote counters to disregard all votes cast for such nominee. Each such notice given by a stockholder to the corporate secretary with respect to proposals to be brought before a meeting must set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address of the stockholder proposing such business; (iii) the class and number of shares of FFY Financial common stock which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

State Anti-Takeover Statutes

   General. Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own 15% or more of the corporation's voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

  . prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming and interested stockholder;

  . the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

  . at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

   A business combination generally includes:

  . mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

  . specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

  . other transactions resulting in a disproportionate financial benefit to an interested stockholder.

   The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

   First Place. Because First Place has not adopted any provision in its certificate of incorporation to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving First Place. The First Place amended and restated certificate of incorporation will also not contain a provision to "opt-out" of the Delaware business combination statute.

   FFY Financial. Because FFY Financial has not adopted any provision in its certificate of incorporation to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving FFY Financial.

Fair Price Provisions

   First Place. The First Place certificate of incorporation requires that any merger or business combination of First Place or any of its subsidiaries with an interested stockholder or any other corporation that is or would be an affiliate of an interested stockholder, requires the affirmative vote of at least 80% of the voting power of the then-outstanding stock of First Place entitled to vote.

   FFY Financial. FFY Financial's certificate of incorporation has a similar provision requiring the vote of 80% of outstanding stock.

                     MARKET PRICES AND DIVIDEND INFORMATION

   First Place. First Place common stock is listed on the Nasdaq Stock Market under the symbol "FPFC." The following table lists the high and low prices per share for First Place common stock as reported on the Nasdaq Stock Market, and the quarterly cash dividends declared by First Place for the periods indicated. First Place common stock began trading on the Nasdaq Stock Market on January 4, 1999. Therefore, we present no historical data for the price of First Place common stock prior to the first calendar quarter of 1999.

                                                            Common Stock
                                                     ---------------------------
Calendar Period                                        High     Low    Dividends
---------------                                      -------- -------- ---------
1998
  Quarter ended March 31............................      N/A      N/A     N/A
  Quarter ended June 30.............................      N/A      N/A     N/A
  Quarter ended September 30........................      N/A      N/A     N/A
  Quarter ended December 31.........................      N/A      N/A     N/A
1999
  Quarter ended March 31............................ $11.4375 $ 10.125     --
  Quarter ended June 30............................. $ 12.375 $  9.625  $0.075
  Quarter ended September 30........................ $12.9375 $ 11.375  $0.075
  Quarter ended December 31......................... $  12.25 $10.4375  $0.075
2000
  Quarter ended March 31............................ $11.4375 $  10.00  $0.075
  Quarter ended June 30............................. $10.9375 $ 9.4375  $0.100

   FFY Financial. FFY Financial common stock is listed on the Nasdaq Stock Market under the symbol "FFYF." The following table lists the high and low prices per share for FFY Financial common stock as reported on the Nasdaq Stock Market, and the quarterly cash dividends declared by FFY Financial for the periods indicated.

                                                              Common Stock
                                                         -----------------------
Calendar Period                                           High   Low   Dividends
---------------                                          ------ ------ ---------
1998
  Quarter ended March 31................................ $18.00 $15.94  $0.1000
  Quarter ended June 30................................. $17.63 $16.19  $0.1000
  Quarter ended September 30............................ $18.69 $13.13  $0.1125
  Quarter ended December 31............................. $17.75 $13.25  $0.1125
1999
  Quarter ended March 31................................ $18.88 $16.75  $0.1125
  Quarter ended June 30................................. $19.00 $16.88  $0.1125
  Quarter ended September 30............................ $19.00 $18.38  $0.1250
  Quarter ended December 31............................. $19.00 $11.88  $0.1250
2000
  Quarter ended March 31................................ $13.13 $10.50  $0.1250
  Quarter ended June 30................................. $11.44 $ 9.38  $0.1250

   The following table shows the closing price per share of First Place common stock and FFY Financial common stock on (i) May 23, 2000, which is the last business day preceding the public announcement of the proposed merger; and (ii)
[     ], 2000, which is the last practicable trading day prior to the mailing of this joint proxy statement/prospectus.

                                                     First Place  FFY Financial
     Date                                            Common Stock Common Stock
     ----                                            ------------ -------------
May 23, 2000........................................    $9.75        $10.00
[     ], 2000.......................................

   You should obtain current market quotations for First Place common stock and FFY Financial common stock as the market price of First Place's common stock and FFY Financial's common stock will fluctuate between the date of this joint proxy statement/prospectus and the date on which the merger is completed, and thereafter. Because the number of shares of First Place common stock that FFY Financial stockholders will receive is generally fixed and because the market price of First Place common stock fluctuates, the value of the shares of First Place common stock that FFY Financial stockholders would receive may increase or decrease prior to and after the merger.

    FIRST PLACE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

   First Place was formed with the conversion of First Federal from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association. First Federal is a community-oriented financial institution engaged primarily in gathering deposits to originate one- to- four family residential mortgage loans and consumer loans. Management's discussion should be read in conjunction with the consolidated financial statements and footnotes.

   On May 12, 2000, First Place acquired The Ravenna Savings Bank in a tax-free exchange accounted for as a purchase. First Place issued treasury stock valued at $23.9 million on the date the transaction was consummated to acquire all of the outstanding shares of Ravenna. At the date of acquisition, Ravenna was merged into First Federal.

Financial Condition at June 30, 2000 and 1999

   Total assets increased $304.3 million, or 40.7%, and totaled $1,051.6 million at June 30, 2000 compared to $747.3 million at June 30, 1999. The increase in assets was primarily attributable to growth in loans receivable and the purchase of Ravenna.

   Securities available for sale as of June 30, 2000 increased $11.9 million or 4.8% and totaled $261.1 million compared to $249.2 million at June 30, 1999.

   Equity and debt securities increased $23.2 million and $4.2 million, while mortgage-backed securities decreased $15.5 million. The increase in equity securities was a result of First Place's purchase of FNMA and FHLMC preferred stock.

   Net loans receivable increased from $453.8 million at June 30, 1999 to $705.1 million at June 30, 2000. This growth was primarily concentrated in one-to- four family and construction loans, which comprised 80.3% of the growth. Of the total increase, $150.5 million were acquired from Ravenna. The increase in loans from Ravenna included $12.1 million of loans held for sale as Ravenna had an active mortgage bank operation that is being continued by First Federal. While First Place remains committed to its traditional mortgage lending business, continued focus is being placed on diversification of the portfolio. This diversification was evidenced by the fact that each loan portfolio grew during 2000, including increases in consumer loans of $18.5 million, commercial real estate loans of $17.6 million and multi-family loans of $12.2 million. The commercial loan portfolio grew to $9.1 million at June 30, 2000 and First Place management anticipates growth in this portfolio to accelerate in 2001 as the new commercial loan department concentrates on growing the portfolio.

   Total deposits were $586.7 million at June 30, 2000, an increase of $157.5 million, or 36.7%, compared to $429.2 million at June 30, 1999. This increase was concentrated in certificates of deposit and money market funds and was primarily due to the acquisition of Ravenna which contributed $118.3 million of the growth.

   Federal Home Loan Bank Advances increased $133.0 million to $227.8 at June 30, 2000 compared to $94.8 million at June 30, 1999. Management uses FHLB advances as a source to fund loan growth and as a source for longer term borrowings which are not as readily available through retail deposits. As First Place management identifies the need for additional advances, it plans to acquire additional FHLB stock and increase its borrowing capacity. Securities sold under agreement to repurchase increased $20.6 million during 2000. Repurchase agreements are obtained through brokers and secured by mortgage-backed securities. First Place management intends to utilize this funding source as needed to help fund loan growth and when attractive rates can be obtained compared to the other funding alternatives.

   Total shareholders' equity decreased to $148.0 million at June 30, 2000 compared to $158.1 million at June 30, 1999. This decrease was primarily due to the treasury stock and recognition and retention plan shares acquired and the increase in the unrealized loss on securities available for sale.

Comparison of Results of Operations for Years Ended June 30, 2000 and 1999

   General. Net income for the year ended June 30, 2000 was $6.8 million, compared to $2.1 million for the year ended June 30, 1999. The increase in net income was due to an increase in net interest income of $3.4 million, an increase in noninterest income of $466,000 and a decrease in noninterest expense of $4.8 million which was partially offset by an increase in the provision for loan losses of $1.2 million and an increase in the income tax provision of $2.7 million. The increase in net income was significantly impacted by the $8.0 million contribution to fund the Foundation which was charged to earnings during 1999. Excluding this item, net income would have been $7.4 million in 1999. Basic and diluted earnings (loss) per share for 2000 totaled $0.75 and ($0.02) for 1999 (since conversion).

   Net interest income. Net interest income increased $3.4 million, or 15.2%, and totaled $25.8 million for the year ended June 30, 2000 compared to $22.4 million for the year ended June 30, 1999. The increase in net interest income was mainly due to an increase in average loans outstanding of $128.7 million, or 31.8%. This increase was partially offset by an increase in interest expense, primarily due to the increase in average FHLB advances of $60.1 million, or 85.4%. The net interest margin for the year ended June 30, 2000 was 3.25% compared with 3.42% for the year ended June 30, 1999. Much of the decrease in margin was due to the increase in the cost of funds from 4.65% in 1999 to 4.94% in 2000, primarily due to higher rates on FHLB advances and NOW and money market deposit accounts.

   Total interest income increased $10.4 million and totaled $58.5 million for the year ended June 30, 2000 compared to $48.1 million for the year ended June 30, 1999. This 21.6% increase was primarily due to the increase in average loans outstanding discussed above and to a lesser extent the $14.9 million increase in average investment securities as well as an increase in the yields on investment and mortgage backed securities.

   Total interest expense increased $7.0 million, or 27.2%. Deposit interest expense increased $1.8 million to $20.7 million for the year ended June 30, 2000. The expense for borrowed funds (FHLB advances and repurchase agreements) increased $5.2 million to $12.0 million. The increase in deposit expense and the cost of borrowed funds is attributed to both an increase in the average balances and an increase in rates paid.

   Provision for loan losses. The provision for loan losses increased $1.2 million for the year ended June 30, 2000 compared to the year ended June 30, 1999. During the year ended June 30, 2000, additional provision was accrued due to higher levels of nonperforming assets, and the increase in charge-offs in 2000. The increase in the provision during 2000 was primarily due to an increase in impaired loans for which First Place management specifically allocated a portion of the allowance, the increase in the level of nonperforming loans and an increase in net charge-offs. The increase in impaired and nonperforming loans was due in part to loans acquired in the Ravenna acquisition and not due to any changes in underwriting standards of First Place. At June 30, 2000, the allowance for loan losses as a percent of loans increased to 0.86% from 0.79% at June 30, 1999. However, the allowance as a percentage of nonperforming loans dropped from 230.23% at June 30, 1999 to 93.67% at June 30, 2000. While the allowance coverage of nonperforming loans declined, management feels that based on its analysis of individual problem loans and the collateral supporting these loans, the allowance for loan losses is adequate at June 30, 2000.

   Noninterest income. Noninterest income increased $466,000, or 23.5%, to $2.4 million for the year ended June 30, 2000, from $2.0 million for the prior year. This increase was partially due to increased fee income associated with NOW accounts and automated teller machine transactions. Also contributing to the increase in noninterest income were gains recognized on the sale of loans from mortgage banking activities.

   Noninterest expense. Noninterest expense decreased $4.8 million to $15.9 million for the year ended June 30, 2000 compared to $20.7 million for the prior year. The decrease in noninterest expense was primarily due to the $8.0 million contribution to the Foundation recorded in 1999. Salaries and benefits increased $2.0 million or 30.3% compared to the year ended June 30, 1999. The increase was due to an increase in benefit expense, primarily from the recognition and retention plan, as well as an increase in salaries due to the increase in the level of staffing. The increase in personnel costs from the Ravenna acquisition is expected to increase salaries in 2001 since the impact in 2000 reflected less than two months salaries for the additional staffing. Noninterest expense also increased due to merger related costs of $690 thousand recorded during 2000. Merger related charges primarily related to professional fees for converting data systems and staff severance and bonus arrangements. Other noninterest expenses increased $786,000 during 2000. The increase was primarily due to increased marketing expenditures, the costs incurred for closing a branch facility and other general increases from operations due to the increased size of First Place.

   Income taxes. The provision for income taxes totaled $3.3 million in 2000 compared to $616,000 in 1999. This increase reflects the higher level of income before taxes.

Comparison of Results of Operations for Years Ended June 30, 1999 and 1998

   General. Net income for the year ended June 30, 1999 was $2.1 million, compared to $4.1 million for the year ended June 30, 1998. The decrease in net income was primarily the result of an $8.0 million contribution to fund the Foundation. Excluding this item, net income would have been $7.4 million.

   Basic and diluted earnings (loss) per share (since conversion) for 1999, totaled ($0.02). Earnings per share are not presented for the prior year since the conversion was not completed until December 31, 1998.

   Net interest income. Net interest income increased $5.4 million, or 32.3%, and totaled $22.4 million for the year ended June 30, 1999 compared to $17.0 million for the year ended June 30, 1998. The increase in net interest income was mainly due to an increase in average loans outstanding of $89.3 million, or 28.3%. In addition, the net interest margin for the year ended June 30, 1999 was 3.42% compared with 3.00% for the year ended June 30, 1998. Much of the increase in margin was due to the use of the proceeds from the conversion to fund the increase in loans outstanding.

   Total interest income increased $5.6 million and totaled $48.1 million for the year ended June 30, 1999 compared to $42.5 million for the year ended June 30, 1998. This 13.3% increase was primarily due to the increase in average loans outstanding discussed above partially offset by a decrease in the yield on earning assets of 20 basis points.

   Total interest expense remained flat year to year increasing by $170,000, or less than 1%. While deposit expense declined $974,000 to $18.9 million for the year ended June 30, 1999, the expense for borrowed funds (FHLB advances and repurchase agreements) increased $1.1 million to $6.8 million. The decrease in deposit expense was primarily due to the lower rate environment in 1999 resulting in a reduction in the rates paid on certificates of deposit. The increase in the cost of borrowed funds reflects the increased volume in 1999 compared to 1998.

   Provision for loan losses. The provision for loan losses declined $717,000 for the year ended June 30, 1999 compared to the year ended June 30, 1998. During the year ended June 30, 1998, additional provision was accrued due to higher levels of nonperforming assets, the increase in the size of the indirect auto portfolio and the possible closing of General Motors' Lordstown plant. For the year ended June 30, 1999, the allowance for loan losses as a percent of nonperforming loans had improved to 230.2% compared to 141.3% for the year ended June 30, 1998. Also, General Motors announced its intention to remain at their Lordstown facility at least through the year 2004.

   Noninterest income. Noninterest income increased $230,000, or 13.1%, to $2.0 million for the year ended June 30, 1999, from $1.8 million for the prior year. This increase was due to increased fee income associated with NOW accounts and automated teller machine transactions. Also contributing to the increase in noninterest income were gains realized on the sale of loans from the Akron secondary market mortgage operation.

   Noninterest expense. Noninterest expense increased $10.3 million to $20.7 million for the year ended June 30, 1999 compared to $10.4 million for the prior year. The increase in expense was primarily attributable to the $8.0 million contribution to the Foundation. Other items included a charge of $495,000 to terminate a fixed rate advance from the Federal Home Loan Bank and $330,000 as a result of the establishment of the Employee Stock Ownership Plan
(ESOP). In addition, results for the year ended June 30, 1999 include personnel expense for the Akron operation for approximately three months and a full twelve months of personnel expense for the Canfield, Ohio lending operation that was opened in May of 1998.

   Income taxes. The provision for income taxes totaled $616,000 in 1999 compared to $2.5 million in 1998. This decrease reflects the lower level of income before taxes primarily due to the contribution to the Foundation.

   Average Balances, Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Average balances are derived from daily average balances.

                                                  For the Years Ended June 30,
                          -------------------------------------------------------------------------------
                                    2000                       1999                       1998
                          -------------------------  -------------------------  -------------------------
                                            Average                    Average                    Average
                          Average           Yield/   Average           Yield/   Average           Yield/
                          Balance  Interest  Cost    Balance  Interest  Cost    Balance  Interest  Cost
                          -------- -------- -------  -------- -------- -------  -------- -------- -------
                                                     (Dollars in thousands)
Assets:
Interest-earning assets:
 Loans receivable, net..  $533,676 $41,221    7.72%  $405,036 $32,087    7.92%  $315,726 $25,736    8.15%
 Mortgage-backed and
  related
 securities(1)..........   213,218  14,014    6.57    218,181  13,913    6.38    200,866  13,581    6.84
 Investment
  securities(1) (2).....    42,132   2,461    6.35     27,177   1,523    5.84     41,498   2,507    6.04
 Other earning assets...     4,728     318    6.73      2,710     235    8.67      4,107     306    7.45
 FHLB stock.............     7,225     492    6.81      5,216     368    7.06      4,869     352    7.23
                          -------- -------           -------- -------           -------- -------
 Total interest-earning
  assets................   800,979  58,506    7.33    658,320  48,126    7.32    567,066  42,482    7.52
Noninterest-earning
 assets:                    18,524                     23,746                     18,267
                          --------                   --------                   --------
 Total assets...........  $819,503                   $682,066                   $585,333
                          ========                   ========                   ========
Interest-bearing
 liabilities:
 NOW and money market
  accounts..............  $124,817   4,563    3.66   $114,876   3,705    3.23   $ 95,871   3,301    3.44
 Savings accounts.......    65,127   1,392    2.14     67,145   1,465    2.18     68,945   1,661    2.41
 Time deposits..........   269,214  14,706    5.46    246,584  13,716    5.56    251,130  14,898    5.93
 Repurchase agreements..    70,632   4,082    5.78     53,800   3,092    5.75     45,044   2,595    5.76
 FHLB advances..........   130,612   7,914    6.06     70,472   3,704    5.26     52,396   3,057    5.83
                          -------- -------           -------- -------           -------- -------
 Total interest-bearing
  liabilities...........   660,402  32,657    4.94    552,877  25,682    4.65    513,386  25,512    4.97
                                   -------                    -------                    -------
Noninterest-bearing
 liabilities............    17,017                     18,655                     13,739
                          --------                   --------                   --------
 Total liabilities......   677,419                    571,532                    527,125
Stockholders' equity....   142,084                    110,534                     58,208
                          --------                   --------                   --------
 Total liabilities and
  stockholders' equity..  $819,503                   $682,066                   $585,333
                          ========                   ========                   ========
Net interest
 income/interest rate
 spread.................           $25,849    2.39%           $22,444    2.67%           $16,970    2.55%
                                   =======  ======            =======  ======            =======  ======
Net interest margin (net
 interest income as a
 percent of average
 interest-earning
 assets)................                      3.25%                      3.42%                      3.00%
                                            ======                     ======                     ======
Average interest-earning
 assets to interest-
 bearing liabilities....                    121.29%                    119.07%                    110.46%
                                            ======                     ======                     ======

--------
(1) Includes unamortized discounts and premiums. Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available for sale securities.
(2) Average yields are stated on a fully taxable equivalent basis.

   Rate/Volume Analysis of Net Interest Income. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase or decrease related to changes in balances and/or changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                           Year Ended June 30, 2000     Year Ended June 30, 1999
                                 Compared to                   Compared to
                           Year Ended June 30, 1999     Year Ended June 30, 1998
                          ----------------------------  ---------------------------
                                                            Increase
                              Increase                   (Decrease) Due
                          (Decrease) Due to                    to
                          ------------------            -----------------
                           Volume     Rate      Net     Volume     Rate      Net
                          --------- --------  --------  -----------------  --------
                                         (Dollars in thousands)
Interest-earning assets:
  Loans receivable,
   net..................  $ 10,221  $ (1,087) $  9,134  $ 7,095  $   (744) $  6,351
  Mortgage-backed and
   related securities...      (355)      456       101    1,225      (893)      332
  Investment
   securities...........       764       174       938     (903)      (81)     (984)
  Other earning assets..       258      (175)       83      (93)       22       (71)
  FHLB stock............       142       (18)      124       24        (8)       16
                          --------  --------  --------  -------  --------  --------
    Total interest-
     earning assets.....    11,030      (650)   10,380    7,348    (1,704)    5,644
                          --------  --------  --------  -------  --------  --------
Interest-bearing
 liabilities:
  NOW and money market
   accounts.............       346       512       858      616      (212)      404
  Savings accounts......       (44)      (29)      (73)     (42)     (154)     (196)
  Time deposits.........     1,265      (275)      990     (266)     (916)   (1,182)
  Repurchase
   agreements...........       967        23       990      502        (5)      497
  FHLB advances.........     3,269       941     4,210      970      (323)      647
                          --------  --------  --------  -------  --------  --------
    Total interest-
     bearing
     liabilities........     5,803     1,172     6,975    1,780    (1,610)      170
                          --------  --------  --------  -------  --------  --------
Net change in net
 interest income........  $  5,227  $ (1,822) $  3,405  $ 5,568  $    (94) $  5,474
                          ========  ========  ========  =======  ========  ========

Asset and Liability Management and Market Risk

   General. The principal market risk affecting First Federal is interest rate risk. First Federal does not maintain a trading account for any class of financial instrument, and First Federal is not affected by foreign currency exchange rate risk or commodity price risk. Because First Federal does not hold any equity securities other than stock in the FHLB of Cincinnati, First Federal is not subject to equity price risk.

   First Federal, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its efforts to monitor and manage the interest rate risk of First Federal, the Board of Directors has adopted an interest rate risk policy which charges the Board with reviewing quarterly reports related to interest rate risk and to set exposure limits for First Federal as a guide to senior management in setting and implementing day to day operating strategies.

   Quantitative Aspects of Market Risk. As part of its efforts to monitor and manage interest rate risk, First Federal uses the net portfolio value ("NPV") methodology adopted by the OTS as part of its capital regulations. In essence, NPV is the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities. First Federal uses a net portfolio value simulation model prepared in-house as the primary method of managing interest rate risk. The model utilizes the actual cash flows and repricing characteristics of its assets and liabilities and incorporates market-based assumptions regarding the impact of changing interest rates on future volumes and prepayment rates. For purposes of valuing core deposit products, valuations derived by the OTS for First Federal each quarter are utilized.

   Presented below, as of June 30, 2000, is an analysis of First Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates. The percentage changes fall within the policy limits set forth by the board of directors of First Federal.

                                                              NPV as % of
                                                               Portfolio
Interest Rates          Net Portfolio Value                 Value of Assets
In Basis Points    -------------------------------------   ----------------------
 (Rate Shock)       Amount      $ Change      % Change     NPV Ratio     Change
---------------     ------      --------      --------     ---------     ------
                       (Dollars in thousands)
      300          $ 44,312     $(63,498)      -58.90%        4.92%       -591 bp
      200            64,875      (42,935)      -39.82         6.96        -386
      100            86,268      (21,542)      -19.98         8.95        -187
        0           107,810          --           --         10.82         --
     (100)          126,227       18,417        17.08        12.31         149
     (200)          128,490       20,680        19.18        12.35         152
     (300)          117,764        9,954         9.23        11.28          46

   As illustrated in the table, First Federal's NPV is more sensitive to increases in interest rates than to decreases. This sensitivity arises because as interest rates rise, borrowers become less likely to prepay fixed-rate loans than when rates are falling. Since a majority of First Federal's assets have longer terms and its liabilities have shorter terms, an increase in market interest rates results in the cash flow characteristics of First Federal's liabilities changing more rapidly than the cash flow characteristics of its assets resulting in a decrease in NPV from the base.

   In evaluating First Federal's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in varying degrees to changes in market interest rates. In addition, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Furthermore, in the event of a change in interest rates, prepayments on loans and mortgage-backed securities and early withdrawals of certificates of deposit would likely deviate significantly from those assumed in calculating the table. Therefore, the actual effect of changing interest rates may differ from that presented in the foregoing table.

   The board of directors and management of First Federal believe that certain factors afford First Federal the ability to operate successfully despite its exposure to interest rate risk. First Federal manages its interest rate risk by maintaining capital and liquidity well in excess of regulatory requirements. First Federal continually manages interest rate risk, and formally measures changes in interest rate risk quarterly using its own interest rate risk model, as well as the OTS model outlined above. The board of directors sets interest rate risk limits to give management guidelines and limitations as to how much risk can be maintained. The guidelines are reviewed periodically to ensure effectiveness. Management makes adjustments to both assets and liabilities continuously to mitigate interest rate risk exposure.

Liquidity and Capital Resources

   Liquidity. First Federal's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2000 and 1999.

                                                           Year Ended June
                                                                 30,
                                                          -------------------
                                                            2000      1999
                                                          --------  ---------
                                                             (Dollars in
                                                              thousands)
   Net income............................................ $  6,814  $   2,055
   Adjustments to reconcile net income to net cash from
    operating activities.................................     (336)     6,999
                                                          --------  ---------
   Net cash from operating activities....................    6,478      9,054
   Net cash used in investing activities.................  (86,623)  (141,286)
   Net cash from financing activities....................   87,717    131,412
                                                          --------  ---------
   Net change in cash and cash equivalents...............    7,572       (820)
   Cash and cash equivalents at beginning of period......    5,849      6,669
                                                          --------  ---------
   Cash and cash equivalents at end of period............ $ 13,421  $   5,849
                                                          ========  =========

   First Federal's sources of funds include customer deposits, other borrowings including FHLB advances and repurchase agreements, loan and mortgage-backed securities repayments and other funds provided by operations. First Federal also has the ability to borrow additional funds from the FHLB of Cincinnati. First Federal maintains investments in liquid assets based upon management's assessment of (i) First Federal's need for funds, (ii) expected deposit flows,
(iii) the yields available on short-term liquid assets, and (iv) the objectives of First Federal's asset/liability management program. The OTS requires savings associations to maintain minimum levels of liquid assets. OTS regulations currently require First Federal to maintain an average daily balance of liquid assets equal to at least 4.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At June 30, 2000 and 1999, First Federal had commitments to originate loans or fund outstanding lines of credit totaling $47.7 million and $38.3 million, respectively. First Federal considers its liquidity sufficient to meet its outstanding short- and long-term needs. First Federal expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

   Capital Resources. Federally insured savings institutions, such as First Federal, are required to meet a 1.5% tangible capital requirement, a 4.0% leverage ratio (core capital to risk weighted assets) requirement, a 4.0% leverage ratio (core capital to adjusted total assets) requirement and an 8.0% risk-based capital requirement. At June 30, 2000, First Federal exceeded these requirements with a tangible capital ratio of 8.8%, a core capital to risk weighted assets ratio of 14.5%, a core capital to adjusted total assets of 8.8% and a risk-based capital ratio of 15.3%.

Impact of Inflation

   Consolidated financial data of First Place included herein has been prepared in accordance with generally accepted accounting principles (GAAP). Presently, GAAP requires First Place to measure financial position and operating results in terms of historical dollars, except for investment and mortgage-backed securities available for sale which are carried at fair value. Changes in the relative value of money due to inflation or recession are generally not considered.

   In management's opinion, changes in interest rates affect the financial condition of First Place to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not move concurrently. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as changes in monetary and fiscal policy. A financial institution's ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in a volatile economic environment. In an effort to protect itself from the effects of interest rate volatility, First Place reviews its interest rate risk position frequently, monitoring its exposure and taking necessary steps to minimize any detrimental effects on First Place's profitability.

                            BUSINESS OF FIRST PLACE

   First Place was organized in August 1998 at the direction of the Board of Directors of First Federal for the purpose of becoming a holding company to own all of the outstanding capital stock of First Federal. The conversion of First Federal from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association was completed on December 31, 1998. On May 12, 2000, Ravenna Savings Bank was merged into First Federal, creating a company with consolidated assets of $1.1 billion at June 30, 2000. On May 26, 2000, First Place announced that FFY Financial would be combining with First Place in a merger of equals to form an institution with $1.7 billion in assets. First Place expects the merger of equals to close in December of calendar year 2000.

   First Federal's principal business consists of accepting retail deposits from the general public and investing these funds primarily in one- to four-family residential loans, automobile and home equity loans and, to a lesser extent, multi-family, commercial real estate, commercial and construction loans. Headquartered in Warren, Ohio, in proximity to Youngstown, Ohio and approximately halfway between the cities of Cleveland, Ohio and Pittsburgh, Pennsylvania, First Federal is a community-oriented savings institution that was organized in 1922. First Federal currently operates fourteen full-service banking facilities, two limited service banking facilities and six loan production offices. The banking facilities of First Federal are located in Trumbull, Mahoning and Portage Counties of Ohio while the loan production offices are spread throughout northeast Ohio.

   The major employers in the Youngstown/Warren area include Delphi Packard Electric Systems, General Motors, MCI Worldcom and HM Health Systems. First Place's business and operating results could be significantly affected by changes in general economic conditions, as well as changes in population levels, unemployment rates, strikes and layoffs.

Competition

   First Federal faces significant competition both in making loans and in attracting deposits. The State of Ohio has a high density of financial institutions, many of which are branches of significantly larger institutions that have greater financial resources than First Federal, and all of which are competitors of First Federal to varying degrees. First Federal's competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Its most direct competition for deposits has historically come from savings and loan associations, savings banks, commercial banks and credit unions. First Federal faces additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions.

Lending Activities

   General. First Federal's principal lending activity is the origination of conventional real estate loans secured by one- to four-family residences located in First Federal's primary market area. First Federal also originates fixed rate mortgage loans which, if they qualify, may be sold to various investors including the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal National Mortgage Association (FNMA). First Federal also originates automobile and other consumer loans that generally have higher yields and shorter durations than traditional mortgage loans. First Federal additionally offers multifamily and nonresidential real estate loans.

   The following table presents the composition of First Federal's loan portfolio in dollar amounts and in percentages of the respective portfolios at the dates indicated.

                                                              At June 30,
                          ----------------------------------------------------------------------------------------
                                2000              1999              1998              1997              1996
                          ----------------  ----------------  ----------------  ----------------  ----------------
                                   Percent           Percent           Percent           Percent           Percent
                                     of                of                of                of                of
                           Amount   Total    Amount   Total    Amount   Total    Amount   Total    Amount   Total
                          -------- -------  -------- -------  -------- -------  -------- -------  -------- -------
                                                         (Dollars in thousands)
Real estate mortgage
 loans:
 One- to four family....  $527,543  71.68%  $357,374  76.09%  $267,950  73.77%  $215,549  73.92%  $202,697  78.14%
 Multi-family...........    17,068   2.32      4,804   1.02      4,481   1.23      2,293   0.79      1,397   0.54
 Commercial real
  estate................    27,787   3.78     10,192   2.17      8,627   2.38      6,789   2.33      7,159   2.76
 Construction...........    45,770   6.22     13,993   2.98      6,301   1.73      5,376   1.84      2,515   0.97
 Home equity............    17,768   2.41      8,944   1.90      9,189   2.53      9,822   3.37      6,531   2.52
                          -------- ------   -------- ------   -------- ------   -------- ------   -------- ------
 Total real estate
  mortgage loans........   635,936  86.41    395,307  84.16    296,548  81.64    239,829  82.25    220,299  84.93
Consumer loans:
 Automobiles............    62,694   8.52     53,243  11.34     52,847  14.55     43,172  14.80     31,234  12.04
 Home equity lines of
  credit................    25,584   3.48
 Other(1)...............     2,679   0.36     19,217   4.09     11,242   3.10      6,521   2.24      6,675   2.57
                          -------- ------   -------- ------   -------- ------   -------- ------   -------- ------
 Total consumer loans...    90,957  12.36     72,460  15.43     64,089  17.65     49,693  17.04     37,909  14.61
Commercial loans........     9,092   1.23      1,925   0.41      2,587   0.71      2,068   0.71      1,188   0.46
                          -------- ------   -------- ------   -------- ------   -------- ------   -------- ------
 Total loans
  receivable............   735,985 100.00%   469,692 100.00%   363,224 100.00%   291,590 100.00%   259,396 100.00%
                                   ======            ======            ======            ======            ======
Less:
 Net deferred loan
  origination fees......     1,519             1,867             1,319             1,316             1,517
 Loans in process.......    23,250            10,411             5,866             3,339             1,837
 Allowance for loan
  losses................     6,150             3,623             3,027             1,723             1,259
                          --------          --------          --------          --------          --------
Loans receivable, net...  $705,066          $453,791          $353,012          $285,212          $254,783
                          ========          ========          ========          ========          ========

--------
(1) Other consumer loans consists primarily of home equity lines of credit in prior years.

   Loan Originations. First Federal's mortgage lending activities are conducted primarily by its loan personnel operating from its loan production offices. All loans originated by First Federal are underwritten by First Federal pursuant to First Federal's policies and procedures. First Federal originates both adjustable-rate and fixed-rate mortgage loans, commercial loans and consumer loans. First Federal's ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates.

   The following tables presents First Federal's loan originations and principal repayments for the periods indicated.

                                                       For the Years Ended June
                                                                 30,
                                                      --------------------------
                                                        2000     1999     1998
                                                      -------- -------- --------
                                                            (In thousands)
Total loans receivable(1):
  Balance outstanding at beginning of period......... $459,281 $357,358 $288,251
  Loans purchased (Ravenna Savings Bank).............  161,061
  Loans originated(2):
    Real estate mortgage loans:
      One- to four-family and home equity............  124,407  152,962  105,184
      Multi-family and commercial real estate........   14,199    3,675    4,515
      Construction...................................   21,096   15,898    7,882
    Consumer loans(3)................................   43,598   46,158   33,457
    Commercial loans.................................    8,279      321       62
                                                      -------- -------- --------
      Total loans originated.........................  211,579  219,014  151,100
  Less:
    Principal repayments.............................  106,347  112,546   79,466
    Change in loans in process(4)....................   12,839    4,545    2,527
                                                      -------- -------- --------
Total loans receivable at end of period.............. $712,735 $459,281 $357,358
                                                      ======== ======== ========

--------
(1) Total loans receivable does not include unearned discounts, deferred loan fees and the allowance for loan losses.
(2) Amounts for each period include loans in process at period end.
(3) Consists primarily of originations of automobile loans and disbursements on equity lines of credit.
(4) Represents change in loans in process, which primarily represent undisbursed funds on construction loans, from first day to last day of the period.

   Loan Maturity and Repricing. The following table shows the contractual maturity of First Federal's loan portfolio at June 30, 2000. Demand loans and other loans having no stated schedule of repayments or no stated maturity are reported as due in one year or less. The table does not include prepayments, scheduled principal amortization or enforcement of due-on-sale clauses.

                                                    At June 30, 2000
                                         ---------------------------------------
                                           Real                         Total
                                          Estate                        Loans
                                         Mortgage Consumer Commercial Receivable
                                         -------- -------- ---------- ----------
                                                     (In thousands)
Amounts due:
  Within one year....................... $ 21,203 $ 1,292    $7,515    $ 30,010
                                         -------- -------    ------    --------
After one year:
  More than one year to three years.....    9,176  15,397       135      24,708
  More than three years to five years...   13,094  37,766     1,128      51,988
  More than five years to 10 years......   36,415  13,029       309      49,753
  More than 10 years to 20 years........  134,775  23,128         5     157,908
  More than 20 years....................  421,273     345       --      421,618
                                         -------- -------    ------    --------
Total due after June 30, 2001...........  614,733  89,665     1,577     705,975
                                         -------- -------    ------    --------
    Total amount due....................  635,936  90,957     9,092     735,985
                                         -------- -------    ------    --------
Less:
  Net deferred loan origination fees....                                  1,519
  Loans in process......................                                 23,250
  Allowance for loan losses.............                                  6,150
                                                                       --------
Loans receivable, net...................                               $705,066
                                                                       ========

   The following table presents at June 30, 2000, the dollar amount of total loans receivable contractually due after June 30, 2001, and whether such loans have fixed interest rates or adjustable interest rates.

                                                     Due After June 30, 2001
                                                   ----------------------------
                                                    Fixed   Adjustable  Total
                                                   -------- ---------- --------
                                                          (In thousands)
Real estate mortgage loans........................ $474,682  $140,051  $614,733
Consumer loans....................................   64,135    25,530    89,665
Commercial loans..................................      471     1,106     1,577
                                                   --------  --------  --------
  Total loans..................................... $539,288  $166,687  $705,975
                                                   ========  ========  ========

   One- to Four-Family Lending. First Federal currently offers both fixed-rate and adjustable-rate mortgage loans with maturities up to 30 years secured by one- to four-family residences, substantially all of which are located in First Federal's primary market area. One- to four-family mortgage loan originations are generally obtained from First Federal's loan originators, from existing or past customers, through advertising, and through referrals from local builders, real estate brokers and attorneys. At June 30, 2000 First Federal's one- to four-family mortgage loans totaled $527.5 million, or 71.7%, of total loans.

   First Federal currently offers fixed-rate one- to four-family mortgage loans with terms of up to 30 years. These loans have generally been priced competitively with current market rates for such loans. First Federal currently offers a number of adjustable-rate mortgage loans with terms of up to 30 years and interest rates which adjust every year from the outset of the loan or which adjust annually after a three, five or seven year initial fixed period. The interest rates for First Federal's adjustable-rate mortgage loans are indexed to the one-year U.S. Treasury Index. First Federal's adjustable-rate mortgage loans generally provide for periodic (not more than 2%) and overall (not more than 6%) caps on the increase or decrease in the interest rate at any adjustment date and over the life of the loan.

   The origination of adjustable-rate one- to four-family mortgage loans, as opposed to fixed-rate one- to four-family mortgage loans, helps reduce First Federal's exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the risks associated with adjustable-rate loans but also limit the interest rate sensitivity of such loans.

   Generally, First Federal originates one- to four-family residential mortgage loans in amounts up to 97% of the appraised value or selling price of the property, whichever is lower, securing the loan. Private mortgage insurance may be required for such loans with a loan-to-value ratio of greater than 85%. One- to four-family mortgage loans originated by First Federal generally include due-on-sale clauses which provide First Federal with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without First Federal's consent. Due-on-sale clauses are an important means of adjusting the yields on First Federal's fixed-rate one- to four-family mortgage loan portfolio. First Federal requires fire, casualty, and, in required cases, flood insurance on all properties securing real estate loans made by First Federal.

   Commercial Lending. In the past, First Federal has originated commercial loans on a very limited basis in the form of term loans and lines of credit to small- and medium-sized businesses operating in First Federal's primary market area. During the year, First Federal lent a local bank holding company $7.0 million. This holding company is well capitalized and management felt that the loan presented very little risk to its balance sheet. Additionally, the wholly owned subsidiary bank of this holding company deposited $7.0 million with First Federal for the same term as the loan. At June 30, 2000, First Federal had $9.1 million of commercial loans, which amounted to 1.2% of First Federal's total loans.

   Unlike mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

   It is the intention of First Federal to expand its commercial lending operations in its primary market. In June of 2000, First Federal hired an experienced, local commercial banker to lead this division. While First Federal understands the inherent risks associated with commercial lending, it feels that bank consolidation in its primary market area is providing opportunities to grow this area of its business.

   Consumer Lending. Consumer loans at June 30, 2000 amounted to $91.0 million, or 12.4% of First Federal's total loans, and consisted of new and used automobile loans, home equity lines of credit and secured and unsecured personal loans. Such loans are generally originated in First Federal's primary market area and generally are secured by real estate, deposit accounts, personal property and automobiles. Approximately half of First Federal's automobile loans are made on used vehicles; First Federal will generally not make a loan on a vehicle manufactured before 1993. The average automobile loan is for $13,000. First Federal originates automobile loans through an automobile dealer network, primarily composed of new car dealers located in First Federal's primary market area. The typical loan term is sixty-six months. At June 30, 2000, personal loans (both secured and unsecured) totaled $2.7 million and automobile loans totaled $62.7 million, or 8.5% of total loans and 68.9% of consumer loans.

   First Federal also offers a variable rate home equity line of credit line based on the applicant's income and equity in the home. Generally, the credit line, when combined with the balance of the prior mortgage liens, may not exceed 95% of the appraised value of the property at the time of the loan commitment. Home equity lines of credit are secured by a mortgage on the underlying real estate. First Federal holds the first mortgage on a substantial majority of the properties securing such lines of credit. First Federal presently charges no origination fees for these loans. A borrower is required to make monthly payments of principal and interest. At June 30, 2000, First Federal had outstanding home equity lines of credit of $25.6 million.

   Loans secured by rapidly depreciable assets such as automobiles or that are unsecured entail greater risks than one- to four-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default.

   Sale of Mortgage Loans. During the year ended June 30, 2000, First Federal continued to expand its secondary mortgage banking operation. The acquisition of Ravenna Savings Bank broadened the scope of this operation even further as Ravenna has been selling production to investors for many years. First Federal originated and sold $17.4 million of fixed-rate mortgages during fiscal year 2000 and recorded a gain of $332,000 on the sale of these loans. First Federal sells loans both servicing retained as well as servicing released.

   Loan Approval Procedures and Authority. The board of directors of First Federal establishes the lending policies and loan approval limits of First Federal. As such, the board of directors has designated certain officers of First Federal to consider and approve all loans within their designated authority as established by the board.

   The board of directors has authorized the following persons and groups of persons to approve loans up to the amounts indicated: one- to four-family mortgage loans up to $240,000 may be approved by any of the designated officers; one- to four-family mortgage loans in excess of $240,000 and up to $400,000 may be approved by two of the designated officers; one- to four-family mortgage loans in excess of $400,000 to $750,000 must be approved by the residential loan committee plus one outside board member; one- to four-family mortgage loans in excess of $750,000 must be approved by the directors' loan committee which is comprised of three outside directors and the President. Secured consumer loans, including home equity lines of credit, may be approved by any of the designated officers up to $150,000. Consumer loans over $150,000 and up to $400,000 must be approved by two of the designated officers. Commercial loans up to $200,000 may be approved by any designated officer with joint approval required for loans from $200,000 to $400,000. Commercial loans between $400,000 and $1,000,000 must be approved by two members of the commercial loan committee plus one outside board member. Commercial loans greater than $1,000,000 must be approved by the directors' loan committee.

   With respect to all loans originated by First Federal, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by an independent credit agency. If necessary, additional financial information may be required. An appraisal of real estate intended to secure a proposed loan generally is required to be performed by First Federal's "in-house" appraisers or outside appraisers approved by First Federal. The board annually approves independent appraisers used by First Federal. First Federal's policy is to obtain hazard insurance on all mortgage loans and flood insurance when necessary and First Federal may require borrowers to make payments to a mortgage escrow account for the payment of property taxes and insurance premiums.

Delinquent Loans, Classified Assets and Real Estate Owned

   Delinquencies, Classified Assets and Real Estate Owned. Reports listing all delinquent accounts are generated and reviewed by management on a monthly basis and the board of directors performs a monthly review of all loans or lending relationships delinquent 30 days or more. The procedures taken by First Federal with respect to delinquencies vary depending on the nature of the loan, period and cause of delinquency and whether the borrower is habitually delinquent. When a borrower fails to make a required payment on a loan, First Federal takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. First Federal generally sends the borrower a written notice of non-payment after the loan is first past due. First Federal's guidelines provide that telephone, written correspondence and/or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment once a loan becomes 60 days past due. When contact is made with the borrower at any time prior to foreclosure, First Federal will attempt to obtain full payment, offer to work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. Once the loan becomes 90 days past due, First Federal notifies the borrower in writing that if the loan is not brought current within two weeks, First Federal will commence foreclosure proceedings against any real property that secured the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by First Federal, becomes real estate owned.

   Federal regulations and First Federal's internal policies require that First Federal utilize an internal asset classification system as a means of reporting problem and potential problem assets. First Federal currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that First Federal will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all of the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and of such little value that there continuance as assets, without the establishment of a specific loss reserve, is not warranted. Assets which do not currently expose First Federal to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

   When First Federal classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish an allowance for possible loan losses in an amount deemed prudent by management unless the loss of principal appears to be remote. When First Federal classifies one or more assets, or portions thereof, as Loss, it is required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified or to charge off such amount.

   First Federal's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, recently adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. While First Federal believes that it has established an adequate allowance for possible loan losses, there can be no assurance that regulators, in reviewing First Federal's loan portfolio, will not request First Federal to materially increase at that time its allowance for possible loan losses, thereby negatively affecting First Federal's financial condition and earnings at that time. Although management believes that adequate specific and general loan loss allowances have been established, future provisions are dependent upon future events such as loan growth and portfolio diversification and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

   First Federal reviews and classifies its assets on a quarterly basis and the Board of Directors reviews the results of the reports on a quarterly basis. First Federal classifies its assets in accordance with the management guidelines described above. At June 30, 2000, First Federal had $3.0 million, or 0.29%, of assets designated as Substandard, consisting primarily of mortgage loans secured by single-family owner-occupied residences. Assets classified as Doubtful at June 30, 2000, totaled $3.0 million consisting primarily of mortgage loans secured by single family owner-occupied residences and to a lesser extent, automobile loans and equity lines of credit. At June 30, 2000, First Federal had $853,000, or 0.001%, of assets designated as Special Mention, consisting primarily of mortgage loans. At June 30, 2000, these classified assets totaled $6.9 million, representing 0.66% of total assets.

   The following tables present delinquencies in First Federal's loan portfolio past due 30 days or more:

                                 At June 30, 2000                  At June 30, 1999
                         --------------------------------- ---------------------------------
                            30-89 Days    90 Days or More     30-89 Days    90 Days or More
                         ---------------- ---------------- ---------------- ----------------
                         Number Principal Number Principal Number Principal Number Principal
                           of    Balance    of    Balance    of    Balance    of    Balance
                         Loans  of Loans  Loans  of Loans  Loans  of Loans  Loans  of Loans
                         ------ --------- ------ --------- ------ --------- ------ ---------
                                               (Dollars in thousands)
Real estate mortgage
 loans..................   59    $2,864     69    $5,258     13    $  864     37    $1,263
Consumer loans..........  101     1,071     73     1,308    103       999     45       311
Commercial loans........  --        --     --        --       4       484    --        --
                          ---    ------    ---    ------    ---    ------    ---    ------
  Total delinquent
   loans(1).............  160    $3,935    142    $6,566    120    $2,347     82    $1,574
                          ===    ======    ===    ======    ===    ======    ===    ======
Delinquent loans to
 total loans(1).........           0.55%            0.92%            0.51%            0.34%
                                 ======           ======           ======           ======

                              At June 30, 1998
                      ---------------------------------
                         30-89 Days    90 Days or More
                      ---------------- ----------------
                      Number Principal Number Principal
                        of    Balance    of    Balance
                      Loans  of Loans  Loans  of Loans
                      ------ --------- ------ ---------
                           (Dollars in thousands)
Real estate mortgage
 loans..............    39    $1,298     59    $1,673
Consumer loans......   138     1,287     58       470
Commercial loans....   --        --     --        --
                       ---    ------    ---    ------
  Total delinquent
   loans(1).........   177    $2,585    117    $2,143
                       ===    ======    ===    ======
Delinquent loans to
 total loans(1).....            0.73%            0.60%
                              ======           ======

--------
(1) Total loans represent gross loans receivable less deferred loan fees and loans in process.

   Nonperforming Assets. The following table presents information regarding nonperforming loans and REO. At June 30, 2000, First Federal had no troubled-debt restructured loans within the meaning of SFAS 15. There were five REO properties at June 30, 2000 along with 34 repossessed automobiles. It is the general policy of First Federal to cease accruing interest on loans 90 days or more past due when, in management's opinion, the collection of all or a portion of the loan principal has become doubtful and to fully reserve for all previously accrued interest. For the years ended June 30, 2000, 1999, 1998, 1997 and 1996 the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $531,000, $90,000, $94,000, $172,000 and $109,000, respectively.

                                                  At June 30,
                                       --------------------------------------
                                        2000    1999    1998    1997    1996
                                       ------  ------  ------  ------  ------
                                                 (In thousands)
Nonperforming loans(1):
  Real estate mortgage loans.......... $5,258  $1,263  $1,673  $1,767  $  825
  Consumer loans......................  1,308     311     470     713     200
  Commercial loans....................    --      --      --      --      101
                                       ------  ------  ------  ------  ------
    Total nonperforming loans.........  6,566   1,574   2,143   2,480   1,126
                                       ------  ------  ------  ------  ------
Repossessed automobiles...............    417     208     --      --      --
Real estate owned, net................    433     --      --      --      --
                                       ------  ------  ------  ------  ------
    Total nonperforming assets........ $7,416  $1,782  $2,143  $2,480  $1,126
                                       ======  ======  ======  ======  ======
Nonperforming loans as a percent of
 total loans(2).......................   0.92%   0.34%   0.60%   0.86%   0.44%
Nonperforming assets as a percent of
 total assets(3)......................   0.71    0.24    0.35    0.45    0.22

--------
(1) Nonperforming loans represent non-accrual loans. First Federal had no loans past due greater than 90 days still accruing.
(2) Loans represent loans receivable, net, excluding the allowance for loan losses.
(3) Nonperforming assets consist of nonperforming loans, REO and repossessed automobiles.

Allowance for Loan Losses

   The allowance for loan losses is maintained through provisions for loan losses based on management's on-going evaluation of the risks inherent in its loan portfolio in consideration of the trends in its loan portfolio, the national and regional economies and the real estate market in First Federal's primary lending area. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in its loan portfolio which are deemed probable and estimable based on information currently known to management. First Federal's loan loss allowance determinations also incorporate factors and analyses which consider the potential principal loss associated with the loan, costs of acquiring the property securing the loan through foreclosure or deed in lieu thereof, the periods of time involved with the acquisition and sale of such property, and costs and expenses associated with maintaining and holding the property until sale and the costs associated with First Federal's inability to utilize funds for other income producing activities during the estimated holding period of the property.

   As of June 30, 2000, First Federal's allowance for loan losses was $6.2 million, or 0.86% of total loans and 93.7% of nonperforming loans as compared to $3.6 million, or 0.8%, of total loans and 230.2% of nonperforming loans as of June 30, 1999. The increased allowance for loan losses was due primarily to specific and classified loss allocations on known problem loans including certain loans acquired from Ravenna Savings. First Federal had total nonperforming loans of $6.6 million at June 30, 2000, and nonperforming loans to total loans of 0.9%. First Federal will continue to monitor and modify its allowance for loan losses as conditions dictate. Management believes that, based on information currently available, First Federal's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time.

   The following table presents activity in First Federal's allowance for loan losses for the periods set forth in the table.

                                        At or For the Years Ended June 30,
                                        --------------------------------------
                                         2000    1999    1998    1997    1996
                                        ------  ------  ------  ------  ------
                                              (Dollars in thousands)
Balance at beginning of period........  $3,623  $3,027  $1,723  $1,259  $1,186
Provision for loan losses.............   2,294   1,062   1,779     590     238
Reserves acquired through purchase....     822
Charge-offs:
  Real estate mortgage loans:
    One- to four-family...............      92       6      31     --      --
  Consumer............................     628     536     484     138     236
  Commercial..........................     --      --      --      --      --
                                        ------  ------  ------  ------  ------
      Total charge-offs...............     720     542     515     138     236
Recoveries:
  Real estate mortgage loans:
    One- to four-family...............      65       1       2       3     --
  Consumer............................      66      75      38       9      71
  Commercial..........................     --      --      --      --      --
                                        ------  ------  ------  ------  ------
      Total recoveries................     131      76      40      12      71
                                        ------  ------  ------  ------  ------
Balance at end of period..............  $6,150  $3,623  $3,027  $1,723  $1,259
                                        ======  ======  ======  ======  ======
Allowance for loan losses as a percent
 of loans(1)..........................    0.86%   0.79%   0.85%   0.60%   0.49%
Allowance for loan losses as a percent
 of nonperforming loans(2)............   93.67  230.23  141.25   69.48  111.81
Net charge-offs as a percent of
 average loans........................    0.11    0.12    0.15    0.05    0.07

--------
(1) Loans receivable, net, excluding the allowance for loan losses.
(2) Nonperforming loans consist of all nonaccrual loans and all other loans 90 days or more past due.

 The following table presents First Federal's percent of allowance for loan losses to total allowance and the percent of loans to total loans in each of the categories listed at the dates indicated.

                                                                                     At June 30,
                   ---------------------------------------------------------------------------------------------
                               2000                         1999                         1998
                   ---------------------------- ---------------------------- ----------------------------
                           Percent  Percent of          Percent  Percent of          Percent  Percent of
                             of      Loans in             of      Loans in             of      Loans in
                          Allowance    Each            Allowance    Each            Allowance    Each
                          to Total  Category to        to Total  Category to        to Total  Category to
                   Amount Allowance Total Loans Amount Allowance Total Loans Amount Allowance Total Loans Amount
                   ------ --------- ----------- ------ --------- ----------- ------ --------- ----------- ------
                                                                                (Dollars in thousands)
Real estate
mortgage loans...  $4,460   72.52%     86.41%   $1,976   54.54%     84.16%   $1,458   48.17%     81.64%   $  911
Consumer loans...   1,599   26.00      12.36     1,086   29.98      15.43       901   29.77      17.65       432
Commercial
loans............      91    1.48       1.23        19    0.52       0.41         9    0.30       0.71         7
Unallocated......     --                 --        542   14.96        --        659   21.76        --        373
                   ------  ------     ------    ------  ------     ------    ------  ------     ------    ------
 Total allowance
 for loan
 losses..........  $6,150  100.00%    100.00%   $3,623  100.00%    100.00%   $3,027  100.00%    100.00%   $1,723
                   ======  ======     ======    ======  ======     ======    ======  ======     ======    ======
                        1997                         1996
                   --------------------- ----------------------------
                    Percent  Percent of          Percent  Percent of
                      of      Loans in             of      Loans in
                   Allowance    Each            Allowance    Each
                   to Total  Category to        to Total  Category to
                   Allowance Total Loans Amount Allowance Total Loans
                   --------- ----------- ------ --------- -----------
Real estate
mortgage loans...    52.87%     82.25%   $  836   66.40%     84.93%
Consumer loans...    25.07      17.04       275   21.84      14.61
Commercial
loans............     0.41       0.71        11    0.87       0.46
Unallocated......    21.65        --        137   10.89        --
                   --------- ----------- ------ --------- -----------
 Total allowance
 for loan
 losses..........   100.00%    100.00%   $1,259  100.00%    100.00%
                   ========= =========== ====== ========= ===========

   Real Estate Owned. At June 30, 2000, First Federal had five REO in its portfolio with a net book value of $433,000. When First Federal acquires property through foreclosure or deed in lieu of foreclosure, it is initially recorded at fair value of the related assets at the date of foreclosure, less the costs to sell. Any initial loss is recorded as a charge to the allowance for loan losses before being transferred to REO. Thereafter, if there is a further deterioration in value, First Federal provides for a specific valuation allowance and charges operations for the decrease in value.

Investment Activities

   The board of directors of First Federal sets the investment policy and procedures of First Place and First Federal. This policy generally provides that investment decisions will be made based on the safety of the investment, liquidity requirements and, to a lesser extent, potential return on the investments. In pursuing these objectives, First Place and First Federal consider the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. While the board of directors has final authority and responsibility for the securities investment portfolio, First Federal has established an investment committee comprised of the Chief Executive Officer, the Chief Financial Officer and at least one member of the Board of Directors to supervise investment activities. A chief investment officer is appointed annually to oversee daily investment activities. The investment committee meets quarterly and evaluates all investment activities for safety and soundness, adherence to First Federal's investment policy, and assurance that authority levels are maintained.

   On October 1, 1998, First Place adopted SFAS No, 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 allowed First Place a one-time reclassification of securities held to maturity to classification as available for sale or trading. First Federal transferred securities with an amortized cost of $27.0 million previously classified as held to maturity to available for sale upon adoption. The unrealized gain on the securities transferred totaled $260,000.

   During the year, First Federal entered into an interest rate swap agreement with a notional value of $10.0 million with a national broker/dealer. Under terms of this agreement, First Federal will pay a fixed rate of interest on the notional amount of the swap and receive one month LIBOR on the notional amount of the swap. No other derivative financial instruments are currently being utilized. Similarly, First Federal does not invest in mortgage-related securities which are deemed to be "high risk," or purchase bonds which are not rated investment grade. First Federal believes that interest rate swaps offer a more efficient way of obtaining longer term fixed rate funding than can be obtained from certificates of deposit or Federal Home Loan Bank advances. At June 30, 2000, this interest rate swap qualified as a "cash flow" hedge under SFAS No. 133.

   Mortgage-backed securities are created by the pooling of mortgages and issuance of a security with an interest rate which is less than the interest rate on the underlying mortgage. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages. The issuers of such securities (generally U.S. Government agencies and government-sponsored enterprises, including FNMA, FHLMC and GNMA) pool and resell the participation interests in the form of securities to investors and guarantee the payment of principal and interest. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of First Federal. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates. First Federal estimates prepayments for its mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the mortgage-backed securities at issue and current mortgage interest rates and to determine the yield and estimated maturity of its mortgage-backed security portfolio. The actual maturity of a mortgage-backed security, however, may be less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, First Federal may be subject to reinvestment risk because, to the extent that First Federal's mortgage-backed securities prepay faster than anticipated, First Federal may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate.

   Investment Securities. At June 30, 2000, First Federal's investment securities portfolio totaled $62.2 million. Such portfolio consists of short- to medium-term (maturities of one to five years) agency securities and municipal obligations along with longer term positions in FNMA and FHLMC preferred stock.

   The following table presents the composition of First Federal's investment and mortgage-backed securities portfolios in dollar amounts and in percentages at the dates indicated:

                                                 At June 30,
                             -----------------------------------------------------
                                   2000              1999              1998
                             ----------------  ----------------  -----------------
                                      Percent           Percent
                                        of                of              Percent
                              Amount   Total    Amount   Total    Amount  of Total
                             -------- -------  -------- -------  -------- --------
                                           (Dollars in thousands)
Available for sale:
  U.S. Government
   agencies................  $ 26,704  10.23%  $ 22,074   8.86%  $ 15,797    6.60%
  Obligations of states and
   political subdivisions..     6,288   2.41      6,694   2.69        853    0.36
  FHLB stock...............    11,413   4.37      5,947   2.39      4,415    1.84
  FNMA/FHLMC Preferred
   Stock...................    17,707   6.78        --     --         --      --
                             -------- ------   -------- ------   --------  ------
      Total investment
       securities..........    62,112  23.79     34,715  13.94     21,065    8.80
                             -------- ------   -------- ------   --------  ------
Mortgage-backed securities:
  GNMA.....................    55,537  21.27     45,389  18.22     37,714   15.75
  FNMA.....................    58,826  22.53     73,755  29.60     50,518   21.09
  FHLMC....................    84,091  32.21     94,636  37.98    100,898   42.13
  Other mortgage-backed
   securities..............       485   0.19        664   0.26        990    0.41
                             -------- ------   -------- ------   --------  ------
    Total mortgage-backed
     securities............   198,939  76.21    214,444  86.06    190,120   79.38
                             -------- ------   -------- ------   --------  ------
Total securities available
 for sale..................  $261,051 100.00%  $249,159 100.00%   211,185   88.18
                             ========          ========          ========
Held to maturity:
  U.S. Treasury
   securities..............       --     --         --     --       6,005    2.52
  U.S. Government
   agencies................       --     --         --     --       4,147    1.73
  Obligations of states and
   political subdivisions..       --     --         --     --         364    0.15
                             -------- ------   -------- ------   --------  ------
    Total investment
     securities............       --     --         --     --      10,516    4.40
                             -------- ------   -------- ------   --------  ------
Mortgage-backed securities:
  GNMA.....................       --     --         --     --       1,512    0.63
  FNMA.....................       --     --         --     --      16,267    6.79
                             -------- ------   -------- ------   --------  ------
    Total mortgage-backed
     securities............       --     --         --     --      17,779    7.42
                             -------- ------   -------- ------   --------  ------
Total securities held to
 maturity..................       --     --         --     --      28,295   11.82
                             -------- ------   -------- ------   --------  ------
Total securities...........  $261,051 100.00%  $249,159 100.00%  $239,480  100.00%
                             ========          ========          ========

   The table below presents certain information regarding the carrying value, weighted average yields and contractual maturities of First Federal's securities portfolio, excluding FHLB stock.

                                                              At June 30, 2000
                          -----------------------------------------------------------------------------------------
                                              More than One    More than Five
                                              Year to Five      Years to Ten        More than
                          One Year or Less        Years             Years           Ten Years           Total
                          ----------------- ----------------- ----------------- ----------------- -----------------
                                   Weighted          Weighted          Weighted          Weighted          Weighted
                          Carrying Average  Carrying Average  Carrying Average  Carrying Average  Carrying Average
                           Value    Yield    Value    Yield    Value    Yield    Value    Yield    Value    Yield
                          -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                           (Dollars in thousands)
Available for sale:
 U.S. Government
  agencies..............  $11,910    5.24%  $   --      -- %  $14,794    7.57%  $    --     -- %  $ 26,704   6.65%
 Obligations of state
  and political
  subdivisions..........      185    5.87     5,682    6.36       421    6.14        --     --       6,288   6.33
 FNMA/FHLMC Preferred
  Stock.................      --      --        --      --        --      --      17,707   8.89     17,707   8.89
Mortgage-backed
 securities:
 GNMA...................      --      --        --      --        818    8.36     54,719   6.87     55,537   6.89
 FNMA...................      --      --        --      --      8,664    5.85     50,162   6.55     58,826   6.45
 FHLMC..................      --      --      5,206    6.54     4,222    5.74     74,663   6.81     84,091   6.74
 Other mortgage-backed
  securities............      --      --        --      --        --      --         485  10.00        485  10.00
                          -------           -------           -------           --------          --------
 Total securities
  available for sale....  $12,095    5.25   $10,888    6.45   $28,919    6.79   $197,736   6.76   $249,638   6.84
                          =======           =======           =======           ========          ========

Sources of Funds

   General. Deposits, loan repayments, cash flows generated from operations (primarily cash basis net income) and FHLB advances are the primary sources of First Federal's funds for use in lending, investing and for other general purposes.

   Deposits. First Federal offers a variety of deposit accounts with a range of interest rates and terms. First Federal's deposit accounts consist of savings, retail checking/NOW accounts, business checking accounts, money market accounts, club accounts and certificate of deposit accounts. First Federal offers jumbo certificates and also offers Individual Retirement Accounts and other qualified plan accounts.

   Although First Federal has a significant portion of its deposits in core deposits, management monitors activity on First Federal's core deposits and, based on historical experience and First Federal's current pricing strategy, believes it will continue to retain a large portion of such accounts. First Federal is not limited with respect to the rates it may offer on deposit products.

   The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. First Federal's deposits are obtained predominantly from the areas in which its branch offices are located. First Federal relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions affect First Federal's ability to attract and retain deposits. First Federal uses traditional means of advertising its deposit products, including radio and print media and generally does not solicit deposits from outside its primary market area. While jumbo certificates are accepted by First Federal, and may be subject to preferential rates, First Federal does not actively solicit such deposits as such deposits are more difficult to retain than core deposits. First Federal's policies do not permit the use of brokered deposits.

   The following table presents the deposit activity of First Federal for the periods indicated.

                                                     For the Years Ended June
                                                               30,
                                                    ---------------------------
                                                      2000     1999      1998
                                                    -------- --------  --------
                                                          (In thousands)
Beginning balance.................................. $429,225 $435,462  $412,934
Purchase of Ravenna Savings Deposits...............  118,322
Net deposits (withdrawals).........................   18,692  (25,121)    2,579
Interest credited on deposit accounts..............   20,509   18,884    19,949
                                                    -------- --------  --------
Total increase (decrease) in deposit accounts......  157,523   (6,237)   22,528
                                                    -------- --------  --------
  Ending balance................................... $586,748 $429,225  $435,462
                                                    ======== ========  ========

   At June 30, 2000, First Federal had outstanding $76.0 million in certificate of deposit accounts in amounts of $100,000 or more, maturing as follows:

                                                                      Weighted
Maturity Period                                             Amount  Average Rate
---------------                                             ------- ------------
                                                                (Dollars in
                                                                 thousands)
Three months or less....................................... $ 8,973     5.83%
Over three through six months..............................   9,645     5.70
Over six through 12 months.................................  32,480     6.31
Over 12 months.............................................  24,882     6.24
                                                            -------
  Total.................................................... $75,980     6.15
                                                            =======

 The following table presents the distribution of First Federal's deposit accounts at June 30, 2000 and the distribution of the average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented.

                                               For the Year Ended June    For the Year Ended June    For the Year Ended June
                        At June 30, 2000               30, 2000                   30, 1999                   30, 1998
                   -------------------------- -------------------------- -------------------------- --------------------------
                            Percent  Weighted          Percent  Weighted          Percent  Weighted          Percent  Weighted
                            of Total Average  Average  of Total Average  Average  of Total Average  Average  of Total Average
                   Balance  Deposits   Rate   Balance  Deposits   Rate   Balance  Deposits   Rate   Balance  Deposits   Rate
                   -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
                                                             (Dollars in thousands)
Noninterest
bearing demand...  $ 11,088    1.89%    -- %  $  6,203    1.33%    -- %  $  6,027    1.39%    -- %  $  4,560    1.08%    -- %
NOW and money
market...........   153,056   26.09    4.07    124,817   26.82    3.66    114,876   26.43    3.23     95,871   22.80    3.44
Savings..........    76,230   12.99    2.37     65,127   13.99    2.14     67,145   15.45    2.18     68,945   16.40    2.41
Certificates of
deposit..........   346,374   59.03    5.81    269,213   57.86    5.46    246,584   56.73    5.56    251,130   59.72    5.93
                   --------  ------           --------  ------           --------  ------           --------  ------
 Total deposits..  $586,748  100.00%   4.89   $465,360  100.00%   4.41   $434,632  100.00%   4.69   $420,506  100.00%   4.72
                   ========  ======           ========  ======           ========  ======           ========  ======

   The following table presents, by various rate categories, the amount of certificate of deposit accounts outstanding at the dates indicated.

                                          Period to Maturity from June 30, 2000
                         ------------------------------------------------------------------------
                           Less                                                          Total at
                         than One  One to     Two to     Three to   Four to      Over    June 30,
                           Year   Two Years Three Years Four Years Five Years Five Years   2000
                         -------- --------- ----------- ---------- ---------- ---------- --------
                                                  (Dollars in thousands)
Certificate accounts:
  0to 4.00%............. $  3,230  $    11    $   346     $  --     $   --      $  250   $  3,837
  4.01 to 5.00%.........   29,092    5,140      2,727      1,487        513        459     39,418
  5.01 to 6.00%.........   82,096   19,616     19,244      2,066      1,741      6,082    130,845
  6.01 to 7.00%.........   95,508   42,664     13,180      4,522      8,323        850    165,047
  7.01 to 8.00%.........    5,354      204         72        --         283        --       5,913
  8.01 to 9.00%.........    1,307      --           6          1        --         --       1,314
                         --------  -------    -------     ------    -------     ------   --------
    Total at June 30,
     1999............... $216,587  $67,635    $35,575     $8,076    $10,860     $7,641   $346,374
                         ========  =======    =======     ======    =======     ======   ========

   Borrowings. First Federal's policy has been to utilize borrowings as an alternative and/or less costly source of funds. First Federal obtains advances from the FHLB of Cincinnati, which are collateralized by the capital stock of the Federal Home Loan Bank of Cincinnati held by First Federal, and certain mortgage loans of First Federal. First Federal also borrows funds through reverse repurchase agreements with the FHLB of Cincinnati and primary broker/dealers. Advances from the FHLB of Cincinnati are made pursuant to several different credit programs, each of which has its own interest rate and maturity. The maximum amount that the FHLB of Cincinnati will advance to member institutions, including First Federal, for purposes of other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the FHLB of Cincinnati and the OTS. The maximum amount of FHLB of Cincinnati advances permitted to a member institution generally is reduced by borrowings from any other source. At June 30, 2000, First Federal's FHLB of Cincinnati advances totaled $227.8 million.

   During the year ended June 30, 2000, First Federal continued to borrow funds from primary broker/dealers. The borrowings are collateralized by designated mortgage-backed securities and investment securities. The total of these borrowings at June 30, 2000, was $75.0 million. First Federal has the right to freely substitute collateral as long as the margin is at least 95% of all outstanding borrowings, including accrued interest. First Federal has used these repurchase agreements in arbitrage strategies, using the funds to purchase a mix of fixed and adjustable rate mortgage-backed securities, to generate a spread of approximately 100 to 120 basis points, as well as to help reduce First Federal's interest rate risk.

   First Federal also has an available overnight line-of-credit with the FHLB of Cincinnati for a maximum of $200.0 million. There was no fee for the line-of-credit for the year ended June 30, 2000. First Federal may continue to increase borrowings in the future to fund asset growth. To the extent it does so, First Federal may experience an increase in its cost of funds.

Personnel

   As of June 30, 2000, First Federal had 215 full-time employees and 36 part-time employees. The employees are not represented by a collective bargaining unit and First Federal considers its relationship with its employees to be good.

        FFY FINANCIAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following presents management's discussion and analysis of FFY Financial's financial condition and results of operations. This discussion and analysis highlights significant changes in balance sheet items and principal factors affecting earnings for each of the periods presented. Financial information for prior years is presented when appropriate to discuss. The objective of this commentary is to enhance the reader's understanding of the accompanying financial statements, tables and charts and should be read in conjunction with the financial statements and notes thereto.

General

   FFY Financial is a unitary savings and loan holding company incorporated under the laws of Delaware and is engaged in financial services through its wholly-owned subsidiaries, FFY Bank and FFY Holdings, Inc. FFY Bank is a federally chartered savings bank and FFY Holdings, Inc. invests in entities offering expanded financial services to its customers. In June 1993, FFY Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. As part of the conversion, FFY Financial acquired all of the outstanding common stock of FFY Bank. FFY Holdings, Inc., which was formed in August 1997, has a one-third interest in Coldwell Banker FFY Real Estate and a 100% interest in FFY Insurance Agency, Ltd. (formerly known as Daniel W. Landers Insurance Agency, Ltd.). Real estate services are offered through Coldwell Banker FFY Real Estate and property and casualty insurance is offered through FFY Insurance Agency, Ltd.

   In May 2000, FFY Holdings, Inc. acquired the minority interest in FFY Insurance Agency, Ltd. Also in May 2000, FFY Insurance Agency, Ltd. acquired Moreman-Yerian Insurance Agency, which had an over 100-year history of providing insurance products to consumers in FFY Financial's market area.

   On May 23, 2000, FFY Financial and First Place, the holding company for First Federal Savings and Loan Association of Warren, entered into a definitive agreement to combine in a merger of equals. The merger agreement calls for a tax-free exchange of each outstanding share of FFY Financial common stock for
1.075 shares of First Place common stock, with cash paid in lieu of fractional shares. In addition, pursuant to the merger agreement, FFY Bank will merge with First Federal Savings and Loan Association of Warren to become First Place Bank.

   The merger will be accounted for as a purchase and is expected to close in the fourth quarter of calendar year 2000. The merger agreement has been approved by the boards of directors of both companies. However, it is subject to certain other conditions, including the approvals of the stockholders of both companies and the approvals of regulatory authorities.

Forward-Looking Statements

   The words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in FFY Financial's market area, changes in policies by regulatory agencies, fluctuations in interest rate changes in the relationship between short- and long-term interest rates, demand for loans in FFY Financial's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. FFY Financial wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. FFY Financial wishes to advise readers that the factors listed above could affect FFY Financial's financial performance and could cause FFY Financial's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

   FFY Financial does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Changes in Financial Condition

   General. Total assets at June 30, 2000 were $674.5 million compared to $675.7 million at June 30, 1999, a decrease of $1.2 million, or 0.2%. The decrease during fiscal year 2000 was primarily due to a decline in the securities portfolio, partially offset by growth in FFY Bank's loan portfolio. Total liabilities at June 30, 2000 were $609.3 million compared to $605.6 million at June 30, 1999, an increase of $3.7 million, or 0.6%. This increase was primarily due to an increase in borrowed funds, partially offset by a decline in deposit accounts. The discussion below provides greater detail regarding significant changes in balance sheet items.

   Securities Portfolio. FFY Financial's securities portfolio decreased $32.2 million, or 16.9%, during fiscal year 2000 and totaled $158.1 million at June 30, 2000 compared to $190.3 million at June 30, 1999. The decrease during fiscal year 2000 was comprised primarily of $15.4 million, $8.8 million and $3.0 million in security sales, principal receipts and maturities, respectively. Also contributing to the decline in securities was a $5.5 million increase in the gross unrealized loss in the securities portfolio, resulting from an increase in interest rates. Management believes that the decline in fair value is temporary and that there is no impairment of securities. Security purchases totaling $743,000 partially offset the aforementioned declines. Proceeds provided by the sales, principal receipts and maturities of securities were primarily used to fund the growth in loans receivable. A summary of the securities portfolio can be found in Note 2 of the Notes to Consolidated Financial Statements contained in this document.

   Loan Portfolio. Net loans receivable increased $30.7 million, or 6.80%, during fiscal year 2000 and totaled $484.5 million at June 30, 2000 compared to $453.8 million at June 30, 1999.

   First mortgage loans at June 30, 2000 totaled $442.9 million, or 88.5% of total gross loans compared to $412.4 million, or 88.3% of total gross loans at June 30, 1999. The dollar volume increase in first mortgage loans was primarily in loans secured by one- to four-family residences and commercial real estate. One- to four-family residential loans totaled $351.4 million, or 70.2%, of total gross loans at June 30, 2000, compared to $335.1 million, or 71.7%, of total gross loans one year earlier. This increase in one- to four-family loans was largely the result of retaining such newly-originated loans in FFY Bank's portfolio as opposed to selling them in the secondary market during the increasing interest rate environment that existed during fiscal year 2000--see below. Commercial real estate loans totaled $44.6 million, or 8.9%, of the total gross loans at June 30, 2000, compared to $33.7 million, or 7.2%, of total gross loans one year earlier. This increase was attributable to FFY Financial's management identifying commercial real estate lending as a growth area throughout fiscal 2000.

   Consumer and other loans at June 30, 2000 totaled $57.4 million, or 11.5% of total gross loans compared to $53.5 million, or 11.4% of total gross loans at June 30, 1999. The dollar volume growth in consumer and other loans was primarily in home equity loans, which totaled $44.4 million, or 8.9%, of total gross loans at June 30, 2000, compared to $37.9 million, or 8.1% of total gross loans one year earlier. Like commercial real estate lending, this increase was attributable to FFY Financial's management identifying home equity lending as a growth area throughout fiscal 2000.

   FFY Bank's secondary market mortgage lending operation originates and sells qualifying loans to the Federal National Mortgage Association (Fannie Mae). During fiscal year 2000, FFY Bank sold 192 loans with an aggregate principal balance of $14.9 million resulting in a pre-tax gain of $234,000. This compares to sales in fiscal year 1999 of 390 loans with an aggregate principal balance of $31.0 million and a pre-tax gain of $720,000. FFY Bank's secondary market sales slowed during fiscal year 2000 due to rising market interest rates, which caused us to keep more loans in our portfolio. However, management expects that the secondary market mortgage lending program will continue as long as market conditions allow it to be profitable.

   Deposits. Deposit accounts decreased $11.3 million, or 2.5%, during fiscal year 2000 and totaled $446.0 million at June 30, 2000 compared to $457.3 million at June 30, 1999. Declines in certificate and passbook accounts of $10.9 million and $10.1 million, respectively, were partially offset by increases of $7.7 million and $2.0 in money market and demand accounts, respectively. The net deposit outflow during fiscal year 2000 was primarily funded by increased borrowings. The level of deposit flows during any given period is heavily influenced by factors such as the general level of interest rates as well as alternative yields that investors may obtain on competing instruments, such as money market mutual funds and other investments. The weighted average cost of deposits increased 29 basis points during fiscal year 2000, from 4.27% at June 30, 1999 to 4.56% at June 30, 2000.

   Repurchase Agreements and Borrowed Funds. Short-term repurchase agreements increased $320,000, or 4.8%, during fiscal year 2000 and totaled $6.9 million at June 30, 2000 compared to $6.6 million at June 30, 1999. Long-term repurchase agreements totaled $51.3 million at both June 30, 2000 and 1999. Short-term borrowings decreased $5.3 million, or 23.2%, during fiscal year 2000, whereas long-term borrowings increased $19.3 million, or 32.1%, during the same period. Short- and long-term borrowings totaled $17.5 million and $79.3 million, respectively, at June 30, 2000 compared to $22.8 million and $60.0 million, respectively, at June 30, 1999. Due to the rising interest rate environment that existed during fiscal year 2000, the weighted average cost of borrowings increased 162 basis points, from 5.06% at June 30, 1999 to 6.68% at June 30, 2000. Both short- and long-term borrowed funds consist of advances from the Federal Home Loan Bank of Cincinnati. Repurchase agreements and borrowed funds are managed within FFY Financial's guidelines for asset/liability management, profitability and overall growth objectives.

   Stockholders' Equity. Total stockholders' equity declined $4.9 million, or 7.0%, during fiscal year 2000 and totaled $65.2 million at June 30, 2000 compared to $70.1 million at June 30, 1999. This decline resulted principally from stock repurchases, dividends paid to stockholders and a decline in market value of available-for-sale securities, net of tax, totaling $7.1 million, $3.1 million and $3.6 million, respectively. These declines were partially offset by net income for fiscal year 2000 totaling $7.4 million and other increases totaling $1.5 million. On January 19, 1999, FFY Financial announced a 100% stock dividend, which is equivalent to a two-for-one stock split, that was paid on March 5, 1999 to stockholders of record on February 19, 1999. Accordingly, all share and per share data have been restated as a result of the stock dividend.

Results of Operations

   FFY Financial's results of operations depend primarily on the level of net interest income, which is the difference, or "spread", between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Interest-earning assets consist primarily of loans receivable and securities, whereas interest-bearing liabilities consist primarily of deposits, repurchase agreements and borrowed funds. The ratio of average interest-earning assets to average interest-bearing liabilities during fiscal year 2000 was 1.10:1 compared to 1.13:1 during fiscal year 1999. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Results of operations are also dependent upon, among other things, the provision for loan losses, non-interest income, non-interest expense and income taxes.

Comparison of Years Ended June 30, 2000 and 1999

   General. FFY Financial recorded net income for the year ended June 30, 2000 of $7.4 million, a decrease of $780,000, or 9.6%, from net income of $8.1 million for the year ended June 30, 1999. Diluted earnings per share for the year ended June 30, 2000 were $1.12, a 0.90% increase from diluted earnings per share of $1.11 for the year ended June 30, 1999. FFY Financial's return on equity for fiscal year 2000 was 11.28% compared to 10.26% for fiscal year 1999.

   Interest Income. Total interest income for the year ended June 30, 2000 was $49.8 million, an increase of $712,000, or 1.5%, compared to $49.1 million for the year ended June 30, 1999. Interest income from loans totaled $39.0 million for both of the years ended June 30, 2000 and 1999. A $4.1 million increase in the average balance of loans receivable was offset by an 8 basis point decline in yield earned on the loan portfolio. The increase in total interest income was primarily from an increase in interest earned on the securities portfolio. Interest income from securities totaled $10.4 million for the year ended June 30, 2000, an increase of $801,000, or 8.4%, compared to $9.6 million for the year ended June 30, 1999. The increase in interest from securities was due to a $10.2 million increase in the average balance of securities, using amortized cost basis, and a 27 basis point increase in yield (on a fully-taxable equivalent basis). The average balance of securities, using amortized cost basis, was $176.3 million and $166.1 million for the years ended June 30, 2000 and 1999, respectively, and the securities portfolio yielded 6.39% and 6.12% for the same respective periods. Although the average balance of securities increased comparing June 30, 2000 and 1999, the trend of a growing securities portfolio reversed during fiscal year 2000 due to proceeds from securities transactions being primarily used to fund loan growth.

   Interest Expense. Total interest expense for the year ended June 30, 2000 was $28.1 million, an increase of $1.6 million, or 6.1%, compared to $26.5 million for the year ended June 30, 1999. The increase in interest expense was due to an increase in both the average balance and cost of long-term borrowed funds. The average balance of long-term borrowed funds increased $38.5 million, from $30.2 million for fiscal year 1999 to $68.7 million for fiscal year 2000. The average rate paid on long-term borrowed funds increased 87 basis points, from 5.05% for the year ended June 30, 1999 to 5.92% for the year ended June 30, 2000 as a result of the rising interest rate environment that existed during fiscal year 2000. The increase in interest expense from long-term borrowings was partially offset by a decline in interest expense associated with interest-bearing deposit accounts. The average balance of interest-bearing deposit accounts declined $10.1 million, from $447.5 million for fiscal year 1999 to $437.4 million for fiscal year 2000. Additionally, a 7 basis point decline in cost of interest-bearing deposit accounts, from 4.49% for fiscal year 1999 to 4.42% for fiscal year 2000, contributed to the decline in interest expense associated with deposit balances. To a lesser extent, rate increases in short- and long-term repurchase agreements and short-term borrowings, partially offset by a decline in volume of short-term borrowings, contributed to the increased interest expense comparing fiscal years 2000 and 1999.

   Net Interest Income. Net interest income for the year ended June 30, 2000 totaled $21.7 million, a decline of $896,000, or 4.0%, compared to $22.6 for the year ended June 30, 1999. FFY Financial's net interest margin declined 16 basis points, from 3.62% for fiscal year 1999 to 3.46% for fiscal year 2000. The decline in net interest margin was principally due to the increased cost of borrowings.

   Provision for Loan Losses. The provision for loan losses totaled $476,000 for the year ended June 30, 2000 compared to $494,000 for the year ended June 30, 1999. The provision for loan losses reflects management's evaluation of the underlying credit risk of FFY Bank's loan portfolio to adequately provide for probable loan losses inherent in the loan portfolio as of the balance sheet date. The allowance for loan losses totaled 78.4% of non-performing loans at June 30, 2000, down from 112.3% at June 30, 1999 due to a $1.0 million increase in non-performing loans, principally one- to four -family loans. FFY Financial's management analyzes the adequacy of the allowance for loan losses regularly through reviews of the performance of the loan portfolio, economic conditions, changes in interest rates and the effect of such changes on real estate values and changes in the composition of the loan portfolio. Future additions to the allowance for loan losses will be dependent on these factors. Management believes that the allowance for loan losses is adequate at June 30, 2000.

   Non-Interest Income and Expense. Non-interest income for the year ended June 30, 2000 totaled $2.0 million, a decline of $525,000, or 20.6% compared to $2.6 million for the year ended June 30, 1999 largely due to a $486,000 decline in gains from sales of loans. The decline in non-interest income was also due to a $158,000 decrease in gains from security sales comparing fiscal year 2000 to fiscal year 1999. Partially offsetting the decline was a $209,000 increase in service charge income, primarily non-sufficient funds charges, service fees on commercial checking accounts, debit card income and automated teller machine income. Non-interest expense increased $339,000 in fiscal year 2000 and totaled $12.8 million for the year compared to $12.5 million for the year ended June 30, 1999 primarily due to $329,000 in expenses related to the proposed merger of equals with First Place. Operating expense to average assets without the merger expenses totaled 1.87% for fiscal year 2000 compared to 1.88% for fiscal year 1999.

   Income Taxes. Federal income taxes for the year ended June 30, 2000 totaled $3.0 million, a decline of $992,000 compared to $4.0 million for the year ended June 30, 1999. The decline in federal income taxes resulted from less income subject to tax and a reduction in FFY Financial's effective tax rate due to increased income from tax-exempt securities.

   Minority Interest. Minority interest in loss of consolidated subsidiaries represents the portion of net loss from the real estate and insurance affiliates not wholly-owned by FFY Holdings, Inc. during the year.

Comparison of Years Ended June 30, 1999 and 1998

   General. FFY Financial recorded net income for the year ended June 30, 1999 of $8.1 million, an increase of $411,000, or 5.3%, from net income of $7.7 million for the year ended June 30, 1998. Basic and diluted earnings per share for the year ended June 30, 1999 totaled $1.15 per share and $1.11 per share, respectively, compared to $1.03 per share and $0.99 per share, respectively, for the year ended June 30, 1998. This represents an increase in basic and diluted earnings per share of 11.7% and 12.1%, respectively. FFY Financial's return on average equity for fiscal year 1999 was 10.26% compared to 9.28% for fiscal year 1998.

   Interest Income. Total interest income for the year ended June 30, 1999 was $49.1 million, an increase of $1.1 million, or 2.2%, compared to $48.0 million for the year ended June 30, 1998. Interest income from loans declined $738,000, or 1.9%, and totaled $39.0 million for the year ended June 30, 1999 compared to $39.8 million for year ended June 30, 1998. This decrease was the result of a 20 basis point decline in the average yield earned on loans, from 8.59% to 8.39%, partially offset by an increase of $2.5 million in the average balance of loans outstanding. The average yield earned on loans declined due to a decrease in market rates for most of fiscal year 1999. Although net loans receivable declined $28.6 million from June 30, 1998 to June 30, 1999, the average balance of loans receivable increased as mentioned previously. The June 30, 1998 loans receivable balance included approximately $17.1 million of short-term loans made to customers in June 1998 to fund their stock subscriptions in a local financial institution's initial public offering which remained outstanding for part of the first quarter of fiscal year 1999, thus impacting the average balance for fiscal year 1999. Interest income from securities increased $1.9 million, or 25.3%, and totaled $9.5 million for the year ended June 30, 1999 compared to $7.6 million for the year ended June 30, 1998. This increase was the result of a $42.5 million increase in the average balance of securities, primarily Federal agency obligations, municipal securities and trust preferred securities. The increase in volume of securities was partially offset by a 29 basis point decline in the average yield on securities, from 6.41% to 6.12%. The decline in the weighted average yield was largely the result of reinvesting proceeds from a high level of loan repayments and prepayments at lower market rates.

   Interest Expense. Interest expense increased $955,000, or 3.7%, and totaled $26.5 million for the year ended June 30, 1999 compared to $25.6 million for the year ended June 30, 1998. This increase was primarily due to volume increases in long-term repurchase agreements and borrowed funds, partially offset by a rate decline in deposits and, to a lesser extent, volume and rate declines in short-term repurchase agreements. The average balance of long-term repurchase agreements and borrowed funds increased $17.1 million and $30.2 million, respectively. The average cost of interest on deposits declined 28 basis points, from 4.77% for fiscal year 1998 to 4.49% for fiscal year 1999. This decline in rate primarily reflects an overall reduction in market interest rates throughout FFY Financial's 1999 fiscal year.

   Net Interest Income. Net interest income increased $122,000 or 0.5%, and totaled $22.6 million for the year ended June 30, 1999 compared to $22.4 million for the year ended June 30, 1998. FFY Financial's net interest margin (net interest income as a percentage of average interest-earning assets) was 3.62% for the year ended June 30, 1999, down 19 basis points from 3.81% for the year ended June 30, 1998. FFY Financial's net interest margin declined due mainly to a lower yield earned on loans and securities as well as increased borrowings, which tend to have a higher cost than core deposits. However, FFY Financial's net interest margin was positively affected by lower rates paid on deposits and short-term borrowings.

   Provision for Loan Losses. The provision for loan losses totaled $494,000 for the year ended June 30, 1999 compared to $566,000 for the year ended June 30, 1998. The provision for loan losses reflects management's evaluation of the underlying credit risk of FFY Bank's loan portfolio to adequately provide for probable loan losses inherent in the loan portfolio as of the balance sheet date. The allowance for loan losses totaled 112.3% of non-performing loans at June 30, 1999, up from 82.4% at June 30, 1998 due primarily to a 29% decline in non-performing loans. More aggressive collection efforts contributed to the decline in non-performing loans.

   Non-Interest Income. Non-interest income totaled $2.6 million for the year ended June 30, 1999, an increase of $785,000, or 44.5%, compared to $1.8 million for the year ended June 30, 1998. Largely contributing to this increase was FFY Bank's secondary market operation, which began during fiscal year 1998 and accounted for $720,000 in gains from loan sales during the 1999 fiscal year compared to $134,000 in gains from loan sales during the 1998 fiscal year. Service charge income increased 28.1% from $700,000 for the year ended June 30, 1998 to $897,000 for the year ended June 30, 1999 largely due to increased fees on NOW accounts and fees from a loan extension program.

   Non-Interest Expense. Non-interest expense totaled $12.5 million for the year ended June 30, 1999, an increase of $724,000, or 6.2%, compared to $11.8 million for the year ended June 30, 1998. Largely contributing to this increase were the activities of FFY Holding's insurance affiliate, FFY Insurance Agency, Ltd., which began operations on April 1, 1998, and therefore only had three months activity during fiscal year 1998. Also contributing to the fiscal year 1999 growth in non-interest expense was increased depreciation, primarily due to Year 2000 computer-related purchases, and advertising. In addition, severance pay was awarded to a long-tenured Company officer in December 1998 as a result of her retirement. FFY Financial's efficiency ratio totaled 49.8% for the year ended June 30, 1999 compared to 49.1% for the year ended June 30, 1998.

   Income Taxes. Federal income taxes totaled $4.0 million for the year ended June 30, 1999, a decline of $107,000 compared to $4.1 million for the year ended June 30, 1998. The decline in federal income taxes resulted from a reduction in FFY Financial's effective tax rate due to increased income from tax-exempt securities.

   Minority Interest. Minority interest in loss of consolidated subsidiaries represents the portion of the net loss from the real estate and insurance affiliates not owned by FFY Holdings, Inc.

   The following table presents for the periods indicated average balance sheets, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on the average interest-bearing liabilities, and the resultant costs, expressed both in dollars and rates. Average balances for all years presented are daily average balances. Interest on non-accruing loans has been included in the table to the extent received.

Average Balances, Interest Rates and Yields

                                                         Years ended June 30,
                          ------------------------------------------------------------------------------------
                                     2000                         1999                        1998
                          ---------------------------- --------------------------- ---------------------------
                            Average   Interest           Average   Interest          Average   Interest
                          Outstanding Earned/   Yield/ Outstanding Earned/  Yield/ Outstanding Earned/  Yield/
                            Balance     Paid     Rate    Balance     Paid    Rate    Balance     Paid    Rate
                          ----------- --------  ------ ----------- -------- ------ ----------- -------- ------
                                                        (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)....   $469,756    39,046    8.31%  $465,622    39,047   8.39%  $463,118    39,785   8.59%
 Securities available
  for sale, net(2)(3)...    168,185    11,269    6.39%   167,217    10,163   6.12%   124,764     7,916   6.41%
 FHLB Stock.............      5,023       363    7.23%     4,677       333   7.12%     4,284       312   7.28%
 Other..................        991        34    3.43%     3,343       151   4.52%     5,556       287   5.17%
                           --------   -------           --------    ------          --------    ------
 Total interest-earning
  assets(2).............    643,955    50,712    7.78%   640,859    49,694   7.77%   597,722    48,300   8.10%
                                      -------                       ------                      ------
Noninterest-earning
 assets.................     24,257                       22,392                      20,942
                           --------                     --------                    --------
 Total assets...........   $668,212                     $663,251                    $618,664
                           ========                     ========                    ========
Interest-Bearing
 Liabilities:
 Demand and NOW
  accounts..............   $ 73,244     2,204    3.01%  $ 63,148     1,613   2.55%  $ 54,962     1,399   2.55%
 Savings accounts.......     87,852     1,985    2.26%    92,049     2,091   2.27%   100,125     2,683   2.68%
 Certificate accounts...    276,300    15,139    5.48%   292,328    16,413   5.61%   291,841    17,200   5.89%
 Short-term repurchase
  agreements............      6,913       406    5.87%     9,054       450   4.97%    15,241       872   5.72%
 Long-term repurchase
  agreements............     51,300     3,128    6.10%    51,300     2,974   5.80%    34,241     2,043   5.97%
 Short-term borrowings..     20,382     1,194    5.86%    27,596     1,451   5.26%    24,004     1,362   5.67%
 Long-term borrowings...     68,680     4,067    5.92%    30,175     1,523   5.05%       --        --     --
                           --------   -------           --------    ------          --------    ------
 Total interest-bearing
  liabilities...........    584,671    28,123    4.81%   565,650    26,515   4.69%   520,414    25,559   4.91%
                                      -------                       ------                      ------
Noninterest-bearing
 liabilities(4).........     18,311                       18,291                      14,935
                           --------                     --------                    --------
 Total liabilities......    602,982                      583,941                     535,349
Stockholders' equity....     65,230                       79,310                      83,315
                           --------                     --------                    --------
Total liabilities and
 equity.................   $668,212                     $663,251                    $618,664
                           ========                     ========                    ========
Net interest income.....              $22,589                       23,179                      22,741
Less fully taxable
 equivalent adjustment..                 (916)                        (610)                       (294)
                                      -------                       ------                      ------
Net interest income per
 statement of income....              $21,673                       22,569                      22,447
                                      =======                       ======                      ======
Net interest rate
 spread.................                         2.97%                       3.08%                       3.19%
                                                 ====                        ====                        ====
Net earning assets......   $ 59,284                     $ 75,209                    $ 77,308
                           ========                     ========                    ========
Net yield on average
 interest-earning
 assets(2)..............                         3.46%                       3.62%                       3.81%
                                                 ====                        ====                        ====
Average interest-earning
 assets to average
 interest-bearing
 liabilities............               1.10 x                       1.13 x                      1.15 x
                                      =======                       ======                      ======

-------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2) Yield is calculated without consideration of the unrealized gain (loss) on securities available for sale.
(3) Interest is presented on a fully taxable equivalent basis using FFY Financial's federal statutory tax rate of 34%.
(4) Includes noninterest-bearing checking accounts.

   The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and (ii) changes in rate (changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                              Rate/Volume Analysis

                                              Years ended June 30,
                          -----------------------------------------------------------------
                                  2000 vs. 1999                    1999 vs. 1998
                          -------------------------------- --------------------------------
                          Increase (Decrease)              Increase (Decrease)
                                Due to            Total          Due to            Total
                          --------------------   Increase  --------------------   Increase
                            Volume      Rate    (Decrease)  Volume      Rate     (Decrease)
                          ----------  --------  ---------- ---------- ---------  ----------
                                             (Dollars in Thousands)
Interest-earning assets:
  Loans receivable......  $      359      (360)       (1)  $     210       (948)   $ (738)
  Securities (1)........         642       464     1,106       2,620       (373)    2,247
  FHLB stock............          25         5        30          28         (7)       21
  Other.................         (87)      (30)     (117)       (103)       (33)     (136)
                          ----------  --------   -------   ---------  ---------    ------
    Total interest-
     earning assets.....  $      939        79     1,018       2,755     (1,361)    1,394
                          ==========  ========   =======   =========  =========    ======
Interest-bearing
 liabilities:
  Demand and NOW
   accounts.............  $      278       313       591         214        --        214
  Savings accounts......         (97)       (9)     (106)       (204)      (388)     (592)
  Certificate accounts..        (895)     (379)   (1,274)         29       (816)     (787)
  Short-term repurchase
   agreements...........        (117)       73       (44)       (319)      (103)     (422)
  Long-term repurchase
   agreements...........         --        154       154         991        (60)      931
  Short-term
   borrowings...........        (410)      153      (257)        193       (104)       89
  Long-term borrowings..       2,241       303     2,544       1,523        --      1,523
                          ----------  --------   -------   ---------  ---------    ------
    Total interest-
     bearing
     liabilities........  $    1,000       608     1,608   $   2,427     (1,471)      956
                          ==========  ========   =======   =========  =========    ======
Net interest income
 (1)....................                         $  (590)                          $  438
                                                 =======                           ======

--------
(1) Presented on a fully taxable equivalent basis.

Asset/Liability Management

   Asset/liability management is the measurement and analysis of FFY Financial's exposure to changes in the interest rate environment. Management analyzes the effects of interest rate changes on net portfolio value and net interest income over specified periods of time by evaluating FFY Financial's mix of interest-earning assets and interest-bearing liabilities in varied interest rate environments. FFY Financial manages this risk on a continuing basis through the use of a number of strategies as an ongoing part of its business plan. The objective of asset/liability management is to maintain consistent growth in net interest income within FFY Financial's policy guidelines. Management considers interest rate risk to be FFY Financial's most significant market risk.

   Income simulation techniques and net portfolio value analysis are used to determine FFY Financial's sensitivity to changes in interest rates. The models are based on actual cash flows and repricing characteristics for on and off balance sheet instruments, and incorporate market-based assumptions regarding the impact of changing interest rates on certain assets and liabilities. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes. Actual results may also differ due to changes in market conditions and management strategies.

   The income simulation modeling employed by FFY Financial measures changes in net interest income over the next 12- and 24-month periods resulting from hypothetical rising and declining interest rates. Key assumptions used in this model include (i) reinvestment of security and mortgage cash flows, (ii) loan prepayment speeds, (iii) reinvestment of certificate of deposit maturities and
(iv) deposit pricing strategies. As of June 30, 2000, simulation modeling indicated that with a 200 basis point (bp) increase in interest rates, FFY Financial's net interest income would be 2.96 percent and 6.76 percent less than if rates remained constant over the next 12- and 24-month periods, respectively. As of the same date and a 200bp decrease in interest rates, FFY Financial's net interest income would be 1.44 percent more and 1.62 percent less than if rates remained constant over the next 12- and 24-month periods, respectively. The percentage changes in net interest income are within the acceptable range established by FFY Financial's board of directors in both a rising and falling rate environment.

   FFY Bank measures the effect of interest rate changes on its net portfolio value (NPV), which is the difference between the market value of FFY Bank's assets and liabilities, under different interest rate scenarios. Changes in NPV are measured using interest rate shocks rather than changes in interest rates over a period of time as are assumed with the income simulation model. At June 30, 2000, FFY Bank's NPV ratio, using interest rate shocks ranging from a 300bp rise in rates to a 300bp decline in rates are shown in the following table. All values are within the acceptable range established by FFY Financial's board of directors.

                              Net Portfolio Value
                                  (Bank only)

               Basis
               Point
               Change
                 in      6/30/00
               Rates    NPV Ratio
               ------   ---------
               + 300       6.05%
               + 200       7.40%
               + 100       8.73%
                 Base      9.86%
               - 100      10.50%
               - 200      10.65%
               - 300      10.88%

   A significant part of FFY Bank's asset/liability management focuses on originating adjustable-rate home equity credit lines. This product is tied to the prime rate and adjusts monthly depending on fluctuations in the prime lending rate. Adjustable-rate home equity credit lines totaled $21.2 million at June 30, 2000, an increase of $14.6 million from $6.6 million at June 30, 1999. At June 30, 2000, loans with an adjustable rate feature totaled $259.2 million, or 51.8% of the gross loan portfolio compared to $197.0 million, or 42.2% of the gross loan portfolio at June 30, 1999. FFY Bank's sale of predominantly fixed-rate mortgage loans to Fannie Mae decreases FFY Bank's exposure to interest rate risk and providing income from sales and servicing. Additionally, the servicing asset hedges FFY Bank against rising rates, as it becomes more valuable in a rising rate environment, offsetting the decline in the value of other longer term assets in a rising rate environment.

   In order to consolidate its customer base and reduce interest rate risk while maintaining adequate returns, FFY Bank has increased its investment in consumer loans over the past several years. While consumer loans are believed to have a greater risk of default than mortgage loans, consumer loans are typically much shorter in duration than mortgage loans which serves to reduce interest rate risk. Management intends to continue to expand FFY Bank's consumer loan portfolio over the next several years.

   Since June 30, 1996, FFY Financial increased its investments in adjustable-rate securities in an attempt to reduce interest rate risk. At June 30, 2000, the market value of adjustable-rate securities totaled $42.4 million, or 26.8% of the total securities portfolio compared to a market value of $694,000, or 0.6% of the total securities portfolio four years earlier.

   FFY Financial's management may, at times, place greater emphasis on maximizing net interest margin rather than merely concentrating on interest rate risk depending on the relationship between short- and long-term interest rates, market conditions and consumer preference. Management believes that increased net income resulting from a moderate contrast between the maturity of its assets and liabilities can provide high enough returns to justify the increased risk exposure during periods of stable interest rates. Management has established limits on the amount of its interest rate risk exposure. There can be no assurance, however, that management's efforts to limit interest rate risk will be successful.

Liquidity and Cash Flows

   In general terms, liquidity is a measurement of FFY Financial's ability to meet its cash needs. FFY Financial's objective in liquidity management is to maintain the ability to meet loan commitments, purchase securities or to repay deposits and other liabilities in accordance with their terms without an adverse impact on current or future earnings. FFY Financial's principal sources of funds are deposits, amortization and prepayments of loans, maturities, sales and principal receipts of securities, borrowings, repurchase agreements and operations.

   Federal regulations require FFY Bank to maintain minimum levels of liquid assets in each calendar quarter of not less than 4% of either (i) its liquidity base at the end of the preceding quarter, or (ii) the average daily balance of its liquidity base during the preceding quarter. FFY Bank's liquidity exceeded the applicable liquidity requirement at June 30, 2000 and 1999. Simply meeting the liquidity requirement does not automatically mean FFY Bank has sufficient liquidity for a safe and sound operation. Regulations also include a separate requirement that each thrift must maintain sufficient liquidity to ensure its safe and sound operation. Thus, adequate liquidity may vary depending on FFY Bank's overall asset/liability structure, market conditions, the activities of competitors, and the requirements of its own deposit and loan customers. Management believes FFY Bank's liquidity is sufficient.

   Liquidity management is both a daily and long-term responsibility of management. FFY Bank adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and
(iv) the objective of its asset/liability management program. Along with its liquid assets, FFY Bank has additional sources of liquidity available including, but not limited to, the ability to obtain deposits by offering above-market interest rates and access to advances from the Federal Home Loan Bank.

   The primary investing activities of FFY Financial are originating loans and purchasing securities. Growth in loans receivable during fiscal year 2000 used $30.6 million, the decline in loans receivable during fiscal year 1999 provided $29.2 million and growth in loans receivable during fiscal year 1998 used $21.6 million. A decrease in FFY Financial's securities portfolio during fiscal year 2000 provided $26.5 million, whereas growth in the securities portfolio during fiscal years 1999 and 1998 used $72.0 million and $11.5 million, respectively. Generally, during periods of declining interest rates, FFY Bank would be expected to experience increased loan prepayments, which would likely be reinvested at lower interest rates. During periods of increasing interest rates, loan prepayments would be expected to decline, reducing funds available for investment at higher interest rates.

   The primary financing activities of FFY Financial are deposits, repurchase agreements and borrowings. The decline in deposit accounts during fiscal year 2000 used $11.3 million, the increase in deposit accounts during fiscal year 1999 provided $13.4 million and the decline in deposit accounts during fiscal year 1998 used $6.1 million. The increase in repurchase agreements during fiscal year 2000 provided $320,000, the decline in repurchase agreements during fiscal year 1999 used $6.5 million and the increase in repurchase agreements during fiscal year 1998 provided $32.1 million. The increase in borrowed funds during fiscal years 2000, 1999 and 1998 provided $14.0 million, $48.8 million and $6.5 million, respectively.

Capital Resources

   Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2000, the minimum capital regulations require savings institutions to have tangible capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk weighted assets of 8.0%, of which 4.0% must be core capital.

   Under the prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least 5.0% (based on average total assets); a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

   The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

   At June 30, 2000, FFY Bank met all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized FFY Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed FFY Bank's capital classification.

Impact of Inflation and Changing Prices

   The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of FFY Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of FFY Financial are monetary. As a result, interest rates have a greater impact on FFY Financial's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Year 2000

   On January 1, 2000, it was reported that FFY Bank had successfully completed its processing for 1999 and had tested all mission critical systems for proper operation due to the change to the Year 2000. Based on operations since January 1, 2000, FFY Financial does not expect any significant impact to its ongoing business as a result of the Year 2000.

   FFY Financial spent nearly $1 million in its Year 2000 readiness efforts, including $429,000 for a new comprehensive software system in 1998. In addition to the new software system, monies were spent to replace outdated, noncompliant hardware and software as well as identifying and remediating Year 2000 problems.

Market Prices and Dividends Declared

   The common stock of FFY Financial trades on The Nasdaq Stock Market under the symbol "FFYF". As of August 16, 2000, there were 6,719,115 shares
outstanding held by approximately        stockholders of record (not including
the number of persons or entities holding stock in nominee or street name through various brokerage firms). The table below shows the quarterly reported high and low trade prices of the common stock and cash dividends per share declared during the years ended June 30, 2000 and 1999.

                                                          High   Low   Dividends
                                                         ------ ------ ---------
   June 30, 2000:
   First quarter........................................ $19.00 $18.38  $ 0.125
   Second quarter.......................................  19.00  11.88    0.125
   Third quarter........................................  13.13  10.50    0.125
   Fourth quarter.......................................  11.44   9.38    0.125
   June 30, 1999:
   First quarter........................................ $18.69 $13.13  $0.1125
   Second quarter.......................................  17.75  13.25   0.1125
   Third quarter........................................  18.88  16.75   0.1125
   Fourth quarter.......................................  19.00  16.88   0.1125

Quarterly Earnings Summary

FFY Financial Corp. and Subsidiaries
(Dollars in Thousands Except Per Share Data)

Quarter ended fiscal 2000             September 30 December 31 March 31 June 30
-------------------------             ------------ ----------- -------- -------
Total interest income................   $12,405      12,279     12,488  12,624
Total interest expense...............     6,813       6,835      7,091   7,385
                                        -------      ------     ------  ------
  Net interest income................     5,592       5,444      5,397   5,239
Provision for loan losses............       101         105        135     135
                                        -------      ------     ------  ------
  Net interest income after provision
   for loan losses...................     5,491       5,339      5,262   5,104
Service charges......................       255         288        264     299
Gain on sale of securities available
 for sale............................         1          28         17     --
Gain on sale of loans................        60          59         45      71
Other non-interest income............       150         173        149     166
Non-interest expense.................    (3,335)     (3,099)    (2,906) (3,494)
                                        -------      ------     ------  ------
  Income before income taxes and
   minority interest.................     2,622       2,788      2,831   2,146
Income tax expense...................       781         836        830     601
Minority interest in loss of
 consolidated subsidiaries...........        (2)         (2)        (5)    (12)
                                        -------      ------     ------  ------
  Net income.........................   $ 1,843       1,954      2,006   1,557
                                        =======      ======     ======  ======
  Basic earnings per share...........   $  0.28        0.31       0.32    0.25
                                        =======      ======     ======  ======
  Diluted earnings per share.........   $  0.27        0.30       0.31    0.24
                                        =======      ======     ======  ======
Quarter ended fiscal 1999             September 30 December 31 March 31 June 30
-------------------------             ------------ ----------- -------- -------
Total interest income................   $12,161      12,384     12,241  12,297
Total interest expense...............     6,711       6,742      6,522   6,539
                                        -------      ------     ------  ------
  Net interest income................     5,450       5,642      5,719   5,758
Provision for loan losses............       125         124        131     114
                                        -------      ------     ------  ------
  Net interest income after provision
   for loan losses...................     5,325       5,518      5,588   5,644
Service charges......................       198         218        217     264
Gain (loss) on sale of securities
 available for sale..................        64          (7)        54      91
Gain on sale of loans................       112         277        202     129
Other non-interest income............       243         194        113     179
Non-interest expense.................    (3,126)     (3,138)    (3,048) (3,182)
                                        -------      ------     ------  ------
  Income before income taxes and
   minority interest.................     2,816       3,062      3,126   3,125
Income tax expense...................       931       1,029      1,086   1,037
Minority interest in gain (loss) of
 consolidated subsidiaries...........       --          --        (106)     12
                                        -------      ------     ------  ------
  Net income.........................   $ 1,885       2,033      2,146   2,076
                                        =======      ======     ======  ======
  Basic earnings per share...........   $  0.26        0.28       0.31    0.31
                                        =======      ======     ======  ======
  Diluted earnings per share.........   $  0.25        0.27       0.30    0.30
                                        =======      ======     ======  ======

                           BUSINESS OF FFY FINANCIAL

   General. FFY Financial is a holding company incorporated under the laws of the State of Delaware and is engaged in the financial services business through its wholly-owned subsidiaries, FFY Bank, a federally-chartered stock savings bank, and FFY Holdings, Inc. In June 1993, FFY Bank converted from a federally-chartered mutual savings institution to a stock savings institution and, as part of the conversion, FFY Financial acquired all of the outstanding common stock of FFY Bank. FFY Bank operates 11 full service banking facilities and 3 limited banking facilities in Mahoning and Trumbull Counties, Ohio. At June 30, 2000, FFY Financial had total consolidated assets of $674.5 million.

   The business of FFY Financial consists primarily of the business of FFY Bank. The holding company structure, however, provides FFY Financial with greater flexibility than FFY Bank has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of both mutual and stock thrift institutions as well as other companies. In August 1997, FFY Holdings, Inc. was formed, as a wholly-owned subsidiary of FFY Financial, for the purpose of investing in entities that offer expanded financial services to customers. In September 1997 and April 1998, FFY Financial announced real estate and insurance affiliations through investments of FFY Holdings, Inc. In May 2000, FFY Holdings, Inc. acquired the minority interest in its insurance affiliate, FFY Insurance Agency, Ltd. Also in May 2000, FFY Insurance Agency, Ltd. acquired Moreman-Yerian Insurance Agency, which had an over 100-year history of providing insurance products to consumers in FFY Financial's market area. FFY Bank provides a variety of banking services to its customers other than its primary business activities of making loans and accepting deposits.

   On May 23, 2000, FFY Financial and First Place, the holding company for First Federal Savings and Loan Association of Warren, entered into a definitive agreement to combine in a merger of equals. The merger agreement calls for a tax-free exchange of each outstanding share of FFY Financial common stock for
1.075 shares of First Place common stock, with cash paid in lieu of fractional shares. In addition, pursuant to the merger agreement, FFY Bank will merge with First Federal Savings and Loan Association of Warren to become First Place Bank. The Merger will be accounted for as a purchase and is expected to close in the fourth quarter of calendar year 2000. The merger agreement has been approved by the boards of directors of both companies. However, it is subject to certain other conditions, including the approvals of the stockholders of both companies and the approvals of regulatory authorities. Currently, there are no other arrangements, understandings or agreements regarding any acquisitions or mergers, however, FFY Financial is in a position, subject to regulatory restrictions, to take advantage of any favorable acquisition or merger opportunity that may arise.

   Market Area. FFY Bank conducts operations through its main office in Youngstown, Ohio, which is located approximately 75 miles northwest of Pittsburgh, PA and 75 miles southeast of Cleveland, OH, and through its 13 other banking offices in Ohio. Eleven of FFY Bank's office locations, including the main office, are in Mahoning County and three office locations are in Trumbull County. The Youngstown-Warren area (Mahoning and Trumbull Counties) makes up the 7th largest metropolitan statistical area in the State of Ohio.

   Mahoning County was once a leading steel producing area, however this industry experienced significant declines in the total number of persons employed. Major industries in Mahoning County include light manufacturing, transportation, health care, as well as retail and wholesale trade and services. Major industries in Trumbull County and Columbiana County include manufacturing, trade and services. Major employers in Mahoning County include Western Reserve Care System, St. Elizabeth Health Center, U.S. Postal Service, Youngstown City Schools and Youngstown State University. The largest employers in the area include General Motors Corporation in Lordstown, Ohio and Delphi Packard Electric Systems in Warren, Ohio, both located in Trumbull County. FFY Financial's business and operating results could be significantly affected by changes in general economic conditions, as well as changes in population levels, unemployment rates, strikes and layoffs.

Lending Activities

   General. FFY Bank's largest component of its gross loan portfolio has historically been first mortgage loans secured by one- to four-family residences. FFY Bank originates adjustable-rate mortgage (ARM) loans or shorter-term fixed rate loans for its own portfolio. FFY Bank also offers 15 and 30 year fixed-rate loans which, if they qualify, are sold on the secondary market to Federal National Mortgage Corporation (Fannie Mae). To a lesser extent, FFY Bank sells adjustable-rate loans to Fannie Mae. Multi-family, commercial, construction and consumer loans with higher yields than traditional one- to four-family loans are also offered by FFY Bank.

   Certain officers of FFY Bank have individual loan approval authority for amounts up to $240,000. Loans that are greater than $240,000 and up to $500,000 must be approved by either the Vice President in charge of lending or a committee comprised of officers of FFY Bank. Loans greater than $500,000 must be approved by the Executive Committee of the Board of Directors and loans greater than $1 million must be approved by the Board of Directors. All loans, once approved, are reviewed by the Board of Directors.

   FFY Bank's loans-to-one-borrower limit is generally 15% of unimpaired capital and surplus. At June 30, 2000, the maximum amount which FFY Bank could have lent under this limit to any one borrower and the borrower's related entities was approximately $7.4 million. The largest lending relationship at June 30, 2000 totaled $4.1 million which is primarily secured by a commercial building and rental units. There are 24 other lending relationships ranging from $1.0 million to $3.1 million with an aggregate total of $40.4 million. At June 30, 2000, all such loans were performing in accordance with their terms except for one lending relationship of three loans with an aggregate outstanding balance of $1.8 million as of the balance sheet date. Refer to "Troubled Debt Restructurings and Other Loans of Concern" contained herein.

   Loan Portfolio Composition. The following table sets forth information concerning the composition of FFY Bank's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

                                                                June 30,
                          ---------------------------------------------------------------------------------------------
                                2000               1999               1998               1997               1996
                          -----------------  -----------------  -----------------  -----------------  -----------------
                           Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                          --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
                                                         (Dollars in Thousands)
Mortgage Loans:
 One- to four-family....  $351,425   70.24%  $335,064   71.70%  $354,202   71.65%  $349,053   73.59%  $334,307   73.64%
 Multi-family...........    14,367    2.87%    15,579    3.33%    15,659    3.17%    16,294    3.44%    15,934    3.51%
 Commercial.............    44,629    8.92%    35,117    7.51%    28,606    5.79%    30,997    6.53%    29,024    6.39%
 Construction and
  development...........    32,480    6.49%    28,085    6.01%    23,999    4.85%    23,179    4.88%    22,636    4.99%
                          --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
 Total mortgage loans...   442,901   88.52%   413,845   88.55%   422,466   85.46%   419,523   88.44%   401,901   88.53%
                          --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
Consumer Loans:
 Deposit account........       863    0.17%     1,195    0.26%     1,341    0.27%     1,240    0.26%     1,115    0.25%
 Automobile.............     5,812    1.16%     7,789    1.67%    12,161    2.46%    16,349    3.45%    17,245    3.80%
 Home equity............    44,437    8.89%    36,470    7.80%    37,912    7.67%    33,269    7.01%    29,783    6.56%
 90-day notes...........     1,816    0.36%     3,416    0.73%    17,677    3.58%     1,323    0.28%     1,441    0.32%
 Other..................     4,501    0.90%     4,635    0.99%     2,791    0.56%     2,646    0.56%     2,479    0.54%
                          --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
 Total consumer loans...    57,429   11.48%    53,505   11.45%    71,882   14.54%    54,827   11.56%    52,063   11.47%
                          --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
 Total loans............   500,330  100.00%   467,350  100.00%   494,348  100.00%   474,350  100.00%   453,964  100.00%
                                    ======             ======             ======             ======             ======

Less:
 Loans in process.......   (10,349)            (7,969)            (6,557)            (7,861)            (8,830)
 Deferred fees and
  discount..............    (2,634)            (2,455)            (2,588)            (2,815)            (2,905)
 Allowance for losses...    (2,659)            (2,645)            (2,740)            (2,962)            (3,439)
 Loans available for
  sale..................      (171)              (442)               --                 --                 --
                          --------           --------           --------           --------           --------
 Total loans receivable,
  net...................  $484,517           $453,839           $482,463           $460,712           $438,790
                          ========           ========           ========           ========           ========

   The following table shows the composition of FFY Bank's loan portfolio by fixed and adjustable rates at the dates indicated.

                                                                June 30,
                          ---------------------------------------------------------------------------------------------
                                2000               1999               1998               1997               1996
                          -----------------  -----------------  -----------------  -----------------  -----------------
                           Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                          --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
                                                         (Dollars in Thousands)
Fixed-Rate Loans:
Real estate:
 One- to four-family....  $149,343   29.85%  $165,891   35.50%  $217,075   43.91%  $260,128   54.84%  $268,816   59.21%
 Multi-family...........     2,865    0.57%     3,622    0.78%     3,965    0.80%     3,969    0.84%     3,624    0.79%
 Commercial.............    24,465    4.89%    29,162    6.24%    24,533    4.96%    24,498    5.16%    23,784    5.24%
 Construction and
  development...........    28,486    5.69%    25,135    5.38%    21,087    4.27%    23,179    4.88%    22,636    4.99%
                          --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
 Total fixed-rate real
  estate loans..........   205,159   41.00%   223,810   47.90%   266,660   53.94%   311,774   65.72%   318,860   70.23%
Consumer-fixed-rate.....    35,942    7.18%    46,549    9.96%    67,243   13.60%    52,013   10.97%    50,081   11.03%
                          --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
 Total fixed-rate
  loans.................   241,101   48.18%   270,359   57.86%   333,903   67.54%   363,787   76.69%   368,941   81.26%
Adjustable-Rate Loans:
Real estate:
 One- to four-family....   202,082   40.39%   169,173   36.20%   137,127   27.74%    88,925   18.75%    65,491   14.43%
 Multi-family...........    11,502    2.30%    11,957    2.56%    11,694    2.37%    12,325    2.60%    12,310    2.71%
 Commercial.............    20,164    4.03%     5,955    1.27%     4,073    0.82%     6,499    1.37%     5,240    1.16%
 Construction and
  development...........     3,994    0.80%     2,950    0.63%     2,912    0.59%       --      --         --      --
                          --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
 Total adjustable-rate
  real estate loans.....   237,742   47.52%   190,035   40.66%   155,806   31.52%   107,749   22.72%    83,041   18.30%
Consumer-adjustable-
 rate...................    21,487    4.30%     6,956    1.48%     4,639    0.94%     2,814    0.59%     1,982    0.44%
                          --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
 Total adjustable-rate
  loans.................   259,229   51.82%   196,991   42.14%   160,445   32.46%   110,563   23.31%    85,023   18.74%
                          --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
 Total loans............   500,330  100.00%   467,350  100.00%   494,348  100.00%   474,350  100.00%   453,964  100.00%
                          ========  ======   ========  ======   ========  ======   ========  ======   ========  ======
Less:
 Loans in process.......   (10,349)            (7,969)            (6,557)            (7,861)            (8,830)
 Deferred fees and
  discounts.............    (2,634)            (2,455)            (2,588)            (2,815)            (2,905)
 Allowance for losses...    (2,659)            (2,645)            (2,740)            (2,962)            (3,439)
 Loans available for
  sale..................      (171)              (442)               --                 --                 --
                          --------           --------           --------           --------           --------
 Total loans receivable,
  net...................  $484,517           $453,839           $482,463           $460,712           $438,790
                          ========           ========           ========           ========           ========

 The following schedule illustrates the interest rate sensitivity of FFY Bank's loan portfolio at June 30, 2000. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract matures. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                             Real Estate
                 --------------------------------------------------------------------
                   One- to four-                                     Construction and
                      family         Multi-family      Commercial      Development        Consumer           Total
                 ----------------- ---------------- ---------------- ---------------- ---------------- -----------------
   Due During             Weighted         Weighted         Weighted         Weighted         Weighted          Weighted
 Periods Ending           Average          Average          Average          Average          Average           Average
    June 30,      Amount    Rate   Amount    Rate   Amount    Rate   Amount    Rate   Amount    Rate    Amount    Rate
 --------------  -------- -------- ------- -------- ------- -------- ------- -------- ------- -------- -------- --------
                                                         (Dollars in Thousands)
2001(1)......... $    315   8.41%  $   675   9.95%  $ 1,706   9.68%  $12,547   8.55%  $ 3,586  11.22%  $ 18,829   9.21%
2002 to 2005....   10,155   7.92%    3,794   8.67%    7,050   9.59%   18,207   8.57%   19,160   9.70%    58,366   8.96%
2006 and
following.......  340,955   7.62%    9,898   8.75%   35,873   8.92%    1,726   8.51%   34,683  10.27%   423,135   7.98%
                 --------          -------          -------          -------          -------          --------
                 $351,425          $14,367          $44,629          $32,480          $57,429          $500,330
                 ========          =======          =======          =======          =======          ========

----
(1) Includes overdraft loans.

 The total amount of loans due after June 30, 2001 which have predetermined interest rates is $284.6 million, while the total amount of loans due after such dates which have floating or adjustable interest rates is $196.9 million.

   One- to four-Family Residential Real Estate Lending

   The cornerstone of FFY Bank's lending program has been the origination of loans secured by mortgages on owner-occupied, one- to four-family residences. FFY Bank has generally limited its real estate loan originations to properties within its market area. As of June 30, 2000, all one- to four-family residential loans were located in FFY Bank's market area. FFY Bank originates both fixed and ARM loans with terms up to 30 years. Fixed-rate originations are generally affected by market rates, customer preference and competition. FFY Bank has experienced growth in 7/1-year ARMs which are fixed for seven years and convert to a one-year ARM in the eighth year. From an interest-rate risk standpoint, 7/1-year ARMs provide FFY Bank with better protection against rising rates than 15- and 30-year fixed rate loans, but less protection than 1-year ARMS. Origination of ARMs is dependent on market interest rates and customer preferences. At June 30, 2000, $128.7 million, or 25.7% of FFY Bank's gross loan portfolio consisted of 7/1-year ARMs compared to $90.8 million, or 19.4% at June 30, 1999 and $52.0 million, or 10.5% at June 30, 1998.
Additionally, a significant portion of FFY Bank's other ARM products are subject to interest adjustments at three-year intervals. FFY Bank's ARM products generally carry interest rates which are reset to a stated margin over an independent index. Increases and decreases in the interest rate of FFY Bank's ARMs are generally limited to 2% at any adjustment date and 5% over the life of the loan. FFY Bank's ARMs are not convertible into fixed-rate loans, are not assumable, do not contain prepayment penalties and do not produce negative amortization.

   FFY Bank evaluates both the borrower's ability to make principal and interest payments and the value of the property that will secure the loan. In order to comply with standard secondary market underwriting requirements, FFY Bank established procedures in 1998 to verify employment history and down payment sources since FFY Bank sells certain qualifying loans to Fannie Mae. Underwriting standards required by Fannie Mae and other secondary market investors are generally followed for new loan originations that FFY Bank retains in its portfolio. During 1999 and 2000, FFY Bank increased its loan origination team in order to meet the increased competition in FFY Financial's market area. To remain competitive in obtaining loans, FFY Bank's personnel streamlined the process for standard home loan requests from application to closing to less than ten days. FFY Financial's management also expects to fully implement 24-hour approvals on certain loan originations in the future. During fiscal year 2000, management implemented a timely loan pre-approval process in response to competition. Pre-approvals generally range between 24 and 72 hours.

   FFY Bank originates residential mortgage loans with loan-to-value ratios up to 97%. On mortgage loans exceeding an 85% loan-to-value ratio at the time of origination, however, FFY Bank generally requires private mortgage insurance in an amount intended to reduce FFY Bank's exposure to 72% of the appraised value of the underlying collateral. Property securing real estate loans made by FFY Bank is appraised by staff appraisers of FFY Bank. FFY Bank requires evidence of marketable title and lien position on all loans secured by real property and requires fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. FFY Bank may also require flood insurance to protect the property securing its interest.

   Residential mortgage loan originations derive from a number of sources, including real estate broker referrals, existing borrowers and depositors, builders and walk-in customers. Loan applications are accepted at all of FFY Bank's offices.

Multi-Family Lending

   FFY Bank originates multi-family loans, which it holds in its portfolio, which are primarily secured by apartment buildings. Multi-family loans generally have shorter maturities than one- to four-family mortgage loans, although FFY Bank may originate such loans with terms up to 30 years. The rates charged on multi-family loans are both fixed and adjustable, in which the adjustable-rate loans reset to a stated margin over an independent index. Multi-family lending rates are typically higher than rates charged on one- to four-family residential properties. Multi-family loans are generally written in amounts up to 80% of the lesser of the appraised value or purchase price of the underlying property.

   Appraisals on properties securing multi-family loans originated by FFY Bank are performed by either an independent appraiser designated by FFY Bank or by FFY Bank's staff appraisers at the time the loan is made. All appraisals on multi-family loans are reviewed by FFY Bank's management. In addition, FFY Bank's current underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property.

   At June 30, 2000, FFY Bank had three multi-family loans with a net book value in excess of $1.0 million but less than $2.0 million, of which one of these loans, totaling $1.5 million, was past due. This loan is considered by management to be a potential problem loan. See "Troubled Debt Restructurings and Other Loans of Concern" for additional information regarding this loan.

   Multi-family loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased complexity of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family properties is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. In some instances, the risk level is mitigated by obtaining individual guarantees which may increase the level of collateral supporting the loan. Despite the risks inherent in multi-family lending, FFY Financial's history of delinquencies in this portfolio has been minimal.

Commercial Real Estate Lending

   FFY Bank originates commercial real estate loans, which it holds in its portfolio, and primarily includes loans secured by strip shopping centers, small office buildings, warehouses, churches and other business properties. Commercial real estate loans have a maximum term of 30 years; however, they generally have terms ranging from 10-20 years. Rates on commercial real estate loans are both fixed and adjustable. Adjustable-rate commercial real estate loans are reset to a stated margin over an independent index. Current year commercial real estate loan originations totaled $12.6 million, of which 69% had an adjustable rate. Commercial loans are generally written in amounts up to 80% of the lesser of the appraised value or purchase price of the underlying property.

   Appraisals on properties securing commercial real estate loans originated by FFY Bank are performed by either an independent appraiser designated by FFY Bank or by FFY Bank's staff appraisers at the time the loan is made. All appraisals on commercial real estate loans are reviewed by FFY Bank's management. In addition, FFY Bank's current underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property.

   At June 30, 2000, FFY Bank had eight commercial real estate loans with a net book value in excess of $1.0 million but less than $2.0 million. All of these loans were current at that date.

   During fiscal 1999, commercial real estate lending was identified as a growth area by FFY Financial's management. Consequently, FFY Financial hired an experienced commercial lender to specialize in the origination of commercial mortgage loans. FFY Bank also increased its commercial lending staff during fiscal year 2000. At June 30, 2000, FFY Financial had $44.6 million in commercial real estate loans comprising of 8.9% of the gross loan portfolio compared to $35.1 million, or 7.5% at June 30, 1999 and $28.6 million, or 5.8% at June 30, 1998.

   Commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased complexity of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate properties is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. In some instances, the risk level is mitigated by obtaining individual guarantees which may increase the level of collateral supporting the loan. FFY Financial will continue its efforts to increase the amount of commercial real estate loans for its portfolio as these loans generally offer a better interest rate than typical one- to four-family loans, which management believes justifies the increased credit risk.

   Despite the risks inherent in commercial real estate lending, FFY Financial's history of delinquencies in this portfolio has been minimal. The performance of this portfolio, however, will be closely monitored as it grows.

Construction and Development Lending

   FFY Bank makes loans to individuals for the construction of their residences, as well as to builders and developers for the construction of one- to four-family residences and commercial real estate and the development of one- to four-family lots in Ohio. At June 30, 2000, all of these loans were secured by property located within FFY Bank's market area.

   Construction loans to individuals for their residences are structured to be converted to permanent loans at the end of the construction phase, which typically runs six months. These construction loans have rates and terms which match any one- to four-family loans then offered by FFY Bank, except that during the construction phase, the borrower pays interest only and the maximum loan-to-value ratio is 90%. On construction loans exceeding an 85% loan-to-value ratio, FFY Bank generally requires private mortgage insurance, thus reducing FFY Bank's exposure. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At June 30, 2000, FFY Bank had $12.3 million of construction loans to borrowers intending to live in the properties upon completion of construction.

   Construction loans to builders of one- to four-family residences require the payment of interest only for up to 12 months and have terms of up to 12 months. These loans may provide for the payment of interest and loan fees from loan proceeds and carry fixed rates of interest. At June 30, 2000, FFY Bank had $8.7 million of construction loans to builders of one- to four-family residences.

   FFY Bank also makes loans to builders for the purpose of developing one- to four-family homesites. These loans typically have terms of from one to three years and carry fixed interest rates. The maximum loan-to-value ratio is 80% for such loans. These loans may provide for the payment of interest and loan fees from loan proceeds. The principal in these loans is typically paid down as homesites are sold. At June 30, 2000, FFY Bank had $8.8 million of development loans to builders.

   Construction loans on multi-family and commercial real estate projects may be secured by apartments, strip shopping centers, small office buildings, churches or other property and are structured to be converted to permanent loans at the end of the construction phase, which generally runs up to 12 months. These construction loans have rates and terms which match any permanent multi-family or commercial real estate loan then offered by FFY Bank, except that during the construction phase, the borrower pays interest only. These loans generally provide for the payment of interest and loan fees from loan proceeds. At June 30, 2000, FFY Bank had $2.1 million of multi-family and commercial real estate construction loans.

   Construction and development loans are obtained principally through continued business from developers and builders who have previously borrowed from FFY Bank, as well as referrals from existing customers and walk-in customers. The application process includes a submission to FFY Bank of accurate plans, specifications and costs of the project to be constructed/developed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction (land plus building).

   Because of the uncertainties inherent in estimating development and construction costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. In addition, management requires pro forma cash flow analysis and debt service coverage ratios and verification of construction progress prior to authorizing a construction draw and requires mechanics' lien waivers and other documents to protect and verify its lien position. Construction and development loans to borrowers other than owner-occupants also involve many of the same risks discussed above regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. Also, the funding of loan fees and interest during the construction phase makes the monitoring of the progress of the project particularly important, as customary early warning signals of project difficulties may not be present.

   At June 30, 2000, there were no construction or development loans in excess of $1.0 million.

Consumer Lending

   FFY Bank originates various types of consumer loans including, but not limited to, home equity and automobile loans. FFY Bank places increasing emphasis on consumer loans, particularly home equity loans and lines, because of their attractive yields and shorter terms to maturity. During fiscal year 2000, home equity credit lines were identified as a growth area by FFY Financial's management because of the attractive yield and adjustable-rate feature. At June 30, 2000, adjustable-rate home equity credit lines totaled $21.2 million compared to $6.6 million at June 30, 1999.

   FFY Bank's home equity loans and lines are written so that the total commitment amount, when combined with the balance of the first mortgage lien, may not exceed 100% of the appraised value of the property where FFY Bank holds the first lien and 80% if the first mortgage is held by a third party. At June 30, 2000, FFY Bank held a first lien on approximately 97% of the properties securing home equity loans and lines. Closed-end home equity loans are written with terms of up to ten years and carry fixed rates of interest. Open-end home equity lines of credit are written for a draw period of 10 years at a variable interest rate generally 1% above the prime rate adjusted monthly. After the draw period, the lines of credit convert into fixed rate, closed-end loans with terms of up to 10 years, or the lines of credit can be renewed. FFY Bank's home equity loan portfolio grew from $29.8 million, or 57.2% of gross consumer loans at June 30, 1996 to $44.4 million, or 77.7% of gross consumer loans at June 30, 2000.

   The underwriting standards employed by FFY Bank for consumer loans include a determination of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. While consumer loans other than home equity loans generally involve a higher level of credit risk than one- to four-family residential loans, consumer loans are typically made at higher interest rates and for shorter terms. The shorter term of consumer loans reduces FFY Bank's exposure to interest rate risk.

Sale of Mortgage Loans

   During fiscal year 1998, FFY Bank began originating one- to four-family fixed-rate mortgage loans for sale to Fannie Mae. Currently, FFY Bank sells one- to four-family fixed-rate 15- and 30-year loans and, to a lesser extent, 7/1-year and 3/1-year ARMs to Fannie Mae. All mortgage loans, upon origination, are categorized as either held for FFY Bank's portfolio or available-for-sale. FFY Bank originated $14.9 million in available-for-sale loans during fiscal year 2000 compared to $30.9 million during fiscal year 1999. Originations of available-for-sale loans decreased during fiscal year 2000 due to rising market interest rates. Pre-tax gains on sales of loans totaled $234,000 for fiscal year 2000 compared to $720,000 for fiscal year 1999. During fiscal year 1998, FFY Bank originated and sold loans totaling $5.0 million at a pretax gain of $134,000. Depending on factors such as interest rates, levels of refinancings and competitive factors in FFY Financial's primary market area, the amount of mortgage loan originations ultimately sold can vary significantly.

   FFY Bank retains servicing on loans sold to Fannie Mae, typically receiving a servicing fee of 25 basis points, which represents the difference between the mortgage rate on the loans sold and the yield at which such loans are sold. Mortgage loans serviced for others totaled $47.3 million at June 30, 2000 compared to $35.1 million at June 30, 1999.

Loan Origination and Repayment Activities

   The following table sets forth FFY Bank's originations, sales and repayments of loans for the periods indicated.

                                                    Year ended June 30,
                                               -------------------------------
                                                 2000       1999       1998
                                               ---------  ---------  ---------
                                                  (Dollars in Thousands)
Originations by type:
Adjustable rate:
Real estate--one-to four-family............... $  49,239  $  39,258  $  45,473
      --multi-family..........................       136          8        586
      --commercial............................     8,645        682      3,413
      --construction and development..........     8,873     15,503      2,250
Non-real estate--consumer.....................    31,822     11,457      4,844
                                               ---------  ---------  ---------
    Total adjustable rate.....................    98,715     66,908     56,566
                                               ---------  ---------  ---------
Fixed rate:
Real estate--one-to four-family...............    21,954     22,423      8,834
      --multi-family..........................       --       1,744        658
      --commercial............................     3,936      3,422      1,069
      --construction and development..........    17,074     20,210     27,997
Non-real estate--consumer.....................    27,650     35,063     48,728
                                               ---------  ---------  ---------
    Total fixed rate..........................    70,614     82,862     87,286
                                               ---------  ---------  ---------
    Total loans originated....................   169,329    149,770    143,852
Principal repayments..........................  (122,251)  (121,902)  (105,621)
Loan sales....................................   (14,904)   (30,409)    (4,988)
Principal write-offs and other items, net.....    (1,580)      (725)      (795)
                                               ---------  ---------  ---------
    Net increase (decrease)................... $  30,594  $  (3,266) $  32,448
                                               =========  =========  =========

Asset Quality

   When a borrower fails to make a required payment on a loan, FFY Bank attempts to cure the delinquency by contacting the borrower. In the case of residential loans, a late notice is generally sent after 15 days past the due date and collection action is commenced. Written and verbal contacts are attempted from this point until the account is brought to a current status. If the delinquency continues, a default letter is generally sent between 60 and 75 days past due, and if the status does not improve, FFY Bank will begin foreclosure action 30 days after the default letter is sent.

   Delinquent consumer loans, including home equity loans, are handled in a similar manner except that late notices are generated between 10 and 15 days past due and collection action is commenced at that point. If the delinquency continues and no arrangements are made with the borrower, FFY Bank will take appropriate action to protect its interest generally by 60 days past due. This may include repossession, foreclosure or law suit, if necessary. If repossession of a vehicle occurs, the borrower has the opportunity to redeem the vehicle prior to sale at public auction by contacting FFY Bank and paying delinquencies and other charges associated with the repossession. FFY Bank's repossession guidelines comply with the requirements under the Ohio Revised Code.

   FFY Bank has not experienced significant delinquencies with multi-family, commercial real estate or commercial real estate construction loans.

   Delinquent Loans. The following table sets forth information concerning delinquent loans at June 30, 2000, in dollar amounts and as a percentage of each category of FFY Bank's loan portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

                                     Loans Delinquent For:
                         --------------------------------------------- Total Loans Delinquent
                               60-89 Days          90 Days and Over       60 Days and Over
                         ---------------------- ---------------------- ----------------------
                                       Percent                Percent                Percent
                                       of Loan                of Loan                Of Loan
                         Number Amount Category Number Amount Category Number Amount Category
                         ------ ------ -------- ------ ------ -------- ------ ------ --------
                                                (Dollars in Thousands)
Real Estate:
  One-to four-family....   14    $596    0.17%    42   $2,849   0.81%    56   $3,445   0.98%
  Multi-family..........  --      --      --     --       --     --     --       --     --
  Commercial............    2       5    0.01%     2       97   0.22%     4      102   0.23%
  Construction or
   Development..........  --      --      --     --       --     --     --       --     --
  Consumer..............   22     149    0.26%    25      459   0.80%    47      608   1.06%
                          ---    ----            ---   ------           ---   ------
    Total...............   38    $750    0.15%    69   $3,405   0.68%   107   $4,155   0.83%
                          ===    ====            ===   ======           ===   ======

   Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in FFY Bank's loan portfolio. FFY Bank requires that loans be reviewed periodically and any loan where collectibility of principal is doubtful is placed on non-accrual status. Loans are also placed on non-accrual status generally when a loan is more than 90 days delinquent. Payments received on non-accruing loans are recorded as interest income, or are applied to the principal balance, depending on an assessment of the collectibility of the principal of the loan. Loans remain on non-accrual status until generally less than 4 payments delinquent. Troubled debt restructurings are instances where, due to the debtor's financial difficulties, modifications are made in the original terms of the loans (e.g., principal or interest may be forgiven, the term of the loan may be extended or the interest rate may be reduced below market rates). A loan is removed as a troubled debt restructuring if it is current after the 12th month it was restructured and the modifications originally given are not inconsistent with terms currently provided. Foreclosed assets include assets acquired in settlement of loans. The amounts shown do not reflect reserves set up against such assets. See "--Allowance for Loan Losses."

                                                      June 30,
                                           -----------------------------------
                                            2000    1999   1998   1997   1996
                                           ------  ------  -----  -----  -----
                                               (Dollars in Thousands)
Non-accruing loans:
  One- to four-family....................  $2,718   1,421  2,168  2,359  3,617
  Multi-family...........................     --      --     --     --     --
  Commercial real estate.................     --      --     --     110    --
  Construction and development...........     --      567    --       4     71
  Consumer...............................     411     172    566    782    409
                                           ------  ------  -----  -----  -----
    Total................................   3,129   2,160  2,734  3,255  4,097
                                           ------  ------  -----  -----  -----
Troubled debt restructurings:
  One- to four-family....................     --       34    575    685    506
  Consumer...............................      14      65     15     53     70
                                           ------  ------  -----  -----  -----
    Total................................      14      99    590    738    576
                                           ------  ------  -----  -----  -----
    Total non-performing loans...........   3,143   2,259  3,324  3,993  4,673
                                           ------  ------  -----  -----  -----
Foreclosed assets:
  One- to four-family....................     249      97    --     --     --
                                           ------  ------  -----  -----  -----
Total non-performing assets..............  $3,392   2,356  3,324  3,993  4,673
                                           ======  ======  =====  =====  =====
Total non-performing assets as a
 percentage of total assets..............    0.50%   0.35%  0.51%  0.67%  0.81%
                                           ======  ======  =====  =====  =====
Total non-performing loans as a
 percentage of total loans receivable,
 net.....................................    0.70%   0.50%  0.69%  0.87%  1.06%
                                           ======  ======  =====  =====  =====
Allowance for loan losses as a percentage
 of non-performing assets................   78.39% 112.27% 82.43% 74.18% 73.59%
                                           ======  ======  =====  =====  =====

   For the year ended June 30, 2000, gross interest income which would have been recorded had the non-performing loans been current in accordance with their original terms amounted to approximately $181,000. The amount that was included in interest income on such loans was $175,000 for the year ended June 30, 2000.

   For the year ended June 30, 2000, gross interest income which would have been recorded had the troubled debt restructurings been current in accordance with their original terms amounted to $4,000. The amount that was included in interest income on such loans was $3,000 for the year ended June 30, 2000.

   Troubled Debt Restructurings and Other Loans of Concern. As of June 30, 2000, FFY Bank had $14,000 in net book value of troubled debt restructurings which were primarily indirect auto loans. The net book value of troubled debt restructurings at June 30, 1999 totaled $99,000, which were primarily one- to four-family and indirect auto loans.

   FFY Bank has three loans to one borrower with an aggregate outstanding balance of $1.8 million at June 30, 2000. The borrower has admitted to defrauding several of his clients and was sentenced to prison in 1999. The largest loan of the three, totaling $1.5 million at June 30, 2000, is secured by an apartment building in FFY Financial's market area which was independently appraised in May 1999 for $2.0 million. FFY Financial has a first lien on the apartment building and additionally has the assignment of rents in the event of default. This loan was 30 days past due at June 30, 2000, but only for a partial payment. Management anticipates, however, this property will be sold in October 2000 and the entire principal balance will be collected. This loan was classified "substandard" at June 30, 2000.

   FFY Bank has two loans to one borrower with an aggregate outstanding balance of $640,000 at June 30, 2000. These loans are secured by a golf course that has cash flow problems. This property was internally appraised in May 2000 for $900,000. FFY Bank's management has been informed that the owner of this golf course is looking to either sell this property or find a partner willing to provide funds to renovate and improve the golf course. One loan is current and the other is 30 days delinquent. These loans are classified "substandard" at June 30, 2000.

   Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some "loss" if the deficiencies are not corrected. "Doubtful" assets have the weaknesses of "substandard" assets, with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as "loss" are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. For assets classified as "loss", institutions must either establish a specific allowance for loss equal to 100% of that portion of the asset so classified or charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS and the FDIC, either of which may order the establishment of additional general or specific loss allowances.

   In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, FFY Bank regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. Classified assets at June 30, 2000 consisted of 102 loans totaling $7.1 million, or 1.1% of total assets compared to 100 loans totaling $4.2 million, or 0.6% of total assets June 30, 1999. The increase in classified assets during fiscal year 2000 was primarily in one- to four-family mortgage loans in addition to the $1.5 million multi-family loan discussed above at "Troubled Debt Restructurings and Other Loans of Concern", which was the largest classified asset at June 30, 2000.

   Allowance for Loan Losses. Under federal regulations, when an insured institution classifies problem assets as either "substandard" or "doubtful", it is required to establish general allowances for loan losses in an amount deemed prudent by management. In addition to general valuation allowances, FFY Financial may establish specific loss reserves against specific assets in which a loss may be realized. General allowances represent loss allowances that have been established to recognize the inherent risks associated with lending activities, but which, unlike specific allowances, have not been allocated to recognize probable losses on particular problem assets. FFY Financial's determination as to its classification of assets and the amount of its specific and general valuation allowances are subject to review by FFY Financial's regulators which can order the establishment of additional general or specific loss allowances.

   The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance. Although management believes it uses the best information available to make such determinations, future adjustments to reserves may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations.

   The following table sets forth an analysis of FFY Bank's allowance for loan losses at the dates indicated.

                                                  Year Ended June 30,
                                            -----------------------------------
                                             2000   1999   1998    1997   1996
                                            ------  -----  -----  ------  -----
                                                (Dollars in Thousands)
Balance at beginning of period............  $2,645  2,740  2,962   3,439  3,159
Charge-offs:
  One- to four-family.....................    (221)  (167)   (97)    (40)   (18)
  Multi-family............................     --     --     --      --      (1)
  Construction or development.............     (10)   (30)   --      --     --
  Consumer................................    (366)  (526)  (743) (1,159)   (58)
                                            ------  -----  -----  ------  -----
                                              (597)  (723)  (840) (1,199)   (77)
                                            ------  -----  -----  ------  -----
Recoveries:
  One- to four-family.....................      13      9      3       1     18
  Construction or development.............     --      30    --      --       2
  Commercial real estate..................     --     --     --      --       2
  Consumer................................     122     95     50      33     10
                                            ------  -----  -----  ------  -----
                                               135    134     53      34     32
                                            ------  -----  -----  ------  -----
Net charge-offs...........................    (462)  (589)  (787) (1,165)   (45)
Additions charged to operations...........     476    494    565     688    325
                                            ------  -----  -----  ------  -----
Balance at end of period..................  $2,659  2,645  2,740   2,962  3,439
                                            ======  =====  =====  ======  =====
Ratio of net charge-offs during the period
 to average loans outstanding during the
 period...................................    0.10%  0.13%  0.17%   0.26%  0.01%
                                            ======  =====  =====  ======  =====
Ratio of net charge-offs during the period
 to average non-performing assets.........   16.12% 16.67% 20.74%  24.22%  0.94%
                                            ======  =====  =====  ======  =====

   When FFY Bank repossesses mortgaged property it is thereafter classified as real estate owned. Any gains or losses (realized or reserved for) thereafter are treated as real estate owned activity, not mortgage loan activity. At June 30, 2000 and 1999, FFY Bank's real estate owned totaled $249,000 and $97,000, respectively.

   The distribution of FFY Bank's allowance for loan losses at the dates indicated is summarized as follows:

                                                             June 30,
                          -------------------------------------------------------------------------------
                               2000            1999            1998            1997            1996
                          --------------- --------------- --------------- --------------- ---------------
                                 Percent         Percent         Percent         Percent         Percent
                                 of Loans        of Loans        of Loans        of Loans        of Loans
                                 in Each         in Each         in Each         in Each         in Each
                                 Category        Category        Category        Category        Category
                                 to Total        to Total        to Total        to Total        to Total
                          Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans
                          ------ -------- ------ -------- ------ -------- ------ -------- ------ --------
                                                      (Dollars in Thousands)
One- to four-family.....  $1,059   70.24% $  829   71.70% $  923   71.65% $1,283   73.59% $1,547   73.64%
Multi-family............     258    2.87%     20    3.33%     19    3.17%     28    3.44%     88    3.51%
Commercial real estate..     553    8.92%    676    7.21%    351    5.79%    444    6.53%    773    6.39%
Construction or
 development............     193    6.49%     82    6.01%     15    4.85%     45    4.88%    125    4.99%
Consumer................     549   11.48%    739   11.75%  1,201   14.54%    787   11.56%    518   11.47%
Unallocated.............      47     --      299     --      231     --      375     --      388     --
                          ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
 Total..................  $2,659  100.00% $2,645  100.00% $2,740  100.00% $2,962  100.00% $3,439  100.00%
                          ======  ======  ======  ======  ======  ======  ======  ======  ======  ======

Investment Activities

   FFY Bank's investment policy is designed to provide a required level of liquidity and minimize potential losses due to interest rate fluctuations without incurring undue credit risk. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. FFY Bank has maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and above levels believed adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/Liability Management" and "--Liquidity and Cash Flows" on
page   of this document.

   Savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

   Generally, the investment policy of FFY Financial is to invest funds among various categories of investments and maturities based on asset/liability management policies, concern for the highest investment quality, liquidity needs and performance objectives. FFY Financial's investments generally include federal agency obligations, including mortgage-backed securities, municipal securities, trust preferred securities and asset-backed SLMA's, which are student loan government-sponsored agency investments.

   Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and repackage the participation interest in the form of securities to investors such as FFY Financial. The underlying pool of mortgages can be composed of either fixed-rate or ARM loans. As a result, the interest rate risk characteristics of the underlying pool of mortgages, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities generally yield less than the loans that underlie such securities due to the cost of payment guarantees or credit enhancements that reduce credit risk to holders. Mortgage-backed securities are also more liquid than individual mortgage loans and may be used to collateralize obligations of FFY Financial. While mortgage-backed securities carry a reduced credit risk as compared to whole loans, these securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the mortgage loans and thereby affect both the prepayment speed, and value, of the securities. All of FFY Financial's mortgage-backed securities are available for sale and consist of securities issued or guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. At June 30, 2000, $61.7 million, or 39% of the securities portfolio consisted of mortgage-backed securities.

   FFY Financial has invested a percentage of the securities portfolio in Federal agency obligations in an attempt to obtain the highest yield possible while maintaining the flexibility and low credit risk connected with such investments. Since 1990, the Federal Home Loan Banks (FHLBs), Fannie Mae and Freddie Mac have offered callable bonds, issued at a yield premium over U.S. Treasury obligations of a comparable final maturity. The call risk is considered acceptable to FFY Financial because it provides a higher yield. The call option would typically be exercised during a declining interest rate environment, during which time FFY Financial's cost of funds would also be declining. At June 30, 2000, $18.2 million, or 12% of the securities portfolio consisted of Federal agency obligations, including $16.3 million with a call feature.

   FFY Financial has invested a portion of its securities portfolio in municipal securities in an attempt to obtain reasonable returns and reduce FFY Financial's effective tax rate. At June 30, 2000, FFY Financial's tax equivalent yield on the municipal securities portfolio was 6.73%. For the year ended June 30, 2000, FFY Financial's effective tax rate was 29.29% compared to 33.17% for the year ended June 30, 1999, due in part to the increased investment income from tax-exempt municipal securities which totaled $2.0 million and $1.3 million, respectively, for fiscal years 2000 and 1999. At June 30, 2000, municipal securities totaled $41.3 million, or 26% of FFY Financial's securities portfolio.

   The following table sets forth the composition of the consolidated debt, equity and other securities, and FHLB stock portfolios at June 30, 2000, 1999 and 1998.

                                             June 30,
                          -------------------------------------------------------------------
                               2000                   1999                   1998
                          ---------------------  ---------------------  ---------------------
                            Book          % of     Book          % of     Book          % of
                           Value         Total    Value         Total    Value         Total
                          --------       ------  --------       ------  --------       ------
                                      (Dollars in Thousands)
Debt securities:
 Federal agency
  obligations(1)........  $ 18,966        10.96% $ 33,957        17.03% $ 35,049        24.33%
 Mortgage-backed
  securities............    65,298        37.73%   74,454        37.33%   81,580        56.63%
 State, county and
  municipal securities..    44,928        25.97%   46,707        23.42%   20,778        14.42%
 Trust preferred
  securities............    24,587        14.21%   24,581        12.33%      --           --
 Asset-backed SLMA's....    11,568         6.68%   11,494         5.76%      --           --
Equity securities.......       894         0.52%    1,799         0.90%      637         0.44%
Other securities........     1,617         0.93%    1,602         0.80%    1,517         1.05%
FHLB stock..............     5,193         3.00%    4,841         2.43%    4,512         3.13%
                          --------       ------  --------       ------  --------       ------
 Total securities and
  FHLB stock............  $173,051       100.00% $199,435       100.00% $144,073       100.00%
                          ========       ======  ========       ======  ========       ======
Average remaining life
 of debt securities.....     10.93 Years            10.57 years             4.66 years
Other interest-earning
 assets:
 Interest-bearing
  deposits with banks...  $  6,490       100.00%    5,245        85.84% $  5,713       100.00%
 Short-term
  investments...........       --           --        865        14.16%      --           --
                          --------       ------  --------       ------  --------       ------
 Total..................  $  6,490       100.00% $  6,110       100.00% $  5,713       100.00%
                          ========       ======  ========       ======  ========       ======
Average remaining life
 or term to repricing of
 debt securities and
 other interest-earning
 assets.................     10.52 years            10.24 years             4.47 years

--------
(1) Excluding mortgage-backed securities which include Fannie Mae, Freddie Mac and Ginnie Mae pass-through certificates.

   The composition and contractual maturities of the consolidated debt and other securities portfolios, excluding equity securities and FHLB of Cincinnati stock, are indicated in the following table.

                                             June 30, 2000
                           ----------------------------------------------------
                                            Over 5
                                    Over 1   thru            Total Debt
                           One Year thru 5    10    Over 10  and Other
                           or Less  Years   Years    Years   Securities
                           -------- ------  ------  -------  ----------
                             Book    Book    Book    Book                Book
                            Value   Value   Value    Value   Book Value  Value
                           -------- ------  ------  -------  ---------- -------
                                        (Dollars in Thousands)
Debt securities:
  Federal agency
   obligations............   $--    14,969   1,997    2,000    18,966    18,242
  Mortgage-backed
   securities.............    290    4,504   3,980   56,524    65,298    61,689
  State, county and
   municipal securities...    --       904  16,933   27,091    44,928    41,329
  Trust preferred
   securities.............    --       --      --    24,587    24,587    23,196
  Asset-backed SLMA's.....    --       --    4,973    6,595    11,568    11,370
Other.....................    --       --      --     1,617     1,617     1,438
                             ----   ------  ------  -------   -------   -------
Total debt and other
 securities...............   $290   20,377  27,883  118,414   166,964   157,264
                             ====   ======  ======  =======   =======   =======
Weighted average yield1...   5.92%    6.13%   6.16%    6.78%     6.59%
                             ====   ======  ======  =======   =======

--------
(1) Weighted average yield is presented for debt securities only on a fully taxable equivalent basis using FFY Financial's federal statutory tax rate of 34%.

Sources of Funds

   General. FFY Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans, maturities, sales and principal receipts of securities, borrowings, repurchase agreements and operations. FFY Bank also has access to advances from the Federal Home Loan Bank (FHLB) of Cincinnati. Contractual loan payments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general market interest rates and economic conditions. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth. FFY Financial utilizes advances from the FHLB of Cincinnati as a source for borrowings. Refer to Note 7 of the Notes to Consolidated Financial Statements for a detail of advances from the FHLB of Cincinnati.

   Deposits. FFY Bank offers a variety of deposit accounts having a range of interest rates and terms. FFY Bank's deposits consist of passbook and statement savings accounts, NOW and demand accounts (including business checking and non-interest bearing checking accounts), money market and certificate accounts. FFY Bank relies primarily on advertising, competitive pricing policies, promotions and customer service to attract and retain these deposits. Management believes FFY Bank is competitive in the types of accounts and interest rates it has offered on its deposit products. Management regularly evaluates the internal cost of funds, surveys rates offered by FFY Bank's competitors, reviews FFY Financial's cash flow requirements for lending and liquidity and executes rate changes when necessary as part of its asset/liability management, profitability and growth objectives. FFY Bank generally solicits deposits from its market area.

   The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by FFY Bank for the dates indicated and the rates as of June 30, 2000. See Note 5 of the Notes to Consolidated Financial Statements in the Annual Report to Stockholders included as Exhibit 13 herein for weighted average nominal rates.

                                                  June 30,
                             ----------------------------------------------------
                                   2000              1999              1998
                             ----------------  ----------------  ----------------
                                      Percent           Percent           Percent
                                        of                of                of
                              Amount   Total    Amount   Total    Amount   Total
                             -------- -------  -------- -------  -------- -------
                                           (Dollars in Thousands)
Transaction and Savings
 Deposits:
  Passbook and statement
   savings accounts 2.25%... $ 82,610  18.52%  $ 92,719  20.27%  $ 93,276  21.01%
  NOW and demand accounts
   0.00% - 1.74%............   38,732   8.68%    36,678   8.02%    34,382   7.74%
  Money market accounts
   0.00% - 5.27%............   47,137  10.57%    39,448   8.63%    28,059   6.32%
                             -------- ------   -------- ------   -------- ------
    Total non-certificates..  168,479  37.77%   168,845  36.92%   155,717  35.07%
                             -------- ------   -------- ------   -------- ------
Total Certificates:
  3.00% - 3.99%.............      121   0.03%    22,172   4.85%       --     --
  4.00% - 4.99%.............   51,125  11.46%    44,801   9.79%    29,484   6.64%
  5.00% - 5.99%.............  106,361  23.85%   144,646  31.63%   141,125  31.78%
  6.00% - 6.99%.............   95,383  21.38%    69,209  15.13%   109,895  24.75%
  7.00% - 7.99%.............   24,580   5.51%     7,670   1.68%     7,796   1.76%
                             -------- ------   -------- ------   -------- ------
Total certificates..........  277,570  62.23%   288,498  63.08%   288,300  64.93%
                             -------- ------   -------- ------   -------- ------
Total deposits.............. $446,049 100.00%  $457,343 100.00%  $444,017 100.00%
                             ======== ======   ======== ======   ======== ======

   The following table sets forth the savings flows at FFY Bank during the periods indicated.

                                                     Year Ended June 30,
                                                   ---------------------------
                                                     2000      1999     1998
                                                   --------   -------  -------
                                                    (Dollars in Thousands)
Opening balance................................... $457,343   444,017  450,224
Net withdrawals...................................  (30,558)   (5,859) (27,340)
Interest credited.................................   19,264    19,185   21,133
                                                   --------   -------  -------
Ending balance....................................  446,049   457,343  444,017
                                                   ========   =======  =======
Net increase (decrease)........................... $(11,294)   13,326   (6,207)
                                                   ========   =======  =======
Percent increase (decrease).......................    (2.47)%    3.00%   (1.38)%
                                                   ========   =======  =======

   The following table shows rate and maturity information for FFY Bank's certificates of deposit as of June 30, 2000.

                         0.00%- 4.00%-  5.00%-   6.00%-  7.00%-           Percent
                         3.99%  4.99%    5.99%   6.99%    7.99%   Total   of Total
                         ------ ------  -------  ------  ------  -------  --------
                                        (Dollars in Thousands)
Certificate accounts
 maturing in quarter
 ending:
September 30, 2000......  $  2  20,444   24,816   7,839     --    53,101    19.2%
December 31, 2000.......   117  10,666    8,743  18,995     --    38,521    13.9%
March 31, 2001..........   --    3,787   29,086  14,048     --    46,921    16.9%
June 30, 2001...........   --    5,601   14,424  12,435     114   32,574    11.7%
September 30, 2001......   --    2,332    4,517   8,620   9,000   24,469     8.8%
December 31, 2001.......   --    1,435    1,136   4,169     955    7,695     2.8%
March 31, 2002..........     2   1,904    1,033   6,039     --     8,978     3.2%
June 30, 2002...........   --    1,260    1,341   6,184     561    9,346     3.4%
September 30, 2002......   --      767    2,213   3,948     125    7,053     2.5%
December 31, 2002.......   --      --     1,753   2,291      96    4,140     1.5%
March 31, 2003..........   --       71    3,534     425   1,099    5,129     1.8%
June 30, 2003...........   --        2    2,301     504     356    3,163     1.1%
September 30, 2003......   --       32    1,675      55     --     1,762     0.6%
Thereafter..............   --    2,824    9,789   9,831  12,274   34,718    12.6%
                          ----  ------  -------  ------  ------  -------   -----
  Total.................  $121  51,125  106,361  95,383  24,580  277,570   100.0%
                          ====  ======  =======  ======  ======  =======   =====
Percent of total........   0.0%   18.4%    38.3%   34.4%    8.9%   100.0%
                          ====  ======  =======  ======  ======  =======

   The following table indicates the amount of FFY Bank's certificates of deposit by time remaining until maturity as of June 30, 2000.

                                                      Maturity
                                       ---------------------------------------
                                                 Over   Over
                                       3 Months 3 to 6 6 to 12 Over 12
                                       or Less  Months Months  months   Total
                                       -------- ------ ------- ------- -------
                                               (Dollars in Thousands)
Certificates of deposit less than
 $100,000............................. $39,998  20,581 63,906   85,640 210,125
Certificates of deposit greater than
 or equal to $100,000.................  13,103  17,940 15,589   20,813  67,445
                                       -------  ------ ------  ------- -------
  Total certificates of deposit....... $53,101  38,521 79,495  106,453 277,570
                                       =======  ====== ======  ======= =======

Subsidiary and Other Activities

   FFY Bank and FFY Holdings, Inc. are wholly-owned subsidiaries of FFY Financial. FFY Bank has one wholly-owned subsidiary--Ardent Service Corporation, which was formed on July 16, 1997 for the purpose of being a 50% owner of Hedgerows Development, Ltd., a limited liability company formed for the purpose of constructing, marketing and selling residential condominium units. FFY Holdings, Inc. has a one-third interest in Coldwell Banker FFY Real Estate (CBFFY) and a 100% interest in FFY Insurance Agency, Ltd. FFY Holdings acquired the minority interest in FFY Insurance in May 2000. CBFFY offers real estate services and FFY Insurance offers property and casualty insurance.

Competition

   FFY Financial's primary business, through FFY Bank, of originating loans and attracting deposits is highly competitive. FFY Bank competes actively with other savings and loan associations, national and state banks, credit unions, mortgage bankers and other financial service entities. The primary factors in competing for loans are interest rates, loan fees, timing and quality of service. The primary factors in competing for deposits are interest rates, customer service and convenience of office locations.

Employees

   At July 31, 2000 FFY Bank had a total of 219 employees, including 65 part-time employees. FFY Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Regulation

   General. FFY Bank is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, FFY Bank is subject to broad federal regulation and oversight extending to all of its operations. FFY Bank is a member of the Federal Home Loan Bank of Cincinnati and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System (Federal Reserve Board). FFY Bank is a member of the Savings Association Insurance Fund (SAIF) and the deposits of FFY Bank are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over FFY Bank. Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

   FFY Financial, as a savings and loan holding company within the meaning of the Home Owners Loan Act (HOLA), is subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, FFY Bank is subject to certain restrictions in its dealings with FFY Financial.

   Insurance of Accounts and Regulation by the FDIC. FFY Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits under the SAIF of the FDIC. The FDIC regulations assign institutions to a particular capital group based on the level of an institution's capital--"well capitalized", "adequately capitalized" or "undercapitalized". These three groups are then divided into three subgroups reflecting varying levels of supervisory concern, from those institutions considered to be healthy to those which are considered to be of substantial supervisory concern. The result is nine assessment risk classifications, with well capitalized, financially sound institutions paying lower rates than are paid by undercapitalized institutions likely to pose a risk of loss to the insurance fund absent corrective actions.

   Regulatory Capital Requirements. Federally insured savings associations, such as FFY Bank, are required to maintain a minimum level of regulatory capital. Failure to meet minimum capital requirements can initiate certain mandatory and possible discretionary actions by regulators, which could have a direct material effect on FFY Bank's statement of condition and results of operations.

   FFY Bank's capital requirements include tangible capital, core capital and total risk-based capital. Under the tangible capital requirement, a savings association must maintain tangible capital in an amount equal to at least 1.5% of adjusted total assets. At June 30, 2000, FFY Bank had tangible capital of $49.3 million, or 7.4% of adjusted total assets. Under the core capital requirement, a savings association must maintain core capital in an amount equal to at least 3.0% of adjusted total assets. At June 30, 2000, FFY Bank had core capital of $55.4 million, or 8.3% of adjusted total assets. Under the total risk-based capital requirement, a savings association must maintain core capital equal to at least 4.0% of risk-weighted assets and total capital equal to at least 8.0% of risk-weighted assets. At June 30, 2000, FFY Bank had total risk-based capital of $57.9 million, or 12.7% of risk-weighted assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, are multiplied by a risk weight ranging from 0% to 100% based on the risk inherent in the type of asset. Refer to Note 8 of the Notes to Consolidated Financial Statements regarding compliance with regulatory capital requirements.

   The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled institutions. At each successively lower defined capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has total risk-based capital ratio of 10.0% or more, a Tier-1 risk-based capital ratio of 6.0% or more, a Tier-1 leverage capital ratio of 5.0% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier-1 risk-based capital ratio of 4.0% or more, a Tier-1 leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized"; (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier-1 risk-based capital ratio that is less than 4.0% or a Tier-1 leverage capital ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier-1 risk-based capital ratio that is less than 3.0% or a Tier-1 leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Regulations also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category. An institution that is significantly undercapitalized may not be reclassified as critically undercapitalized. As of June 30, 2000, FFY Bank believes it qualifies as a "well capitalized" institution under the prompt corrective action rules.

   Limitations on Dividends and Other Capital Distributions. OTS regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital accounts.

   Generally, savings institutions, such as FFY Bank, that before and after the proposed distribution remain well-capitalized, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. FFY Bank may pay dividends in accordance with this general authority.

   Savings institutions proposing to make any capital distribution need not submit written notice to the OTS prior to such distribution unless they are a subsidiary of a holding company or would not remain well-capitalized following the distribution. The OTS may object to the distribution during the 30-day notice period based on safety and soundness concerns. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution or propose to exceed these net income limitations must obtain OTS approval prior to making such distribution.

   Liquidity. Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Cash Flows" contained on
page   of this document.

   Qualified Thrift Lender Test. In order for FFY Bank to exercise the powers granted to SAIF-insured institutions and maintain full access to FHLB advances, it must qualify as a qualified thrift lender (QTL). Under the HOLA and OTS regulations, a savings institution is required to maintain a level of qualified thrift investments equal to at least 65% of its portfolio assets (as defined by statute) on a monthly basis for nine out of every 12 months per calendar year. Qualified thrift investments for purposes of the QTL test consist primarily of residential mortgages and related investments. As of June 30, 2000, FFY Bank met the QTL test and has always met the test since its effectiveness. At June 30, 2000, FFY Bank's QTL percentage was 85.4%.

   Community Reinvestment Act. Under the Community Reinvestment Act (CRA), every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of FFY Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by FFY Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS. FFY Bank was examined for CRA compliance in April 2000 and received a rating of "satisfactory".

   Holding Company Regulation. As a unitary savings and loan holding company, FFY Financial generally is not subject to activity restrictions. If FFY Financial acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of FFY Financial and any of its subsidiaries (other than FFY Bank or any other SAIF-insured savings association) would become subject to such restrictions, which generally limit activities to those related to controlling a savings association, unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

   If FFY Bank fails the QTL test, FFY Financial must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure, FFY Financial must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

   Federal Securities Law. The Common Stock of FFY Financial is registered with the SEC under the Securities Exchange Act of 1934, as amended (Exchange Act). FFY Financial is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

   Federal Home Loan Bank System. FFY Bank is a member of the FHLB of Cincinnati, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB.

   As a member, FFY Bank is required to purchase and maintain stock in the FHLB of Cincinnati. At June 30, 2000, FFY Bank had $5.2 million in FHLB stock which was in compliance with this requirement. In past years, FFY Bank has received substantial dividends on its FHLB stock. For the year ended June 30, 2000, dividends paid by the FHLB of Cincinnati to FFY Bank totaled $363,000 which represented a $29,000 increase from the amount of dividends received in fiscal year 1999.

   Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of FFY Bank's FHLB stock may result in a corresponding reduction in FFY Bank's capital.

   Federal Taxation. The following discussion of tax matters is intended to be a summary of the material tax rules applicable to FFY Financial and does not purport to be a comprehensive description of all applicable tax rules.

   Certain 1996 tax legislation significantly affected thrift institutions such as FFY Bank regarding bad debt provisions. Large thrifts, such as FFY Bank, were required to switch to the specific charge-off method of Section 166 while small thrifts switched to the reserve method of Section 585 (the method used by small commercial banks). For FFY Bank and other large thrifts, charge-offs are deducted and recoveries are taken into taxable income as incurred. The legislation eliminated the percentage of taxable income method for computing additions to the thrift tax bad debt reserves for tax years beginning after December 31, 1995 which affected FFY Bank beginning in fiscal year ended June 30, 1997. The legislation also required that thrift institutions such as FFY Bank recapture all or a portion of their tax bad debt reserves added since the base year. For FFY Bank, the base year is June 30, 1988 and the tax bad debt reserves added since that date were $3.4 million. Beginning in fiscal year 1997, FFY Bank was required to recapture the $3.4 million ratably over a six year period. However, FFY Bank qualified for a two year postponement due to meeting a minimum mortgage lending requirement. Recapture began in fiscal year 1999. As FFY Bank has previously provided deferred taxes on the recapture amounts, no additional financial statement tax expense will result from the recapture.

   The base year reserves and the supplemental reserve are not forgiven. These reserves continue to be subject to the section 593(e) recapture penalty and are treated as a section 381(c) attribute for purposes of certain corporate acquisitions. There are other ancillary provisions affected by the repeal of section 593, most notably the repeal of section 595 which provides thrifts with special treatment on foreclosure of property securing loans. Section 595 is repealed for property acquired in taxable years beginning after December 31, 1995.

   Under section 593(e), earnings appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by FFY Bank to pay cash dividends or distributions to FFY Financial without FFY Bank including the amount in taxable income, together with an amount deemed necessary to pay the resulting income tax. Thus, any dividends to FFY Financial that would reduce amounts appropriated to FFY Bank's bad debt reserves and deducted for federal income tax purposes could create a tax liability for FFY Bank. FFY Bank does not intend to pay dividends that would result in a recapture of its bad debt reserves.

   In addition to the regular income tax, corporations, including savings associations such as FFY Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax.

   FFY Financial files a consolidated federal income tax return on a fiscal year basis using the accrual method. FFY Bank has been audited by the Internal Revenue Service with respect to federal income tax returns through tax year 1991 and has federal income tax returns which are open and subject to audit for the tax years 1997 through 1999. With respect to years examined by the IRS, all deficiencies have been satisfied. In the opinion of management, any examination of still open returns would not result in a deficiency which could have a material adverse effect on the financial condition of FFY Financial.

   For additional information regarding federal taxation, see Note 9 of the Notes to the FFY Financial Consolidated Financial Statements.

   Ohio Taxation. As a federally chartered savings bank, FFY Bank is subject to an Ohio franchise tax based on its net worth plus certain reserve amounts. Total net worth for this purpose is reduced by certain exempted assets. The resultant net worth was taxed at a rate of 1.3% for the 2000 return, which was based on net worth as of June 30, 1999. FFY Bank's state franchise tax returns are open and subject to audit for the years 1997 through 2000.

   FFY Financial is subject to the Ohio franchise tax on regular corporations. For its 2000 Ohio franchise tax return, FFY Financial has elected to be taxed as a qualifying holding company since it met certain requirements. A qualifying holding company is exempt from the net worth basis of Ohio franchise tax and is subject to tax on the net income basis. The rates imposed on FFY Financial's 2000 Ohio franchise tax return were 5.1% on the first $50,000 of Ohio taxable income and 8.5% of Ohio taxable income in excess of $50,000. A special litter tax is also applicable to corporations, such as FFY Financial, paying tax on the net income basis. The litter tax is equal to 0.11% of the first $50,000 of Ohio taxable income and 0.22% of Ohio taxable income in excess of $50,000. FFY Financial's state franchise tax returns are open and subject to audit for the years 1997 through 2000.

   Delaware Taxation. As a Delaware holding company, FFY Financial is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. FFY is also subject to an annual franchise tax imposed by the State of Delaware.

                                 LEGAL MATTERS

   The validity of the shares of First Place common stock offered by this joint proxy statement/prospectus will be passed upon for First Place by Patton Boggs LLP, Washington, DC.

   Patton Boggs LLP, Washington, D.C., will pass upon the federal income tax consequences of the merger for First Place.

                                    EXPERTS

   The consolidated financial statements of First Place and subsidiary as of June 30, 2000 and 1999 and for each of the three years in the period ended June 30, 2000, included in the registration statement of which this joint proxy statement/prospectus is a part, have been audited by Crowe, Chizek and Company LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FFY Financial and subsidiaries as of June 30, 2000, and 1999, and for each of the years in the three year period ended June 30, 2000, included in the registration statement of which this joint proxy statement/prospectus is a part, have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

     Judiciary Plaza            Citicorp Center       Seven World Trade Center
        Room 1024           500 West Madison Street          13th Floor
 450 Fifth Street, N.W.            Suite 1400         New York, New York 10048
 Washington, D.C. 20549     Chicago, Illinois 60661

   Reports, proxy statements and other information concerning First Place and FFY Financial may be inspected at:

                National Association of Securities Dealer, Inc.
                                Reports Section
                              1735 K Street, N.W.
                             Washington, D.C. 20006

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

   First Place has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to First Place's stock to be issued in the merger. This joint proxy statement/prospectus constitutes the prospectus of First Place filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

   If you have any questions about the merger, please call Georgeson Shareholder Communications, Inc. at 1-800-223-2064.

   This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this joint proxy statement/prospectus or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to First Place was provided by First Place and the information contained in this joint proxy statement/prospectus with respect to FFY Financial was provided by FFY Financial.

               ELECTION OF FIRST PLACE DIRECTORS; RATIFICATION OF
                        FIRST PLACE INDEPENDENT AUDITORS

Principal Stockholders

   Other than those persons listed below, First Place is not aware of any person who may be considered to be the owner of more than 5% of the outstanding shares of First Place common stock as of August 11, 2000. For the purposes of the following table and the table set forth under "--What First Place's Directors and Executive Officers Own," a person may be considered to own any shares of First Place common stock (1) over which he or she has, directly or indirectly, sole or shared voting or investing power, or (2) of which he or she has the right to acquire ownership, including the right to acquire ownership by the exercise of stock options, within 60 days after August 11, 2000.

                                                            Amount and
                                                            Nature of
                              Name and Address of           Beneficial   Percent
Title of Class                Beneficial Owner              Ownership    of Class
--------------                -------------------           ----------   --------
Common Stock................. First Federal Savings and      899,300(1)    9.1%
                              Loan Association of Warren
                              Employee Stock Ownership
                              Plan ("ESOP") 185 East
                              Market Street
                              Warren, Ohio 44482

Common Stock................. First Federal of Warren        697,625       7.1%
                              Community Foundation
                              185 East Market Street
                              Warren, Ohio 44482

--------
(1) The ESOP Committee administers the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. At June 30, 2000, 98,079 shares had been allocated under the ESOP. Each participant, however, will be deemed to have one share of common stock in the ESOP allocated to such participant's account for the purpose of providing voting instructions to the ESOP Trustee. Under the ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants are to be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended.
(2) First Federal of Warren Community Foundation is a private foundation that was funded with 802,625 shares of First Place common stock in connection with the conversion of First Federal. Pursuant to a regulatory condition imposed by the Office of Thrift Supervision in approving the formation and funding of the foundation, unless the condition is waived by the OTS, all shares of common stock held by the foundation must be voted in the same ratio as all other shares of common stock on all proposals considered by stockholders of First Place.

What First Place's Directors and Executive Officers Own

   The following table provides information, as of August 11, 2000, about the shares of First Place common stock that are owned or may be deemed to be owned by (1) each director of First Place, (2) First Place's Chief Executive Officer and by the next most highly paid executive officer of First Place with salary and bonus in the last fiscal year in excess of $100,000 and (3) all directors and executive officers of First Place as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investing power over their shares.

                                                                               Percent of
                                                        Amount and Nature     Common Stock
          Name                      Title            of Beneficial Ownership Outstanding (3)
          ----                      -----            ----------------------- ---------------
Paul A. Watson..........  Chairman of the Board               79,460(1)              *
Steven R. Lewis.........  President, Chief Executive         120,273(1)            1.2
                          Officer and Director
George J. Gentithes.....  Director                            82,400(2)              *
Robert P. Grace.........  Director                            47,400(2)              *
Thomas M. Humphries.....  Director                            47,400(2)              *
Earl T. Kissell.........  Director                            77,905                 *
Robert S. McGeough......  Director                            48,400(2)              *
E. Jeffrey Rossi........  Director                            61,918(2)              *
All directors and                                            700,988               7.1%
 executive officers as a
 group (14 persons).....

--------
 * Represents less than 1% of outstanding First Place common stock.
(1) Including 26,960 and 71,880 shares awarded to Messrs. Watson and Lewis, respectively, under the First Place stock incentive plan which have not yet vested, but as to which they may provide voting recommendations.
(2) Includes 17,920 shares awarded to each outside director pursuant to the First Place stock incentive plan which have not yet vested, but as to which they may provide voting recommendations.
(3) Percentages have been calculated on the basis of 9,883,250 shares of First Place common stock, the number of shares of First Place common stock outstanding as of August 11, 2000.

Election of Directors

   The board of directors of First Place currently consists of eight directors and is divided into three classes. Each of the eight members of the board of directors of First Place also presently serves as a director of First Federal. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

   At the annual meeting, three directors will be elected for a three year term expiring at the 2003 annual meeting and until their successors are elected and qualified. The three nominees proposed for election at this annual meeting are Robert P. Grace, Thomas M. Humphries and Robert S. McGeough. No person being nominated as a director is being proposed for election pursuant to any agreement or understandings between any such person and First Place.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

   Vote Required. Directors must be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any director will not be counted.

   In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present board of directors. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted "For" the election of the nominees proposed by the board of directors.

   First Place Board after the Merger. Upon completion of the merger, the First Place board will consist of 16 persons, divided into three classes. Please see the section entitled "Board of Directors, Management and Operations of First Place following the Merger--Board of Directors" for information regarding the names and terms of the 16 persons proposed to comprise the First Place board after the merger.

   Information with Respect to the Nominees, Continuing Directors and Certain Executive Officers. The following table presents, as of the record date, the names of the nominees, continuing directors and named executive officers as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each director became a director of First Place, the year in which their terms (or in the case of the nominees, their proposed terms) as director of First Place expire.

                                                                    Expiration
Name and Principal Occupation at Present and for Past      Director   of Term
                     Five Years                        Age Since(1) as Director
-----------------------------------------------------  --- -------- -----------
NOMINEES
Robert P. Grace......................................   61   1996      2000
 Mr. Grace has been Vice President and Chief
 Financial Officer of Salem Label Co., Salem, Ohio
 since 1995. Prior to that date, Mr. Grace was a
 principal in the accounting firm of Packer, Thomas &
 Co.

Thomas M. Humphries..................................   56   1990      2000
 Mr. Humphries has been President of the Youngstown-
 Warren Regional Chamber of Commerce since 1998.
 Prior to that date, he was a General Manager with
 Sprint Corp., a telecommunications company located
 in Warren, Ohio.

Robert S. McGeough...................................   70   1973      2000
 Mr. McGeough has been of counsel to the firm
 Harrington, Hoppe & Mitchell since 1997. Prior to
 that he was a partner with the law firm of Hoppe,
 Frey, Hewitt & Milligan.

CONTINUING DIRECTORS
George J. Gentithes..................................   67   1989      2001
 Mr. Gentithes has been a consultant for T.F.
 Industries, Warren, Ohio since 1994.

Earl T. Kissel.......................................   51   2000      2001
 Mr. Kissell was President and Chief Executive
 Officer of Ravenna Savings Bank from 1987 to 2000

Steven R. Lewis......................................   42   1998      2002
 President and chief executive officer of First Place
 and First Federal since 1997. Served as Executive
 Vice President from 1995 to 1997. Served as Vice
 President and Treasurer from 1985 until 1995.

E. Jeffrey Rossi.....................................   47   1994      2001
 Mr. Rossi is principal of E.J. Rossi & Company, a
 life and health insurance brokerage, located in
 Youngstown and Warren, Ohio.

Paul A. Watson.......................................   68   1983      2002
 Chairman of the board of directors of First Place
 and First Federal. Mr. Watson was President and
 chief executive officer of First Federal from 1983
 until his retirement in 1996.

--------
(1) Includes years of service as a director of First Federal.

Meetings of the Board of Directors and Committees of the Board of Directors of First Place

   The board of directors of First Place conducts its business through meetings of the board of directors and through activities of its committees. The board of directors of First Place meets weekly and may have additional meetings as needed. During the year ended June 30, 2000, the board of directors of First Place held 26 meetings. All of the directors of First Place attended at least 75% of the total number of First Place's board meetings held and committee meetings on which such directors served during fiscal 2000. The board of directors of First Place maintains committees, the nature and composition of which are described below:

   Audit Committee. The audit committee of First Place and First Federal consists of Messrs. Gentithes, Grace, Humphries and McGeough. The audit committee is responsible for reporting to the board on the general financial condition of First Federal and the results of the annual audit, and is responsible for ensuring that First Federal's activities are being conducted in accordance with applicable laws and regulations. The audit committees of First Place and of First Federal both met four times in fiscal 2000.

   Nominating Committee. The entire board of directors acts as a nominating committee to consider and select the nominees for director to stand for election at First Place's annual meeting of stockholders. First Place's certificate of incorporation and bylaws provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the secretary of First Place. The stockholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by First Place's bylaws and by the Securities Exchange Act of 1934, as amended. The board of directors met one time during fiscal 2000 in its capacity as nominating committee.

   Compensation Committee. The compensation committee of First Place consists of Messrs. Rossi, Gentithes and Humphries. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. The committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of First Place and First Federal. The compensation committee of First Place met five times in fiscal 2000.

Directors' Compensation

   Directors' Fees. Currently, all directors of First Federal, with exception of Mr. Lewis, receive an annual retainer of $10,000. In addition, such directors receive a fee of $450 ($500 for the chairman of the board) for each regular and special board meeting which they attend. Such directors also receive a fee of $200 for each committee meeting attended. Directors of First Place receive no compensation for their services as such.

Executive Compensation

   The report of the compensation committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except as to the extent that First Place specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

   Compensation Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission, First Place is required to provide certain data and information in regard to the compensation and benefits provided to First Place's chief executive officer and other executive officers of First Place or First Federal. The disclosure requirements for the chief executive officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the compensation committee of the board of directors of First Place, at the direction of the board of directors, has prepared the following report for inclusion in this joint proxy/statement prospectus.

   During the 2000 fiscal year, the compensation committee of the board of directors of First Place was comprised of Messrs. Rossi, Gentithes and Humphries (the "Committee"). The board of directors of First Place delegates to the committee the responsibility for developing and administering policies which govern the total compensation program for the executive officers of First Place and First Federal. The committee also administers First Place's 1999 Incentive Plan.

   The goal of First Place's executive compensation program is to retain, motivate and reward management through the compensation policies and awards, while aligning their interests more closely with those of First Place and its stockholders. In furtherance of this goal, the program consists of three main components: (i) base salary; (ii) bonuses, which are either discretionary or based on First Place or First Federal's performance; and (iii) stock awards and stock options to provide long-term incentives for performance and to align executive officer and stockholder interests. First Place adopted its 1999 Incentive Plan, which provided for stock awards and stock options, in July 1999, and thus the considerations in making grants under that plan were determinative in the committee's compensation decisions for the fiscal year ended June 30, 2000.

   Performance Evaluations. The committee met during the year to perform evaluations for each of the executive officers of First Place and of First Federal. An assessment of each executive officer's contributions, experience and knowledge was made along with recommendations from Mr. Lewis. Based upon those assessments, a review of progress towards goals established during the previous year and comparisons to other regional executive officer compensation levels, the committee made salary recommendations to the board of directors of First Place. The board reviewed the recommendations in order to establish salary levels for the upcoming year.

   Chief Executive Officer Compensation. The compensation committee also met during the year to discuss the compensation of Mr. Lewis. In addition to the criteria outlined above for performance evaluations, the committee also considered the following to establish the appropriate salary level for Mr.
Lewis: (i) published salary information for chief executive officers of comparable institutions, both local and regional; (ii) information obtained from proxy statements of publicly traded banks and thrifts; (iii) the stock awards and stock options granted to Mr. Lewis under the 1999 Incentive Plan;
(iv) the overall performance of First Place; and (v) the increased duties, responsibilities and obligations that have been taken on by Mr. Lewis as the President and chief executive officer of a newly public company. Based upon the compensation committee's recommendations, the board of directors determined that an increase in his salary to a level more commensurate with his peers, as well as with his new responsibility, was merited by his successful performance in the position to date, and increased Mr. Lewis' annual salary from $150,000 per year to $180,000 per year. The goal of the above referenced compensation policies, as implemented by the committee, is to be certain that all executives are compensated consistent with the above guidelines and to assure that all reasonable and possible efforts are being exerted to maximize shareholder value. Compensation levels will be reviewed as frequently as necessary to ensure this result.

                           The compensation committee

                                George J. Gentithes

                                Thomas M. Humphries

                                 E. Jeffrey Rossi

   Stock Performance Graph. The following graph shows a comparison of cumulative total stockholder return on First Place's Common Stock based on the market price of the Common Stock with the cumulative total return of companies on the Nasdaq Stock Market (U.S.) Index and Nasdaq Bank Stocks for the period beginning on January 4, 1999, the day First Place's Common Stock began trading, through June 30, 2000. The graph was derived from a limited period of time, and, as a result, may not be indicative of possible future performance of First Place's Common Stock.


                                    [GRAPH]

                    Comparison of Cumulative Total Returns
                 Among First Place, Nasdaq Stock Market (U.S.)
                     Index and the Nasdaq Bank Stock Index


                         01/04/99 01/29/99 02/26/99 03/31/99 04/30/99 5/31/99 6/30/00
                         -------- -------- -------- -------- -------- ------- -------
First Place Financial
 Corp.                    100.0    101.25   123.13   114.43   114.68  108.66  117.71
Nasdaq Stock Market
 Index                    100.0    111.43   122.02   124.98   184.72  207.38  180.25
Nasdaq Bank Stock Index   100.0     95.96   102.98    93.70    96.08   86.79   84.47

Notes:
A. The lines represent yearly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.  If the interval is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to 100.00 on 1/4/99.

   Summary Compensation Table. The following table shows, for the fiscal years ended June 30, 2000, 1999 and 1998, the cash compensation paid by First Federal, as well as certain other compensation paid or accrued for those years, to the chief executive officer and the other executive officer of First Federal who received salary and bonus in excess of $100,000 during the year ended June 30, 2000.

                                                            Long Term Compensation
                                                        -------------------------------
                               Annual Compensation              Awards          Payouts
                          ----------------------------- ----------------------- -------
                                                                    Securities
                                           Other Annual Restricted  Underlying   LTIP    All Other
Name and Principal         Salary   Bonus  Compensation   Stock    Options/SARs Payouts Compensation
Position             Year  ($)(1)    ($)      ($)(2)    Awards ($)    (#)(3)    ($)(4)     ($)(5)
------------------   ---- -------- ------- ------------ ---------- ------------ ------- ------------
Steven R. Lewis,     2000 $156,126 $20,000     --       1,106,278    224,000      --       $4,765
President and Chief  1999  131,731  30,000     --             --         --       --        3,586
Executive Officer    1998  120,162  12,480     --             --         --       --        2,603

--------
(1) Under Annual Compensation, the column titled "Salary" includes amounts deferred pursuant to First Federal's 401(k) Plan.
(2) There were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the last year, (b) payments of above-market preferential earnings on deferred compensation, (c)payments of earnings with respect to long-term incentive plans prior to settlement or maturation, (d) tax payment reimbursements, or (e) preferential discounts on stock.
(3) As of June 30, 2000, the value of the shares of restricted stock granted to Mr. Lewis was $965,888, which was calculated by multiplying the total number of shares of restricted stock granted by the closing market price of First Place common stock on June 30, 2000. The shares of restricted stock granted to Mr. Lewis will vest at a rate of 20% or 17,970 shares each year over the next five years, beginning on July 2, 2000.
(4) For fiscal 2000, 1999 and 1998, First Federal had no long-term incentive plans in existence. Accordingly, there were no payments or awards under any long-term incentive plan.
(5) Other compensation includes First Federal's matching contribution under First Federal's 401(k) Plan.

   Option/SAR Grants Table. The following table presents for each of the named executive officers certain information concerning stock options granted during the fiscal year ended June 30, 2000.

                                                                   Potential realizable
                                    % of Total                       Value at Assumed
                                     Options                       Annual Rates of Stock
                         Number of  Granted to                      Price Appreciation
                         Securities employees                       for Option Term (1)
                         Underlying in Fiscal  Exercise Expiration ---------------------
Name                     Options(1)    Year     Price      Date        5%        10%
----                     ---------- ---------- -------- ---------- ---------- ----------
Steven R. Lewis.........  224,000      22.2%    $12.31    7/2/10   $1,733,760 $4,694,880

--------
(1) The potential realizable value is calculated based on the term of the option (10 years) and is calculated by assuming that the fair market value of common stock on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

   Aggregated Option Exercises and Year-End Option Value Table. The following table sets forth information concerning the number and value of stock options held by the named executive officers at June 30, 2000.

                                             Number of Securities
                          Shares            Underlying Unexercised   Value of Unexercised In-
                         Acquired           Options at Fiscal Year     the-Money Options at
                            on     Value            End (#)             Fiscal Year End ($)
                         Exercise Realized ------------------------- -------------------------
Name                       (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
Steven R. Lewis.........   --       --         --         224,000        --           --

Employment and Change in Control Agreements

   First Federal and First Place have entered into employment agreements with Steven R. Lewis, the president and chief executive officer of First Place and First Federal. These employment agreements are intended to ensure that First Federal and First Place will be able to maintain a stable and competent management base. The continued success of First Federal and First Place depends to a significant degree on the skills and competence of Mr. Lewis.

   The employment agreements provide for a three-year term. The employment agreements provide that, on or before the third anniversary date and continuing each third anniversary date thereafter, the board of directors will review the agreement and Mr. Lewis' performance for purposes of determining whether to extend the agreement for an additional three years so that the remaining term shall be three years, unless written notice of non-renewal is given by the board of directors after conducting a performance evaluation of the Executive. The agreements provide that Mr. Lewis' base salary will be reviewed annually. The current base salary under the employment agreements for Mr. Lewis is $180,000. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by First Federal or First Place for cause as defined in the employment agreements, at any time. In the event First Federal or First Place chooses to terminate Mr. Lewis' employment for any reasons other than for cause, or in the event of Mr. Lewis' resignation from First Federal and First Place upon: (i) failure to re-elect Mr. Lewis to his current offices; (ii) a material change in Mr. Lewis' functions, duties or responsibilities; (iii) a relocation of Mr. Lewis' principal place of employment by more than 50 miles;
(iv) a material reduction in the benefits and perquisites to Mr. Lewis from those being provided as of the effective date of the employment agreements, unless consented to by the Executive; (v) liquidation or dissolution of First Federal or First Place; or (vi) a breach of the agreement by First Federal or First Place, Mr. Lewis or, in the event of death, Mr. Lewis' beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due to Mr. Lewis and the contributions that would have been made on Mr. Lewis' behalf to any employee benefit plans of First Federal or First Place during the remaining term of the employment agreements. First Federal and First Place would also continue and pay for Mr. Lewis' life, health and dental coverage for the remaining term of the employment agreements. Upon any termination of Mr. Lewis, Mr. Lewis is subject to a one-year non-competition agreement.

   Under the employment agreements, if involuntary termination or under certain circumstances, voluntary termination follows a change in control of First Federal or First Place as defined in the employment agreements, the Executive, or, in the event of Mr. Lewis' death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. First Federal and First Place would also continue Mr. Lewis' life, health and dental coverage for 36 months. Notwithstanding that both First Federal and First Place employment agreements provide for a severance payment in the event of a change in control, Mr. Lewis would only be entitled to receive a severance payment under one agreement. For the purposes of determining the term of First Federal employment agreement and the benefits to be paid as described in this paragraph, the board of directors of First Federal shall annually review the agreement and Mr. Lewis' performance for the purpose of determining whether to deem the employment agreement extended for an additional year such that the remaining term for these purposes shall be three years. First Place's employment agreement shall be deemed extended for these purposes on a daily basis unless written notice of non-renewal is given by the board of directors.

   Payments to Mr. Lewis under First Federal's employment agreement will be guaranteed by First Place in the event that payments or benefits are not paid by First Federal. Payment under First Place's employment agreement would be made by First Place. All reasonable costs and legal fees paid or incurred by Mr. Lewis pursuant to any dispute or question of interpretation relating to the employment agreements shall be paid by First Federal or First Place, respectively, if Mr. Lewis is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that First Federal and First Place shall indemnify Mr. Lewis to the fullest extent allowable under federal and Delaware law, respectively. In the event of a change in control of First Federal or First Place, the total amount of payments due under the employment agreements, based solely on the current base salary to be paid to Mr. Lewis excluding any benefits under any employee benefit plan which may be payable, would be approximately $540,000.

   First Federal and First Place have entered into two-year change in control agreements with certain other executive officers of First Place and First Federal, none of whom will be covered by employment contracts. The change in control agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, First Federal's change in control agreements may be renewed by the board of directors for an additional year. First Place's change in control agreements are similar to First Federal's change in control agreements except that the term of First Place's change in control agreements shall be extended on a daily basis. The change in control agreements provide that in the event involuntary termination or, in certain circumstances, voluntary termination follows a change in control of First Federal or First Place, executive officers would be entitled to receive a severance payment equal to two times his or her average annual compensation for the five years preceding the termination. First Federal would also continue, and pay for, the executive officers' life and health insurance coverage for 24 months following termination. Payments to executive officers under First Federal's change in control agreements are guaranteed by First Place in the event that payments of benefits are not paid by First Federal.

   In the event of a change in control, total payments to executive officers under the change in control agreements, based solely on current base salary and excluding any benefits under any employee benefit plan which may be payable, would be approximately $750,000.

Employee Benefit Plans

   All full-time employees of First Federal, upon completion of the applicable introductory period, are covered as a group for comprehensive hospitalization, including major medical and long-term disability insurance. Life insurance is also provided to employees.

   401(k) Plan. First Federal also sponsors the First Federal Savings and Loan Association of Warren 401(k) Savings Plan, a tax-qualified profit sharing and salary reduction plan under Sections 401(a) and 401(k) of the Code. Generally, employees other than employees who are collective bargaining unit employees and employees who are non-resident aliens become eligible to participate in the 401(k) Plan upon the attainment of age 21 and the completion of one year of service. Under the 401(k) Plan, participants may make salary reduction contributions equal to 2% to 12% of their compensation or the legally permissible limit (currently $10,000). First Federal matches of the compensation deferred by a participant with respect to amounts deferred up to 6% of annual compensation.

   Participants are always 100% vested in their salary reduction contributions. Participants become 100% vested in First Federal matching contributions after the completion of five years of service with First Federal. A participant who terminates employment due to death, disability, or retirement immediately becomes fully vested in First Federal's matching contributions credited to his or her account regardless of the participant's years of service. A participant's vested portion of his or her 401(k) Plan account is distributable from the 401(k) Plan upon the termination of the participant's employment, death, disability or retirement. In addition, a participant may be eligible for hardship withdrawals and loans under the 401(k) Plan. Any distribution made to a participant prior to the participant's attainment of age 59 is subject to a 10% excise tax in addition to federal income taxes. The board of directors may at any time discontinue First Federal's contributions to employee accounts.

   The 401(k) Plan currently permits participants to invest their 401(k) Plan account balances in several types of investment funds. Under the 401(k) Plan, plan participants are permitted to invest their account balances in First Place common stock through an employer stock fund. The employer stock fund will be invested primarily in shares of common stock. The trustee may follow the voting directions of 401(k) Plan participants investing in the employer stock fund; provided that the trustee determines such voting is consistent with its fiduciary duties.

   Retirement Plan. In June, 1999, First Federal terminated its defined benefit pension plan known as the First Federal Savings and Loan Association of Warren Defined Benefit Pension Plan. Since the pension plan was terminated, there has not been any accrual of funds held in pension plan participant accounts. First Place has filed a determination letter with the Internal Revenue Service to confirm compliance of the pension plan under the provisions of the Internal Revenue Code, as amended, prior to the distribution of funds to pension plan participants. To date, First Place has not received a response from the Internal Revenue Service and, as a result, First Place has not made any distribution of funds to pension plan participants.

   ESOP. First Federal also has an employee stock ownership plan or ESOP. The ESOP is a tax-qualified retirement plan designed to invest primarily in employer securities. First Federal will make contributions to the ESOP on behalf of all ESOP participants. The ESOP will provide eligible employees with the opportunity to receive a First Federal funded retirement benefit based on the value of the common stock. The eligibility requirements for the ESOP are similar to those of the 401(k) Plan.

   The ESOP purchased 8.0%, or 899,300 shares, of the common stock. The shares of common stock purchased by the ESOP with funds borrowed from First Place are pledged as collateral for the loan, and are held in a suspense account until released for allocation among participants as the loan is repaid. The trustee will release the pledged shares annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will then be allocated to the accounts of ESOP participants as follows:
First, for each eligible ESOP participant, a portion of the shares released for the plan year will be allocated to a special "matching" account under the ESOP equal in value to the amount of matching contribution, if any, and/or if applicable, that such participant would be entitled to under the terms of the 401(k) Plan for the plan year. Second, the remaining shares which have been released for the plan year will be allocated to each eligible participant's general ESOP account based on the ratio of each such participant's base compensation to the total base compensation of all eligible ESOP participants. Participants will vest in their ESOP account at a rate of 20% annually commencing after the completion of two years of service, with 100% vesting upon the completion of six years of service. Participants will also become fully vested in their accounts if their service terminates due to death, retirement, disability, or upon the occurrence of a change in control. The ESOP may reallocate forfeitures among remaining participants, in the same proportion as contributions. Benefits under the ESOP will become payable upon death, retirement, early retirement, or separation from service. The annual contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

Additional Information About Our Directors and Executive Officers

   Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires First Place's officers (as defined in regulations promulgated by the Securities and Exchange Commission thereunder) and directors, and persons who own more than ten percent of a registered class of First Place's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish First Place with copies of all Section 16(a) forms they file.

   Based solely on a review of copies of all such reports of ownership furnished to First Place, or written representations that no forms were necessary, First Place believes that it complied with all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners during the last fiscal year.

   Transactions with Certain Related Persons. Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of First Federal's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

   First Federal offers directors, officers and full-time employees of First Federal who satisfy certain criteria and the general underwriting standards of First Federal, mortgage loans with interest rates which may be up to 1% below the rates offered to First Federal's other customers, the employee loan rate. The program also offers a 3/4% interest rate discount on motor vehicle loans, other than motorcycles. Loan application fees are waived for all employee loan rate loans. The employee loan rate normally ceases upon termination of employment. Upon termination of the employee loan rate, the interest rate reverts to the contract rate in effect at the time that the loan was originated. All other terms and conditions contained in the original mortgage and note continue to remain in effect. With the exception of employee loan rate loans, First Federal currently makes loans to its executive officers, directors and employees on the same terms and conditions offered to the general public. Loans made by First Federal to its directors and executive officers are made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of June 30, 2000, eight of First Federal's executive officers or directors had loans with outstanding balances totaling $433,235 in the aggregate. All such loans were made by First Federal in the ordinary course of business, with no favorable terms (except for employee loan rate loans) and such loans do not involve more than the normal risk of collectibility or present unfavorable features.

   First Place intends that all transactions between First Place and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to First Place than could have been obtained by it in arms-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of First Place not having any interest in the transaction.

   Compensation Committee Interlocks and Insider Participation. The Compensation Committee is made up of four directors: Messrs. Gentithes, Humphries and Rossi. No member of the Committee is, or was during 2000, an executive officer of another company whose board of directors has a comparable committee on which one of First Place's executive officers serves.

Ratification of First Place Independent Auditors

   First Place's independent auditors for the fiscal year ended June 30, 2000 were Crowe, Chizek and Company LLP. First Place's board of directors has reappointed Crowe, Chizek and Company LLP to continue as independent auditors for First Federal and First Place for the year ending June 30, 2001, subject to ratification of such appointment by the stockholders. The affirmative vote of a majority of the number of votes entitled to be cast by the common stock represented at the meeting is needed to ratify the appointment.

   Representatives of Crowe, Chizek and Company LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the annual meeting.

   Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the appointment of Crowe, Chizek and Company LLP as the independent auditors of First Place.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF CROWE, CHIZEK AND COMPANY LLP AS THE INDEPENDENT AUDITORS OF FIRST PLACE.

                     ADDITIONAL INFORMATION FOR FIRST PLACE

Stockholder Proposals

   To be considered for inclusion in First Place's proxy statement and form of proxy relating to the 2001 annual meeting of stockholders, a stockholder proposal must be received by the Secretary of First Place at the address set
forth on the Notice of Annual Meeting of Stockholders not later than [    ],
2001. Any such proposal will be subject to 17 C.F.R. ss. 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

   The bylaws of First Place provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the secretary of First Place not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which First Place's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the shareholder's name and address, as they appear on First Place's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of First Place's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require First Place to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

   The board of directors knows of no business which will be presented for consideration at the annual meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

   Whether or not you intend to be present at the annual meeting, you are urged to return your proxy card promptly. If you are then present at the annual meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the annual meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the annual meeting.

   A copy of the First Place Form 10-K (without exhibits) for the year ended June 30, 2000, as filed with the Securities and Exchange Commission will be furnished without charge to First Place stockholders of record upon written request to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44482.

                      ELECTION OF FFY FINANCIAL DIRECTORS;
               RATIFICATION OF FFY FINANCIAL INDEPENDENT AUDITORS

Principal Stockholders

   Other than those persons listed below, FFY Financial is not aware of any person who may be considered to be the owner of more than 5% of the outstanding shares of FFY Financial common stock as of June 30, 2000. For the purposes of the following table and the table set forth under "--What FFY Financial's Directors and Executive Officers Own," a person may be considered to own any shares of FFY Financial common stock (1) over which he or she has, directly or indirectly, sole or shared voting or investing power, or (2) of which he or she has the right to acquire ownership, including the right to acquire ownership by the exercise of stock options, within 60 days after June 30, 2000.

                                                             Nature of    Percent
   Title of   Name & Address of Beneficial                   Beneficial     of
    Class     Owner                                          Ownership     Class
   --------   ----------------------------                   ----------   -------
 Common Stock FFY Financial Corp. Employee Stock Ownership    977,692(1)   14.5%
              and 401(k) Plan (KSOP)
              724 Boardman-Poland Road
              Youngstown, Ohio 44512

--------
(1) The amount reported represents shares of common stock held by the FFY Financial Employee Stock Ownership and 401(k) Plan (KSOP). As of June 30, 2000, 522,757 shares of common stock held by the KSOP had been allocated to accounts of participants. First Bankers Trust Company, as trustee of the KSOP, may be deemed to beneficially own the shares held by the KSOP which have not been allocated to the accounts of participants or which have been allocated but have not been voted by participants. Pursuant to the terms of the KSOP, participants in the KSOP have the right to direct the voting of shares allocated to participants' accounts. The trustee votes unallocated shares of common stock held by the KSOP in the manner directed by the majority of the allocated shares for which it received instructions.

What FFY Financial's Directors and Executive Officers Own

   The following table provides information about the shares of FFY Financial common stock that are beneficially owned at September 29, 2000, (i) by FFY Financial's Chief Executive Officer and officers who had salary and bonus in the last fiscal year in excess of $100,000 and (ii) by each director and nominee for director of FFY Financial. It also includes all directors, director nominees and executive officers of FFY Financial as a group.

                                                                Amount &    Percent of
                                                               Nature of      Common
                                                               Beneficial      Stock
          Name                           Title                 Ownership    Outstanding
          ----            ------------------------------------ ----------   -----------
Jeffrey L. Francis......  President, Chief Executive Officer &  157,343(1)      2.3%
                          Director of FFY Financial and FFY
                          Bank

Randy L. Shaffer........  Vice President and Director of FFY    224,642(1)      3.3%
                          Financial and FFY Bank

J. Craig Carr...........  Vice President, General Counsel and    70,334(1)      1.0%
                          Secretary of FFY Financial and FFY
                          Bank

Marie Izzo Cartwright...  Director Nominee                       52,236(1)        *

W. Terry Patrick........  Director Nominee                       41,206(1)        *

A. Gary Bitonte, MD.....  Director                              122,593(1)      1.8%

Samuel A. Roth..........  Director                               10,630(1)        *

William A. Russell......  Director                               15,579(1)        *

Ronald P. Volpe,          Director                               21,890(1)        *
 Ph.D. .................

Robert L. Wagmiller.....  Director                               17,260           *

All directors and
 executive officers as a
 group (13 persons).....                                        843,309(2)     12.0%

--------
*  Represents less than 1% of outstanding FFY Financial common stock.
(1) Amounts include shares held directly and shares held in retirement accounts, shares held by certain members of a named individual's or group member's family, or held by trusts of which a named individual or group member is a trustee or substantial beneficiary with respect to which the named individual or group member may have sole or shared voting and/or investment power. The amounts also include 93,430, 86,580, 33,628, 19,890, 6,630, 13,260, 19,890 and 13,260 shares subject to options granted under FFY Financial's Stock Option and Incentive Plan (Stock Option Plan) to Messrs. Francis, Shaffer, Carr, Patrick, Roth, Russell, Volpe and Wagmiller, respectively, which are exercisable within 60 days of September 29, 2000. In addition, as of September 29, 2000, 23,609, 19,266 and 16,134
    shares had been allocated to the FFY Financial Employee Stock Ownership and 401(k) Plan (KSOP) accounts of Messrs. Francis, Shaffer and Carr, respectively.
(2) This amount includes 329,288 shares of FFY Financial common stock subject to options granted under FFY Financial's Stock Option Plan, which are exercisable within 60 days of September 29, 2000, and 103,725 shares of FFY Financial common stock allocated to the KSOP accounts of all officers as a group.

                             ELECTION OF DIRECTORS

General

   FFY Financial's board of directors currently is comprised of nine directors and is divided into three classes, each of which contains approximately one-third of the board. Approximately one-third of the directors are elected annually. Directors of FFY Financial are generally elected to serve for a three-year period or until their respective successors are elected and qualified. On July 18, 2000, FFY Financial's board adopted a resolution reducing the number of directors to nine effective with the resignation of Henry P. Nemenz as a director on March 15, 2000. The board of directors of FFY Financial and FFY Bank appreciate the years of dedicated service provided by Mr. Nemenz.

   The following table sets forth certain information, as of June 30, 2000, regarding the composition of the board, including their terms of office. It is intended that the proxies solicited on behalf of the board (other than proxies in which the vote is withheld as to a nominee) will be voted at the meeting FOR the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. Each nominee has consented to being named in this joint proxy statement/prospectus and has agreed to serve if elected. At this time, the board knows of no reason why any nominee may be unable to serve, if elected. There are no arrangements or understandings between the nominees and any other person pursuant to which the nominee was selected.

                                    Position(s) Held in FFY   Director Term to
           Name            Age(1)          Financial          Since(2) Expire
           ----            ------ --------------------------- -------- -------
Director Nominees
  Marie Izzo Cartwright...   47   Director                      1991    2003
  W. Terry Patrick........   50   Director                      1992    2003
Directors Continuing in
 Office
  A. Gary Bitonte, MD.....   52   Director                      1990    2001
  Jeffrey L. Francis......   49   President, CEO and Director   1992    2002
  Samuel A. Roth..........   57   Director                      1999    2002
  William A. Russell......   52   Director                      1998    2001
  Randy L. Shaffer........   49   Vice President and Director   1996    2001
  Ronald P. Volpe, Ph.D...   57   Director                      1996    2002
  Robert L. Wagmiller.....   56   Director                      1998    2001

--------
(1) At June 30, 2000.
(2) Includes service as a director of FFY Bank.

   The business experience of each director and nominee for director of FFY Financial is set forth below. All directors have held their present positions for at least five years, unless otherwise indicated.

   Marie Izzo Cartwright--Ms. Cartwright has served as Vice President of Corporate Communications and Marketing for Glimcher Properties Limited Partnership since October 1996. Ms. Cartwright formerly served as Vice President of Corporate Communications for DeBartolo Properties Management, Inc. An honors graduate of Kent State University with a BA degree in journalism, Ms. Cartwright has 25 years experience in both corporate and agency public relations, marketing and advertising.

   W. Terry Patrick--Mr. Patrick has been a partner in the law firm of Friedman & Rummell Co., L.P.A. of Youngstown, Ohio since 1980, where his practice is concentrated in the areas of Business, Estate and Succession Planning. Mr. Patrick also serves as a consultant to numerous regional businesses. Mr. Patrick is also a Director of FFY Holdings, Inc., a wholly-owned subsidiary of FFY Financial.

   A. Gary Bitonte, MD--After receiving a Bachelor of Science and Doctor of Medicine degree from The Ohio State University, Dr. Bitonte's urologic surgery practice spanned 21 years. Currently, he holds faculty-teaching appointments at Northeastern Ohio and Ohio University Medical Schools. He is a consultant for medical prosthetic manufacturers and manages private investments. Dr. Bitonte is a trustee of the Youngstown State University Foundation. He is a Director of FFY Insurance, a wholly-owned subsidiary of FFY Holdings, Inc.

   Jeffrey L. Francis--Mr. Francis is President and Chief Executive Officer of FFY Financial and FFY Bank. He began his career with FFY Bank in 1973 and has served in his current capacity since March 1996. Mr. Francis was named Executive Vice President and Treasurer of FFY Financial and Executive Vice President and Chief Operating Officer of FFY Bank in October 1995. Mr. Francis holds a BBA degree from Kent State University and a MBA from Youngstown State University. Mr. Francis is also President of FFY Holdings, Inc., a wholly-owned subsidiary of FFY Financial.

   Samuel A. Roth--Mr. Roth is the President of FirstEnergy Facilities Services Group, a FirstEnergy holding company for the mechanical construction, contracting and energy management companies that FirstEnergy has acquired. Mr. Roth previously served as President and Chief Executive Officer of Roth Bros., Inc., a diversified Engineering and Contracting Corporation. Mr. Roth graduated from Ohio State University in 1966 with a Bachelor of Mechanical Engineering Degree. A licensed professional engineer, Mr. Roth has been involved in the engineering and contracting fields for over thirty years and is registered in Ohio, Pennsylvania, and New Jersey. Mr. Roth has served as president of many professional organizations and has done extensive volunteer work in community organizations.

   William A. Russell--Mr. Russell is the President of Canteen Service of Steel Valley, Inc., a food and vending service company that employees 20 people and has served the surrounding five county area for over 64 years. He has been associated with Canteen Service of Steel Valley, Inc. for the past 26 years. Mr. Russell graduated from Bowling Green State University in 1969 and served in the United States Navy from 1970 through 1974.

   Randy L. Shaffer--Mr. Shaffer is Vice President of FFY Financial and FFY Bank, responsible for coordinating the activities of the lending departments and development of lending policies and procedures. Mr. Shaffer has served in various capacities since joining FFY Bank in 1973 and has served in his current position since 1986. He earned a BA degree in economics from Hiram College, served as a Director of the Youngstown Board of Realtors, and is a member of the Home Builders Association of Mahoning Valley and the Mortgage Bankers of Northeastern Ohio. Mr. Shaffer is also Vice President of FFY Holdings, Inc., a wholly-owned subsidiary of FFY Financial.

   Ronald P. Volpe, Ph.D.--Dr. Volpe is a Professor of Finance in the Williamson College of Business Administration at Youngstown State University where he teaches undergraduate and graduate--level courses in Investments, Personal Financial Planning, and Financial Markets and Institutions. He is a recipient of the Youngstown State University Distinguished Professorship For Teaching Award and has published articles in Financial Services Review, Financial Practice and Education, and The Ohio Business Teacher. A Certified Financial Planner, Dr. Volpe received his BSBA degree from Youngstown State University, MBA from Central Michigan University, and Ph.D. from the University of Pittsburgh. Prior to his career in higher education, he was a member of the accounting and finance staff of The Ford Motor Company in Dearborn, Michigan.

   Robert L. Wagmiller--Mr. Wagmiller is a Senior Advisor at Hill, Barth and King, Inc., a certified public accounting firm that employs 180 professionals. He has been associated with Hill, Barth and King, Inc. for the past 36 years and has served in his current capacity for the past 23 years. Mr. Wagmiller received his degree in Wholesale Management from Ohio State University and his Bachelor of Science degree in Business Administration from Youngstown State University. He is also a Director of FFY Insurance, a wholly-owned subsidiary of FFY Holdings, Inc.

Meetings and Committees of the FFY Financial Board

   Meetings and Committees of FFY Financial. The board meets quarterly and may have additional special meetings upon the written request of the President or at least three directors. The board met 9 times during the year ended June 30, 2000. During fiscal year 2000, no incumbent director of FFY Financial attended fewer than 75% of the aggregate total number of meetings of the board and committees on which he or she served. The board of FFY Financial has standing Stock Option, Merger and Acquisition, Audit and Executive Committees.

   During fiscal year 2000, the members of the FFY Financial's Stock Option Committee were Directors Bitonte (Chairman), Nemenz and Patrick. The Stock Option Committee is responsible for administering FFY Financial's Stock Option Plan. The Stock Option Committee met 3 times in fiscal year 2000.

   The Merger and Acquisition Committee is responsible for the review of strategic combinations, and, where appropriate, recommending certain transactions to the full board. This review applies to combinations for FFY Financial and all subsidiaries. During fiscal year 2000, the members of this committee were Directors Francis (Chairman), Bitonte, Patrick, Roth, Volpe and Wagmiller. The Merger and Acquisition Committee met 4 times during fiscal year 2000.

   The Audit Committee is responsible for selecting the FFY Financial's independent auditors and meeting with the independent auditors to outline the scope and review the results of the annual audit. The Audit Committee also meets with the FFY Financial's internal audit staff on a periodic basis. During fiscal year 2000, the members of this committee were Directors Wagmiller (Chairman), Cartwright, Nemenz, Russell and Volpe. The Audit Committee met five times during fiscal year 2000.

   During fiscal year 2000, the members of the Executive Committee were Directors Francis (Chairman), Bitonte, Nemenz, Shaffer, Wagmiller and Patrick. To the extent authorized by the board and by FFY Financial's bylaws, this committee exercises all of the authority of the board between board meetings. The Executive Committee did not meet during fiscal 2000.

   The entire board acts as a nominating committee for selecting nominees for election as directors. While the board of FFY Financial will consider nominees recommended by stockholders, the board has not actively solicited such nominations. The board met one time during fiscal 2000 in its capacity as a nominating committee. Pursuant to FFY Financial's bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of FFY Financial at least 60 days prior to the meeting date. If, however, less than 70 days' notice of the date of the meeting is first given or made to stockholders by public announcement or mail, then nominations must be received by FFY Financial not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in FFY Financial's bylaws.

   Meetings and Committees of FFY Bank. FFY Bank's board meets monthly and may hold additional special meetings upon the written request of the President or at least three directors. The board met 14 times during the year ended June 30, 2000. During fiscal year 2000, no incumbent director of FFY Bank attended fewer than 75% of the aggregate total number of meetings of the board and committees on which he or she served. FFY Bank has standing Executive, Audit and Compensation Committees. FFY Bank also has other committees which meet as needed to review various other functions of FFY Bank.

   FFY Bank's Executive Committee exercises the powers of the full board between board meetings, except that this committee does not have the authority of the board to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of FFY Bank. During fiscal year 2000, the Executive Committee was composed of Directors Francis (Chairman), Bitonte, Nemenz, Wagmiller, Patrick and Shaffer. The Executive Committee met 16 times during the fiscal year ended June 30, 2000.

   The Audit Committee is responsible for selecting FFY Bank's independent auditors and meeting with the independent auditors to outline the scope and review the results of the annual audit. The Audit Committee also meets with FFY Bank's internal audit staff on a periodic basis. During fiscal year 2000, the members of this committee were Directors Wagmiller (Chairman), Cartwright, Nemenz, Russell and Volpe. This Committee held five meetings during fiscal year 2000.

   FFY Bank's Compensation Committee recommends employee compensation, benefits and personnel policies to the board, as well as salaries and bonuses for executive officers. The members of this committee during fiscal year 2000 were Directors Patrick (Chairman), Bitonte, Nemenz, Roth and Russell. The Compensation Committee held 5 meetings during the fiscal year ended June 30, 2000.

   Director Compensation. Each director of FFY Financial is paid a fee of $100 per board meeting attended. Each non-employee member of a committee of FFY Financial's board is paid $50 per committee meeting attended. Each director of FFY Bank is paid a fee of $1,500 per quarter plus $500 per board meeting attended. Each non-employee member of a committee of FFY Bank's board is paid $150 per committee meeting attended, and the Chairman of each committee of FFY Bank's board receives $200 per committee meeting attended. Bank directors who are employed by FFY Bank do not receive a fee for attending committee meetings.

   On October 20, 1999, Director Roth was granted an option to purchase 19,890 shares of FFY Financial common stock at an exercise price of $18.625, the market value per share of the common stock on the grant date. One-third, or 6,630, of these shares vested on April 20, 2000, another 6,630 shares are scheduled to vest on April 20, 2001, and the remaining 6,630 shares are scheduled to vest on April 20, 2002.

   On May 23, 2000, each of the non-employee directors was granted an option to purchase 12,000 shares of FFY Financial common stock (except for Director Patrick who was granted an option to purchase 11,878 shares) at an exercise price of $10.25, the market value of the common stock on the grant date. These options vest in their entirety only upon the closing of the proposed merger with First Place.

   On May 23, 2000, Mr. Francis was granted an option to purchase 50,000 shares of FFY Financial common stock at an exercise price of $10.25, the market value of the common stock on the grant date. These options vest in five equal annual installments, with the first installment vesting on May 23, 2001.

                             EXECUTIVE COMPENSATION

   The following table sets forth information concerning the compensation paid or granted to the named executive officers in fiscal 2000, 1999 and 1998 whose salary and bonus for fiscal 2000 exceeded $100,000.

                           Summary Compensation Table

                            Annual Compensation     Long Term Compensation Awards
                          ------------------------ -------------------------------
                                                   Restricted
                                                     Stock             All Other
   Name and Principal     Fiscal Salary(1)  Bonus  Awards(2)  Options Compensation
        Position           Year     ($)      ($)      ($)       (#)       ($)
   ------------------     ------ --------- ------- ---------- ------- ------------
Jeffrey L. Francis.......  2000  $188,508  $40,000  $256,250  50,000    $35,859(3)
  President and Chief      1999   186,908   40,000       --      --      63,957(4)
  Executive Officer        1998   160,750   40,000       --      --      59,955(5)
Randy L. Shaffer.........  2000   108,200   18,000    51,250  10,000     27,030(3)
  Vice President           1999   104,338   18,000       --      --      45,829(4)
                           1998   102,010   18,000       --      --      41,820(5)
J. Craig Carr............  2000    87,492   18,000    51,250  10,000     24,350(3)
  Vice President, General  1999    84,586   18,000       --      --      41,754(4)
  Counsel and Secretary    1998    82,236   18,000       --      --      37,741(5)

--------
(1) For Messrs. Francis and Shaffer, amounts include fees for services as directors of FFY Financial and FFY Bank. Mr. Francis earned $13,500 in 2000; $11,900 in 1999; and $10,750 in 1998. Mr. Shaffer earned $13,400 in
    2000; $11,750 in 1999; and $10,750 in 1998. For Mr. Carr amounts include compensation for attending meetings of FFY Financial's board, $500 in 2000; $250 in 1999; and $-0- in 1998.
(2) Restricted stock holdings granted under FFY Financial's Recognition and Retention Plan were awarded to Messrs. Francis, Shaffer and Carr on May 23, 2000. Restricted stock holdings as of June 30, 2000, and their fair market value based on the per share closing price of FFY Financial's common stock on the Nasdaq Stock Market on June 30, 2000 ($11.00) were as follows:

                                                             Number of  Value on
                                                             Restricted June 30,
   Name                                                        Shares     2000
   ----                                                      ---------- --------
   Jeffrey L. Francis.......................................   25,000   $275,000
   Randy L. Shaffer.........................................    5,000   $ 55,000
   J. Craig Carr............................................    5,000   $ 55,000

  Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on all other FFY Financial common stock.
  The shares of restricted stock will vest on the closing of the merger with First Place.
(3) Represent allocations under FFY Financial's KSOP and term life insurance premiums. These amounts respectively include $34,813 and $1,046 paid for Mr. Francis; $26,325 and $705 paid for Mr. Shaffer; and $23,713 and $637 paid for Mr. Carr.
(4) Represent allocations under FFY Financial's KSOP and term life insurance premiums. These amounts respectively include $62,965 and $992 paid for Mr. Francis; $45,159 and $670 paid for Mr. Shaffer; and $41,149 and $605 paid for Mr. Carr.
(5) Represent allocations under FFY Financial's KSOP and term life insurance premiums. These amounts respectively include $59,498 and $457 paid for Mr. Francis; $41,522 and $298 paid for Mr. Shaffer; and $37,476 and $265 paid for Mr. Carr.

   The following table sets forth information regarding grants of stock options under our Stock Option and Incentive Plan made during the fiscal year ended June 30, 2000 to the named executive officers.

                  Stock Option Grants in Last Fiscal Year (1)

                                                                                         Potential Realizable
                                                                                            Value a Assumed
                                                                                            Annual Rates of
                                                                                              Stock Price
                                                                                           Appreciation for
                                     Individual Grants                                       Option Terms
                         -----------------------------------------                       ---------------------
                                               % of Total Options   Exercise
                         Number of Securities Granted to Employees     or
                          Underlying Options     and Directors     Base Price Expiration
Name                         Granted (#)         in Fiscal Year    ($/Sh) (2)    Date      5% ($)    10% ($)
----                     -------------------- -------------------- ---------- ---------- ---------- ----------
Jeffrey L. Francis......        50,000(3)            22.86%          $10.25   5/23/2010  $   25,625 $   51,250
Randy L. Shaffer........        10,000(4)             4.57%          $11.00   2/15/2010  $    5,500 $   11.000
J. Craig Carr...........        10,000(4)             4.57%          $11.00   2/15/2010  $    5,500 $   11,000

--------
(1) The options may not be transferred other than by will or the laws of descent and distribution or to family members and may be exercised during the lifetime of the optionee only by the optionee or his legal representative upon the optionee's death.
(2) The exercise price of the options was the fair market value of FFY Financial's common stock at the date of grant.
(3) Mr. Francis' options vest in five equal annual installments beginning on March 23, 2001.
(4) Messrs. Shaffer's and Carr's options vest in four equal semi-annual installments beginning on August 15, 2000.

   The table below provides information as to options exercised by each of the named executive officers for the fiscal year ended June 30, 2000 and the value of the options held by such named executive officers at year-end measured in terms of the $11.00 closing price of FFY Financial's common stock on June 30, 2000.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option
                                     Values

                         Value Realized from Exercise   Number of Securities      Value of Unexercised
                          of Options in the Current    Underlying Unexercised    In-the-Money Options at
                                 Fiscal Year          Options at June 30, 2000        June 30, 2000
                         ---------------------------- ------------------------- -------------------------
                         Shares Acquired    Value     Exercisable Unexercisable Exercisable Unexercisable
Name                     on Exercise (#) Realized ($)     (#)          (#)          ($)          ($)
----                     --------------- ------------ ----------- ------------- ----------- -------------
Jeffrey L. Francis......        --             --       93,430       50,000      $560,850      $37,500
Randy L. Shaffer........        --             --       84,080       10,000       504,480          -0-
J. Craig Carr...........      2,000        $27,000      31,128       10,000       186,768          -0-

   Employment Agreements. FFY Financial has an employment agreement with Mr. Francis, and FFY Bank has an employment agreement with Mr. Shaffer. Mr. Francis' agreement is for a five year-term and Mr. Shaffer's for a three year term. On the anniversary date of each agreement, the term of each employment agreement is extended for a period of one year in addition to the then-remaining term unless the officer receives an unsatisfactory performance review from the board of directors or notice that the term of his agreement will not be extended. The employment agreements provide for the following:

  . an annual base salary in an amount not less than the executive's current base salary, which may be increased, but not decreased, from time to time as approved by the board of directors;

  . participation in an equitable manner with all other executive officers in performance-based and discretionary bonuses, if any, as are authorized and declared by the board of directors;

  . participation in other employee benefit, fringe benefit and welfare plans and programs;

   In the event Mr. Francis suffers an "involuntary termination" as defined below, he will receive for the lesser of three years or the remaining term of his agreement, as liquidated damages, (i) monthly payments equal to one-twelfth of his annual base salary in effect immediately prior to the date of termination; (ii) one-twelfth of his average annual cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination; and (iii) substantially the same health and other benefits available to him in effect immediately prior to such involuntary termination. These payments would be reduced by any cash compensation or health and other benefits actually paid to, or receivable by, the executive from another employer during the period he is receiving post-termination compensation benefits from FFY Financial. "Involuntary termination" is generally defined as the termination of the executive's employment by FFY Financial without his express written consent or by the executive by reason of a material diminution of or interference with his duties, responsibilities or benefits as defined in the agreement unless consented to in writing by Mr. Francis.

   In the event of Mr. Francis' involuntary termination within the 6 months preceding, at the time of, or within 24 months following a change in control, as that term is defined in the agreement, then in addition to the liquidated damages payments described in the immediately preceding paragraph, he will receive an amount equal to 299% of his "base amount" as determined under
Section 280G of the Internal Revenue Code of 1986. The employment agreements also contain a "gross-up" provision pursuant to which FFY Financial will make additional payments to Mr. Francis in the event that any payments or benefits provided or to be provided to him under the agreement are subject to an excise tax penalty under Section 4999 of the Internal Revenue Code. FFY Financial would not be able to deduct as an expense the amount of the payments or benefits subject to the excise tax penalty.

   Mr. Shaffer's employment agreement provides for payment to him of his salary for the remainder of the term of the agreement, plus up to 299% of his base compensation, in the event there is a "change in control" of FFY Bank where employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Code, to be contingent on a "change in control" and may not equal or exceed three times the employee's average annual compensation over the most recent five year period or be non-deductible by FFY Bank for federal income tax purposes.

   Based on their current salaries and other cash bonus/incentive compensation, if Messrs. Francis and Shaffer's employment had been terminated as of June 30, 2000, under circumstances entitling them to severance pay as described above, they would have been entitled to receive lump sum cash payments of approximately $778,380 and $598,288, respectively. In addition, Mr. Francis would be entitled to monthly payments of approximately $17,917 for three years.

Report on Executive Compensation

   The Committee. The responsibility for compensation matters for FFY Financial rests with the Compensation Committee of the board. The members of the Compensation Committee are independent directors of FFY Financial and FFY Bank. Mr. Francis attends committee meetings to present recommendations and to provide information. However, he does not participate in any deliberations regarding his own compensation. The Compensation Committee met 5 times during the year ended June 30, 2000. The most significant issues addressed each year by the Compensation Committee are: (1) approval of salary adjustments for officers of FFY Financial and FFY Bank; (2) approval of payments under FFY Bank's executive bonus plan; and (3) completion of evaluations of the performance of executive officers in accordance with the provisions of employment contracts.

   Salary Adjustments. Effective July 1, 1998, the base salary of Mr. Francis was increased from $150,000 per year to $175,000 per year. No changes have been made to this base salary since that time. Discussions of annual salary adjustments for other executives were held in February 2000 for calendar year 2000. In determining Mr. Francis' compensation, the Compensation Committee considered the following: (i) salary information for the chief executive officers of comparable institutions gathered from local, regional and national salary surveys; (ii) information from proxy statements of publicly traded banks and thrifts; (iii) the financial performance of FFY Financial during the preceding year as measured by return on assets and equity, loan loss and delinquency levels, total general and administrative expenses and earnings per share, with regard to both the absolute level of such measures and as compared to peer institutions, including similar publicly traded thrift holding companies; (iv) regional and national statistics; (v) regulatory examination comments received during the preceding year; and (vi) FFY Bank's progress toward completing a number of long-term initiatives, as monitored by the board. FFY Bank's other executive officers were also reviewed based upon the same criteria. Of the five highest paid executives, other than Mr. Francis, two received increases in base salary for calendar 2000, in each case less than 4% of base salary.

   Bonus. FFY Bank has a long history of paying annual bonuses based on annual net income. The Compensation Committee believes that these payments more closely tie employee compensation to FFY Financial's annual performance and act as an incentive for management to work toward increasing net income. A bonus, with a target payout totaling 2% of pre-tax net income of FFY Bank, is distributed annually following the completion of the fiscal year. Payments under this plan are allocated on a discretionary basis to those individuals who, in the opinion of the Compensation Committee and the board, most contributed to the success of FFY Bank during the year. For the year ended June 30, 2000, select officers of FFY Financial and FFY Bank received payments under FFY Bank's discretionary bonus plan. Mr. Francis' payment totaled $40,000, the same amount that he received for fiscal 1998 and fiscal 1999. The five highest paid executives of FFY Financial and FFY Bank (other than Mr. Francis) also received bonuses in fiscal 2000 equal to that received in the past two fiscal years. The Compensation Committee continues to evaluate FFY Financial's compensation arrangements with a focus on return on equity, earnings per share growth and individual performance.

   Performance Evaluations. As noted above, during each year the Compensation Committee completes performance evaluations of the executive officers of FFY Financial as a group. Additionally, each executive officer is evaluated individually by either the Compensation Committee or Mr. Francis. The evaluation process includes a written evaluation by Mr. Francis and individual interviews with the Compensation Committee. Among other items, the Compensation Committee considered FFY Financial performance statistics as objective measures of performance, as well as discussion of progress toward goals established the previous year. The committee prepared and presented a written report of each evaluation, which was reviewed by the entire board in March 2000.

   Stock Options/Restricted Stock. During 1993, the stockholders of FFY Financial ratified FFY Financial's Stock Option and Recognition and Retention Plan. No awards of options or restricted stock had been made to any of the six highest paid executives since 1993 until fiscal 2000. During fiscal 2000, Mr. Francis was granted 25,000 shares under FFY Financial's recognition and retention plan, which grant will vest on the closing of the merger with First Place. Further, during fiscal 2000 Mr. Francis was granted 50,000 stock options at current market value, vesting over five years commencing March 2001. The five highest paid executive officers, other than Mr. Francis, were granted a total of 25,000 shares under the recognition and retention plan to vest on the closing of the merger with First Place and a total of 50,000 options vesting over two years commencing August 2000.

   The foregoing report on executive compensation was furnished by the Compensation Committee of the board whose members are:

   W. Terry Patrick, Chairman  A. Gary Bitonte  Samuel A. Roth  William A.
Russell

                            Stock Performance Graph

   The graph below compares the cumulative total stockholder return on FFY Financial's common stock to the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Banking Index for the period June 30, 1995 through June 30, 2000. The graph assumes that $100 was invested on June 30, 1995 in FFY Financial common stock and in each of the foregoing indices and that all dividends were reinvested. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.


                                    [GRAPH]

                     Comparison of Cumulative Total Return
                Among FFY Financial, NASDAQ Stock Market Index,
                           And NASDAQ Banking Index


                                6/30/95 6/28/96 6/30/97 6/30/98 6/30/99 6/30/00
                                ------- ------- ------- ------- ------- -------
FFY Financial..................  $100   126.623 142.415 182.634 219.051 131.263
Nasdaq Stock Market Index......  $100   128.391 156.152 205.585 296.022 437.302
Nasdaq Banking Index...........  $100   130.230 203.556 282.135 278.621 228.562

                       Transactions With Related Parties

   FFY Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors, and employees. All loans by FFY Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of FFY Bank.

   All transactions between FFY Financial or FFY Bank and its officers, directors and affiliates were made in the ordinary course of business with substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons, do not involve more than the normal risk of collectibility or present other unfavorable features and are approved by a majority of disinterested directors of FFY Financial or FFY Bank, if any.

                                         Largest Amount                 Interest Rate
   Name and     Date of                 Outstanding Since Balance as of     as of
   Position       Loan                    June 30, 1999   June 30, 2000 June 30, 2000
   --------     --------                ----------------- ------------- -------------
David S.        11/25/94 Residential(1)     $125,328        $121,312        6.95%
 Hinkle
 Vice President

--------
(1) This loan was made to an immediate family member of Mr. Hinkle who was also a non-executive officer employee of FFY Bank entitled to receive a 1.0% reduction on the interest rate as well as reduced closing costs consistent with FFY Bank's policy and federal law.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

   The board has appointed KPMG LLP as FFY Financial's auditors for the 2001 fiscal year, subject to the ratification of such appointment by FFY Financial's stockholders at the meeting. KPMG LLP has been FFY Financial's auditors since February 1996. Representatives of KPMG LLP are expected to attend the meeting to respond to appropriate questions and to make a statement if they so desire.

       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS FFY FINANCIAL'S AUDITORS FOR THE
                       FISCAL YEAR ENDING JUNE 30, 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires FFY Financial's directors and executive officers, and persons who own more than 10% of a registered class of FFY Financial's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of FFY Financial. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish FFY Financial with copies of all Section 16(a) forms they file.

   Based solely upon a review of the copies of such reports furnished to FFY Financial, or written representations that no other reports were required, FFY Financial believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended June 30, 2000.

                    ADDITIONAL INFORMATION FOR FFY FINANCIAL

Stockholder Proposals

   In order to be eligible for inclusion in FFY Financial's proxy materials for next year's annual meeting of stockholders, any stockholder proposal must be received at FFY Financial's executive offices at 724 Boardman-Poland Road, Youngstown, Ohio 44512 no later than June 8, 2001. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Otherwise, any stockholder proposal to take action at such meeting must be received at FFY Financial's executive offices by September 17, 2001; provided, however, that in the event that the date of the annual meeting is held before October 26, 2001, or after January 14, 2001, the stockholder proposal must be received not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was first made. All stockholder proposals must also comply with FFY Financial's bylaws and Delaware law.

   If the merger takes place, FFY Financial will have no more annual meetings.

Other Matters

   The board is not aware of any business to come before the meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
FFY Financial Corp. and Subsidiaries
Independent Auditors' Report.............................................  F-2
Consolidated Statements of Financial Condition, June 30, 2000 and 1999...  F-3
Consolidated Statements of Income, Years ended June 30, 2000, 1999 and
 1998....................................................................  F-4
Consolidated Statements of Changes in Stockholders' Equity, Years ended
 June 30, 2000, 1999 and 1998............................................  F-5
Consolidated Statements of Cash Flows, Years ended June 30, 2000, 1999 and 1998................................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
First Place Financial Corp. and Subsidiary
Report of Independent Auditors........................................... F-27
Consolidated Statements of Financial Condition, June 30, 2000 and 1999... F-28
Consolidated Statements of Income, Years ended June 30, 2000, 1999 and
 1998.................................................................... F-29
Consolidated Statements of Changes in Shareholders' Equity, Years ended
 June 30, 2000, 1999 and 1998............................................ F-30
Consolidated Statements of Cash Flows, Years ended June 30, 2000, 1999 and 1998................................................................ F-31
Notes to Consolidated Financial Statements............................... F-33

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
FFY Financial Corp.:

   We have audited the accompanying consolidated statements of financial condition of FFY Financial Corp. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FFY Financial Corp. and subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP
Cleveland, Ohio
July 28, 2000

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2000 and 1999

                                                        2000         1999
                                                    ------------  -----------
                      Assets
Cash............................................... $  4,543,181    5,362,745
Interest-bearing deposits..........................    6,489,636    5,245,061
Short-term investments.............................          --       865,000
                                                    ------------  -----------
    Total cash and cash equivalents................   11,032,817   11,472,806
                                                    ------------  -----------
Securities available for sale......................  158,136,350  190,325,599
Loans receivable, net of allowance for loan losses
 of $2,658,784 and $2,645,132, respectively........  484,516,963  453,839,111
Loans available for sale...........................      170,800      441,500
Interest and dividends receivable on securities....    1,675,487    1,953,940
Interest receivable on loans.......................    2,920,810    2,707,846
Federal Home Loan Bank stock, at cost..............    5,192,800    4,841,200
Office properties and equipment, net...............    7,172,439    7,218,640
Other assets.......................................    3,656,928    2,890,372
                                                    ------------  -----------
    Total assets................................... $674,475,394  675,691,014
                                                    ============  ===========
       Liabilities and Stockholders' Equity
Deposits........................................... $446,048,790  457,342,802
Securities sold under agreements to repurchase:
  Short-term.......................................    6,937,905    6,617,747
  Long-term........................................   51,300,000   51,300,000
Borrowed funds:
  Short-term.......................................   17,500,000   22,800,000
  Long-term........................................   79,280,000   60,000,000
Advance payments by borrowers for taxes and
 insurance.........................................    2,347,744    2,221,976
Other payables and accrued expenses................    5,865,465    5,291,964
                                                    ------------  -----------
    Total liabilities..............................  609,279,904  605,574,489
                                                    ------------  -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value; authorized
   5,000,000 shares,
  none outstanding.................................          --           --
  Common stock, $.01 par value; authorized
   15,000,000 shares,
  issued 7,589,366 shares..........................       75,894       75,894
  Additional paid-in capital.......................   38,456,297   38,092,628
  Retained earnings, substantially restricted......   50,500,226   46,243,673
  Treasury stock, at cost (869,251 and 467,987
   shares, respectively)...........................  (14,865,169)  (8,551,484)
  Accumulated other comprehensive loss.............   (6,415,886)  (2,816,864)
  Common stock purchased by:
   Employee Stock Ownership and 401(k) Plan........   (2,274,082)  (2,645,532)
   Recognition and Retention Plans.................     (281,790)    (281,790)
                                                    ------------  -----------
    Total stockholders' equity.....................   65,195,490   70,116,525
                                                    ------------  -----------
    Total liabilities and stockholders' equity..... $674,475,394  675,691,014
                                                    ============  ===========

          See accompanying notes to consolidated financial statements.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    Years ended June 30, 2000, 1999 and 1998

                                               2000         1999        1998
                                            -----------  ----------  ----------
Interest income:
  Loans.................................... $39,046,180  39,046,983  39,785,064
  Securities available for sale............  10,353,310   9,552,383   7,622,185
  Federal Home Loan Bank stock.............     362,556     333,072     312,213
  Other interest-earning assets............      33,597     151,179     286,969
                                            -----------  ----------  ----------
    Total interest income..................  49,795,643  49,083,617  48,006,431
                                            -----------  ----------  ----------
Interest expense:
  Deposits.................................  19,327,671  20,116,405  21,282,008
  Securities sold under agreements to
   repurchase:
   Short-term..............................     406,052     449,923     871,761
   Long-term...............................   3,127,608   2,974,050   2,043,340
  Borrowed funds:
   Short-term..............................   1,194,432   1,451,527   1,361,933
   Long-term...............................   4,067,135   1,522,577         --
                                            -----------  ----------  ----------
    Total interest expense.................  28,122,898  26,514,482  25,559,042
                                            -----------  ----------  ----------
    Net interest income....................  21,672,745  22,569,135  22,447,389
Provision for loan losses..................     475,763     494,438     565,521
                                            -----------  ----------  ----------
    Net interest income after provision for
     loan losses...........................  21,196,982  22,074,697  21,881,868
                                            -----------  ----------  ----------
Noninterest income:
  Service charges..........................   1,106,266     897,011     700,445
  Gain on sale of securities available for
   sale....................................      45,574     203,317     246,473
  Gain on sale of loans....................     234,162     720,153     134,211
  Other....................................     638,687     729,529     683,847
                                            -----------  ----------  ----------
    Total noninterest income...............   2,024,689   2,550,010   1,764,976
                                            -----------  ----------  ----------
Noninterest expense:
  Salaries and employee benefits...........   6,670,918   6,456,173   6,076,824
  Net occupancy and equipment..............   2,010,129   2,043,578   1,805,939
  Insurance and bonding....................     388,415     478,923     493,752
  State and local taxes....................     914,057     993,634   1,077,154
  Other....................................   2,850,978   2,522,740   2,316,964
                                            -----------  ----------  ----------
    Total noninterest expense..............  12,834,497  12,495,048  11,770,633
                                            -----------  ----------  ----------
    Income before income taxes and minority
     interest..............................  10,387,174  12,129,659  11,876,211
Income tax expense:
  Federal..................................   3,048,000   4,040,000   4,147,000
  State....................................         --       43,000         --
Minority interest in loss of consolidated
 subsidiaries..............................     (20,625)    (93,446)        --
                                            -----------  ----------  ----------
    Net income............................. $ 7,359,799   8,140,105   7,729,211
                                            ===========  ==========  ==========
Basic earnings per share................... $      1.15        1.15        1.03
                                            ===========  ==========  ==========
Diluted earnings per share................. $      1.12        1.11        0.99
                                            ===========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    Years ended June 30, 2000, 1999 and 1998

                                                Common stock
                                             -------------------- Additional
                                               Shares               paid-in
                                             outstanding  Amount    capital
                                             -----------  ------- -----------
Balance at June 30, 1997....................  4,144,840   $66,300  64,506,573
Comprehensive income:
  Net income................................        --        --          --
  Change in unrealized holding gain on
   securities available for sale, net.......        --        --          --
                                             ----------   ------- -----------
    Comprehensive income....................        --        --          --
Dividends paid, $.775 per share.............        --        --          --
Treasury stock purchased....................   (167,543)      --          --
Stock options exercised.....................     33,693       --     (396,676)
Amortization of KSOP expense................        --        --          --
Tax benefit related to exercise of stock
 options....................................        --        --      152,987
Difference between average fair value per
 share and cost per share on KSOP shares
 committed to be released...................        --        --      855,257
                                             ----------   ------- -----------
Balance at June 30, 1998....................  4,010,990    66,300  65,118,141
Comprehensive income:
  Net income................................        --        --          --
  Change in unrealized holding gain (loss)
   on securities available for sale, net....        --        --          --
                                             ----------   ------- -----------
    Comprehensive income....................        --        --          --
Distribution of 100% stock dividend.........  4,010,990     9,594 (27,525,112)
Dividends paid, $.438 per share.............        --        --          --
Treasury stock purchased.................... (1,008,899)      --          --
Stock options exercised.....................    108,298       --     (720,004)
Amortization of KSOP expense................        --        --          --
Tax benefit related to exercise of stock
 options....................................        --        --      295,643
Difference between average fair value per
 share and cost per share on KSOP shares
 committed to be released...................        --        --      923,960
                                             ----------   ------- -----------
Balance at June 30, 1999....................  7,121,379    75,894  38,092,628
Comprehensive income:
  Net income................................        --        --          --
  Change in unrealized holding gain (loss)
   on securities available for sale, net....        --        --          --
                                             ----------   ------- -----------
    Comprehensive income....................        --        --          --
Dividends paid, $.488 per share.............        --        --          --
Treasury stock purchased....................   (444,931)      --          --
Treasury stock issued.......................      5,625       --          --
Stock options exercised.....................     38,042       --     (506,877)
Amortization of KSOP expense................        --        --          --
Tax benefit related to exercise of stock
 options....................................        --        --      188,174
Difference between average fair value per
 share and cost per share on KSOP shares
 committed to be released...................        --        --      682,372
                                             ----------   ------- -----------
Balance at June 30, 2000....................  6,720,115   $75,894  38,456,297
                                             ==========   ======= ===========

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

                    Years ended June 30, 2000, 1999 and 1998

                                                                     Accumulated
                                                                        other
                                                                     comprehen-
                                            Retained     Treasury    sive income
                                            earnings       stock       (loss)
                                           -----------  -----------  -----------
Balance at June 30, 1997.................   74,599,977  (53,387,258)    111,796
Comprehensive income:
  Net income.............................    7,729,211          --          --
  Change in unrealized holding gain on
   securities available for sale, net....          --           --      700,941
                                           -----------  -----------  ----------
    Comprehensive income.................    7,729,211          --      700,941
Dividends paid, $.775 per share..........   (2,900,750)         --          --
Treasury stock purchased.................          --    (5,239,911)        --
Stock options exercised..................          --       733,606         --
Amortization of KSOP expense.............          --           --          --
Tax benefit related to exercise of stock
 options.................................          --           --          --
Difference between average fair value per
 share and cost per share on KSOP shares
 committed to be released................          --           --          --
                                           -----------  -----------  ----------
Balance at June 30, 1998.................   79,428,438  (57,893,563)    812,737
Comprehensive income:
  Net income.............................    8,140,105          --          --
  Change in unrealized holding gain
   (loss) on securities available for
   sale, net.............................          --           --   (3,629,601)
                                           -----------  -----------  ----------
    Comprehensive income.................    8,140,105          --   (3,629,601)
Distribution of 100% stock dividend......  (38,222,741)  65,738,259         --
Dividends paid, $.438 per share..........   (3,102,129)         --          --
Treasury stock purchased.................          --   (17,675,478)        --
Stock options exercised..................          --     1,279,298         --
Amortization of KSOP expense.............          --           --          --
Tax benefit related to exercise of stock
 options.................................          --           --          --
Difference between average fair value per
 share and cost per share on KSOP shares
 committed to be released................          --           --          --
                                           -----------  -----------  ----------
Balance at June 30, 1999.................   46,243,673   (8,551,484) (2,816,864)
Comprehensive income:
  Net income.............................    7,359,799          --          --
  Change in unrealized holding gain
   (loss) on securities available for
   sale, net.............................          --           --   (3,599,022)
                                           -----------  -----------  ----------
    Comprehensive income.................    7,359,799          --   (3,599,022)
Dividends paid, $.488 per share..........   (3,103,246)         --          --
Treasury stock purchased.................          --    (7,072,998)        --
Treasury stock issued....................          --        62,227         --
Stock options exercised..................          --       697,086         --
Amortization of KSOP expense.............          --           --          --
Tax benefit related to exercise of stock
 options.................................          --           --          --
Difference between average fair value per
 share and cost per share on KSOP shares
 committed to be released................          --           --          --
                                           -----------  -----------  ----------
Balance at June 30, 2000.................   50,500,226  (14,865,169) (6,415,886)
                                           ===========  ===========  ==========

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

                    Years ended June 30, 2000, 1999 and 1998

                                                Common stock
                                                purchased by
                                           -----------------------
                                            Employee
                                           stock own-  Recognition
                                           ership and      and
                                             401(k)     retention
                                              plan        plans       Total
                                           ----------  ----------- -----------
Balance at June 30, 1997.................. (3,441,382)  (281,790)   82,174,216
Comprehensive income:
  Net income..............................        --         --      7,729,211
  Change in unrealized holding gain on
   securities available for sale, net.....        --         --        700,941
                                           ----------   --------   -----------
    Comprehensive income..................        --         --      8,430,152
Dividends paid, $.775 per share...........        --         --     (2,900,750)
Treasury stock purchased..................        --         --     (5,239,911)
Stock options exercised...................        --         --        336,930
Amortization of KSOP expense..............    406,820        --        406,820
Tax benefit related to exercise of stock
 options..................................        --         --        152,987
Difference between average fair value per
 share and cost per share on KSOP shares
 committed to be released.................        --         --        855,257
                                           ----------   --------   -----------
Balance at June 30, 1998.................. (3,034,562)  (281,790)   84,215,701
Comprehensive income:
  Net income..............................        --         --      8,140,105
  Change in unrealized holding gain (loss)
   on securities available for sale, net..        --         --     (3,629,601)
                                           ----------   --------   -----------
    Comprehensive income..................        --         --      4,510,504
Distribution of 100% stock dividend.......        --         --            --
Dividends paid, $.438 per share...........        --         --     (3,102,129)
Treasury stock purchased..................        --         --    (17,675,478)
Stock options exercised...................        --         --        559,294
Amortization of KSOP expense..............    389,030        --        389,030
Tax benefit related to exercise of stock
 options..................................        --         --        295,643
Difference between average fair value per
 share and cost per share on KSOP shares
 committed to be released.................        --         --        923,960
                                           ----------   --------   -----------
Balance at June 30, 1999.................. (2,645,532)  (281,790)   70,116,525
Comprehensive income:
  Net income..............................        --         --      7,359,799
  Change in unrealized holding gain (loss)
   on securities available for sale, net..        --         --     (3,599,022)
                                           ----------   --------   -----------
    Comprehensive income..................        --         --      3,760,777
Dividends paid, $.488 per share...........        --         --     (3,103,246)
Treasury stock purchased..................        --         --     (7,072,998)
Treasury stock issued.....................        --         --         62,227
Stock options exercised...................        --         --        190,209
Amortization of KSOP expense..............    371,450        --        371,450
Tax benefit related to exercise of stock
 options..................................        --         --        188,174
Difference between average fair value per
 share and cost per share on KSOP shares
 committed to be released.................        --         --        682,372
                                           ----------   --------   -----------
Balance at June 30, 2000.................. (2,274,082)  (281,790)   65,195,490
                                           ==========   ========   ===========

          See accompanying notes to consolidated financial statements.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2000, 1999 and 1998

                                            2000          1999         1998
                                        ------------  ------------  -----------
Cash flows from operating activities:
  Net income..........................  $  7,359,799     8,140,105    7,729,211
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation......................     1,047,013     1,135,772      969,042
    Amortization and accretion........        35,562       344,464      381,801
    Increase (decrease) in accrued
     federal income taxes.............     1,317,826    (1,323,643)    (487,987)
    Deferred federal income taxes.....     1,357,000     1,593,000      261,000
    Net gain on sale of securities....       (45,574)     (203,317)    (246,473)
    Gain on sale of loans.............      (234,162)     (720,153)    (134,211)
    Loans originated for sale.........   (14,904,923)  (30,855,271)  (4,988,080)
    Proceeds from sales of loans
     originated for sale..............    15,409,785    31,128,924    5,077,069
    Provision for loan losses.........       475,763       494,438      565,521
    Federal Home Loan Bank stock
     dividend.........................      (351,600)     (329,700)    (304,700)
    (Increase) decrease in interest
     receivable.......................        65,489      (542,095)    (355,161)
    Tax benefits related to employee
     plans............................       188,174       295,643      152,987
    Other, net........................       497,362     1,205,683    1,043,628
                                        ------------  ------------  -----------
      Net cash provided by operating
       activities.....................    12,217,514    10,363,850    9,663,647
                                        ------------  ------------  -----------
Cash flows from investing activities:
  Proceeds from maturity of securities
   available for sale.................     3,020,000    10,697,077   16,727,605
  Proceeds from sales of securities
   available for sale.................    15,451,261    35,698,278   41,929,782
  Purchase of securities available for
   sale...............................      (742,661) (144,809,607) (99,324,173)
  Purchase of Federal Home Loan Bank
   stock..............................           --            --      (112,300)
  Principal receipts on securities
   available for sale.................     8,773,241    26,370,997   29,165,393
  Net (increase) decrease in loans....   (30,559,564)   29,154,107  (21,563,866)
  Purchase of office properties and
   equipment..........................    (1,003,087)     (554,064)  (1,136,981)
  (Increase) decrease in investment in
   real estate development joint
   venture............................       364,084      (128,639)    (766,241)
  Purchase of insurance agency
   intangible assets..................      (690,000)          --           --
  Other, net..........................      (278,611)      (59,115)      (6,017)
                                        ------------  ------------  -----------
      Net cash used in investing
       activities.....................    (5,665,337)  (43,630,966) (35,086,798)
                                        ------------  ------------  -----------
Cash flows from financing activities:
  Net increase (decrease) in
   deposits...........................   (11,264,389)   13,371,715   (6,138,251)
  Net increase (decrease) in
   securities sold under agreements to
   repurchase:
    Short-term........................       320,158    (6,470,576)   5,781,075
    Long-term.........................           --            --    26,300,000
  Net increase (decrease) in short-
   term borrowed funds................    (5,300,000)  (11,185,000)   6,530,000
  Proceeds from long-term borrowings..    29,280,000    60,000,000          --
  Repayments of long-term borrowed
   funds..............................   (10,000,000)          --           --
  Treasury stock purchases............    (7,072,998)  (17,675,478)  (5,239,911)
  Dividends paid......................    (3,103,246)   (3,102,129)  (2,900,750)
  Proceeds from stock options
   exercised..........................       190,209       559,294      336,930
  Increase (decrease) in amounts due
   to bank............................      (154,055)     (368,059)     695,939
  Other, net..........................       112,155      (465,027)     125,546
                                        ------------  ------------  -----------
      Net cash provided by (used in)
       financing activities...........    (6,992,166)   34,664,740   25,490,578
      Net increase (decrease) in cash
      and cash equivalents............  $   (439,989)    1,397,624       67,427
Cash and cash equivalents at beginning
of year...............................    11,472,806    10,075,182   10,007,755
                                        ------------  ------------  -----------
Cash and cash equivalents at end of
year..................................  $ 11,032,817    11,472,806   10,075,182
                                        ============  ============  ===========
Supplemental disclosure of cash flow
information:
  Cash payments of interest expense...  $ 28,328,248    25,377,616   25,095,614
  Cash payments of federal income
  taxes...............................       185,000     3,475,000    4,150,000
                                        ============  ============  ===========
Supplemental schedule of non-cash
investing activities:
  Real estate acquired through
  foreclosure.........................  $    961,969       936,116      643,725
  Real estate sales by loan issuance..       730,392       742,543      543,500
                                        ============  ============  ===========

           See accompanying notes to consolidated financial statements.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998

(1) Summary of Significant Accounting Policies

 (a) Principles of Consolidation

   The consolidated financial statements of the Company include the accounts of FFY Financial Corp. (FFY or Holding Company) and its wholly owned subsidiaries, FFY Bank of Youngstown (Bank) and FFY Holdings, Inc. The consolidated financial statements also include the accounts of FFY Insurance Agency, Ltd., the insurance affiliate of FFY Holdings, Inc. The accounts of FFY Holdings real estate affiliate, Coldwell Banker FFY Real Estate, are not consolidated since the company owns a non-controlling one-third interest. All significant intercompany balances and transactions have been eliminated in consolidation.

 (b) Basis of Presentation

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated statement of financial condition and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (c) Cash and Cash Equivalents

   The Company considers all highly liquid debt instruments with maturities at date of purchase of three months or less to be cash equivalents. Cash equivalents also include interest-bearing deposits and short-term investments.

 (d) Securities

   Management determines the appropriate classification of securities at the time of purchase. Debt and equity securities, including mortgage-backed securities, are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a component of accumulated other comprehensive income (loss), net of tax. Available-for-sale securities are those which management may decide to sell, if needed, for liquidity, asset/liability management, or other reasons. Gains or losses on the sale of securities are recognized using the specific identification method. A decline in the fair value of any security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividends and interest income are recognized when earned.

 (e) Loans and Related Fees and Costs

   Loans receivable originated with the intent to hold to maturity are carried at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. Interest on loans is accrued and credited to income as earned. The accrual of interest is discontinued generally when a loan is more than 90 days delinquent or otherwise doubtful of collection. Such interest ultimately collected is credited to income in the period of recovery. Loans are returned to accrual status when both principal and interest are current, and the loan is determined to be performing in accordance with the applicable loan terms.

   Loan origination fees and certain direct loan origination costs are deferred, and the net amounts are amortized as an adjustment of the related loan's yield. The Bank amortizes these amounts using the interest method over the contractual life of the related loans.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

   The Company currently sells loans to Federal National Mortgage Association (Fannie Mae) in the secondary market and delivers shortly after funding. Mortgage loans held for sale are carried at the lower of cost or market value, determined on a net aggregate basis.

   Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in other assets in the statement of financial condition. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Management measures impairment of servicing rights based on prepayment trends and external market factors. Any impairment is recorded as a valuation allowance.

 (f) Allowance for Loan Losses

   The allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in the loan portfolio as of the balance sheet date. The provision for loan losses charged to expense is based on management's judgment taking into consideration past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, and the estimated value of underlying collateral. While management uses the best information available to make these evaluations, future adjustments to the allowance may become necessary if economic conditions change substantially from the assumptions used in making the evaluations. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination.

   Management considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts of principal and interest under the original terms of the loan agreement. Significant factors impacting management's judgment in determining when a loan is impaired include an evaluation of compliance with repayment program, condition of collateral, deterioration in financial strength of borrower or any case when the expected future cash payments may be less than the recorded amount. Since the Bank's loans are primarily collateral dependent, measurement of impairment is based on the fair value of the collateral. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans which are collectively evaluated.

 (g) Office Properties and Equipment

   Land is carried at cost. Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Estimated lives are 10 to 40 years for office properties, including improvements, and 3 to 10 years for equipment. Leasehold improvements are depreciated using the straight-line method over the terms of the related leases.

 (h) Repurchase Agreements

   The Bank enters into sales of securities under agreements to repurchase securities of the same agency bearing the identical contract rate and similar remaining weighted average maturities as the original securities that result in approximately the same market yield.

 (i) Income Taxes

   The Company files a consolidated federal income tax return.

   The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial

                      FFY FINANCIAL CORP. AND SUBSIDIARIES
statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

 (j) Earnings Per Share

   Basic earnings per share of common stock for the years ended June 30, 2000, 1999 and 1998 have been determined by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share of common stock for the years ended June 30, 2000, 1999 and 1998 have been determined by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year adjusted for the dilutive effect of outstanding stock options. Total shares outstanding for earnings per share calculation purposes have been reduced by the KSOP shares that have not been committed to be released. In addition, weighted average common and common equivalent shares have been restated to reflect a 100% stock dividend, effected in the form of a two-for-one stock split, declared on January 19, 1999. The computation of basic and diluted earnings per share is shown in the table below.

                                                      Years ended June 30,
                                                 ------------------------------
                                                    2000      1999      1998
                                                 ---------- --------- ---------
Basic earnings per share computation:
  Numerator--Net income......................... $7,359,799 8,140,105 7,729,211
  Denominator--Weighted average common shares
   outstanding..................................  6,388,100 7,072,607 7,515,890
Basic earnings per share........................ $     1.15      1.15      1.03
                                                 ========== ========= =========
Diluted earnings per share computation:
  Numerator--Net income......................... $7,359,799 8,140,105 7,729,211
  Denominator--Weighted average common shares
   outstanding..................................  6,388,100 7,072,607 7,515,890
  Dilutive effect of stock options..............    187,602   234,046   278,162
                                                 ---------- --------- ---------
  Weighted average common shares and common
              stock equivalents.................  6,575,702 7,306,653 7,794,052
Diluted earnings per share...................... $     1.12      1.11      0.99
                                                 ========== ========= =========

 (k) Comprehensive Income

   On July 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income consists of net income and other comprehensive income, which for the Company is comprised entirely of unrealized holding gains and losses on securities available-for-sale, net of the related tax effect. As permitted by SFAS No. 130, the Company has elected to disclose the components of comprehensive income in the Consolidated Statements of Changes in Stockholders' Equity. Other comprehensive income
(loss), before tax, for the years ended June 30, 2000, 1999 and 1998 was $(5,453,022), ($5,500,601) and $1,062,941, respectively. The related tax
(expense) benefit for the years ended June 30, 2000, 1999 and 1998 was $1,854,000, $1,871,000 and ($362,000), respectively.

 (l) Effect of New Financial Accounting Standards

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, that was subsequently amended by SFAS No. 137, which delayed the original effective date of SFAS

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

No. 133. This statement standardizes the accounting for derivative contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial condition and measure them at fair value. SFAS No. 137 was effective for the Company on July 1, 2000. Management determined that the Company did not engage in any hedging activities or derivative instruments and therefore, the adoption of SFAS No. 137 had no impact on financial condition or results of operations.

 (m) Reclassifications

   Certain amounts in the prior year consolidated financial statements have been reclassified to conform with the current year's presentation.

(2) Securities

   A summary of securities available for sale is as follows:

                                                Gross      Gross
                                  Amortized   unrealized unrealized     Fair
                                     cost       gains      losses       value
                                 ------------ ---------- ----------  -----------
June 30, 2000
  Federal agency obligations.... $ 18,966,247      --      (724,553)  18,241,694
  Mortgage-backed securities....   65,298,064      --    (3,608,828)  61,689,236
  Municipal securities..........   44,928,441   42,285   (3,641,919)  41,328,807
  Trust preferred securities....   24,586,625      --    (1,390,429)  23,196,196
  Asset-backed SLMA's...........   11,567,549      --      (197,549)  11,370,000
  Equity securities.............      894,066   46,612      (68,609)     872,069
  Other securities..............    1,617,244      --      (178,896)   1,438,348
                                 ------------  -------   ----------  -----------
    Totals...................... $167,858,236   88,897   (9,810,783) 158,136,350
                                 ============  =======   ==========  ===========
                                                Gross      Gross
                                  Amortized   unrealized unrealized     Fair
                                     cost       gains      losses       value
                                 ------------ ---------- ----------  -----------
June 30, 1999
  Federal agency obligations.... $ 33,957,204   37,454     (350,690)  33,643,968
  Mortgage-backed securities....   74,454,008   13,833   (2,268,422)  72,199,419
  Municipal securities..........   46,707,415  251,106   (1,982,949)  44,975,572
  Trust preferred securities....   24,581,418    9,339     (381,382)  24,209,375
  Asset-backed SLMA's...........   11,493,465      --       (26,215)  11,467,250
  Equity securities.............    1,798,791  509,914      (43,290)   2,265,415
  Other securities..............    1,602,162      --       (37,562)   1,564,600
                                 ------------  -------   ----------  -----------
    Totals...................... $194,594,463  821,646   (5,090,510) 190,325,599
                                 ============  =======   ==========  ===========

   The amortized cost and fair values of debt securities available for sale at June 30, 2000, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities do not have a contractual maturity.

                                                         Amortized      Fair
                                                            cost        value
                                                        ------------ -----------
   Within one year..................................... $    290,406     289,773
   After one year through five years...................   20,376,635  19,805,298
   After five years through ten years..................   27,882,719  26,501,725
   After ten years.....................................  118,414,410 110,667,485
                                                        ------------ -----------
                                                        $166,964,170 157,264,281
                                                        ============ ===========

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

   The weighted average tax-equivalent annual yield of securities available for sale at June 30, 2000 and 1999 was 6.59% and 6.32%, respectively.

   Gross proceeds from sales of securities available for sale during the years ended June 30, 2000, 1999 and 1998 totaled $15,451,261, $35,698,278, and
$41,929,782, respectively. Gross realized gains and losses on sales of securities available for sale totaled $131,868 and $86,294, respectively, during the year ended June 30, 2000; $385,137 and $181,820, respectively, during the year ended June 30, 1999; and $324,487 and $78,014, respectively, during the year ended June 30, 1998.

(3) Loans Receivable

   Following is a summary of loans receivable at June 30, 2000 and 1999:

                                                         2000         1999
                                                     ------------  -----------
First mortgage loans:
  Secured by one-to-four family residences.......... $351,425,171  335,064,165
  Secured by other properties.......................   14,367,031   15,579,362
  Commercial........................................   44,628,822   35,117,294
  Construction and development loans, primarily
   residential......................................   32,480,194   28,084,891
                                                     ------------  -----------
                                                      442,901,218  413,845,712
Consumer and other loans:
  Automobile........................................    5,811,518    7,788,757
  Home equity.......................................   44,436,874   36,469,834
  90-day notes......................................    1,816,299    3,416,013
  Commercial........................................    1,057,010      849,071
  Other.............................................    4,307,435    4,981,141
                                                     ------------  -----------
                                                       57,429,136   53,504,816
                                                     ------------  -----------
                                                      500,330,354  467,350,528
Less:
  Undisbursed loans in process......................   10,349,503    7,969,623
  Net deferred loan origination fees................    2,634,304    2,455,162
  Allowance for loan losses.........................    2,658,784    2,645,132
  Loans available for sale..........................      170,800      441,500
                                                     ------------  -----------
                                                       15,813,391   13,511,417
                                                     ------------  -----------
                                                     $484,516,963  453,839,111
                                                     ============  ===========
Weighted average annual yield at year-end...........         8.20%        8.05%
                                                     ============  ===========

   Activity in the allowance for loan losses for the years ended June 30, 2000, 1999 and 1998 is summarized as follows:

                                                  2000       1999       1998
                                               ----------  ---------  ---------
   Balance at beginning of year............... $2,645,132  2,740,169  2,961,810
   Provision charged to operations............    475,763    494,438    565,521
   Charge-offs................................   (597,907)  (723,383)  (839,704)
   Recoveries.................................    135,796    133,908     52,542
                                               ----------  ---------  ---------
   Balance at end of year..................... $2,658,784  2,645,132  2,740,169
                                               ==========  =========  =========

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

   Real estate owned, troubled debt restructurings, and nonaccrual loans, as well as the related impact on income in the accompanying consolidated statements of income, were immaterial for 2000, 1999 and 1998. At June 30, 2000 and 1999, non-accrual loans consisted primarily of one-to-four family residences and totaled $3,128,827 and $2,160,290, respectively. At June 30, 2000 and 1999, the recorded investment in loans which have been identified as being impaired totaled $1,565,705 and $1,591,754, respectively. No valuation allowance has been recorded on impaired loans since the fair value of the underlying collateral exceeds the recorded investment on an individual loan by loan basis. Average impaired loans for the years ended June 30, 2000 and 1999 totaled $1,565,580 and $1,606,423, respectively.

   Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The outstanding principal balance of loans serviced for others totaled $47,311,813 and $35,050,912 at June 30, 2000 and 1999, respectively. Capitalized net mortgage servicing rights totaled $418,687 and $329,602 at June 30, 2000 and 1999, respectively.

(4) Office Properties and Equipment

   Following is a summary of office properties and equipment by major classifications as of June 30, 2000 and 1999:

                                                             2000        1999
                                                          ----------- ----------
   Land.................................................. $ 1,617,581  1,617,581
   Buildings.............................................   8,604,004  8,513,962
   Furniture and equipment...............................   2,834,168  2,663,168
   Computer equipment and software.......................   4,164,898  3,621,618
   Automobiles...........................................     160,484    132,578
   Leasehold improvements................................     501,131    402,322
                                                          ----------- ----------
                                                           17,882,266 16,951,229
   Less accumulated depreciation and amortization........  10,709,827  9,732,589
                                                          ----------- ----------
                                                          $ 7,172,439  7,218,640
                                                          =========== ==========

(5) Deposits

   Following is an analysis of interest-bearing deposits, which consist of various savings and certificate accounts with varying interest rates, as of June 30, 2000 and 1999:

                                               2000                1999
                                        ------------------- -------------------
Account type and stated interest rate      Amount      %       Amount      %
-------------------------------------   ------------ ------ ------------ ------
NOW accounts, up to 1.74%.............. $ 38,732,058   8.68 $ 36,677,860   8.02
Money market accounts, up to 5.27%.....   47,136,810  10.57   39,448,435   8.63
Passbook accounts, 2.25%...............   82,610,394  18.52   92,719,043  20.27
                                        ------------ ------ ------------ ------
                                         168,479,262  37.77  168,845,338  36.92
Certificate accounts:
  3.00% to 3.99%.......................      120,915   0.03   22,172,077   4.85
  4.00% to 4.99%.......................   51,125,296  11.46   44,800,820   9.79
  5.00% to 5.99%.......................  106,360,998  23.85  144,645,834  31.63
  6.00% to 6.99%.......................   95,382,685  21.38   69,208,919  15.13
  7.00% to 7.99%.......................   24,579,634   5.51    7,669,814   1.68
                                        ------------ ------ ------------ ------
                                         277,569,528  62.23  288,497,464  63.08
                                        ------------ ------ ------------ ------
                                        $446,048,790 100.00 $457,342,802 100.00
                                        ============ ====== ============ ======

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

   At June 30, 2000 and 1999, scheduled maturities of certificate accounts are as follows:

                                                2000                1999
                                         ------------------- -------------------
                                            Amount      %       Amount      %
                                         ------------ ------ ------------ ------
    Less than 12 months................. $171,117,345  61.65 $189,811,007  65.79
    13 to 24 months.....................   50,487,978  18.19   55,191,248  19.13
    25 to 36 months.....................   19,484,670   7.02   23,196,762   8.04
    37 to 48 months.....................    6,475,814   2.33   12,246,369   4.25
    49 to 60 months.....................   28,076,233  10.12    6,517,036   2.26
    Over 60 months......................    1,927,488   0.69    1,535,042   0.53
                                         ------------ ------ ------------ ------
                                         $277,569,528 100.00 $288,497,464 100.00
                                         ============ ====== ============ ======

   The 1999 amounts above included callable certificate accounts totaling $8,556,305 with a weighted average rate of 6.91%. Due to a decline in market rates during fiscal year 1999, management exercised their call options during fiscal year 2000. There were no callable certificate accounts at June 30, 2000.

   Following is a summary of certificate accounts of $100,000 or more by remaining maturities at June 30, 2000 and 1999:

                                                             2000        1999
                                                          ----------- ----------
   Three months or less.................................. $13,102,503 10,414,553
   Over three to six months..............................  17,940,423  8,007,383
   Over six to twelve months.............................  15,588,919 11,495,888
   Over twelve months....................................  20,813,464 17,840,509
                                                          ----------- ----------
                                                          $67,445,309 47,758,333
                                                          =========== ==========

   At June 30, 2000 and 1999, certificate accounts included $1,215,105 and $1,543,897, respectively, in customer deposits for which federal agency obligations were pledged as collateral in an amount equal to the certificate account balances. The weighted average rate of the certificate accounts was 6.43% and 5.51%, respectively, at June 30, 2000 and 1999. The certificates at June 30, 2000 for which securities are pledged are scheduled to mature from April 2002 to April 2005.

   At June 30, 2000, certificate accounts included four deposits totaling $13,300,000 from the State of Ohio with a weighted average rate of 6.60%. These certificates have six-month terms which will mature from September 2000 to December 2000. Federal Home Loan Bank letters of credit collateralize $8,300,000 of these deposits and federal agency obligations collateralize the remaining $5,000,000.

   Interest expense on deposits for the years ended June 30, 2000, 1999 and 1998 is summarized below:

                                                  2000        1999       1998
                                               ----------- ---------- ----------
   NOW accounts............................... $   388,036    476,884    636,915
   Money market accounts......................   1,815,365  1,136,095    762,231
   Passbook accounts..........................   1,985,495  2,090,725  2,683,094
   Certificate accounts.......................  15,138,775 16,412,701 17,199,768
                                               ----------- ---------- ----------
                                               $19,327,671 20,116,405 21,282,008
                                               =========== ========== ==========

   The weighted average interest rate on deposits was 4.56% and 4.27% at June 30, 2000 and 1999, respectively.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

(6) Securities Sold Under Agreements to Repurchase

   At June 30, 2000 and 1999, securities sold under agreements to repurchase were as follows:

                                                            2000        1999
                                                         ----------  ----------
Short-term:
  Repurchase agreements................................. $6,937,905   6,617,747
  Federal agency obligations pledged as collateral:
    Book value, including accrued interest.............. 10,218,236  10,236,120
    Market value, including accrued interest............  9,876,930  10,237,604
Average balance outstanding during the year.............  6,913,474   9,054,035
Maximum amount outstanding at any month-end.............  7,693,664  13,448,884
Weighted average interest rate..........................       6.51%       5.02%
Long-term:
  Repurchase agreements................................. 51,300,000  51,300,000
  Mortgage-backed securities pledged as collateral:
    Book value, including accrued interest.............. 61,902,083  61,469,494
    Market value, including accrued interest............ 58,510,942  59,782,455
Average balance outstanding during the year............. 51,300,000  51,300,000
Maximum amount outstanding at any month-end............. 51,300,000  51,300,000
Weighted average interest rate..........................       6.84%       5.76%

   Short and long-term repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The pledged securities, although held in safekeeping outside the Bank, remain in the asset accounts. A summary of individual long-term repurchase agreements at June 30, 2000 and 1999 with respect to maturity and call dates is summarized in the table below. The call dates renew every three months and are at the option of the buyer.

                            Earliest
        Maturity              call                      2000                      1999
        --------          ------------               -----------               ----------
         5/20/02          Non-callable               $25,000,000                      --
        12/20/02            12/20/01                  16,300,000                      --
         1/16/03            1/16/01                   10,000,000               10,000,000
         2/19/02             called                          --                25,000,000
         3/19/01             called                          --                16,300,000

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

(7) Borrowed Funds

   Borrowed funds at June 30, 2000 and 1999 consist of advances from the Federal Home Loan Bank (FHLB).

                                       2000                     1999
                             ------------------------ ------------------------
                                           Weighted                 Weighted
                               Amount    average rate   Amount    average rate
                             ----------- ------------ ----------- ------------
Advances from the FHLB of
 Cincinnati with
 maturities less than one
 year:
  Line of credit advances... $17,500,000     7.35%    $       --       --
  Repo-based advances.......         --       --       22,800,000     4.92%
                             -----------     ----     -----------     ----
                             $17,500,000     7.35%    $22,800,000     4.92%
                             ===========     ====     ===========     ====

                                          2000                   1999
                                  -------------------- ------------------------
                                              Weighted
                         Maturity             average                Weighted
                           date     Amount      rate     Amount    average rate
                         -------- ----------- -------- ----------- ------------
Advances from the FHLB
 of Cincinnati with
 maturities greater than
 one year:
  LIBOR-based advance... 8/26/00  $25,000,000   6.66%  $25,000,000     4.89%
  Convertible fixed-rate
   advance.............. 12/3/03          --     --     10,000,000     4.40%
  Convertible fixed-rate
   advance.............. 5/14/09   25,000,000   5.61%   25,000,000     5.61%
  Fixed-rate advance.... 1/05/05   25,000,000   7.22%          --       --
  Fixed-rate advance.... 7/05/03    4,280,000   7.10%          --       --
                                  -----------   ----   -----------     ----
                                  $79,280,000   6.53%  $60,000,000     5.11%
                                  ===========   ====   ===========     ====

   The FHLB line of credit advances have adjustable rates. The LIBOR-based advance is tied to 3-month LIBOR minus 16 basis points and is adjusted quarterly. The $25 million convertible fixed-rate advance can be converted, at the option of the FHLB of Cincinnati, to a 3-month LIBOR-based advance on May 14, 2004. All outstanding advances at June 30, 2000 from the FHLB of Cincinnati are secured by a blanked mortgage collateral agreement for 150% of outstanding advances, amounting to $145.2 million.

   At June 30, 2000, the Bank has two standby letters of credit with Federal Home Loan Bank in the amounts of $5,000,000 and $3,300,000, which respectively mature on October 4, 2000 and December 6, 2000. These letters were not drawn on as of June 30, 2000 and are being used to collateralize certificates of deposit. A fee of 12 1/2 basis points was charged for each letter of credit.

(8) Compliance with Regulatory Capital Requirements

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

   Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2000, the minimum regulatory capital regulations require institutions to have equity capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk weighted assets of 8.0%, of which 4.0% must be core capital.

   The most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

   The following is a reconciliation of the Bank's GAAP and Regulatory capital, and a summary of the Bank's actual capital ratios compared with the OTS minimum bank capital adequacy requirements and their requirements for classification as well capitalized at June 30, 2000 and 1999:

                                          Tier-1       Tier-1        Total
                             Equity        core      risk-based   risk-based
June 30, 2000                capital      capital      capital      capital
-------------              -----------  -----------  -----------  -----------
GAAP capital.............. $49,295,266   49,295,266   49,295,266   49,295,266
Accumulated losses on
 certain securities
 available for sale, net..                6,150,228    6,150,228    6,150,228
General loan valuation
 allowances...............                      --           --     2,526,716
Other.....................                  (41,719)     (41,719)     (41,719)
                                        -----------  -----------  -----------
Regulatory capital........               55,403,775   55,403,775   57,930,491
                                        -----------  -----------  -----------
Total assets.............. 664,283,748
                           -----------
Adjusted total assets.....              670,887,743
                                        -----------
Risk-weighted assets......                           454,889,366  454,889,366
                                                     -----------  -----------
Actual capital ratio......        7.42%        8.26%       12.18%       12.73%
Minimum capital adequacy
 requirements.............        1.50%        3.00%                     8.00%
Regulatory capital
 category:
  Well capitalized--equal
   to or greater than.....                     5.00%        6.00%       10.00%
                                          Tier-1       Tier-1        Total
                             Equity        core      risk-based   risk-based
June 30, 1999                capital      capital      capital      capital
-------------              -----------  -----------  -----------  -----------
GAAP capital.............. $51,063,276   51,063,276   51,063,276   51,063,276
Accumulated losses on
 certain securities
 available for sale, net..                3,140,221    3,140,221    3,140,221
General loan valuation
 allowances...............                      --           --     2,380,434
Other.....................                 (329,602)    (329,602)    (565,575)
                                        -----------  -----------  -----------
Regulatory capital........               53,873,895   53,873,895   56,018,356
                                        -----------  -----------  -----------
Total assets.............. 661,204,894
                           -----------
Adjusted total assets.....              665,870,977
                                        -----------
Risk-weighted assets......                           404,152,959  404,152,959
                                                     -----------  -----------
Actual capital ratio......        7.72%        8.09%       13.33%       13.86%
Minimum capital adequacy
 requirements.............        1.50%        3.00%                     8.00%
Regulatory capital
 category:
  Well capitalized--equal
   to or greater than.....                     5.00%        6.00%       10.00%

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

(9) Income Taxes

   Federal income tax expenses include current and deferred amounts as follows:

                                                2000         1999       1998
                                             -----------  ----------  ---------
Current..................................... $ 1,691,000   2,447,000  3,886,000
Deferred....................................   1,357,000   1,593,000    261,000
                                             -----------  ----------  ---------
  Federal income tax expense................   3,048,000   4,040,000  4,147,000
Deferred federal tax expense (benefit) on
 unrealized gains (losses) on securities
 available for sale.........................  (1,854,000) (1,871,000)   362,000
                                             -----------  ----------  ---------
                                             $ 1,194,000   2,169,000  4,509,000
                                             ===========  ==========  =========

   Actual federal income tax expense differed from the amounts computed by applying the federal income tax rate of 35% to income before federal income taxes as a result of the following:

                               2000               1999               1998
                         -----------------  -----------------  -----------------
Expected income tax
 expense at
 statutory rate......... $3,642,730  35.00% $4,263,037  35.00% $4,156,674  35.00%
Other...................   (594,730) (5.71)   (223,037) (1.83)     (9,674) (0.08)
                         ----------  -----  ----------  -----  ----------  -----
Actual federal tax
 expense................ $3,048,000  29.29% $4,040,000  33.17% $4,147,000  34.92%
                         ==========  =====  ==========  =====  ==========  =====

   The net tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2000 and 1999, is as follows:

                                                           2000       1999
                                                        ---------- ----------
   Deferred tax assets:
     Deferred loan fees................................ $  978,000    842,000
     Employee benefits.................................    136,000    128,000
     Bad debt reserves.................................    904,000    899,000
     Interest on nonaccrual loans......................    120,000     40,000
     Unrealized depreciation on securities available
      for sale.........................................    137,000        --
     Other.............................................     53,000     54,000
                                                        ---------- ----------
       Total gross deferred tax assets.................  2,328,000  1,963,000
                                                        ---------- ----------
   Deferred tax liabilities:
     FHLB stock dividends..............................  1,070,000    950,000
     Basis difference in fixed assets..................    166,000    172,000
     Excess of tax reserves over base year amounts.....    769,000    961,000
     Unrealized appreciation on securities available
      for sale.........................................        --     166,000
     Other.............................................    297,000    185,000
                                                        ---------- ----------
       Total gross deferred tax liabilities............  2,302,000  2,434,000
                                                        ---------- ----------
       Net deferred tax asset (liability).............. $   26,000   (471,000)
                                                        ========== ==========

   A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 2000 and 1999.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

   Retained earnings at June 30, 2000 includes approximately $17,254,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

   Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

   The favorable reserve method previously afforded to thrifts was repealed for tax years beginning after December 31, 1995. Large thrifts must switch to the specific charge-off method of Section 166. In general, a thrift is required to recapture its qualifying and nonqualifying reserves in excess of its qualifying and nonqualifying base year reserves. As the Bank has previously provided deferred taxes on the recapture amount, no additional financial statement tax expense should result from this legislation.

(10) Commitments, Contingencies, and Credit Risk

   In the normal course of business, the Bank is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to minimize exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit and unused lines of credit. Currently the Bank does not enter into forward contracts for future delivery of residential mortgage loans. These instruments involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 30 to 180 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Following is a table of financial instruments whose contract amounts represent credit risk:

                                                             2000        1999
                                                          ----------- ----------
   Fixed rate commitments to extend credit............... $11,400,906 11,902,729
   Variable rate commitments to extend credit............   7,747,985  7,398,242
   Commercial lines and letters of credit................   1,510,000  2,700,000
   Undisbursed lines and letters of credit...............  14,292,215  8,195,471
                                                          ----------- ----------
                                                          $34,951,106 30,196,442
                                                          =========== ==========

   The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the applicant. Collateral held is generally single-family residential real estate.

   The Bank's primary lending area is in Mahoning, Trumbull, and Columbiana counties in the state of Ohio. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in market conditions in that area.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

   In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company.

(11) Director and Employee Plans

 (a) Stock Option and Incentive Plan

   FFY sponsors a stock option and incentive plan for the benefit of directors and employees of the Company. The number of shares of common stock authorized under the plan is 1,326,000, equal to 10% of the total number of shares issued in the conversion adjusted for the 100% stock dividend in 1999. The option exercise price must be at least 100% of the fair value of the common stock on the date of the grant, and the option term cannot exceed 10 years. Outstanding options can be exercised over a 10-year period from the date of the grant.

   Following is activity under the plan during the years ended June 30, 2000, 1999 and 1998:

                                                      2000      1999     1998
                                                     -------  --------  -------
   Options outstanding, beginning of year........... 395,186   463,704  531,090
   Exercised........................................ (38,042) (108,298) (67,386)
   Granted.......................................... 218,768    39,780      --
                                                     -------  --------  -------
   Options outstanding, end of year................. 575,912   395,186  463,704
                                                     =======  ========  =======
   Exercisable:
     At $5.00 per share............................. 296,174   334,216  439,814
     From $11.59 to $18.63 per share................  54,340    34,450   23,890
   Options available for grant, end of year.........     --    218,768  258,548

   On May 23, 2000, 83,878 options were granted to the outside directors of the Company pursuant to the merger with First Place Financial Corp. (refer to note
15). These options shall vest in their entirety only upon the closing of the proposed merger.

   The Company applies Accounting Principles Board (APB) No. 25 for its stock option and incentive plan. Accordingly, no compensation cost has been recognized. Had compensation cost for this plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share pro forma amounts for the years ended June 30, 2000, 1999 and 1998 would be as follows (in thousands, except per share amounts):

                                        2000           1999           1998
                                   -------------- -------------- --------------
                                      As     Pro     As     Pro     As     Pro
                                   reported forma reported forma reported forma
                                   -------- ----- -------- ----- -------- -----
   Net income.....................  $7,360  7,264  8,140   8,108  7,729   7,715
   Basic earnings per share.......  $ 1.15   1.14   1.15    1.15   1.03    1.03
   Diluted earnings per share.....  $ 1.12   1.10   1.11    1.11   0.99    0.99

   The above results may not be representative of the effects of SFAS No. 123 on net income for future years.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

   The Company applied the Black-Scholes option pricing model to determine the fair value of each option granted. Below is a summary of the assumptions used in the calculation:

                                                        June 30,
                                         ---------------------------------------
                                              2000           1999        1998
                                         --------------- ------------ ----------
Dividend yield..........................      2.68-4.88%   2.59-2.92% 2.59-2.92%
Expected volatility.....................          16.54% 12.53-14.39%     12.53%
Risk-free interest rate.................      6.36-6.83%   4.47-6.47% 6.36-6.47%
Expected option life.................... 5.25-5.36 years   5.25 years 5.25 years

 (b) Employee Stock Ownership and 401(k) Plan

   In June 1993, the Company established the FFY Financial Corp. Employee Stock Ownership Plan (ESOP) for the benefit of its employees. The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $5,304,000 from FFY and purchased 1,060,800 shares (adjusted for the 100% stock dividend in 1999) in conjunction with the Bank's conversion. Effective January 1, 1997, the Company amended the ESOP to include 401(k) provisions under Section 401(k) of the Internal Revenue Code, thus forming the FFY Financial Corp. Employee Stock Ownership and 401(k) Plan (KSOP). The eligibility requirements of the KSOP did not change pursuant to the amendment. Under the 401(k) provisions of the KSOP, employees may elect to make pretax contributions of up to 15% of compensation as defined in the plan document. The Company matches up to 6% of employee compensation in the form of stock from the shares that are committed to be released to participants for that year. The remaining shares after the 401(k) match are released to participants' accounts using the shares allocated method. Dividends on allocated and unallocated shares are used for debt service.

   The Company follows SOP 93-6, Employers' Accounting for Employee Stock Ownership Plans which requires that (1) compensation cost be recognized based on the fair value of the KSOP shares when committed to be released; (2) dividends on unallocated shares used for debt service do not reduce compensation expense and are not considered dividends for financial reporting purposes; and (3) KSOP shares that have not been committed to be released are not considered outstanding for purposes of computing earnings per share.

   KSOP compensation expense for the years ended June 30, 2000, 1999 and 1998 totaled $827,641, $1,138,068 and $1,131,374, respectively. The fair value of unearned KSOP shares at June 30, 2000 and 1999, totaled $5,002,976 and $10,053,014, respectively. Following is a summary of KSOP shares at June 30, 2000 and 1999:

                                                               2000      1999
                                                             --------- ---------
     Allocated..............................................   605,984   531,694
     Unallocated............................................   454,816   529,106
                                                             --------- ---------
                                                             1,060,800 1,060,800
                                                             ========= =========

 (c) Recognition and Retention Plans (RRPs)

   The Company and the Bank have a Recognition and Retention Plan (RRP), formed in conjunction with the Bank's conversion in 1993. Pursuant to the RRP, 474,042 shares of common stock awarded to directors and certain officers were earned over a 3 1/2 year period through December 1996. On May 23, 2000, 56,000 RRP shares were awarded to certain officers of the Bank pursuant to the pending merger with First Place Financial Corp. (refer to note 15). These shares shall vest in their entirety only upon the closing of the proposed merger. Such shares, if vesting occurs, will be accounted for as compensation expense. At June 30, 2000, 358 shares in the RRP remain unawarded. The 56,358 shares that remain in the RRP at June 30, 2000 are reflected as a reduction of stockholders' equity.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

(12) Stockholders' Equity

   On January 19, 1999, the Company announced a 100% stock dividend, which is equivalent to a two-for-one stock split, that was paid on March 5, 1999 to shareholders of record on February 19, 1999. The Company used its then 2.8 million treasury shares and issued an additional 959,366 shares to pay for the stock dividend. Proper accounting treatment to record these transactions warranted the decline in additional paid in capital and retained earnings, but did not affect total stockholders' equity. Additionally, all share and per share data have been restated as a result of the stock dividend.

   In accordance with federal regulations, at the time the Bank converted from a federal mutual savings bank to a federal stock savings bank, the Bank restricted a portion of retained earnings by establishing a liquidation account. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder is entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Under current regulations, the Bank is not permitted to pay dividends on its stock if the effect would reduce its regulatory capital below the liquidation account.

   OTS regulations also provide that an institution that before and after a proposed distribution remains well-capitalized, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. The Bank may pay dividends in accordance with this general authority. Institutions proposing to make any capital distribution need not submit written notice to the OTS prior to such distribution unless they are a subsidiary of a holding company or would not remain well-capitalized following the distribution. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution or propose to exceed the net income limitations must obtain OTS approval prior to making such distribution. During the years ended June 30, 2000, 1999 and 1998, the Bank paid cash dividends to the Holding Company as follows:

           Date                                                         Amount
           ----                                                       ----------
        January 23, 1998............................................. $1,577,312
        April 13, 1998...............................................  1,713,029
        July 15, 1998................................................  1,609,984
        July 20, 1998................................................  3,400,000
        October 15, 1998.............................................  1,563,763
        January 15, 1999.............................................  1,735,963
        April 12, 1999...............................................  1,872,575
        May 20, 1999.................................................    750,000
        August 12, 1999..............................................  1,818,329
        October 15, 1999.............................................  1,644,903
        January 14, 2000.............................................  1,817,284
        April 14, 2000...............................................  1,907,304

   At June 30, 2000, dividends payable from the Bank to the Holding Company totaled $1,684,144.

   After the dividends, the Bank's regulatory capital exceeds all of the fully phased-in capital requirements imposed by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 as well as the aforementioned liquidation account.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

   Unlike the Bank, the Holding Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the source of future dividends may depend upon dividends from the Bank.

(13) Fair Value of Financial Instruments

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                    June 30, 2000            June 30, 1999
                               ------------------------ -----------------------
                                 Carrying    Estimated   Carrying    Estimated
                                  amount    fair value    amount    fair value
                               ------------ ----------- ----------- -----------
Assets:
  Cash and cash equivalents... $ 11,032,817  11,032,817  11,472,806  11,472,806
  Securities available for
   sale.......................  158,136,350 158,136,350 190,325,599 190,325,599
  Loans receivable............  484,516,963 479,147,000 453,839,111 460,997,000
  Loans available for sale....      170,800     171,965     441,500     441,500
  Federal Home Loan Bank
   stock......................    5,192,800   5,192,800   4,841,200   4,841,200
  Accrued interest
   receivable.................    4,596,297   4,596,297   4,661,786   4,661,786
Liabilities:
  Deposits:
    Certificate accounts......  277,569,528 278,353,000 288,497,464 290,809,000
    Other deposit accounts....  168,479,262 168,479,262 168,845,338 168,845,338
  Securities sold under
   agreements to repurchase:
    Short-term................    6,937,905   6,937,905   6,617,747   6,617,747
    Long-term.................   51,300,000  50,780,000  51,300,000  51,213,000
  Borrowed funds:
    Short-term................   17,500,000  17,500,000  22,800,000  22,800,000
    Long-term.................   79,280,000  78,772,000  60,000,000  59,944,000
  Accrued interest payable....    2,063,865   2,063,865   2,248,219   2,248,219

   The fair value estimates are based on the following methods and assumptions:

  . Cash and cash equivalents. The carrying amounts of cash and cash equivalents approximates fair value.

  . Securities available for sale. Fair values for securities are based on quoted market prices or dealer quotes; where such quotes are not available, fair values are based on quoted market prices of comparable instruments.

  . Loans receivable. The fair values of loans receivable are estimated using a discounted cash flow calculation that applies estimated discount rates reflecting the credit and interest rate risk inherent in the loans to homogeneous categories of loans with similar financial characteristics. Loans are segregated by types, such as residential mortgage, commercial, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

  . Loans available for sale. The fair values of loans available for sale are based on quoted market prices of similar loans sold. At June 30, 1999, the carrying amount of loans available for sale approximates fair value.

  . Federal Home Loan Bank stock. This item is valued at cost, which represents redemption value and approximates fair value.

  . Accrued interest receivable. The carrying amount of accrued interest receivable approximates fair value.

  . Deposits. The fair values of fixed maturity certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar remaining maturities. The fair values of other deposit accounts (passbook, NOW, and money market accounts) equal their carrying values.

  . Short-term securities sold under agreements to repurchase. The carrying amount of short-term securities sold under agreements to repurchase approximates fair value.

  . Long-term securities sold under agreements to repurchase. Fair value is estimated using a discounted cash flow calculation that applies interest rates currently available to the Bank for debt with similar terms and maturity.

  . Short-term borrowed funds. Short-term borrowed funds reprice frequently; therefore, the carrying amount approximates fair value.

  . Long-term borrowed funds. Fair value is estimated using a discounted cash flow calculation that applies interest rates currently available to the Bank for debt with similar terms and maturity.

  . Accrued interest payable. The carrying amount of accrued interest payable approximates fair value.

  . Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 2000 and 1999.

   The fair value estimates are presented for on-balance sheet financial instruments without attempting to estimate the value of the Bank's long-term relationships with depositors and the benefit that results from low-cost funding provided by deposit liabilities. In addition, significant assets which are not considered financial instruments and are, therefore, not a part of the fair value estimates include office properties and equipment.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

(14) Condensed Parent-Company-Only Financial Statements

   The following condensed statements of financial condition as of June 30, 2000 and 1999, and related condensed statements of income and cash flows for the years ended June 30, 2000, 1999 and 1998 for FFY Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

                                                             2000        1999
                                                          ----------- ----------
Condensed Statements of Financial Position
Assets:
  Cash................................................... $   166,394    142,257
  Short-term investments.................................     805,300    865,000
                                                          ----------- ----------
    Total cash and cash equivalents......................     971,694  1,007,257
  Securities available for sale..........................   7,058,043 11,060,613
  Loans receivable.......................................   1,913,733  1,900,000
  Note receivable--KSOP..................................   2,740,400  3,094,000
  Equity in net assets of the Bank.......................  49,295,266 51,063,276
  Interest receivable on investments.....................      78,488     98,905
  Dividend receivable from Bank..........................   1,684,144  1,818,329
  Other assets...........................................   1,583,577    563,496
                                                          ----------- ----------
    Total assets......................................... $65,325,345 70,605,876
                                                          =========== ==========
Liabilities and stockholders' equity:
  Other liabilities...................................... $   129,855    489,351
  Stockholders' equity...................................  65,195,490 70,116,525
                                                          ----------- ----------
    Total liabilities and stockholders' equity........... $65,325,345 70,605,876
                                                          =========== ==========

                                                   2000       1999      1998
                                                ----------  --------- ---------
Condensed Statements of Income
Income:
  Equity in earnings of the Bank and
   subsidiary.................................. $6,891,058  6,840,653 6,389,428
  Interest income..............................    816,984  1,302,593 1,587,602
  Gain on sale of securities...................    126,654    331,433   266,002
                                                ----------  --------- ---------
    Total income...............................  7,834,696  8,474,679 8,243,032
Expenses:
  State and local taxes........................     44,510     50,720   116,271
  Other........................................    551,387    199,854   181,550
                                                ----------  --------- ---------
    Total expenses.............................    595,897    250,574   297,821
                                                ----------  --------- ---------
    Income before income taxes.................  7,238,799  8,224,105 7,945,211
Income taxes (benefit).........................   (121,000)    84,000   216,000
                                                ----------  --------- ---------
    Net income................................. $7,359,799  8,140,105 7,729,211
                                                ==========  ========= =========

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

                                            2000         1999         1998
                                         -----------  -----------  -----------
Condensed Statements of Cash Flows
Cash flows from operating activities:
  Net income............................ $ 7,359,799    8,140,105    7,729,211
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Equity in earnings of the Bank and
     subsidiary.........................  (6,891,058)  (6,840,653)  (6,389,428)
    Amortization and accretion..........       4,609       48,389       77,419
    (Increase) decrease in interest
     receivable.........................      20,445       71,435      (85,268)
    Other, net..........................    (378,085)    (235,261)    (191,303)
                                         -----------  -----------  -----------
      Net cash provided by operating
       activities.......................     115,710    1,184,015    1,140,631
                                         -----------  -----------  -----------
Cash flows from investing activities:
  Sales of securities available for
   sale.................................   3,158,242   17,388,127   13,648,851
  Purchase of securities available for
   sale.................................         --    (7,690,267) (14,101,273)
  Principal receipts on securities
   available for sale...................         --           --       595,851
  Return of capital.....................      50,000          --           --
  Net increase in loans receivable......     (13,733)  (1,900,000)         --
  KSOP loan repayment...................     353,600      353,600      353,600
  Dividends from the Bank...............   7,187,820   10,932,286    4,920,924
  Additional investment in subsidiary...    (925,000)     (33,500)    (686,500)
  Other.................................         --           --          (500)
                                         -----------  -----------  -----------
      Net cash provided by investing
       activities.......................   9,810,929   19,050,246    4,730,953
                                         -----------  -----------  -----------
Cash flows from financing activities:
  Purchase of treasury stock............ $(7,072,998) (17,675,478)  (5,239,911)
  Dividends paid........................  (3,103,246)  (3,102,129)  (2,900,750)
  Proceeds from stock options
   exercised............................     190,209      559,294      336,930
  Other.................................      23,833      (10,134)     (19,866)
                                         -----------  -----------  -----------
      Net cash used in financing
       activities.......................  (9,962,202) (20,228,447)  (7,823,597)
                                         -----------  -----------  -----------
      Net increase (decrease) in cash
       and cash equivalents ............    (35,563)        5,814   (1,952,013)
Cash and cash equivalents at beginning
 of year................................   1,007,257    1,001,443    2,953,456
                                         -----------  -----------  -----------
Cash and cash equivalents at end of
 year................................... $   971,694    1,007,257    1,001,443
                                         ===========  ===========  ===========

(15) Pending Merger

   On May 23, 2000, the board of directors of FFY, and First Place Financial Corp. (First Place), the holding company for First Federal Savings and Loan Association of Warren, entered into a definitive agreement (the Merger Agreement) to combine in a merger of equals (the Merger). The Merger Agreement calls for a tax-free exchange of each outstanding share of FFY common stock for
1.075 shares of First Place common stock, with cash paid in lieu of fractional shares. In addition, pursuant to the Merger Agreement, FFY Bank will merge with First Federal Savings and Loan Association of Warren to become First Place Bank.

   In connection with the Merger Agreement, FFY and First Place entered into option agreements pursuant to which each party granted the other party options, exercisable under certain circumstances, to purchase shares of their respective common stock in an amount equal to 19.9% of the total number of outstanding shares of either FFY's or First Place's common stock.

                      FFY FINANCIAL CORP. AND SUBSIDIARIES

   The Merger will be accounted for as a purchase by First Place and is expected to close in the fourth quarter of calendar year 2000. The Merger Agreement has been approved by the boards of directors of both companies. However, it is subject to certain other conditions, including the approvals of the shareholders of both companies and the approvals of regulatory authorities.

   Included in the Company's results of operations for fiscal year 2000 were $329,000 in pre-tax expenses for professional fees related to the pending Merger with First Place.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
First Place Financial Corp.
Warren, OH

   We have audited the accompanying consolidated statements of financial condition of First Place Financial Corp. as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Place Financial Corp. as of June 30, 2000 and 1999, and the results of its operations and cash flows for each of the three years in the period ended June 30, 2000, in conformity with generally accepted accounting principles.

                                          Crowe, Chizek and Company LLP

Cleveland, Ohio
July 14, 2000

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2000 and 1999
                   (Dollars in thousands, except share data)

                                                            2000       1999
                                                         ----------  --------
ASSETS
Cash and cash equivalents............................... $   13,421  $  5,849
Federal funds sold......................................     16,222    22,869
Securities available for sale...........................    261,051   249,159
Loans held for sale.....................................     13,071       945
Loans:
  Total loans...........................................    711,216   457,414
  Less allowance for loan...............................     (6,150)   (3,623)
                                                         ----------  --------
  Net loans.............................................    705,066   453,791
Premises and equipment, net.............................     10,390     6,181
Accrued interest receivable.............................      4,767     2,357
Intangibles.............................................     13,148
Other assets............................................     14,441     6,181
                                                         ----------  --------
    Total assets........................................ $1,051,577  $747,332
                                                         ==========  ========
LIABILITIES
Deposits................................................ $  586,748  $429,225
Securities sold under agreement to repurchase...........     75,000    54,430
Federal Home Loan Bank advances.........................    227,762    94,811
Advances by borrowers for taxes and insurance...........      3,163     2,348
Accrued interest payable................................      1,930     1,131
Other liabilities.......................................      8,999     7,333
                                                         ----------  --------
    Total liabilities...................................    903,602   589,278
                                                         ----------  --------
SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 3,000,000 shares
 authorized, no shares issued and outstanding
Common stock, $.01 par value, 33,000,000 shares
 authorized, 11,241,250 shares issued...................        112       112
Additional paid-in capital..............................    109,657   110,230
Retained earnings, substantially restricted.............     62,855    59,042
Unearned employee stock ownership plan shares...........     (8,012)   (8,693)
Unearned recognition and retention plan shares..........     (4,764)
Treasury stock, at cost, 552,800 shares.................     (6,364)
Accumulated other comprehensive income (loss)...........     (5,509)   (2,637)
                                                         ----------  --------
  Total shareholders' equity............................    147,975   158,054
                                                         ----------  --------
    Total liabilities and shareholders' equity.......... $1,051,577  $747,332
                                                         ==========  ========

          See accompanying notes to consolidated financial statements.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                    Years ended June 30, 2000, 1999 and 1998
                   (Dollars in thousands, except share data)

                                                        2000    1999     1998
                                                       ------- -------  -------
Interest income
  Loans............................................... $41,221 $32,087  $25,736
  Securities..........................................   3,271   2,126    3,165
  Mortgage-backed and related securities..............  14,014  13,913   13,581
                                                       ------- -------  -------
    Total interest income.............................  58,506  48,126   42,482
                                                       ------- -------  -------
Interest expense
  Deposits............................................  20,661  18,886   19,860
  FHLB advances.......................................   7,914   3,704    3,057
  Repurchase agreements...............................   4,082   3,092    2,595
                                                       ------- -------  -------
    Total interest expense............................  32,657  25,682   25,512
                                                       ------- -------  -------
Net interest income...................................  25,849  22,444   16,970
Provision for loan losses.............................   2,294   1,062    1,779
                                                       ------- -------  -------
Net interest income after provision for loan losses...  23,555  21,382   15,191
                                                       ------- -------  -------
Noninterest income
  Service charges.....................................   1,534   1,343    1,085
  Security gains (losses), net........................      25     (48)     135
  Gain on sale of loans...............................     332      73
  Other...............................................     556     613      531
                                                       ------- -------  -------
    Total noninterest income..........................   2,447   1,981    1,751
                                                       ------- -------  -------
Noninterest expense
  Salaries and benefits...............................   8,584   6,571    5,471
  Occupancy and equipment.............................   2,163   1,828    1,578
  Franchise taxes.....................................     857     961      776
  Integration and restructuring costs.................     689
  FHLB advances termination charges...................             495
  Contribution to foundation..........................           8,026
  Other...............................................   3,597   2,811    2,547
                                                       ------- -------  -------
    Total noninterest expense.........................  15,890  20,692   10,372
                                                       ------- -------  -------
Income before income tax..............................  10,112   2,671    6,570
  Provision for income taxes..........................   3,298     616    2,498
                                                       ------- -------  -------
  Net income.......................................... $ 6,814 $ 2,055  $ 4,072
                                                       ======= =======  =======
  Basic and diluted earnings (loss) per share since
   conversion......................................... $   .75 $  (.02)     N/A
                                                       ======= =======

          See accompanying notes to consolidated financial statements.

                  FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   Years ended June 30, 2000, 1999 and 1998
                 (Dollars in thousands, except per share data)

                                                                Recognition            Accumulated
                                 Additional           Unearned      and                   Other
                          Common  Paid in   Retained    ESOP     Retention  Treasury  Comprehensive
                          Stock   Capital   Earnings   Shares      Plan      Stock       Income      Total
                          ------ ---------- --------  --------  ----------- --------  ------------- --------
Balance at July 1,
1997....................                    $53,691                                      $    56    $ 53,747
Comprehensive income:
Net income..............                      4,072                                                    4,072
Change in unrealized
gain (loss) on
securities available for
sale, net of tax........                                                                   1,538       1,538
                                                                                                    --------
 Total comprehensive
 income.................                                                                               5,610
                                            -------                                      -------    --------
Balance at June 30,
1998....................                     57,763                                        1,594      59,357
Comprehensive income:
Net income..............                      2,055                                                    2,055
Cumulative effect of
securities transferred,
net of tax..............                                                                     172         172
Change in unrealized
gain (loss) on
securities available for
sale, net of tax........                                                                  (4,403)     (4,403)
                                                                                                    --------
 Total comprehensive
 income.................                                                                              (2,176)
Issuance of common
shares..................   $112   $110,200                                                           110,312
Cash dividends declared
($.075 per share).......                       (776)                                                    (776)
Employee stock ownership
plan shares purchased
(899,300 shares)........                              $(8,993)                                        (8,993)
Commitment to release
employee stock ownership
plan shares
(30,000 shares).........                30                300                                            330
                           ----   --------  -------   -------                            -------    --------
Balance at June 30,
1999....................    112    110,230   59,042    (8,693)                            (2,637)    158,054
Comprehensive income:
Net income..............                      6,814                                                    6,814
Change in unrealized
gain (loss) on
securities available for
sale, net of tax........                                                                  (2,872)     (2,872)
                                                                                                    --------
 Total comprehensive
 income.................                                                                               3,942
Cash dividends declared
($.325 per share).......                     (3,001)                                                  (3,001)
Commitment to release
employee stock ownership
plan shares
(68,079 shares).........                72                681                                            753
Recognition and
retention plan shares
purchased (449,650
shares).................                                          $(5,955)                            (5,955)
Commitment to release
recognition and
retention plan shares
(89,928 shares).........                                            1,191                              1,191
Purchase of 2,630,300
shares of common stock..                                                    $(30,900)                (30,900)
Reissuance of 2,077,500
shares of common stock
for acquisition.........              (645)                                   24,536                  23,891
                           ----   --------  -------   -------     -------   --------     -------    --------
Balance at June 30,
2000....................   $112   $109,657  $62,855   $(8,012)    $(4,764)  $ (6,364)    $(5,509)   $147,975
                           ====   ========  =======   =======     =======   ========     =======    ========

         See accompanying notes to consolidated financial statements.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2000, 1999 and 1998
                             (Dollars in thousands)

                                                 2000       1999       1998
                                               ---------  ---------  --------
Cash flows from operating activities
Net income.................................... $   6,814  $   2,055  $  4,072
Adjustments to reconcile net income to net
 cash from operating activities
  Depreciation................................     1,033        865       738
  Provision for loan losses...................     2,294      1,062     1,779
  Net amortization............................       146        649       282
  Investment security (gains) losses..........       (25)        48      (135)
  Loss on disposal of fixed assets............       218         27
  FHLB stock dividend.........................      (547)      (368)     (352)
  Contribution of common stock to foundation..                8,026
  ESOP expense................................       753        330
  RRP Expense.................................     1,191
  Change in
    Loans held for sale.......................       (57)      (945)
    Interest receivable and other assets......    (4,011)    (3,253)      (80)
    Interest payable and other liabilities....      (225)     2,522       884
    Deferred loan fees........................      (380)       548         4
    Deferred taxes............................      (726)    (2,512)     (420)
                                               ---------  ---------  --------
      Net cash from operating activities......     6,478      9,054     6,772
                                               ---------  ---------  --------
Cash flows from investing activities
Securities available for sale
  Proceeds from sales.........................    54,438     34,421    37,052
  Proceeds from maturities, calls and
   principal paydowns.........................    31,390     67,302    41,985
  Purchases...................................   (63,168)  (118,203)  (85,698)
Securities held to maturity
  Proceeds from maturities, calls and
   principal paydowns.........................                1,226    16,438
Net cash received in acquisition..............     1,764
Net decrease (increase) in fed funds sold.....     6,647    (21,304)   (1,355)
Purchases of Federal Home Loan Bank Stock.....    (1,497)    (1,165)
Redemption of Federal Home Loan Bank Stock....                            830
Net increase in loans.........................  (114,761)  (102,389)  (69,583)
Premises and equipment expenditures, net......    (1,436)    (1,174)     (191)
                                               ---------  ---------  --------
      Net cash from investing activities......   (86,623)  (141,286)  (60,522)
                                               ---------  ---------  --------

          See accompanying notes to consolidated financial statements.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

                    Years ended June 30, 2000, 1999 and 1998
                             (Dollars in thousands)

                                                     2000      1999      1998
                                                   --------  --------  --------
Cash flows from financing activities
Net change in deposits...........................  $ 39,201  $ (6,237) $ 22,528
Net change in advances by borrowers for taxes and
 insurance.......................................       815       365       282
Net change in repurchase agreements..............    20,570    (6,000)   44,430
Net proceeds from issuance of common stock.......              93,293
Cash dividends paid..............................    (2,791)
Purchase of treasury stock.......................   (30,900)
Contribution to recognition and retention plan...    (5,955)
Net change in overnight borrowings...............    87,987    51,525
Proceeds from FHLB borrowings....................    43,000    14,000    57,075
Repayment of FHLB borrowings.....................   (64,210)  (15,534)  (70,653)
                                                   --------  --------  --------
Net cash from financing activities...............    87,717   131,412    53,662
                                                   --------  --------  --------
Net change in cash and cash equivalents..........     7,572      (820)      (88)
Cash and cash equivalents at beginning of year...     5,849     6,669     6,757
                                                   --------  --------  --------
Cash and cash equivalents at end of year.........  $ 13,421  $  5,849  $  6,669
                                                   ========  ========  ========
Supplemental disclosures of cash flow information
  Cash paid during the year for
    Interest.....................................  $ 31,858  $ 25,641  $ 25,127
    Income taxes.................................     4,305     3,408     2,745
  Non-cash transfer of securities from held to
   maturity to available for sale................              27,039
  Acquisition of Ravenna Savings through
   reissuance of treasury stock..................    23,891


          See accompanying notes to consolidated financial statements.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
            (Dollar amounts are in thousands, except per share data)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Nature of Operations and Principles of Consolidation: The consolidated financial statements include First Place Financial Corp. and its wholly-owned subsidiary, First Federal Savings and Loan Association of Warren ("the Association"), together referred to as "the Company". Intercompany transactions and balances have been eliminated in consolidation.

   The Company provides financial services through its main office in Warren, Ohio, sixteen branch locations and six loan production offices. Its primary deposit products are checking, savings, and term certificate accounts and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including real estate, consumer assets and business assets. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The majority of the Company's income is derived from one-to four-family residential real estate loans and mortgage-backed securities.

   Business Segments: While the Company's chief decision-makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

   Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, fair values of financial instruments, the realization of deferred tax assets, the carrying value of impaired loans, the carrying value and amortization of intangibles, depreciation of premises and equipment, the amortization and value of mortgage servicing rights, the actuarial present value of pension benefit obligations and the net periodic pension expense and prepaid pension costs recognized in the consolidated financial statements.

   Cash and Cash Equivalents: Cash and cash equivalents includes cash and deposits with other financial institutions under 90 days. Net cash flows are reported for loan and deposit transactions.

   Securities: Securities are classified into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those that the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those that the Company may decide to sell if needed for liquidity, asset-liability management, or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax.

   Realized gains or losses on sales are determined based on the amortized cost of the specific security sold. Interest income includes amortization of purchase premium or discount. Securities are written down to fair value when a decline in fair value is not temporary.

   Loans: Interest income on loans is accrued over the term of the loans based upon the principal outstanding. The accrual of interest on loans is suspended when, in management's opinion, the collection of all or a portion of the loan principal has become doubtful. When a loan is placed on nonaccrual status, accrued and unpaid interest at risk is charged against income. Under Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118, the carrying value of impaired loans is periodically adjusted

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in bad debt expense.

   Loan fees, net of direct loan origination costs, are deferred and recognized over the life of the loan as a yield adjustment.

   Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover probable losses based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem-loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off against the allowance by management when deemed uncollectible, although collection efforts continue and future recoveries may occur.

   A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent.

   Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans and automobile, home equity and second mortgages. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment.

   When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due or when collection of principal or interest is in doubt. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

   Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

   Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the asset useful lives on an accelerated basis, except for buildings for which the straight-line basis is used. Maintenance and repairs are expensed and major improvements are capitalized.

   Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

   Servicing Rights: Servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

   Intangibles: Purchased intangibles, primarily goodwill, are recorded at cost and amortized over their estimated lives. Goodwill amortization is straight-line over 20 years. The purchase premium or discount for the fair value adjustment of the assets acquired and liabilities assumed is being amortized over the estimated life of the asset acquired or liability assumed. Goodwill and identified intangibles are assessed for impairment and written down if necessary.

   Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce shareholders' equity; dividends on unearned ESOP shares reduce debt and accrued interest.

   Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

   Derivatives designated as hedges include interest rate swaps, which are entered into primarily for asset-liability management. Gains and losses on interest rate swaps are recognized as cash payments occur. The notional amount is used to calculate amounts to be paid but typically does not represent loss exposure.

   Derivative Instruments and Hedging Activities: All derivative instruments are recorded at their fair values. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in income currently.

   Income Taxes: The Company records income tax expense based on the amount of tax due on its tax return plus the change during the period in deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

   Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Recognition and Retention Plan ("RRP") shares are considered outstanding as they become vested. Diluted earnings per common share include the dilutive effect of RRP shares and the additional potential common shares issuable under stock options. Basic and diluted earning (loss) per share for the year ended June 30, 1999 were computed based on earnings from the period December 31, 1998 (conversion date) to June 30, 1999, divided by the weighted average number of common shares outstanding for the period. Earnings per share information for the year ended June 30, 1998 is not meaningful since the mutual to stock conversion was not consummated until December 31, 1998.

   Stock Compensation: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of Statement of Financial Accounting Standards ("SFAS") No. 123 to measure expense for the options granted using an option pricing model to estimate fair value.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

   Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

   Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

   Financial Statement Presentation: Certain previously reported consolidated financial statement amounts have been reclassified to conform to the 2000 presentation.

NOTE 2--ACQUISITION

   On May 12, 2000, the Company acquired The Ravenna Savings Bank ("Ravenna Savings") by reissuing from treasury stock 2,077,500 shares of stock. The shares issued were valued at approximately $23.9 million on the date the transaction was consummated. Ravenna Savings operated as a state chartered savings bank with 5 offices located in Ravenna, Ohio and its surrounding areas. Total assets prior to the merger were $201 million which included $152 million of loans funded with $123 million of deposits and $67 million of FHLB advances. The transaction was recorded as a purchase and, accordingly, the operating results of Ravenna Savings have been included in the company's consolidated financial statement since the date of acquisition. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $13.2 million is being amortized over 20 years.

   The following summarized unaudited pro forma financial information for the years ended June 30, 2000 and 1999 assume the Ravenna Savings acquisition occurred as of July 1, 1998 (in thousands, except per share data):

                                                                2000    1999
                                                               ------- -------
     Net interest income after provision for loan losses...... $27,611 $24,405
     Net income...............................................   6,085   2,455
     Basic and diluted earnings per share..................... $  0.55 $  0.24

   These amounts include Ravenna Savings actual results in 1999 and for the first 10 1/2 months of 2000 prior to the acquisition and actual results for the 1 1/2 month in 2000 after the acquisition. The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

NOTE 3--SECURITIES AVAILABLE FOR SALE

   The amortized cost, gross unrealized gains and losses and estimated fair values of securities available for sale at June 30, 2000 and 1999 are as follows:

                                                        2000
                                      -----------------------------------------
                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized   Fair
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ---------
Debt securities
  U.S. Government agencies..........  $ 26,996              $  (292)  $ 26,704
  Obligations of states and
   political subdivisions...........     6,368    $   23       (103)     6,288
                                      --------    ------    -------   --------
                                        33,364        23       (395)    32,992
                                      --------    ------    -------   --------
Equity securities
  Federal Home Loan Bank stock......    11,413                          11,413
  FNMA and FHLMC preferred stock....    17,732                  (25)    17,707
                                      --------    ------    -------   --------
                                        29,145                  (25)    29,120
                                      --------    ------    -------   --------
Mortgage-backed securities and
 collateralized mortgage obligations
  FHLMC.............................    86,419       197     (2,525)    84,091
  FNMA..............................    62,104       109     (3,387)    58,826
  GNMA..............................    57,901        34     (2,398)    55,537
  Other.............................       483         2                   485
                                      --------    ------    -------   --------
                                       206,907       342     (8,310)   198,939
                                      --------    ------    -------   --------
                                      $269,416    $  365    $(8,730)  $261,051
                                      ========    ======    =======   ========
                                                        1999
                                      -----------------------------------------
                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized   Fair
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ---------
Debt securities
  U.S. Government agencies..........  $ 22,127    $   33    $   (86)  $ 22,074
  Obligations of states and
   political subdivisions...........     6,737        45        (88)     6,694
                                      --------    ------    -------   --------
                                        28,864        78       (174)    28,768
                                      --------    ------    -------   --------
Equity Securities
  Federal Home Loan Bank stock......     5,947                           5,947
Mortgage-backed securities and
 collateralized mortgage obligations
  FHLMC.............................    95,644       718     (1,726)    94,636
  FNMA..............................    75,008       425     (1,678)    73,755
  GNMA..............................    47,033       161     (1,805)    45,389
  Other.............................       658         6                   664
                                      --------    ------    -------   --------
                                       218,343     1,310     (5,209)   214,444
                                      --------    ------    -------   --------
                                      $253,154    $1,388    $(5,383)  $249,159
                                      ========    ======    =======   ========

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

   The amortized cost and estimated fair value of debt securities at June 30, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Estimated
                                                           Amortized   Fair
                                                             Cost      Value
                                                           --------- ---------
   Available for sale
     Due in one year or less.............................. $ 12,182  $ 12,096
     Due after one year through five years................    5,756     5,682
     Due after five years through ten years...............   15,426    15,214
                                                           --------  --------
                                                           $ 33,364  $ 32,992
                                                           ========  ========
     Mortgage-backed securities and collateralized
      mortgage obligations................................ $206,907  $198,939
                                                           ========  ========
                                                           $240,271  $231,931
                                                           ========  ========

   Proceeds from the sale of debt securities for the years ended June 30, 2000 and 1999 were $54,438 and $34,421. Gross gains of $67 and $103 and gross losses of $42 and $151 were realized on sales of securities in 2000 and 1999.

   Investment and mortgage-backed securities with a carrying value of $125,600 and $93,372 as of June 30, 2000 and 1999 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.

   On October 1, 1998, the Company adopted SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities". SFAS No. 133 allows the Company a one-time reclassification of securities held to maturity to classification as available for sale or trading. The Company transferred securities with an amortized cost of $27,039 previously classified as held to maturity to available for sale upon adoption. The unrealized gain on the securities transferred totaled $260. On October 1, 1998, the Bank's equity increased $172 as a result of the transfer.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

NOTE 4--LOANS

   Loans as presented on the balance sheet are comprised of the following classifications at June 30:

                                                                2000     1999
                                                              -------- --------
     Real estate mortgage loans
       One- to four- family.................................. $527,543 $357,374
       Multifamily...........................................   17,068    4,804
       Commercial............................................   27,787   10,192
       Construction..........................................   45,770   13,993
       Home equity...........................................   17,768    8,944
                                                              -------- --------
                                                               635,936  395,307
     Consumer and other loans
       Automobile............................................   62,694   53,243
       Home equity lines of credit...........................   25,584   17,226
       Other.................................................    2,679    1,991
                                                              -------- --------
                                                                90,957   72,460
     Commercial loans........................................    9,092    1,925
      Less:
       Loans in process......................................   23,250   10,411
       Net deferred loan origination fees....................    1,519    1,867
       Allowance for loan losses.............................    6,150    3,623
                                                              -------- --------
                                                                30,919   15,901
                                                              -------- --------
                                                              $705,066 $453,791
                                                              ======== ========

   A summary of the activity in the allowance for loan losses is as follows:

                                                          2000    1999    1998
                                                         ------  ------  ------
     Balance at beginning of period..................... $3,623  $3,027  $1,723
     Provision for loan losses..........................  2,294   1,062   1,779
     Acquisition........................................    822
     Charge-offs........................................   (720)   (542)   (515)
     Recoveries.........................................    131      76      40
                                                         ------  ------  ------
     Balance at end of period........................... $6,150  $3,623  $3,027
                                                         ======  ======  ======

   Impaired loans were as follows:

                                                                         2000
                                                                       --------
     Year-end loans with no allocated allowance for loan losses....... $    --
     Year-end loans with allocated allowance for loan losses..........  881,000
                                                                       --------
       Total.......................................................... $881,000
                                                                       ========
     Amount of the allowance for loan losses allocated................ $500,000
     Average of impaired loans during the year........................ $110,000
     Interest income recognized during impairment..................... $    --
     Cash-basis interest income recognized............................ $    --

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

   There were no loans classified as impaired at or during the year ended June 30, 1999. Nonaccrual loans totaled $6,566 and $1,574 at June 30, 2000 and 1999. Interest not recognized on nonaccrual loans totaled approximately $531, $90 and $94 for the years then ended June 30, 2000, 1999 and 1998.

NOTE 5--SECONDARY MORTGAGE MARKET ACTIVITIES

   Loans serviced for others, which are not reported as assets, total $208,381 at June 30, 2000.

   Activity for capitalized mortgage servicing rights was as follows:

                                                                          2000
                                                                         ------
   Servicing rights:
     Beginning of year.................................................. $  --
     Acquired from Ravenna Savings......................................  2,508
     Amortized to expense...............................................    (20)
                                                                         ------
     End of year........................................................ $2,488
                                                                         ======

   The Company had no servicing rights during 1999. In addition, the Company did not have a valuation allowance associated with loan servicing rights at any time during 2000.

NOTE 6--RELATED PARTY TRANSACTIONS

   In the ordinary course of business, the Company has granted loans to executive officers, directors, and their related business interests. A summary of related party loan activity is as follows for the year ended June 30, 2000:

     Balance at beginning of period..................................... $  845
     New loans..........................................................    218
     Repayments.........................................................    (34)
                                                                         ------
     Balance at end of period........................................... $1,029
                                                                         ======

NOTE 7--PREMISES AND EQUIPMENT

   Premises and equipment consists of the following:

                                                                2000     1999
                                                               -------  -------
     Land and improvements.................................... $ 2,406  $ 1,090
     Buildings and improvements...............................   6,964    4,542
     Leasehold improvements...................................     764      996
     Furniture and equipment..................................   7,066    5,261
     Construction in process..................................     300      438
                                                               -------  -------
       Total cost.............................................  17,500   12,327
     Accumulated depreciation.................................  (7,110)  (6,146)
                                                               -------  -------
                                                               $10,390  $ 6,181
                                                               =======  =======

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

   At June 30, 2000, the Company is obligated for rental commitments under non-cancelable operating leases on real estate and equipment as follows:

        2001............................................................... $239
        2002...............................................................  204
        2003...............................................................  125
        2004...............................................................   79
        2005...............................................................   39
        Thereafter.........................................................   31
                                                                            ----
                                                                            $717
                                                                            ====

NOTE 8--ACCRUED INTEREST RECEIVABLE

   Accrued interest receivable at June 30, is summarized as follows:

                                                                   2000   1999
                                                                  ------ ------
     Investment securities....................................... $  741 $  381
     Mortgage-backed and related securities......................  1,039  1,062
     Loans receivable............................................  2,987    914
                                                                  ------ ------
                                                                  $4,767 $2,357
                                                                  ====== ======

NOTE 9--DEPOSITS

   Deposits consist of the following:

                                                                2000     1999
                                                              -------- --------
     Noninterest-bearing demand.............................. $ 11,088 $  5,740
     Savings.................................................   76,230   66,629
     NOW.....................................................   44,757   36,082
     Money Market............................................  108,299   76,694
     Certificates of deposit.................................  346,374  244,080
                                                              -------- --------
                                                              $586,748 $429,225
                                                              ======== ========

   The aggregate amount of certificates of deposit with a minimum denomination of $100,000 is $75,980 and $50,854 at June 30, 2000 and 1999.

   At June 30, 2000, scheduled maturities of certificates of deposit are as follows:

        2001........................................................... $216,587
        2002...........................................................   67,635
        2003...........................................................   35,575
        2004...........................................................    8,076
        2005...........................................................   10,860
        Thereafter.....................................................    7,641
                                                                        --------
                                                                        $346,374
                                                                        ========

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

   Interest expense on deposits is summarized as follows:

                                                         2000    1999    1998
                                                        ------- ------- -------
   Savings............................................. $ 1,392 $ 1,465 $ 1,661
   NOW.................................................     518     471     557
   Money Market........................................   4,045   3,234   2,744
   Certificates of deposit.............................  14,706  13,716  14,898
                                                        ------- ------- -------
                                                        $20,661 $18,886 $19,860
                                                        ======= ======= =======

NOTE 10--SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

   Securities sold under agreements to repurchase are secured by mortgage-backed securities with a carrying value and fair value of approximately $83,997 at June 30, 2000 and $58,110 at June 30, 1999.

   Securities sold under agreements to repurchase are financing arrangements that mature within three years. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                2000     1999
                                                               -------  -------
   Average daily balance during the year...................... $70,632  $53,800
   Average interest rate during the year......................    5.78%    5.63%
   Maximum month-end balance during the year.................. $75,000  $60,430

NOTE 11--FEDERAL HOME LOAN BANK ADVANCES

   Advances from the Federal Home Loan Bank at year-end were as follows:

                                            2000                  1999
                                   ---------------------- ---------------------
        Year of Maturity           Interest Rate  Amount  Interest Rate Amount
        ----------------           ------------- -------- ------------- -------
         2000....................                          5.178-6.00%  $74,325
         2001....................      6.45%     $157,146        4.95     6,000
         2002....................      6.17        21,350
         2003....................      6.05         9,340   5.20-5.59     9,763
         2004....................                           5.20-5.30     1,923
         2006....................      6.42         5,800        6.20     2,800
         2008....................      6.20         2,000
         2009....................      5.07         3,500
         2010....................      6.18        28,000
         2014....................      5.00           626
                                                 --------               -------
                                                 $227,762               $94,811
                                                 ========               =======

   At June 30, 2000, scheduled principal payments on FHLB advances are as follows:

        Year ended June 30,
        -------------------
          2001......................................................... $157,950
          2002.........................................................   22,196
          2003.........................................................    7,733
          2004.........................................................       16
          2005.........................................................       17
          Thereafter...................................................   39,850
                                                                        --------
                                                                        $227,762
                                                                        ========

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

   All advances are collateralized by a blanket collateral of the Company's FHLB stock and certain residential mortgage loans. At June 30, 2000 and 1999, securities and loans totaling $342,400 and $142,200 were pledged under the blanket collateral agreement. Based on the Company investment in FHLB stock, the maximum dollar amount of FHLB advance borrowings available at June 30, 2000 was $228,268.

NOTE 12--INCOME TAXES

   The provision for income taxes consists of the following:

                                                         2000    1999     1998
                                                        ------  -------  ------
   Current provision................................... $4,024  $ 3,128  $2,918
   Deferred provision (benefit)........................   (726)  (2,512)   (420)
                                                        ------  -------  ------
                                                        $3,298  $   616  $2,498
                                                        ======  =======  ======

   The differences between the financial statement provision and amounts computed by applying the statutory federal income tax rate of 35% to income before taxes are as follows:

                                                         2000   1999    1998
                                                        ------  -----  ------
   Income tax computed at the statutory federal rate... $3,539  $ 908  $2,302
   Add (subtract) tax effect of miscellaneous items....   (241)  (292)    196
                                                        ------  -----  ------
                                                        $3,298  $ 616  $2,498
                                                        ======  =====  ======

   The tax effects of principal temporary differences and the resulting deferred tax assets and liabilities that comprise the net deferred tax balance are as follows at June 30:

                                                                2000     1999
                                                               -------  -------
   Items giving rise to deferred tax assets:
     Deferred loan fees and costs............................. $   590  $   693
     Charitable contribution carryforward.....................   1,971    2,358
     Bad debts................................................   1,416      352
     Nonaccrual loan interest.................................     186       31
     Accrued stock awards.....................................     417      --
     Deferred compensation....................................      89       69
     Unrealized loss on securities available for sale.........   2,928    1,358
     Other....................................................      44       32
                                                               -------  -------
                                                                 7,641    4,893
   Items giving rise to deferred tax liabilities:
     FHLB stock dividend......................................  (1,297)    (731)
     Franchise taxes..........................................    (277)    (139)
     Depreciation.............................................    (756)    (624)
     Purchase accounting adjustment...........................  (1,047)     --
     Loan servicing...........................................    (580)     --
     Other....................................................     --        (4)
                                                               -------  -------
                                                                (3,957)  (1,498)
                                                               -------  -------
       Net deferred asset..................................... $ 3,684  $ 3,395
                                                               =======  =======

   The Company has sufficient taxes paid in prior years and available for recovery and expected future taxable income sufficient to warrant recording the full deferred tax asset without a valuation allowance.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

   Retained earnings at June 30, 2000, include approximately $11,590 for which no provision for federal income taxes has been made. This amount represents the tax bad debt reserve at June 30, 1988, which is the end of the Company's base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, the amount used will be added to future taxable income. The unrecorded deferred tax liability on the above amount at June 30, 2000 was approximately $4,056.

   Tax expense (benefit) attributable to securities gains (losses) approximated $9, ($16) and $46 for the years ended June 30, 2000, 1999 and 1998.

NOTE 13--EMPLOYEE BENEFIT PLANS

   The Company sponsors a defined benefit pension plan that covers substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets consist primarily of certificates of deposits with the Company and insurance contracts.

   Information about the pension plan was as follows.

                                                               2000     1999
                                                              -------  -------
   Change in benefit obligation:
     Beginning benefit obligation............................ $ 5,013  $ 3,943
     Service cost............................................      97      300
     Interest cost...........................................     176      232
     Actuarial gain..........................................    (252)     679
     Benefits paid...........................................     (97)    (141)
     Plan curtailment........................................  (2,365)
                                                              -------  -------
     Ending benefit obligation...............................   2,572    5,013
   Change in plan assets, at fair value:
     Beginning plan assets...................................   1,784    1,416
     Actual return...........................................      97      143
     Employer contribution...................................      12      366
     Benefits paid...........................................     (97)    (141)
                                                              -------  -------
     Ending plan assets......................................   1,796    1,784
                                                              -------  -------
   Funded status.............................................    (776)  (3,229)
   Unrecognized net actuarial loss...........................       0    2,262
   Unrecognized prior service cost...........................       0       75
                                                              -------  -------
   Accrued benefit cost...................................... $  (776) $  (892)
                                                              =======  =======

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

   The components of pension expense and related actuarial assumptions were as follows.

                                                              2000   1999  1998
                                                              -----  ----  ----
   Service cost.............................................. $  97  $300  $226
   Interest cost.............................................   176   232   225
   Expected return on plan assets............................  (127)  (79)  (35)
   Amortization of prior service cost........................           9   (42)
   Recognized net actuarial (gain) loss......................    27    37
                                                              -----  ----  ----
     Net..................................................... $ 173  $499  $374
                                                              =====  ====  ====
   Discount rate on benefit obligation.......................  5.37% 5.95% 6.93%
   Long-term expected rate of return on plan assets..........  7.00  7.00  7.00
   Rate of compensation increase.............................   n/a  5.00  5.00

   In June 1999, the Company's Board of Directors approved a resolution terminating the Company's defined benefit pension plan. In June 1999, the Board of Directors approved ceasing the accumulation of future benefits to plan participants. The settlement of vested plan benefits will occur upon receipt of a determination letter from the Commissioner approving the plan termination. Participants may choose a lump sum payment, the purchase of a nontransferable deferred annuity contract or a transfer to the 401 (k) plan.

NOTE 14--EMPLOYEE STOCK OWNERSHIP PLAN

   During 1999, the Company established an Employee Stock Ownership Plan ("ESOP") for the benefit of employees 21 and older and who have completed at least one thousand hours of service. Contributions under the ESOP are conditioned upon the ESOP being qualified under Sections 401 and 501 of the Internal Revenue code of 1986, as amended (the "Code").

   To fund the plan, the ESOP borrowed $8,993 from the Company for the purposes of purchasing 899,300 shares of stock at $10 per share in the conversion. Principal and interest payments on the loan are due in annual installments which begin December 31, 1999 with the final payments of principal and interest being due and payable at maturity on December 31, 2013. Interest is payable during the term of the loan at a fixed rate of 7.75%. The loan is collateralized by the shares of the Company's common stock purchased with the proceeds. As the Bank periodically makes contributions to the ESOP to repay the loan, shares will be allocated to participants on the basis of the ratio of each year's principal and interest payments to the total of all principal and interest payments. Dividends on allocated shares increase participant accounts. ESOP compensation expense was $753 and $330 for 2000 and 1999.

   Shares held by the ESOP at June 30 were as follows:

                                                                 2000    1999
                                                                ------- -------
     Shares allocated to participants..........................  68,079  30,000
     Unearned shares........................................... 801,221 869,300
                                                                ------- -------
       Total ESOP shares....................................... 899,300 899,300
                                                                ======= =======
       Fair value of unearned shares........................... $ 8,613 $10,704
                                                                ======= =======

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

NOTE 15--STOCK OPTION PLAN

   On July 2, 1999 the Board of Directors granted options to purchase 1,007,600 common shares at an exercise price of $12.31 to certain officers and directors of the Bank and Company; of these options granted, 587,000 were incentive stock options and 420,600 were nonqualified options. The maximum number of Common Shares that may be issued under the plan is 1,124,125. The Plan provides for the grant of options, which may qualify as either incentive stock options or nonqualified options. One-fifth of the options awarded become exercisable on each of the first five anniversaries of the date of grant. The option period expires 10 years from the date of grant. No options were exercisable during 2000. In addition 116,525 shares of authorized but unissued common stock are reserved for which no options have been granted.

                                                                          2000
                                                                          -----
     Weighted-average fair value of options granted during year:
       Qualified......................................................... $3.38
       Non-qualified.....................................................  2.24

   Had compensation cost for stock options been measured using FASB Statement No. 123, net income and earnings per share would have been the proforma amounts indicated below. The proforma effect may increase in the future if more options are granted.

     Net income as reported............................................. $6,814
     Pro forma net income...............................................  6,229
     Basic and diluted earnings per share as reported................... $  .75
     Pro forma basic and diluted earnings per share.....................    .69

   The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                                         Qualified Non-Qualified
                                                         --------- -------------
     Risk-free interest rate............................    5.82%       5.70%
     Expected option life...............................  9 years     4 years
     Expected stock price volatility....................   17.41%      17.41%
     Dividend yield.....................................    2.40%       2.40%

NOTE 16--RETENTION RECOGNITION PLAN

   The Company maintains a retention recognition plan for the benefits of directors and certain key employees of the Company. The retention recognition plan is used to provide such individuals ownership interest in the Company in a manner designed to compensate such directors and key employees for services. The Company contributed sufficient funds to enable the stock based incentive plan to purchase a number of common shares in the open market equal to 4% of the common shares sold in connection with the conversion.

   On July 2, 2000 a Committee of the Board of Directors awarded 449,650 shares to certain directors and officers of the Company. No shares had been previously awarded. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the awards. In the event of the death or disability of a participant or a change in control of the Company, the participant's shares will be deemed to be entirely earned and nonforfeitable upon such date. There were no shares at June 30, 2000 reserved for future awards. Compensation expense is based on the cost of the shares, which approximates fair value at the date of grant, and was $1,191 for 2000.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

NOTE 17--COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to make loans. The Company's exposure to credit loss in case of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The Company follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

   As of June 30, 2000, variable rate commitments to make loans or fund outstanding lines of credit amounted to $41.4 million and fixed-rate commitments amounted to $6.3 million. The interest rates on variable-rate commitments ranged from 6.99% to 19.75% and interest rates on fixed-rate commitments ranged from 7.88% to 9.88% at June 30, 2000. As of June 30, 1999, commitments to extend credit totaled approximately $38.3 million. Since loan commitments may expire without being used, the amounts do not necessarily represent future cash commitments.

NOTE 18--HEDGING ACTIVITIES

   The Company is involved in certain hedging strategies which are intended to improve the predictability of future transactions. These activities include protecting the cash flow of certain of its short-term variable rate borrowings against interest rate movements and entering into long-term fixed rate borrowings to fix the dollar amounts to be paid.

   With respect to hedging activities to protect the predictability of future cash flows as it pertains to its borrowings, the Company has entered into an agreement to assume fixed interest payments in exchange for variable interest payments. The Company has demonstrated this to be a cash flow hedge of its borrowings and includes the change in the fair value in other comprehensive income until such time as the impact of the hedged item is included in earnings.

   The Company entered into an agreement during 2000 to assume fixed interest payments in exchange for variable interest payments (interest rate swaps). The notional amount of the interest rate swap does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the interest rate swap. The interest rate swap was designated as a cash flow hedge. The following table summarizes the terms of the swap at June 30, 2000.

     Notional amount..........................................          $10,000
     Final expiration......................................... January 11, 2005
     Fixed rate...............................................             6.64%
     Variable rate in effect at June 30, 2000.................             6.65%
     Market value at June 30, 2000............................          $    19

   Variable interest payments received are based on the one month LIBOR rates which is adjusted on a monthly basis. The expense from this agreement recorded in 2000 was approximately $107.

NOTE 19--REGULATORY CAPITAL

   The Association is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts

                  FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

   Under Office of Thrift Supervision ("OTS") regulations, limitations have been imposed on all capital distributions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS.

   The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                          Capital to risk-
                                          weighted assets
                                          ------------------    Tier 1 capital
                                           Total     Tier 1    to average assets
                                          --------  --------   -----------------
     Well capitalized....................       10%        6%          5%
     Adequately capitalized..............        8%        4%          4%
     Undercapitalized....................        6%        3%          3%

   At year end, actual capital levels of the Association (in thousands) and minimum required levels were:

                                                            Minimum Required To
                                                                  Be Well
                                        Minimum Required     Capitalized Under
                                           For Capital       Prompt Corrective
                             Actual     Adequacy Purposes   Action Regulations
                         -------------- ------------------- -------------------
                          Amount  Ratio  Amount     Ratio     Amount    Ratio
                         -------- ----- ---------- -------- ---------- --------
2000
Total capital (to risk
 weighted assets)....... $ 92,539 15.3% $   48,480    8.0%  $   60,600    10.0%
Tier 1 capital (to risk
 weighted assets)....... $ 87,649 14.5% $   24,240    4.0%  $   36,360     6.0%
Tier 1 capital (to
 adjusted total
 assets)................ $ 87,649  8.8% $   40,063    4.0%  $   50,078     5.0%
Tangible capital (to
 adjusted total
 assets)................ $ 87,649  8.8% $   15,023    1.5%
1999
Total capital (to risk
 weighted assets)....... $101,358 30.1% $   26,918    8.0%  $   33,648    10.0%
Tier 1 capital (to risk
 weighted assets)....... $ 98,106 29.2% $   13,459    4.0%  $   20,189     6.0%
Tier 1 capital (to
 adjusted total
 assets)................ $ 98,106 14.1% $   27,871    4.0%  $   34,839     5.0%
Tangible capital (to
 adjusted total
 assets)................ $ 98,106 14.1% $   10,452    1.5%         N/A

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

NOTE 20--FAIR VALUES OF FINANCIAL INSTRUMENTS

   The following table shows the estimated fair value and the related carrying value of the Company's financial instruments at June 30, 2000 and 1999:

                                          2000                  1999
                                   --------------------  --------------------
                                              Estimated             Estimated
                                   Carrying     Fair     Carrying     Fair
                                     Value      Value      Value      Value
                                   ---------  ---------  ---------  ---------
Assets
Cash and cash equivalents......... $  13,421  $  13,421  $   5,849  $   5,849
Federal funds sold................    16,222     16,222     22,869     22,869
Securities available for sale.....   261,051    261,051    249,159    249,159
Loans held for sale...............    13,071     13,071        945        945
Loans receivable, net.............   705,066    697,478    453,791    452,135
Accrued interest receivable.......     4,767      4,767      2,357      2,357
Liabilities
Demand and savings deposits....... $(240,374) $(240,374) $(185,145) $(185,145)
Time deposits.....................  (346,374)  (347,986)  (244,080)  (244,322)
Repurchase agreements.............   (75,000)   (74,233)   (54,430)   (54,780)
FHLB advances.....................  (227,762)  (234,526)   (94,811)   (94,652)
Advances by borrowers for taxes
 and insurance....................    (3,163)    (3,163)    (2,348)    (2,348)
Accrued interest payable..........    (1,930)    (1,930)    (1,131)    (1,131)

   For purposes of the above disclosures of estimated fair value, the following assumptions were used. The estimated fair value for cash and cash equivalents and federal funds sold is considered to approximate cost. The estimated fair value of investment and mortgage-backed securities is based on quoted market values for the individual securities or for equivalent securities. Carrying value is considered to approximate fair value for loans that contractually reprice at intervals of six months or less, for short-term borrowings, for deposit liabilities subject to immediate withdrawal and accrued interest. The fair values of fixed rate loans, loans that reprice less frequently than each six months, time deposits and Federal Home Loan Bank borrowings have been approximated by a discount rate value technique utilizing estimated market interest rates as of June 30, 2000 and 1999. The fair values of unrecorded commitments and the interest rate swap at June 30, 2000 and 1999 are not material.

   While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at June 30, 2000 and 1999, the estimated fair values would necessarily have been achieved at these dates, since market values may differ depending on various circumstances. The estimated fair values at June 30, 2000 and 1999 should not necessarily be considered to apply at subsequent dates.

   Other assets and liabilities of the Company may have value but are not included in the above disclosures, such as property and equipment. In addition, nonfinancial instruments typically not recognized in these financial statements nevertheless may have value, but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the value of a trained work force, customer goodwill, and similar items.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

NOTE 21--PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

                            CONDENSED BALANCE SHEET
                             June 30, 2000 and 1999

                                                                2000     1999
                                                              -------- --------
ASSETS
Cash and cash equivalents.................................... $    627 $    410
Interest-bearing deposits....................................   16,000   22,559
Securities available for sale................................   24,536   27,653
Note receivable..............................................    8,393    8,993
Investment in banking subsidiary.............................   96,773   96,094
Other assets.................................................    3,232    3,246
                                                              -------- --------
  Total assets............................................... $149,561 $158,955
                                                              ======== ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities....................... $  1,586 $    901
Shareholders' equity.........................................  147,975  158,054
                                                              -------- --------
  Total liabilities and shareholders' equity................. $149,561 $158,955
                                                              ======== ========

                         CONDENSED STATEMENTS OF INCOME
             Year ended June 30, 2000 and period December 31, 1998
                  (inception of Company) through June 30, 1999

                                                              2000     1999
                                                            --------  -------
INCOME
Interest income............................................ $  2,248  $ 1,011
Dividend from subsidiary...................................   22,171    4,413
                                                            --------  -------
  Total income.............................................   24,419    5,424
EXPENSES
Contribution to Foundation.................................             8,026
Other expenses.............................................      171      167
                                                            --------  -------
  Total expense............................................      171    8,193
Income (loss) before income taxes..........................   24,248   (2,769)
Income tax (benefit) provision.............................      654   (2,459)
                                                            --------  -------
Income (loss) before undistributed net earnings of
 subsidiary................................................   23,594     (310)
Equity in undistributed net earnings of subsidiary
 (distributions in excess of earnings).....................  (16,780)     140
                                                            --------  -------
Net income (loss).......................................... $  6,814  $  (170)
                                                            ========  =======

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

                       CONDENSED STATEMENTS OF CASH FLOWS
             Year ended June 30, 2000 and period December 31, 1998
                  (inception of Company) through June 30, 1999

                                                              2000      1999
                                                            --------  --------
Cash flows from operating activities
  Net income (loss)........................................ $  6,814  $   (170)
  (Equity in undistributed earnings from subsidiary)
   distributions in excess of earnings.....................   16,780      (140)
  Net amortization.........................................       65        12
  Contribution of common stock to foundation...............              8,026
  Change in other assets...................................       14    (3,246)
  Change in other liabilities..............................      530       777
                                                            --------  --------
    Net cash from operating activities.....................   24,203     5,259
Cash flows from investing activities
  Purchases of mortgage-backed securities..................            (29,259)
  Paydowns of mortgage-backed securities...................    2,889       648
  Change in interest bearing accounts......................    6,559   (22,559)
  Change in loans to subsidiary association................      600    (8,993)
  Purchase of capital stock of subsidiary..................            (37,979)
                                                            --------  --------
    Net cash from investing activities.....................   10,048   (98,142)
Cash flows from financing activities
  Purchase of treasury stock...............................  (30,900)
  Cash dividends paid......................................   (2,791)
  Dividends on unallocated ESOP shares.....................     (343)
  Proceeds from sale of stock..............................             93,293
                                                            --------  --------
    Net cash from financing activities.....................  (34,034)   93,293
Net change in cash and cash equivalents....................      217       410
Beginning cash and cash equivalents........................      410       --
                                                            --------  --------
Ending cash and cash equivalents........................... $    627  $    410
                                                            ========  ========

NOTE 22--CONSUMMATION OF THE CONVERSION TO A STOCK SAVINGS AND LOAN WITH THE CONCURRENT FORMATION OF A HOLDING COMPANY

   On June 15, 1998, the Board of Directors of the Company unanimously adopted a plan of conversion to convert from a federally chartered mutual savings and loan company to a federally chartered stock savings and loan with the concurrent formation of a holding company, First Place Financial Corp. The conversion was consummated on December 31, 1998 by amending the thrift's federal charter and the sale of the Company's common shares in an amount equal to the market value of the Company after giving effect to the conversion. A total of 11,241,250 common shares of the Company were issued at $10.00 per share and net proceeds from the sale were $93.3 million after deducting the costs of conversion and the shares contributed to the foundation.

   The Company retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds were invested in the capital stock issued by the Company to the Company as a result of the conversion.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

   At the time of Conversion, the Company established a liquidation account which was equal to its regulatory capital as of the latest practicable date prior to the Conversion. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts then held.

   In connection with the conversion, the Company established the First Federal of Warren Community Foundation. The Foundation was funded with a contribution of $8,026 of the Company's common stock at the date the conversion was consummated. The Foundation is dedicated to the promotion of charitable purposes within the communities in which the Company operates.

NOTE 23--EARNINGS PER SHARE

   The factors used in the earnings per share computation follow.

                                                       2000        1999
                                                    ----------- -----------
Basic
  Net income....................................... $     6,814 $      (170)(1)
                                                    =========== ===========
  Weighted average common shares outstanding.......  10,275,179  11,241,250
  Less: Average unallocated ESOP shares............     834,075     890,670
  Less: Average unearned RRP shares................     404,685
                                                    ----------- -----------
  Average shares...................................   9,036,419  10,350,580
                                                    =========== ===========
  Basic earnings per common share.................. $       .75 $      (.02)
                                                    =========== ===========
Diluted
  Net income....................................... $     6,814 $      (170)(1)
                                                    =========== ===========
  Weighted average common shares outstanding for
   basic earnings per common share.................   9,036,419  10,350,580
  Add: Dilutive effects of assumed exercises of
   stock options...................................
                                                    ----------- -----------
  Average shares and dilutive potential common
   shares..........................................   9,036,419  10,350,580
                                                    =========== ===========
  Diluted earnings per common share................ $       .75 $      (.02)
                                                    =========== ===========

--------
(1) Net income since conversion.

   Stock options for 1,007,600 shares of common stock were not considered in computing diluted earnings per common share for 2000 because they were antidilutive.

NOTE 24--MERGER OF EQUALS

   On May 23, 2000, the Company signed a letter of intent to acquire FFY Financial Corp. ("FFY"), headquartered in Youngstown, Ohio in a merger of equals. The shareholders of FFY will receive 7.3 million shares of First Place Financial Corp. common stock in exchange for all of the outstanding shares of FFY stock. FFY shareholders will receive 1.075 shares of First Place Financial Corp. for each share of FFY stock. The shares to be issued were valued at $71.0 million on May 23, 2000. The merger is subject to shareholder and regulatory approval and is expected to be completed during December, 2000. The company has entered into a stock option agreement with FFY which would grant stock options equal to 19.9% of the shares outstanding to FFY in the event of certain triggering conditions. The merger will be accounted for as a purchase.

                   FIRST PLACE FINANCIAL CORP. AND SUBSIDIARY

NOTE 25--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                      September 30 December 31 March 31 June 30
                                      ------------ ----------- -------- -------
2000
Total interest income...............    $13,399      $13,999   $14,415  $16,693
Total interest expense..............      6,790        7,443     8,058   10,366
                                        -------      -------   -------  -------
  Net interest income...............      6,609        6,556     6,357    6,327
Provision for loan losses...........        169          214       222    1,689
                                        -------      -------   -------  -------
  Net interest income after
   provision for loan losses........      6,440        6,342     6,135    4,638
Total noninterest income............        559          573       592      723
Total noninterest expense...........      3,485        3,684     3,660    5,061
                                        -------      -------   -------  -------
  Income before income taxes........      3,514        3,231     3,067      300
Provision for incomes taxes.........      1,114        1,056     1,029       99
                                        -------      -------   -------  -------
  Net income........................    $ 2,400      $ 2,175   $ 2,038  $   201
                                        =======      =======   =======  =======
Basic and diluted earnings per
 share..............................    $  0.24      $  0.23   $  0.26  $  0.02
1999
Total interest income...............    $11,215      $11,851   $12,455  $12,605
Total interest expense..............      6,700        6,921     5,990    6,071
                                        -------      -------   -------  -------
  Net interest income...............      4,515        4,930     6,465    6,534
Provision for loan losses...........        183          475       166      238
                                        -------      -------   -------  -------
  Net interest income after
   provision for loan losses........      4,332        4,455     6,299    6,296
Total noninterest income............        458          453       460      610
Total noninterest expense...........      2,900       11,450     3,076    3,266
                                        -------      -------   -------  -------
  Income before income taxes........      1,890       (6,542)    3,683    3,640
Provision for incomes taxes.........        643       (2,224)    1,105    1,092
                                        -------      -------   -------  -------
  Net income........................    $ 1,247      $(4,318)  $ 2,578  $ 2,548
                                        =======      =======   =======  =======
Basic and diluted earnings per share
 (since conversion).................        N/A      $  (.51)  $  0.25  $  0.25

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2000, by and between First Place Financial Corp., a Delaware corporation ("First Place") and FFY Financial Corp., a Delaware corporation ("FFY"). (First Place and FFY are herein sometimes collectively referred to herein as the "Constituent Corporations.")

   WHEREAS, the Boards of Directors of First Place and FFY have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction, in the form of a merger of equals, provided for herein in which FFY will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into First Place; and

   WHEREAS, as soon as practicable after the execution and delivery of this Agreement and Plan of Merger ("Agreement"), First Federal Savings and Loan Association of Warren, a federally-chartered stock savings and loan association and a wholly owned subsidiary of First Place (the "Association," and sometimes referred to herein as the "Surviving Institution"), and FFY Bank, a federally-chartered stock savings bank and a wholly owned subsidiary of FFY ("FFY Bank"), will enter into a Subsidiary Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger") of FFY Bank with and into the Association, with the Surviving Institution to bear the corporate name "First Place Bank," and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

   WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

   NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

   1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), FFY shall merge with and into First Place. First Place shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be First Place Financial Corp., or such other name as may be determined by First Place and FFY. Upon consummation of the Merger, the separate corporate existence of FFY shall terminate.

   1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with appropriate authorities in the State of Delaware (the "Authorities") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

   1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL including Sections 259 and 261.

   1.4 Conversion of FFY Common Stock.

   (a) At the Effective Time, subject to Section 2.2 (e) hereof, each share of the common stock, par value $0.01 per share, of FFY (the "FFY Common Stock") issued and outstanding immediately prior to the Effective

Time (other than shares of FFY Common Stock held (x) in FFY's treasury or (y) directly or indirectly by First Place or FFY or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4 (b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.075 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of First Place ("First Place Common Stock"). All of the shares of FFY Common Stock converted into First Place Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of FFY Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of First Place Common Stock and (ii) the cash in lieu of fractional shares into which the shares of FFY Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of FFY Common Stock shall be exchanged for certificates representing whole shares of First Place Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time First Place or FFY should merge, reclassify its shares, recapitalize, declare a stock dividend, stock split or other similar change in capitalization, or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such action.

   (b) At the Effective Time, all shares of FFY Common Stock that are owned by FFY as treasury stock and all shares of FFY Common Stock that are owned directly or indirectly by First Place or FFY or any of their respective Subsidiaries (other than shares of FFY Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of First Place Common Stock which are similarly held, whether held directly or indirectly by First Place or FFY, as the case may be, being referred to herein as "Trust Account Shares") and (y) shares of FFY Common Stock held by First Place or FFY or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of FFY Common Stock, and shares of First Place Common Stock which are similarly held, whether held directly or indirectly by First Place or FFY being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of First Place or other consideration shall be delivered in exchange therefor. All shares of First Place Common Stock that are owned by FFY or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of First Place.

   1.5 Stock Options.

   (a) At the Effective Time, all options granted by FFY ("FFY Options") to purchase shares of FFY Common Stock which are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically into options to purchase shares of First Place Common Stock (the "Continuing Options") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of FFY's Amended and Restated Stock Option and Incentive Plan (the "FFY Stock Plan")):

     (1) The number of shares of First Place Common Stock to be subject to the Continuing Options shall be equal to the product of the number of shares of FFY Common Stock subject to the FFY Options and the Exchange Ratio, provided that any fractional shares of First Place Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

     (2) The exercise price per share of First Place Common Stock under the Continuing Options shall be equal to the exercise price per share of FFY Common Stock under the FFY Options divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the Continuing Options shall be the same as the FFY Options, except that all references to FFY shall be deemed to be references to First Place.

   (b) At all times after the Effective Time, First Place shall reserve for issuance such number of shares of First Place Common Stock as necessary so as to permit the exercise of Continuing Options in the manner contemplated by this Agreement and in the instruments pursuant to which such options were granted. Shares of First Place Common Stock issuable upon exercise of FFY Stock Options shall be covered by an effective registration statement on Form S-8, and First Place shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time, but in no event later than 30 days after the Effective Time.

   (c) It is understood that the holders of an FFY Option may exercise such options, in accordance with the terms of the option, and applicable regulations, prior to the Effective Time.

   1.6 First Place Common Stock. Except for shares of First Place Common Stock owned by FFY or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of First Place as contemplated by Section 1.4 hereof, the shares of First Place Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

   1.7 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of First Place, as in effect at the Effective Time, shall be amended and restated as of the Effective Time so as to read in its entirety in the form set forth as Exhibit 1.7 and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   1.8 By-Laws. At the Effective Time, the By-Laws of First Place, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   1.9 Directors and Officers. The boards of directors and certain officers of the Surviving Corporation and the Surviving Institution shall be as set forth on and designated in accordance with Exhibit 1.9 hereto until the earlier of the resignation, retirement or removal of any individual set forth on or designated in accordance with Exhibit 1.9 or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable or unwilling to serve as director at the Effective Time the party which designated such individual as indicated in Exhibit 1.9 shall designate another individual to serve in such individual's place. It is further agreed that, immediately following the Effective Time, the Boards of Directors shall consist of 16 persons, eight (8) of whom shall be designated by FFY and eight (8) of whom shall be designated by First Place. Upon the first resignation, removal or other termination of service of a director following the Effective Time, such director, if initially designated by FFY, shall be replaced by a person designated by the remaining FFY directors, or such director, if initially designated by First Place, shall be replaced by a director designated by the remaining First Place directors. Thereafter, upon the second resignation, removal or other termination of service of a director, if such director is an FFY designated director, a First Place designated director shall resign and immediately be appointed by the board as a director emeritus for a term of five (5) years or, if such director is a First Place designated director, an FFY designated director shall resign and immediately be appointed by the board as a director emeritus for a term of five (5) years, whereupon the Boards shall be reduced to fourteen (14) members. If any officer set forth on and designated in accordance with Exhibit 1.9 ceases to be an employee of First Place, the Association, FFY or FFY Bank at or before the Effective Time or shall be unable or unwilling to serve as an officer of the Surviving Corporation or the Surviving Institution at the Effective Time, the parties will agree upon another individual to serve in such individual's stead.

   1.10 Tax Consequences. It is intended that the Merger and the Subsidiary Merger each constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

   1.11 Offices. After the Effective Time, the headquarters of the Surviving Corporation shall be at 185 East Market Street, Warren, Ohio, and the staff for headquarter operations shall be located at the current executive offices of both First Place and FFY. The number of employees for headquarter operations housed at each location will be approximately equal.

   1.12 Staff Reductions. Any reductions in staff one year following the Effective Time shall be shared approximately equally between FFY staff and First Place staff.

                                   ARTICLE II

                               Exchange of Shares

   2.1 First Place to Make Shares Available. At or prior to the Effective Time, First Place shall deposit, or shall cause to be deposited, with a bank or trust company (the "Exchange Agent"), selected by First Place and reasonably satisfactory to FFY, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of First Place Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of First Place Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of FFY Common Stock.

   2.2 Exchange of Shares.

   (a) As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of First Place Common Stock and the cash in lieu of fractional shares into which the shares of FFY Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. FFY shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of First Place Common Stock to which such holder of FFY Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

   (b) No dividends or other distributions declared after the Effective Time with respect to First Place Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article
II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Place Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of First Place Common Stock into which his FFY Common Stock shall have been converted.

   (c) If any certificate representing shares of First Place Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of First Place Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

   (d) After the Effective Time, there shall be no transfers on the stock transfer books of FFY of the shares of FFY Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of First Place Common Stock as provided in this Article II.

   (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of First Place Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to First Place Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Place. In lieu of the issuance of any such fractional share, First Place shall pay to each former stockholder of FFY who otherwise would be entitled to receive a fractional share of First Place Common Stock (after taking into account all certificates delivered by such holder) an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of First Place Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof. As used herein, the term "Average Closing Price" means the average of the last reported daily sales price (or if no sale on such date, then the mean of the closing bid/ask price) per share of First Place Common Stock on the Nasdaq Stock Market ("Nasdaq"), for the 10 consecutive trading days (the "Valuation Period") ending on the fifth business day prior to the date of the Effective Time.

   (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of FFY for six months after the Effective Time shall be paid to First Place at the end of such time. Any stockholders of FFY who have not theretofore complied with this Article II shall thereafter look only to First Place for payment of their shares of First Place Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on First Place Common Stock deliverable in respect of each share of FFY Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of First Place, FFY, the Exchange Agent or any other person shall be liable to any former holder of shares of FFY Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as First Place may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of First Place Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                     Representations and Warranties of FFY

   Prior to the date hereof, First Place has delivered to FFY a schedule and FFY has delivered to First Place a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or IV or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the representation or warranty being deemed materially untrue or incorrect, and

(b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance.

   Subject to the foregoing, FFY hereby represents and warrants to First Place as follows:

   3.1 Corporate Organization.

   (a) FFY is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FFY has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 8.1(e)) on FFY. FFY is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"). The Certificate of Incorporation and By-laws of FFY, copies of which have previously been delivered to First Place, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

   (b) FFY Bank is a savings bank duly organized and validly existing under the laws of the United States of America and the rules and regulations (the "OTS Regulations") of the Office of Thrift Supervision (the "OTS"). The deposit accounts of FFY Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by FFY Bank. Each of FFY's other Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of FFY's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FFY. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of FFY, copies of which have previously been delivered to First Place, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

   (c) The minute books of FFY and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since June 30, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

   3.2 Capitalization.

   (a) The authorized capital stock of FFY consists of 15,000,000 shares of FFY Common Stock and 5,000,000 shares of preferred stock (the "FFY Preferred Stock"). As of the date of this Agreement, there are (x) 6,778,498 shares of FFY Common Stock issued and outstanding and 810,868 shares of FFY Common Stock held in FFY's treasury, (y) no shares of FFY Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 578,564 shares of FFY Common Stock reserved for issuance pursuant to FFY's Stock Plan and described in Section 3.2(a) of the Disclosure Schedule and (ii) 1,355,698 shares of FFY Common Stock reserved for issuance upon exercise of the option issued to First Place pursuant to the Stock Option Agreement, dated May 23, 2000, between First Place and FFY (the "First Place Option Agreement" and, together with the FFY Option Agreement (as defined herein), the "Option Agreements") and (z) no shares of FFY Preferred Stock issued or outstanding, held in FFY's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of FFY Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as referred to above or reflected in
Section 3.2(a) of the FFY Disclosure Schedule, and except for First Place Option Agreement, FFY does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FFY Common Stock or FFY Preferred Stock or any other equity security of FFY or any securities representing the right to purchase or otherwise receive any shares of FFY Common Stock or any other equity security of FFY. The names of the optionees, the date of each option to purchase FFY Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under FFY's Stock Plan are set forth in Section 3.2(a) of the FFY Disclosure Schedule.

   (b) Section 3.2(b) of the FFY Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of FFY as of the date of this Agreement. Except as set forth in Section 3.2(b) of the FFY Disclosure Schedule, FFY owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of FFY has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by First Place with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which FFY or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of FFY or any of its Subsidiaries.

   3.3 Authority; No Violation.

   (a) FFY has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FFY. The Board of Directors of FFY has directed that this Agreement be submitted to FFY's stockholders for adoption at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of FFY's stockholders, no other corporate proceedings (except for regulatory approvals) on the part of FFY are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FFY and (assuming due authorization, execution and delivery by First Place) constitutes a valid and binding obligation of FFY, enforceable against FFY in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   (b) FFY Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of FFY Bank. Upon the due and valid approval of the Bank Merger Agreement by FFY as the sole stockholder of FFY Bank and by the Board of Directors of FFY Bank, no other corporate proceedings on the part of FFY Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by FFY Bank, will be duly and validly executed and delivered by FFY Bank and will (assuming due authorization, execution and delivery by the Association) constitute a valid and binding obligation of FFY Bank, enforceable against FFY Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   (c) Except as set forth in Section 3.3(c) of the FFY Disclosure Schedule, neither the execution and delivery of this Agreement by FFY or the Bank Merger Agreement by FFY Bank, nor the consummation by

FFY or FFY Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by FFY or FFY Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of FFY or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in
Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FFY or any of its Subsidiaries, or any of their respective properties or assets, or
(y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of FFY or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FFY or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

   3.4 Consents and Approvals. Except for (a) the filing of applications with the OTS, and approval of such applications, (b) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of FFY's stockholders and First Place's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (collectively, the "Proxy Statement"), (c) the adoption of this Agreement by the requisite vote of the stockholders of FFY, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (e) the filings required by the Bank Merger Agreement, (f) the approval of the Bank Merger Agreement by FFY as the sole stockholder of FFY Bank and (g) such filings, authorizations or approvals as may be set forth in Section 3.4 of the FFY Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with
(1) the execution and delivery by FFY of this Agreement, (2) the consummation by FFY of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by FFY Bank of the Bank Merger Agreement, and (4) the consummation by FFY Bank of the Subsidiary Merger and the transactions contemplated thereby.

   3.5 Reports. FFY and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1995 with (i) the OTS, (ii) the FDIC, (iii) any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies" and individually a "Regulatory Agency"), and all other material reports and statements required to be filed by them since June 30, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of FFY and its Subsidiaries and except as set forth in Section 3.5 of the FFY Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of FFY, investigation into the business or operations of FFY or any of its Subsidiaries since June 30, 1995. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of FFY or any of its Subsidiaries.

   3.6 Financial Statements. FFY has previously delivered to First Place copies of (a) the consolidated balance sheets of FFY and its Subsidiaries as of June 30 for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in FFY's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to FFY, and (b) the unaudited consolidated balance sheets of FFY and its Subsidiaries as of March 31, 2000 and March 31, 1999 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three and nine month periods then ended as reported in FFY's Quarterly Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC under the Exchange Act. The June 30, 1999 consolidated balance sheet of FFY (including the related notes, where applicable) fairly presents the consolidated financial position of FFY and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes), the results of the consolidated operations and consolidated financial position of FFY and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section
6.9 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of FFY and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

   3.7 Broker's Fees. Neither FFY nor any Subsidiary of FFY nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreements, except that FFY has engaged, and will pay a fee or commission to Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") in accordance with the terms of a letter agreement between Sandler O'Neill and FFY concerning the issuance of an opinion regarding the fairness of the Exchange Ratio, a true, complete and correct copy of which has been previously delivered by FFY to First Place.

   3.8 Absence of Certain Changes or Events.

   (a) Except as may be set forth in Section 3.8(a) of the FFY Disclosure Schedule or as disclosed in FFY's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (a true, complete and correct copy of which has previously been delivered to First Place), since June 30, 1999, (i) neither FFY nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on FFY.

   (b) Except as set forth in Section 3.8(b) of the FFY Disclosure Schedule, since March 31, 2000, FFY and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

   (c) Except as set forth in Section 3.8(c) of the FFY Disclosure Schedule, since March 31, 2000, neither FFY nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 2000 (which amounts have been previously disclosed to First Place), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1999 as listed in Section
3.8 of the FFY Disclosure Schedule or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

   3.9 Legal Proceedings.

   (a) Except as set forth in Section 3.9 of the FFY Disclosure Schedule, neither FFY nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of FFY's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FFY or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or First Place Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on FFY.

   (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon FFY, any of its Subsidiaries or the assets of FFY or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect on FFY.

   3.10 Taxes. Except as set forth in Section 3.10 of the FFY Disclosure Schedule, each of FFY and its Subsidiaries has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, complete and accurate in all material respects, and (ii) paid in full or have made adequate provision for on the financial statements of FFY (in accordance with GAAP) all Taxes (as hereinafter defined) and will pay in full or make adequate provision for all Taxes. There are no material liens for Taxes upon the assets of either FFY or its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in Section 3.10 of the FFY Disclosure Schedule, neither FFY nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of FFY and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdictions set forth on Section 3.10 of the FFY Disclosure Schedule. Except as set forth in Section
3.10 of the FFY Disclosure Schedule, neither FFY nor any of its Subsidiaries
(i) is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-l(a)(l) under the Code; (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method); or (iii) has filed a consent pursuant to Section 341(f) of the Code.

   For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

   For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

   3.11 Employees.

   (b) Section 3.11(a) of the FFY Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Plans") by FFY, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with FFY would be deemed a "single employer" within the meaning of
Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of FFY, any Subsidiary or any ERISA Affiliate.

   (c) FFY has heretofore delivered to First Place true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for any Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for any Plan.

   (d) Except as set forth in Section 3.11(c) of the FFY Disclosure Schedule,
(i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of

Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and FFY is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of FFY, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of FFY, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by FFY, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to FFY, its Subsidiaries or an FFY ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by FFY, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither FFY, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which FFY, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of FFY, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not
(y) entitle any current or former employee or officer of FFY or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

   3.12 SEC Reports. FFY has previously made available to First Place an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since June 30, 1999 by FFY with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "FFY Reports") and (b) communication mailed by FFY to its stockholders since June 30, 1999, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. FFY has timely filed all FFY Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all FFY Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

   3.13 FFY Information. The information provided by and relating to FFY and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement and the Registration Statement on Form S-4 (the "S-4"), or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information provided by FFY for inclusion in, or incorporated by reference in, the sections of the Proxy Statement relating to FFY will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

   3.14 Ownership of First Place Common Stock: Affiliates and
Associates. Except for the FFY Option Agreement and as set forth in Section
3.14 of the FFY Disclosure Schedule, none of FFY, any of its

Subsidiaries, (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of First Place (other than Trust Account Shares and DPC Shares).

   3.15 Compliance with Applicable Law. FFY and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and are in compliance with and are not, to its knowledge, in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FFY or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on FFY, and neither FFY nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above since December 31, 1994.

   3.16 Certain Contracts.

   (a) Except as set forth in Section 3.16(a) of the FFY Disclosure Schedule, neither FFY nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants,
(ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from First Place, FFY, the Surviving Corporation, the Surviving Institution or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in FFY Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement, (v) which materially restricts the conduct of any line of business by FFY or any of its Subsidiaries, (vi) with or to a labor union or guild (including any collective bargaining agreement) or
(vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.16(a), whether or not set forth in Section 3.16(a) of the FFY Disclosure Schedule, is referred to herein as a "FFY Contract." FFY has previously delivered to First Place true and correct copies of each FFY Contract.

   (b) Except as set forth in Section 3.16(b) of the FFY Disclosure Schedule,
(i) each FFY Contract is valid and binding and in full force and effect, (ii) FFY and each of its Subsidiaries have in all material respects performed all obligations required to be performed by it to date under each FFY Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on FFY, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of FFY or any of its Subsidiaries under any such FFY Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on FFY and (iv) no other party to such FFY Contract is, to the best knowledge of FFY, in default in any respect thereunder.

   3.17 Agreements with Regulatory Agencies. Except as set forth in Section
3.17 of the FFY Disclosure Schedule, neither FFY nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.17 of the FFY Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has FFY or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

   3.18 Investment Securities. Section 3.18 of the FFY Disclosure Schedule sets forth the book and market value as of March 31, 2000 of the investment securities, mortgage backed securities and securities held for sale of FFY and its Subsidiaries. Section 3.18 of the FFY Disclosure Schedule sets forth an investment securities report which includes, security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values.

   3.19 Intellectual Property. Except where there would be no Material Adverse Effect on FFY, FFY and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses; and neither FFY nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. FFY and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such non-performance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on FFY.

   3.20 Undisclosed Liabilities. Except (a) as set forth in Section 3.20 of the FFY Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of FFY as of March 31, 2000 included in its Form 10-Q for the period ended March 31, 2000 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2000 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on FFY, neither FFY nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

   3.21 State Takeover Laws. The provisions of Article Eight of FFY's Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 4.14 hereof, apply to the Agreement, the Bank Merger Agreement or First Place Option Agreement or any of the transactions contemplated hereby or thereby.

   3.22 Administration of Fiduciary Accounts. FFY and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FFY nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on FFY, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

   3.23 Environmental Matters. Except as set forth in Section 3.23 of the FFY Disclosure Schedule:

   (a) Each of FFY, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution, the discharge of, or exposure to materials in the environment or workplace ("Environmental Laws"), except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on FFY;

   (b) There is no suit, claim, action or proceeding, pending or threatened, before any Governmental Entity or other forum in which FFY, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any material whether or not occurring at or on a site owned, leased or operated by FFY or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not resulted, and cannot be reasonably expected to result, either individually or in the aggregate, in a Material Adverse Effect on FFY;

   (c) During the period of (x) FFY's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) FFY's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) FFY's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on FFY. To the knowledge of FFY, prior to the period of (x) FFY's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) FFY's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) FFY's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release or threatened release of materials in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on FFY; and

   (d) The following definitions apply for purposes of this Section 3.23: (x) "Loan Property" means any property in which FFY or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which FFY or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

   3.24 Derivative Transactions. Except as set forth in Section 3.24 of the FFY Disclosure Schedule, since June 30, 1999, neither FFY nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by FFY or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of FFY and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of FFY and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of FFY or any of its Subsidiaries which has not been previously disclosed in the FFY Reports with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

   3.25 Opinion. FFY has received a written opinion, dated the date hereof, from Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the Exchange Ratio is fair to such stockholders from a financial point of view.

   3.26 Assistance Agreements. Neither FFY nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which FFY or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

   3.27 Approvals. As of the date of this Agreement, FFY knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained without the imposition of a Burdensome Condition (as defined below).

   3.28 Loan Portfolio.

   (a) In FFY's reasonable judgment, the allowance for loan losses reflected in FFY's audited statement of condition at June 30, 1999 was, and the allowance for loan losses shown on the balance sheets in its Reports for periods ending after June 30, 1999 have been and will be, adequate in all material respects, as of the dates thereof, under GAAP, and no Regulatory Agencies have required or requested FFY to increase the allowance for loan losses for such periods.

   (b) Except as set forth in Section 3.28 of the FFY Disclosure Schedule, neither FFY nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $175,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loans with any director, executive officer or ten percent stockholder of FFY or any of its Subsidiaries, or to the best knowledge of FFY, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.28 of FFY Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $175,000 of FFY or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and
(ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of FFY and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. FFY shall promptly inform First Place in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

   (c) Each loan reflected as an asset in the FFY Reports (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FFY.

   3.29 [Reserved]

   3.30 Labor Matters. Except as set forth in Section 3.30 of the FFY Disclosure Schedule, neither FFY nor its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is FFY or its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of FFY aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving FFY or its Subsidiaries pending or threatened. FFY and its Subsidiaries are in compliance with applicable laws regarding employment or employees and retention of independent contractors and are in material compliance with all applicable employment tax laws.

   3.31 Termination Benefits. Section 3.31 of the FFY Disclosure Schedule contains a complete and accurate schedule showing as of the date of this Agreement the monetary amounts payable, subject to a determination of the Market Value, and identifying the in-kind benefits due under the Specified Compensation and Benefit Programs (as defined herein) for each Named Individual (as defined herein) individually. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation right, phantom stock or stock unit plan, and health, life, disability and other insurance or welfare plans, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan. For purposes hereof, "Named Individual" shall include each non-employee director of FFY or its Subsidiaries and each executive officer of FFY or its Subsidiaries.

   3.32 Deposits. Except as set forth in Section 3.32 of the FFY Disclosure Schedule, none of the deposits of FFY Bank is a "brokered" deposit.

   3.33 Antitakeover Provisions Inapplicable. FFY and its Subsidiaries have taken all actions required to exempt FFY and the Agreement from any provisions of an antitakeover nature in their Certificate of Incorporation and Bylaws and any other governing documents and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

   3.34 Insurance. Except as set forth in Section 3.34 of the FFY Disclosure Schedule, FFY and its Subsidiaries are presently insured, and since June 30, 1997, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, All of the insurance policies and bonds maintained by FFY and its Subsidiaries are in full force and effect, FFY and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

   3.35 Indemnification. Except as provided in FFY's employment agreements, its indemnification agreement with Sandler O'Neill, or the Certificate of Incorporation or Bylaws of FFY, neither FFY nor its Subsidiaries is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of FFY (a "Covered Person"), and, except as set forth in Section 3.35 of the FFY Disclosure Schedule, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation or Bylaws of FFY or any Subsidiary of FFY, applicable law, regulation or any indemnification agreement.

   3.36 Disclosure. The representations and warranties contained in this
Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

                                   ARTICLE IV

                 Representations and Warranties of First Place

   Subject to the first paragraph under Article III, First Place hereby represents and warrants to FFY as follows:

   4.1 Corporate Organization.

   (a) First Place is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. First Place has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Place. First Place is duly registered as a savings and loan holding company under the HOLA. The Certificate of Incorporation and By-laws of First Place, copies of which have previously been made available to FFY, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

   (b) The Association is a savings and loan association duly organized, validly existing and in good standing under the laws of the United States of America and the OTS Regulations. The deposit accounts of the Association are insured by the FDIC through the SAIF Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Association. Each of First Place's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of First Place has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Place. The Certificate of Incorporation and Bylaws of each subsidiary of First Place, copies of which have previously been made available to FFY, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

   (c) The minute books of First Place and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since June 30, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

   4.2 Capitalization.

   (a) As of the date of this Agreement, the authorized capital stock of First Place consists of 33,000,000 shares of First Place Common Stock and 3,000,000 shares of preferred stock, par value $.01 per share ("First Place Preferred Stock"). As of the date of this Agreement, there were 11,241,250 shares of First Place Common Stock and no shares of First Place Preferred Stock issued and outstanding, and 333,490 shares of First Place Common Stock held in First Place's treasury. As of the date of this Agreement, no shares of First Place Common Stock or First Place Preferred Stock were reserved for issuance, except that (i) 1,124,125 shares of First Place Common Stock were reserved for issuance upon the exercise of stock options pursuant to First Place Financial Corp. 1999 Incentive Plan (the "First Place Stock Plan") and (ii) 2,248,249 shares of First Place Common Stock reserved for issuance upon the exercise of the option issued to FFY pursuant to the Stock Option Agreement, dated May 23, 2000, between FFY and First Place (the "FFY Option Agreement"). All of the issued and outstanding shares of First Place Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2(a) of the First Place Disclosure Schedule and except for FFY Option Agreement, First Place does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of First Place Common Stock or First Place Preferred Stock or any other equity securities of First Place or any securities representing the right to purchase or otherwise receive any shares of First Place Common Stock or First Place Preferred Stock. The shares of First Place Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

   (b) Section 4.2(b) of the First Place Disclosure Schedule sets forth a true and correct list of all of First Place Subsidiaries as of the date of this Agreement. Except as set forth in Section 4.2(b) of the First Place Disclosure Schedule, First Place owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of First Place, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of First Place has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of First Place calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

   4.3 Authority. No Violation.

   (a) First Place has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Place. The Board of Directors of First Place has directed that this Agreement be submitted to First Place's stockholders for adoption at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of First Place's stockholders, no other corporate proceedings on the part of First Place are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Place and (assuming due authorization, execution and delivery by FFY) constitutes a valid and binding obligation of First Place, enforceable against First Place in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   (b) The Association has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Association. Upon the due and valid approval of the Bank Merger Agreement by First Place as the sole stockholder of the Association, and by the Board of Directors of the Association, no other corporate proceedings on the part of the Association will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Association, will be duly and validly executed and delivered by the Association and will (assuming due authorization, execution and delivery by FFY Bank) constitute a valid and binding obligation of the Association, enforceable against the Association in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   (c) Except as set forth in Section 4.3(c) of the First Place Disclosure Schedule, neither the execution and delivery of this Agreement by First Place or the Bank Merger Agreement by the Association, nor the consummation by First Place or the Association, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by First Place or the Association, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of First Place, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Place or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of First Place or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Place or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

   4.4 Consents and Approvals. Except for (a) the filing of applications with the OTS and approval of such applications, (b) the filing with the SEC of the Proxy Statement and the S-4, (c) the approval of this Agreement by the requisite vote of the stockholders of First Place, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of First Place Common Stock pursuant to this Agreement, (f) filings required by the Bank Merger Agreement, (g) the approval of the Bank Merger Agreement by the stockholder of the Association, and (h) such filings, authorizations or approvals as may be set forth in
Section 4.4 of the First Place Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by First Place of this Agreement, (2) the consummation by First Place of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Association of the Bank Merger Agreement, and (4) the consummation of the Association of the transactions contemplated by the Bank Merger Agreement.

   4.5 Reports. First Place and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1995 with any Regulatory Agency, and all other material reports and statements required to be filed by them since June 30, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of First Place and its Subsidiaries, and, except as set forth in Section 4.20 of the First Place Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of First Place, investigation into the business or operations of First Place or any of its Subsidiaries since June 30, 1995. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of First Place or any of its Subsidiaries.

   4.6 Financial Statements.

   (a) First Place has previously delivered to FFY copies of (i) the consolidated balance sheets of First Place as of June 30, 1999 and of the Association as of June 30, 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for First Place for the fiscal year ended June 30, 1999 and for the Association for the fiscal years ended June 30, 1997 and 1998, in each case accompanied by the audit report of Crowe, Chizek and Packer, Thomas & Co., independent public accountants with respect to First Place and the Association, and (ii) the unaudited consolidated balance sheet of First Place and its Subsidiaries as of March 31, 2000 and March 31, 1999 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three and nine month periods then ended as reported in First Place's Quarterly Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC under the Exchange Act. The June 30, 1999 consolidated balance sheet of First Place (including the related notes, where applicable) fairly presents the consolidated financial position of First Place and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of First Place and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of First Place and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

   (b) First Place has previously delivered to FFY copies of (i) the consolidated balance sheets of Ravenna Savings Bank ("Ravenna") and its Subsidiary as of June 30 for the fiscal years 1996, 1997, 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1999, inclusive, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Ravenna, and (ii) the unaudited consolidated balance sheets of Ravenna and its Subsidiary as of March 31, 2000 and March 31, 1999 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three and nine month periods then ended.

   4.7 Broker's Fees. Neither First Place nor any Subsidiary of First Place, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreements, except that First Place has engaged, and will pay a fee or commission to, Keefe, Bruyette and Woods, Inc. ("KBW") in accordance with the terms of a letter agreement between KBW and First Place concerning the issuance of an opinion regarding the fairness of the Exchange Ratio, a true, complete and correct copy of which has been previously delivered by First Place to FFY.

   4.8 Absence of Certain Changes or Events.

   (a) Except as may be set forth in Section 4.8(a) of the First Place Disclosure Schedule, or as disclosed in First Place's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (a true, complete and correct copy of which has previously been delivered to FFY), since June 30, 1999, (i) neither First Place nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on First Place.

   (b) Except as set forth in Section 4.8(b) of the First Place Disclosure Schedule, since March 31, 2000, First Place and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

   (c) Except as set forth in Section 4.8(c) of the First Place Disclosure Schedule, since March 31, 2000, neither First Place nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 2000 (which amounts have been previously disclosed to FFY), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1999 as listed in Section 4.8 of the First Place Disclosure Schedule or (ii) suffered any strike, work stoppage, slowdown or other labor disturbance.

   4.9 Legal Proceedings.

   (a) Except as set forth in Section 4.9 of the First Place Disclosure Schedule, neither First Place nor any of its Subsidiaries is a party to any and there are no pending or to the best of First Place's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Place or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or FFY Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on First Place.

   (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Place, any of its Subsidiaries or the assets of First Place or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect on First Place.

   4.10 Taxes. Except as set forth in Section 4.10 of the First Place Disclosure Schedule, each of First Place and its Subsidiaries has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, complete and accurate in all material respects, and (ii) paid in full or have made adequate provision for on the financial statements of First Place (in accordance with GAAP) all Taxes and will pay in full or make adequate provision for all Taxes. There are no material liens for Taxes upon the assets of either First Place or its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in Section 4.10 of the First Place Disclosure Schedule, neither First Place nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of First Place and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdictions set forth on Section 4.10 of the First Place Disclosure Schedule. Except as set forth in Section 4.10 of First Place Disclosure Schedule, neither First Place nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552 l(a)(1) under the Code);
(ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method); or (iii) has filed a consent pursuant to Section 341(f) of the Code.

   4.11 Employees.

   (a) Section 4.11(a) of the First Place Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "First Place Plans") by First Place, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "First Place ERISA Affiliate"), all of which together with First Place would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of First Place, any Subsidiary or any First Place ERISA Affiliate.

   (b) First Place has heretofore delivered to FFY true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for any Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for any Plan.

   (c) Except as set forth in Section 4.11(c) of the First Place Disclosure Schedule, (i) each of First Place Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of First Place Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and First Place is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each First Place Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such First Place Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such First Place Plan's actuary with respect to such First Place Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such First Place Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of First Place, its Subsidiaries or any First Place ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of First Place, its Subsidiaries or the First Place ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by First Place, its Subsidiaries or any First Place ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to First Place, its Subsidiaries or any First Place ERISA Affiliate of incurring a material liability thereunder, (vi) no First Place Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by First Place, its Subsidiaries or any First Place ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither First Place, its Subsidiaries nor any First Place ERISA Affiliate has engaged in a transaction in connection with which First Place, its Subsidiaries or any First Place ERISA Affiliate could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of First Place, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of First Place Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of First Place or any First Place ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

   4.12 SEC Reports. First Place has previously made available to FFY an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since September 1, 1999 by First Place with the SEC pursuant to the Securities Act or the Exchange Act (the "First Place Reports") and (b) communication mailed by First Place to its shareholders since September 1, 1999, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. First Place has timely filed all First Place Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all First Place Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

   4.13 First Place Information. The information relating to First Place and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to FFY or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   4.14 Ownership of FFY Common Stock: Affiliates and Associates.

   (a) Except for the First Place Stock Option Agreement and as set forth in
Section 4.14 of the First Place Disclosure Schedule, none of First Place, any of its Subsidiaries, (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of FFY (other than Trust Account Shares and DPC Shares); and

   (b) Neither First Place nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL 203(c)(1)), an "associate" (as such term is defined in DGCL 203(c)(2)) of FFY or an "Interested Stockholder" (as such term is defined in Section 8 of FFY's Certificate of Incorporation).

   4.15 Compliance with Applicable Law. First Place and each of its Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and are in compliance with and are not, to its knowledge, in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to First Place or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on First Place, and neither First Place nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above since December 31, 1994.

   4.16 Certain Contracts.

   (a) Except as set forth in Section 4.16(a) of the First Place Disclosure Schedule, neither First Place nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FFY, First Place, the Surviving Corporation, the Surviving Institution or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in First Place Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement, (v) which materially restricts the conduct of any line of business by First Place or any of its Subsidiaries, (vi) with or to a labor union or guild (including any collective bargaining agreement) or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.16(a), whether or not set forth in Section 4.16(a) of the First Place Disclosure Schedule, is referred to herein as a "First Place Contract." The First Place has previously delivered to FFY true and correct copies of each First Place Contract.

   (b) Except as set forth in Section 4.16(b) of the First Place Disclosure Schedule, (i) each First Place Contract is valid and binding and in full force and effect, (ii) First Place and each of its Subsidiaries have in all material respects performed all obligations required to be performed by it to date under each First Place Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on First Place, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of First Place or any of its Subsidiaries under any such First Place Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on First Place and (iv) no other party to such First Place Contract is, to the best knowledge of First Place, in default in any respect thereunder.

   4.17 Agreements with Regulatory Agencies. Except as set forth in Section
4.17 of the First Place Disclosure Schedule, neither First Place nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.17 of First Place Disclosure Schedule, a "First Place Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has First Place or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

   4.18 Investment Securities. Section 4.18 of the First Place Disclosure Schedule sets forth the book and market value as of March 31, 2000 of the investment securities, mortgage backed securities and securities held for sale of First Place and its Subsidiaries. Section 4.18 of First Place Disclosure Schedule sets forth an investment securities report which includes security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values.

   4.19 Intellectual Property. Except where there would be no Material Adverse Effect on First Place, First Place and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses; and neither First Place nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. First Place and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such non-performance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on First Place.

   4.20 Undisclosed Liabilities. Except (a) as set forth in Section 4.20 of the First Place Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of First Place included in its Form 10-Q for the period ended March 31, 2000 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2000 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on First Place, neither First Place nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

   4.21 State Takeover Laws. The provisions of Article VIII of First Place's Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 3.14 hereof, apply to the Agreement, the Bank Merger Agreement or the FFY Stock Option Agreement or any of the transactions contemplated hereby or thereby.

   4.22 Administration of Fiduciary Accounts. First Place and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither First Place nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has or could reasonably be expected to have a Material Adverse Effect on First Place, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

   4.23 Environmental Matters. Except as set forth in Section 4.23 of the First Place Disclosure Schedule:

   (a) Each of First Place, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with Environmental Laws, except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on First Place;

   (b) There is no suit, claim, action or proceeding, pending or threatened, before any Governmental Entity or other forum in which First Place, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any material whether or not occurring at or on a site owned, leased or operated by First Place or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not resulted, and cannot be reasonably expected to result, either individually or in the aggregate, in a Material Adverse Effect on First Place;

   (c) During the period of (x) First Place's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) First Place's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) First Place's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on First Place. To the knowledge of First Place, prior to the period of (x) First Place's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) First Place's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) First Place's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release or threatened release of materials in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on First Place; and

   (d) The following definitions apply for purposes of this Section 4.23: (x) "Loan Property" means any property in which First Place or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which First Place or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

   4.24 Derivative Transactions. Except as set forth in Section 4.24 of the First Place Disclosure Schedule, since June 30, 1999, neither First Place nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by First Place or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import. The financial position of First Place and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of First Place and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of First Place or any of its Subsidiaries which has not been previously disclosed in the First Place Reports with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

   4.25 Opinion. The First Place has received a written opinion, dated the date hereof, from KBW to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the Exchange Ratio is fair to such stockholders from a financial point of view.

   4.26 Assistance Agreements. Neither First Place nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which First Place or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

   4.27 Approvals. As of the date of this Agreement, First Place knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained without the imposition of a Burdensome Condition.

   4.28 Loan Portfolio.

   (a) In First Place's reasonable judgment, the allowance for loan losses reflected in First Place's audited statement of condition at June 30, 1999 was, and the allowance for loan losses shown on the balance sheets in its Reports for periods ending after June 30, 1999 have been and will be, adequate in all material respects, as of the dates thereof, under GAAP, and no Regulatory Agencies have required or requested First Place to increase the allowance for loan losses for such periods.

   (b) Except as set forth in Section 4.28 of the First Place Disclosure Schedule, neither First Place nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than Loans the unpaid principal balance of which does not exceed $175,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loans as of the date of this Agreement with any director, executive officer or ten percent stockholder of First Place or any of its Subsidiaries, or to the best knowledge of First Place, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.28 of the First Place Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $175,000 of First Place or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of First Place and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. First Place shall promptly inform FFY in writing of any loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

   (c) Each loan reflected as an asset in the First Place Reports (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on First Place.

   4.29 [Reserved]

   4.30 Labor Matters. Except as set forth in Section 4.30 of the First Place Disclosure Schedule, neither First Place nor its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is First Place or its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of First Place aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving First Place or its Subsidiaries pending or threatened. First Place and its Subsidiaries are in compliance with applicable laws regarding employment or employees and retention of independent contractors and are in material compliance with all applicable employment tax laws.

   4.31 Termination Benefits. Section 4.31 of the First Place Disclosure Schedule contains a complete and accurate schedule showing as of the date of this Agreement the monetary amounts payable, subject to a determination of the Market Value, and identifying the in-kind benefits due under the Specified Compensation and Benefit Programs (as defined herein) for each Named Individual (as defined herein) individually. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation right, phantom stock or stock unit plan, and health, life, disability and other insurance or welfare plans, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan. For purposes hereof, "Named Individual" shall include each non-employee director of First Place or its Subsidiaries and each executive officer of First Place or its Subsidiaries.

   4.32 Deposits. None of the deposits of the Association is a "brokered" deposit.

   4.33 Antitakeover Provisions Inapplicable. First Place and its Subsidiaries have taken all actions required to exempt First Place and the Agreement from any provisions of an antitakeover nature in their Certificate of Incorporation, Bylaws and any other governing documents and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

   4.34 Insurance. First Place and its Subsidiaries are presently insured, and since June 30, 1997, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by First Place and its Subsidiaries are in full force and effect, First Place and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

   4.35 Indemnification. Except as provided in First Place's employment agreements, its indemnification agreement with KBW, or the Certificate of Incorporation or Bylaws of First Place, neither First Place nor its Subsidiaries is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of First Place (a "Covered Person"), and, except as set forth in Section 4.35 of the First Place Disclosure Schedule, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation, or Bylaws of First Place or any Subsidiary of First Place, applicable law, regulation or any indemnification agreement.

   4.36 Disclosure. The representations and warranties contained in this
Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

   5.1 Covenants. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Option Agreements or with the prior written consent of the other party, each of FFY and First Place, and their respective Subsidiaries, shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. Each of FFY and First Place will use its best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and the other party hereto the present services of its employees of and (z) preserve for itself and the other parties hereto its goodwill of its customers and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the FFY Disclosure Schedule, Section 5.1 of the First Place Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the other party hereto, each of FFY and First Place shall not, and shall not permit any of its Subsidiaries to:

   (a) solely in the case of FFY or First Place, as the case may be, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends in an amount of no more than $0.125 per share with respect to shares of FFY Common Stock and no more than $0.10 per share with respect to shares of First Place Common Stock;

   (b) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms, and except pursuant to the Option Agreements;

   (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of FFY Common Stock or First Place Common Stock pursuant to stock options or similar rights to acquire FFY Common Stock or First Place Common Stock granted pursuant to FFY Stock Plan or First Place Stock Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreements;

   (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

   (e) with the exception of matters set forth in Section 5.1(e) of the FFY Disclosure Schedule or the First Place Disclosure Schedule, authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal. Each of FFY and First Place will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any other parties with respect to any of the foregoing with the exception of matters set forth in Section 5.1(e) of the FFY Disclosure Schedule or the First Place Disclosure Schedule. The parties hereto will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1(e). Each party will notify the other immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, a party, and that party will promptly inform the other in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FFY or First Place or any Subsidiary of FFY or First Place or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of FFY or First Place or any Subsidiary of FFY or First Place other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Option Agreements;

   (f) make any capital expenditures other than the expenses which are set forth in Section 5.1(f) of the FFY or First Place Disclosure Schedules and expenses which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, or (ii) in an amount of no more than $100,000 individually and $150,000 in the aggregate;

   (g) except as disclosed in Section 5.1(g) of the FFY Disclosure Schedules, enter into any new line of business;

   (h) except as disclosed in Section 5.1(h) of the FFY or the First Place Disclosure Schedules, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to that party, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

   (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

   (j) change its methods of accounting in effect at June 30, 1999, except as required by changes in GAAP or regulatory accounting principles as concurred to by its independent auditors;

   (k) (i) except as set forth in Section 5.1(k) of the FFY or First Place Disclosure Schedule, as required by applicable law, or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between FFY or First Place or any Subsidiary of FFY or First Place and one or more of their current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent (including, in the case of First Place, any adjustment to salaries and bonuses to be made by the First Place Board of Directors based on the study prepared by First Place's compensation consultants) with past practice, or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

   (l) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

   (m) except as set forth in Section 5.1(m) of FFY or First Place Disclosure Schedule, other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

   (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

   (o) except as set forth in Section 5.1(o) of the FFY or First Place Disclosure Schedule, file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

   (p) commit any act or omission which constitutes a material breach or default by FFY or First Place or any of their Subsidiaries under any Regulatory Agreement or under any material contract or material license to which FFY or First Place or any of its Subsidiaries is a party or by which any of them or their respective properties is bound;

   (q) except as set forth in Section 3.28 of the FFY Disclosure Schedule or
Section 4.28 of the First Place Disclosure Schedule, compromise, extend or restructure any real estate loan, construction loan or commercial loan with an unpaid principal balance except in the ordinary course of business consistent with past practices;

   (r) except as set forth in Section 5.1(r) of the FFY or First Place Disclosure Schedule, make or commit to any commercial business loan (including, without limitation, lines of credit and letters of credit) or any commercial real estate or construction loan (including, without limitation, lines of credit and letters of credit) secured by any non-1-4 family residential properties, except in the ordinary course of business consistent with past practices;

   (s) purchase or commit to purchase any bulk loan portfolio;

   (t) engage in or enter into any structured transactions, derivative securities, arbitrage or hedging activity;

   (u) except as set forth in Section 5.1(u) of the FFY and First Place Disclosure Schedule make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices, or for goods, services or other items necessary in the ordinary course of business relating to foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings;

   (v) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which FFY or First Place or any of its Subsidiaries is a party or by which FFY or First Place or any of its Subsidiaries or their respective properties is bound;

   (w) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of FFY Bank's deposits or the Association's deposits;

   (x) settle any claim, action or proceeding involving any liability of it or its Subsidiaries for money damages in excess of $50,000 or material restrictions upon its operation or its Subsidiaries operation;

   (y) elect to the Board of Directors of itself or its Subsidiaries or to any office any person who is not a member of the Board of Directors or an officer of FFY or First Place or their Subsidiaries as of the date of this Agreement, except to replace a director or officer who has terminated service with FFY or First Place or either of their Subsidiaries; or

   (z) agree to do any of the foregoing.

                                   ARTICLE VI

                             Additional Agreements

   6.1 Regulatory Matters.

   (a) FFY and First Place shall promptly prepare and file with the SEC the Proxy Statement and First Place shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of FFY and First Place shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of FFY and First Place shall thereafter mail the Proxy Statement to each of its respective stockholders. First Place shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement, and FFY shall furnish all information concerning FFY and the holders of FFY Common Stock as may be reasonably requested in connection with any such action.

   (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Subsidiary Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as a consequence of a subsequent proposed merger, stock purchase or similar acquisition by First Place or any of its Subsidiaries shall not violate this covenant). FFY and First Place shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to FFY or First Place, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

   (c) First Place and FFY shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of First Place, FFY or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

   (d) First Place and FFY shall promptly furnish each other with copies of written communications received by First Place or FFY, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

   6.2 Access to Information.

   (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, FFY shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of First Place, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, FFY shall, and shall cause its Subsidiaries to, make available to First Place (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which FFY is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as First Place may reasonably request. Neither FFY nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FFY's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. First Place will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 8, 2000, between First Place and FFY (the "First Place Confidentiality Agreement").

   (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, First Place shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of FFY, access, during normal business hours during the period prior to the Effective Time, to such information regarding First Place and its Subsidiaries as shall be reasonably necessary for FFY to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for FFY to confirm that the representations and warranties of First Place contained herein are true and correct and that the covenants of First Place contained herein have been performed in all material respects. Neither First Place nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of First Place's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. FFY will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 8, 2000, between FFY and First Place (the "FFY Confidentiality Agreement").

   (c) All information furnished by First Place to FFY or its representatives pursuant hereto shall be treated as the sole property of First Place and, if the Merger shall not occur, FFY and its representatives shall return to First Place all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. FFY shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in FFY's possession prior to the disclosure thereof by First Place; (y) was then generally known to the public; or (z) was disclosed to FFY by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder FFY is nonetheless, in the opinion of its counsel, compelled to disclose information concerning First Place to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, FFY may disclose such information to such tribunal or governmental body or agency without liability hereunder.

   (d) All information furnished by FFY to First Place or its representatives pursuant hereto shall be treated as the sole property of FFY and, if the Merger shall not occur, First Place and its representatives shall return to

FFY all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. First Place shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in First Place's possession prior to the disclosure thereof by FFY; (y) was then generally known to the public; or (z) was disclosed to First Place by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder First Place is nonetheless, in the opinion of its counsel, compelled to disclose information concerning FFY to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, First Place may disclose such information to such tribunal or governmental body or agency without liability hereunder.

   (e) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

   (f) Each of FFY and First Place shall give timely notice of and shall permit a representative of the other to attend meetings of its Board of Directors or the Executive Committee thereof, except to the extent that such meeting, or portion thereof, relates to the Merger.

   6.3 Stockholder Meetings.

   (a) First Place and FFY agree to take, in accordance with applicable law or Nasdaq rules and their certificates of incorporation and bylaws, all action necessary to convene an appropriate meeting of their stockholders to consider and vote upon the adoption of this Agreement, and in each case any other matter required to be approved or adopted by such stockholders for consummation of the Merger (including any adjournment or postponement, the "First Place Meeting" or "FFY Meeting," whichever is applicable), in each case as promptly as practicable after the S-4 is declared effective. The First Place Board of Directors and the FFY Board of Directors shall each declare the Merger advisable and recommend adoption of the Agreement and First Place and FFY shall take all reasonable, lawful action to solicit such adoption by its stockholders, unless either Board of Directors, after having received a takeover proposal, as applicable, and after having consulted with and considered the advice of outside counsel and its investment banking firm, has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with the applicable law. First Place and FFY shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party's stockholders on the same day.

   (b) Voting Agreements. Each of FFY's and First Place's directors and certain officers, as set forth in Section 6.3(b) of the FFY and First Place Disclosure Schedules, have entered into a Voting Agreement, forms of which are attached as
Exhibit 6.3(b), hereto.

   6.4 Legal Conditions to Merger. Each of First Place and FFY shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by FFY or First Place or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that neither First Place nor FFY shall be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order or approval is likely, in the good faith reasonable opinion of First Place or FFY, to result in the imposition of a Burdensome Condition.

   6.5 Affiliates. FFY shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of FFY to deliver to First Place, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meeting called by FFY to adopt this Agreement, a written agreement, in the form of Exhibit 6.5(a) hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of shares of First Place Common Stock to be received by such "affiliate" in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

   6.6 Stock Exchange Listing. First Place shall cause the shares of First Place Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as of the Effective Time.

   6.7 Benefit Plans; Existing Agreements.

   (a) The employees of FFY (the "FFY Employees") shall be entitled to participate in First Place's employee benefit plans in which similarly situated employees of First Place participate, to the same extent as comparable employees of First Place, except as outlined below. As of the Effective Time, First Place shall permit FFY Employees to participate in First Place's group health, life and disability insurance plans on the same terms and conditions as applicable to comparable employees of First Place and its Subsidiaries; provided, however, that all FFY employees and dependents will be eligible to participate in medical insurance plans of the Association upon the merger without regard to any pre-existing conditions or exclusions and with no uninsured waiting periods, and the carry over of all current plan year deductibles and annual out-of-pocket contribution. As of the next entry date immediately following the Effective Time, First Place shall permit FFY Employees to participate in First Place's 401(k) savings plan on the same terms and conditions as employees of First Place and its Subsidiaries. First Place shall give effect to years of service with First Place, FFY and its Subsidiaries (to the extent FFY gave effect) as if such service were with First Place, for purposes of eligibility and vesting. As of the next entry date which occurs following the 1 year anniversary of the Effective Time, First Place shall permit FFY Employees to participate in the Association's employee stock ownership plan ("ESOP") on the same terms and conditions as employees of First Place and its Subsidiaries. First Place shall give effect to years of service with First Place, FFY and its Subsidiaries (to the extent FFY gave effect) as if such service were with First Place, for purposes of eligibility and vesting. Except as otherwise required by applicable law, it is the intent of the parties to provide equitable treatment to employees of FFY or its subsidiaries who are not qualified for membership in the FFY ESOP and/or are detrimentally impacted by the aforementioned ESOP treatment. FFY employees may take cash for accumulated sick leave per current FFY policy as long as FFY has fully accrued such sick leave termination benefits. FFY employees may alternatively receive full credit under the First Place plan for each day of sick leave accumulated under the FFY plan as long as , FFY has accrued such benefits as if the employee terminated service and received cash for his or her accumulated sick leave under the First Place plan. With respect to First Place's welfare benefit plans, (including by example, vacation, sick leave, severance), FFY employees shall have prior service with FFY recognized for purposes of eligibility to participate, vesting and benefits accrual purposes. Except as specifically set forth herein, it is the intent of the parties that all non-contract employees of both parties are to be treated comparably regardless whether such persons were FFY or First Place employees prior to the Effective Time.

   (b) Following the Effective Time, First Place shall honor and shall cause the Surviving Entity to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements, including, but not limited to, severance benefit plans listed in Section 6.7(b)(1) of the FFY Disclosure Schedule, existing prior to the execution of this Agreement and the agreements and arrangement, as set forth in Section 6.7(b)(2) of the FFY Disclosure Schedule which are between FFY and any director, officer or employee thereof and which have been disclosed in FFY Disclosure Schedule and previously have been delivered to First Place and agrees to make the payments and provide the benefits pursuant thereto described in Section 6.7(b) of the FFY Disclosure Schedule.

   (c) Prior to or at the Closing Date, Jeffrey L. Francis shall enter into a waiver agreement in the form of Exhibit 6.7(c) hereto, waiving his rights to any benefits under his contract that might otherwise be payable if this Merger were considered to be a Change in Control as defined in his amended and restated employment contract unless he is involuntarily terminated within 12 months after the Effective Time.

   (d) The FFY Financial Corp. combination 401(k) and Employee Stock Ownership Plan (the "FFY ESOP") shall be terminated as of the Effective Time (all shares held by the ESOP shall be converted into the right to receive First Place Common Stock pursuant to Section 1.4 hereof), all outstanding FFY ESOP indebtedness shall be repaid, and the balance shall be allocated to FFY employees, as provided for in the FFY ESOP, subject to the Code and ERISA, and rules and regulations promulgated thereunder. In connection with the termination of the FFY ESOP, FFY shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the FFY ESOP on termination and any amendments made to the FFY ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any and all distributions from the FFY ESOP after the termination which are intended to be made as quickly as permissible shall be made consistent with the aforementioned determination letter.

   (e) As of the Effective Time, the FFY retirement policy for directors shall terminate and all directors shall at that time become subject to the retirement policy of First Place previously provided to FFY.

   (f) Following the Effective Time, severed employees of First Place and FFY shall be treated equally.

   6.8 Indemnification.

   (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of FFY or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FFY, any of the Subsidiaries of FFY or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, First Place shall indemnify and hold harmless, as and to the extent permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective
Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with First Place; provided, however, that (1) First Place shall have the right to assume the defense thereof and upon such assumption First Place shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if First Place elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between First Place and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with First Place, and First Place shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) First Place shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties except in the event of conflicts of interest and (3) First Place shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly First Place thereof, provided that the failure to so notify shall not affect the obligations of First Place under this Section 6.8 except to the extent such failure to notify materially prejudices First Place. Notwithstanding anything to the contrary contained in this Section 6.8(a), in no event shall First Place's obligations under this Section 6.8(a) with respect to indemnification or the advancement of expenses be greater than the obligations of FFY and its Subsidiaries with respect thereto set forth as of the date of this Agreement in the Certificate of Incorporation, By-laws or similar governing documents of FFY and its Subsidiaries.

   (b) In the event First Place or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Place or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

   (c) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives; and the provisions of this Section 6.8 will survive the Effective Time.

   (d) First Place shall cause the persons serving as officers and directors of FFY immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by FFY (provided that First Place may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such so long as the annual premium therefore is not in excess of 150% of the aggregate premiums paid by FFY in 2000 on an annualized basis for such purpose (which aggregate premiums on an annualized basis are disclosed in Section 6.8(d) of the FFY Disclosure Schedule), but if the annual premiums therefor so exceeds such amount, First Place will obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for a premium not in excess of 150% of the aggregate premiums paid by FFY in 2000 on an annualized basis for such purpose.

   6.9 Subsequent Interim and Annual Financial Statements. As soon as reasonably available, but in no event later than October 1, 2000, First Place will deliver to FFY and FFY will deliver to First Place their respective Annual Reports on Form 10-K for the year ending June 30, 2000, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, First Place will deliver to FFY and FFY will deliver to First Place their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act.

   6.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or the Bank Merger Agreement, or to vest the Surviving Corporation or the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by First Place.

   6.11 Advice of Changes. First Place and FFY shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by FFY or First Place, as the case may be, with the respective covenants and agreements of such parties contained herein.

   6.12 Current Information. During the period from the date of this Agreement to the Effective Time, each Party will cause one or more of its designated representatives to notify on a regular and frequent basis (not less than monthly) representatives of the other Party and to report (i) the general status of the ongoing operations of FFY or First Place, and its Subsidiaries;
(ii) the status of, and the action proposed to be taken with respect to, those Loans held by it or any Subsidiary which, individually or in combination with one or more other Loans to the same borrower thereunder, have an original principal amount of $250,000 or more and are non-performing assets; (iii) the origination of all loans other than 1-4 family residential mortgage loans and consumer loans; and (iv) any material changes in its pricing of deposits. Each will promptly notify the other of any material change in the normal course of business or in the operation of its properties or the properties of any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving itself or any of its Subsidiaries, and will keep the other Party fully informed of such events.

   6.13 Execution and Authorization of Bank Merger Agreement. As soon as reasonably practicable after the date of this Agreement, (a) First Place shall
(i) cause the Board of Directors of the Association to approve the Bank Merger Agreement, (ii) cause the Association to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of the Association, and (b) FFY shall (i) cause the Board of Directors of FFY Bank to approve the Bank Merger Agreement, (ii) cause FFY Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of FFY Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

   6.14 Coordination of Dividends. Until the Effective Time, FFY and First Place shall coordinate with the other the declaration of any dividend or other distributions with respect to FFY Common Stock and First Place Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of FFY Common Stock or First Place Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of FFY Common Stock and First Place Common Stock (including any shares of Surviving Corporation Common Stock received in the Merger), as the case may be.

   6.15 First Dividend Subsequent to Closing. Subject to the directors' fiduciary duties and statutory and regulatory restrictions, the Board of Directors of the Surviving Corporation shall declare a cash dividend of no less than $0.125 per share for the first quarter immediately following the Closing Date.

                                  ARTICLES VII

                              Conditions Precedent

   7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of FFY Common Stock entitled to vote thereon and by the affirmative vote of the holders of at least a majority of the outstanding shares of First Place Common Stock entitled to vote thereon.

   (b) Nasdaq Stock Market Listing. The shares of First Place Common Stock which shall be issued to the stockholders of FFY upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

   (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

   (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

   (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, the Subsidiary Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Merger.

   (f) No Burdensome Condition. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon First Place, FFY, FFY Bank, the Surviving Corporation, the Surviving Institution or any of their respective Subsidiaries that First Place, or FFY, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to First Place or FFY as to render inadvisable in the reasonable good faith judgment of First Place or FFY, the consummation of the Merger (a "Burdensome Condition").

   7.2 Conditions to Obligations of First Place. The obligation of First Place to effect the Merger is also subject to the satisfaction or waiver by First Place at or prior to the Effective Time of the following conditions:

   (a) Representations and Warranties. The representations and warranties of FFY set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. First Place shall have received a certificate signed on behalf of FFY by the Chief Executive Officer and the Chief Financial Officer of FFY to the foregoing effect.

   (b) Performance of Obligations of FFY. FFY shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and First Place shall have received a certificate signed on behalf of FFY by the Chief Executive Officer and the Chief Financial Officer of FFY to such effect.

   (c) [Reserved]

   (d) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation or the Surviving Institution pursuant to the Merger or the Subsidiary Merger, as the case may be, to any obligation, right or interest of FFY or any Subsidiary of FFY under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to First Place as to render inadvisable, in the reasonable good faith judgment of First Place, the consummation of the Merger.

   (e) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

   (f) Federal Tax Opinion. First Place shall have received an opinion of Patton Boggs LLP, counsel to First Place ("First Place's Counsel"), in form and substance reasonably satisfactory to First Place, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and Subsidiary Merger will be treated as reorganizations within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

     (i) No gain or loss will be recognized by First Place as a result of the Merger;

     (ii) No gain or loss will be recognized by the Association as a result of the Subsidiary Merger;

     (iii) No gain or loss will be recognized by FFY as a result of the Merger;

     (iv) No gain or loss will be recognized by FFY Bank as a result of the Subsidiary Merger;

     (v) No gain or loss will be recognized by the shareholders of FFY who exchange all of their FFY Common Stock solely for First Place Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in First Place Common Stock);

     (vi) The aggregate tax basis of First Place Common Stock received by shareholders who exchange all of their FFY Common Stock solely for Common Stock pursuant to the Merger will be the same as the aggregate tax basis of FFY Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

   In rendering such opinion, First Place's Counsel may require and rely upon representations and covenants contained in certificates of officers of First Place, FFY, FFY Bank and others, including certain shareholders of FFY.

   7.3 Conditions to Obligations of FFY. The obligation of FFY to effect the Merger is also subject to the satisfaction or waiver by FFY at or prior to the Effective Time of the following conditions:

   (a) Representations and Warranties. The representations and warranties of First Place set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. FFY shall have received a certificate signed on behalf of First Place by the Chief Executive Officer and the Chief Financial Officer of First Place to the foregoing effect.

   (b) Performance of Obligations of First Place. First Place shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FFY shall have received a certificate signed on behalf of First Place by the Chief Executive Officer and the Chief Financial Officer of First Place to such effect.

   (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation or the Surviving Institution pursuant to the Merger or the Subsidiary Merger, as the case may be, to any obligation, right or interest of First Place or any Subsidiary of First Place under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except those where the failure to obtain such consent, approval or waiver would not so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to FFY as to render inadvisable, in the reasonable good faith judgment of FFY, the consummation of the Merger.

   (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an injunction shall be pending.

                                  ARTICLE VIII

                           Termination and Amendment

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of both FFY and First Place:

   (a) by mutual consent of FFY and First Place in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

   (b) by either First Place or FFY upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

   (c) by either First Place or FFY if the Merger shall not have been consummated on or before December 31, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

   (d) by either First Place or FFY (provided that the terminating party shall not be in material breach of any of its obligations under Section 6.3) if any approval of the stockholders of either of FFY or First Place required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

   (e) by either First Place or FFY (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing. No representation or warranty of FFY or First Place shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of any officer of that party with the title, if any, ranking not less than senior vice president and that party's in-house counsel, if any. Material Adverse Effect means any effect that (i) is material and adverse to the financial position, results of operations or business of First Place and its Subsidiaries taken as a whole or FFY and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of First Place or FFY to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in GAAP or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or Subsidiary Merger or restructuring charges taken in connection with the Merger or Subsidiary Merger, in each case in accordance with GAAP, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement and (e) actions or omissions of First Place or FFY taken with the prior written consent of FFY or First Place, as applicable, in contemplation of the transactions contemplated hereby;

   (f) by either First Place or FFY (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) unless such breach shall have a Material Adverse Effect, as defined in Section 8.1(e) above, on the other party; or

   (g) by either First Place or FFY, if the Board of Directors of the other Party does not recommend in the Proxy Statement that its stockholders adopt this Agreement or if, after recommending in the Proxy Statement that stockholders adopt this Agreement, the Board of Directors shall have withdrawn, modified or qualified such recommendation in any respect adverse to the terminating Party.

   8.2 Effect of Termination; Expenses. In the event of termination of this Agreement by either First Place or FFY as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentences of Sections 6.2(a) and (b), and Sections 6.2(c), 6.2(d), 8.2 and 9.4 shall survive any termination of this Agreement, (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement, and (iii) in the event this Agreement is terminated by either First Place or FFY pursuant to Section 8.1(e) or (f), then the terminating party shall receive from the other party, in addition to any other amounts payable by such party pursuant to the Agreement, its reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement.

   8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of the Agreement by the stockholders of either FFY or First Place; provided, however, that after adoption of the Agreement by FFY's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to FFY stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               General Provisions

   9.1 Closing. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of First Place's counsel unless another time, date or place is agreed to in writing by the parties hereto.

   9.2 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, subject to FFY's consent, which consent shall not be unreasonably withheld, prior to the Effective Time, First Place shall be entitled to revise the structure of the Merger and/or the Subsidiary Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of FFY to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of the stockholders of FFY. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

   9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreements, which shall terminate in accordance with their terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

   9.4 Expenses. Except as costs and expenses may be payable pursuant to
Section 8.2 of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement to the stockholders of FFY and First Place shall be borne equally by First Place and FFY, provided, however, that all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Subsidiary Merger and other transactions contemplated thereby shall be borne by First Place, provided, further, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

   9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (a) if to First Place, to:

     First Place Financial Corp.
     185 East Market Street
     Warren, Ohio 44482
     Attention: Steven R. Lewis
     President and Chief Executive Officer

     with a copy to:

     Patton Boggs LLP
     2550 M Street, N.W.
     Washington, D.C. 20037
     Attention: Joseph G. Passaic, Jr.

   (b) if to FFY, to:

     FFY Financial Corp.
     724 Boardman-Poland Road
     Youngstown, Ohio 44512
     Attention: Jeffrey L. Francis
     President and Chief Executive Officer

     with a copy to:

     Silver, Freedman & Taff, L.L.P.
     1100 New York Avenue, N.W.
     Suite 700
     Washington, D.C. 20005
     Attention: James S. Fleischer

   9.6 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 23, 2000.

   9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

   9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, the Bank Merger Agreement and the Option Agreements.

   9.9 Governing Law. This Agreement shall be governed and construed in accordance with the law of the State of Delaware, without regard to any applicable conflicts of law.

   9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentences of Sections 6.2(a) and (b) and in Sections 6.2(c) and (d) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentences of Sections 6.2(a) and (b) and Sections 6.2(c) and (d) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   9.12 Publicity. Except as otherwise required by law or the rules of the Nasdaq Stock Market, so long as this Agreement is in effect, neither First Place nor FFY shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

   9.13 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   IN WITNESS WHEREOF, First Place and FFY have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          First Place Financial Corp.

                                                    /s/ Steven R. Lewis
                                          By:__________________________________
                                          Name: Steven R. Lewis
                                          Title: President and Chief Executive
                                          Officer

Attest:

        /s/ Dominique Stoeber
_____________________________________
Name: Dominique Stoeber
   Corporate Secretary

                                          FFY Financial Corp.

                                                  /s/ Jeffrey L. Francis
                                          By:__________________________________
                                          Name: Jeffrey L. Francis
                                          Title: President and Chief Executive
                                          Officer

Attest:

          /s/ J. Craig Carr
_____________________________________
Name: J. Craig Carr
   Vice President, General Counsel and
   Secretary

                                                                         ANNEX B

                   THE TRANSFER OF THIS AGREEMENT IS SUBJECT
                 TO CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                    RESALE RESTRICTIONS UNDER THE SECURITIES
                            ACT OF 1933, AS AMENDED

   STOCK OPTION AGREEMENT, dated as of May 23, 2000 (this "Agreement"), between FFY Financial Corporation, a Delaware corporation ("Grantee"), and First Place Financial Corp., a Delaware corporation ("Issuer").

                                    RECITALS

   A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of May 23, 2000 (the "Merger Agreement"), which agreement was executed and delivered on the date of this Stock Option Agreement, pursuant to which Grantee is to merge with and into Issuer (the "Merger"); and

   B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. Grant of Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 2,158,602 fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") at a price per share equal to $9.75 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

   2. Exercise. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following the first such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(e) or (f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering

Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Sections 8.1(e) or 8.1(f) thereof.

   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

     (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean
  (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

     (ii) Any person other than the Grantee or any Grantee Subsidiary, alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

     (iii) The stockholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

     (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer adopt the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

     (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

     (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, and (a) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (b) such breach shall not have been cured prior to the Notice Date (as defined in Section 2(e)); or

     (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision (the "OTS") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

   (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

     (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

     (ii) The occurrence of the Initial Triggering Event described in clause
  (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

   (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

   (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

   (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the

  Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

   It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Covenants of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Home Owners' Loan Act, as amended (the "HOLA") or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the OTS or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. Exchange. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. Certain Adjustments. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement but not in duplication thereof, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, merger, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, at the aggregate exercise price calculated in accordance with Section 1 of this Agreement, the number and class of shares or other securities or property that Holder would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

   6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six (6) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33 1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the six (6) month period referred to in the first sentence of this section shall be increased to eighteen (18) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

   7. Repurchase. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

   (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Owner shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or
(B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

   (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

     (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

     (ii) the consummation of any Acquisition Transaction described in
  Section 2(b)(i) hereof, except that the percentage referred to in clause
  (z) shall be 25%.

   8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or
(iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

     (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
  (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).

     (ii) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power with respect to the election of directors of the issuer of the Substitute Option.

     (iii) "Assigned Value" shall mean the market/offer price, as defined in
  Section 7.

     (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

   (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. Repurchase of Substitute Option. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/ or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

   10. Extension of Periods Under Certain Circumstances. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended:
(i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

   11. Representations and Warranties. (a) Issuer hereby represents and warrants to Grantee as follows:

     (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and, subject to any required regulatory notices or approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     (iii) The execution, delivery and subject to any required regulatory notices or approvals, performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (b) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause (b), give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

   (b) Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and, subject to any required regulatory notices or approvals, to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

   (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

   12. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date fifteen (15) days following the date on which the OTS, as the case may be, has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the OTS.

   13. Filings, Etc. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS under the HOLA for approval to acquire the shares issuable hereunder.

   14. Surrender of Option. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to $3.5 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

   (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall
(A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six
(6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

   15. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

   16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   17. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

   19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   20. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   21. Entire Agreement; Third-Party Rights. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   22. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          First Place Financial Corp.

                                                  /s/ Steven R. Lewis
                                          By: _________________________________
                                            Name: Steven R. Lewis
                                            Title: President and Chief
                                           Executive Officer

                                          FFY Financial Corp.

                                                 /s/ Jeffrey L. Francis
                                          By: _________________________________
                                            Name: Jeffrey L. Francis
                                            Title: President and Chief
                                           Executive Officer

                                                                         ANNEX C

                   THE TRANSFER OF THIS AGREEMENT IS SUBJECT
                 TO CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                    RESALE RESTRICTIONS UNDER THE SECURITIES
                            ACT OF 1933, AS AMENDED

   STOCK OPTION AGREEMENT, dated as of May 23, 2000 (this "Agreement"), between First Place Financial Corp., a Delaware corporation ("Grantee"), and FFY Financial Corporation, a Delaware corporation ("Issuer").

                                    RECITALS

   A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of May 23, 2000 (the "Merger Agreement"), which agreement was executed and delivered on the date of this Stock Option Agreement, pursuant to which Grantee is to merge with and into Issuer (the "Merger"); and

   B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. Grant of Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 1,348,921 fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") at a price per share equal to $10.00 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

   2. Exercise. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following the first such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(e) or (f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering

Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Sections 8.1(e) or 8.1(f) thereof.

   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

     (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a)"Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

     (ii) Any person other than the Grantee or any Grantee Subsidiary, alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

     (iii) The stockholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

     (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer adopt the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

     (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

     (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, and (a) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (b) such breach shall not have been cured prior to the Notice Date (as defined in Section 2(e)); or

     (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision (the "OTS") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

   (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

     (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

     (ii) The occurrence of the Initial Triggering Event described in clause
  (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

   (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

   (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

   (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the

  Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

   It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Covenants of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Home Owners' Loan Act, as amended (the "HOLA") or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the OTS or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. Exchange. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. Certain Adjustments. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement but not in duplication thereof, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, merger, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, at the aggregate exercise price calculated in accordance with Section 1 of this Agreement, the number and class of shares or other securities or property that Holder would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

   6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six (6) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33 1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the six (6) month period referred to in the first sentence of this section shall be increased to eighteen (18) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

   7. Repurchase. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

   (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Owner shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or
(B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

   (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

     (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

     (ii) the consummation of any Acquisition Transaction described in
  Section 2(b)(i) hereof, except that the percentage referred to in clause
  (z) shall be 25%.

   8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or
(iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

     (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
  (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).

     (ii) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power with respect to the election of directors of the issuer of the Substitute Option.

     (iii) "Assigned Value" shall mean the market/offer price, as defined in
  Section 7.

     (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

   (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. Repurchase of Substitute Option. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/ or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

   10. Extension of Periods Under Certain Circumstances. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended:
(i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

   11. Representations and Warranties. (a) Issuer hereby represents and warrants to Grantee as follows:

     (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and, subject to any required regulatory notices or approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     (iii) The execution, delivery and subject to any required regulatory notices or approvals, performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (b) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause (b), give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

   (b) Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and, subject to any required regulatory notices or approvals, to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

   (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

   12. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date fifteen (15) days following the date on which the OTS, as the case may be, has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the OTS.

   13. Filings, Etc. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS under the HOLA for approval to acquire the shares issuable hereunder.

   14. Surrender of Option. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to $3.5 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

   (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall
(A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six
(6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

   15. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

   16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   17. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

   19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   20. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   21. Entire Agreement; Third-Party Rights. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   22. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          First Place Financial Corp.

                                                  /s/ Steven R. Lewis
                                          By: _________________________________
                                            Name: Steven R. Lewis
                                            Title: President and Chief
                                           Executive Officer

                                          FFY Financial Corp.

                                                 /s/ Jeffrey L. Francis
                                          By: _________________________________
                                            Name: Jeffrey L. Francis
                                            Title: President and Chief
                                           Executive Officer

                                                                        ANNEX D

                        [Form of FFY Voting Agreement]

    , 2000

First Place Financial Corp.
185 East Market Street
Warren, Ohio 44482

Ladies and Gentlemen:

   The undersigned is a director and/or executive officer of FFY Financial Corp. ("FFY") or a director and/or executive officer of its principal subsidiary bank, FFY Bank, and is the beneficial holder of shares of common stock, par value $0.01 per share, of FFY ("FFY Common Stock") and may be the beneficial holder of shares of common stock, par value $0.01 per share of First Place Financial Corp. ("First Place Common Stock").

   FFY and First Place Financial Corp. ("First Place") have executed an Agreement and Plan of Merger and a related Plan of Merger (collectively, the "Merger Agreement") contemplating a merger of First Place with FFY (the "Merger"), with First Place as the corporation surviving the Merger (the "Continuing Corporation"). In consideration of the substantial expenses that First Place will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce First Place to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees, undertakes and represents, in his capacity as a stockholder of FFY and, if applicable, First Place, and not in his capacity as a director or officer of FFY, as follows:

     1. The undersigned will vote or cause to be voted for adoption of the Merger Agreement all of the shares of FFY Common Stock and First Place Common Stock the undersigned is entitled to vote with respect thereto.

     2. The undersigned represents that he or she has the capacity to enter into this Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, First Place shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

   IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                                        Very truly yours,

                                        _______________________________________

Accepted and Agreed to as of the date first above written:

FIRST PLACE FINANCIAL CORP.

By: ________________________________
  Steven R. Lewis
  President and Chief Executive
  Officer

                    [Form of First Place Voting Agreement]

      , 2000

FFY Financial Corp.
724 Boardman-Poland Road
Youngstown, Ohio 44512

Ladies and Gentlemen:

   The undersigned is a director and/or executive officer of First Place Financial Corp. ("First Place") or a director and/or executive officer of its principal subsidiary, First Federal Savings and Loan Association of Warren, and is the beneficial holder of shares of common stock, par value $0.01 per share, of First Place ("First Place Common Stock") and may be the beneficial holder of shares of common stock, par value $0.01 per share of FFY Financial Corp. ("FFY Common Stock").

   First Place and FFY Financial Corp. ("FFY") have executed an Agreement and Plan of Merger and a related Plan of Merger (collectively, the "Merger Agreement") contemplating a merger of First Place with FFY (the "Merger"), with First Place as the corporation surviving the Merger (the "Continuing Corporation"). In consideration of the substantial expenses that FFY will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce FFY to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees, undertakes and represents, in his capacity as a stockholder of First Place and, if applicable, FFY, and not in his capacity as a director or officer of First Place, as follows:

     1. The undersigned will vote or cause to be voted for adoption of the Merger Agreement all of the shares of First Place Common Stock and FFY Common Stock the undersigned is entitled to vote with respect thereto.

     2. The undersigned represents that he or she has the capacity to enter into this Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, FFY shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

   IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                                        Very truly yours,

                                        _______________________________________

Accepted and Agreed to as of the date first above written:

FFY FINANCIAL CORP.

By: ________________________________
  Jeffrey L. Francis
  President and Chief Executive
  Officer

                                                                         ANNEX E

May 23, 2000

Board of Directors
First Place Financial Corp.
185 East Market Street
Warren, Ohio 44482

Dear Gentlemen:

   You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of First Place Financial Corp. ("FPFC"), of the consideration to be paid by FPFC in the merger (the "Merger") between FPFC and FFY Financial Corp. ("FFYF"). We have not been requested to opine as to, and our opinion does not in any manner address, FPFC's underlying business decision to proceed with or effect the Merger.

   Pursuant to the Agreement and Plan of Merger, dated May 23, 2000, by and among FPFC and FFYF (the "Agreement"), at the effective time of the Merger, FPFC will acquire all of FFYF's issued and outstanding shares of common stock. FPFC will issue to the holders of FFYF's common stock 1.075 shares of FPFC for each fully diluted share of FFYF common stock outstanding. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

   Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

   In connection with this opinion we reviewed certain financial and other business data supplied to us by FPFC including (i) the Agreement and Plan of Merger by and among FPFC and FFYF, including each of the Stock Option Agreements, dated May 23, 2000 between FFYF and FPFC (ii) Annual Report, Proxy Statement and Form 10-K for the year ended June 30, 1999, (iii) Form 10-Q for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000 and other information we deemed relevant. We discussed with senior management and the boards of directors of FPFC and its wholly owned subsidiary, First Federal Savings and Loan Association of Warren, the current position and prospective outlook for FPFC. We considered historical quotations and the prices of recorded transactions in FPFC's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the Midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

   For FFYF, we reviewed the audited financial statements, 10-K's, and Proxy Statements for the years ended June 30, 1997, 1998, and 1999, Form 10-Q for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000 and certain other information deemed relevant. We also discussed with senior management of FFYF, the current position and prospective outlook for FFYF.

   For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by FPFC and FFYF and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from FPFC, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of FPFC's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of FPFC or FFYF. We have further relied on the assurances of management of FPFC and FFYF that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

   In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to FPFC or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

   Consistent with the engagement letter with you, we have acted as financial advisor to FPFC in connection with the Merger and will receive a fee for such services. In addition, FPFC has agreed to indemnify us for certain liabilities arising out of our engagement by FPFC in connection with the Merger.

   Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by FPFC in the Merger is fair, from a financial point of view, to the stockholders of FPFC.

   This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of FPFC used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of FPFC in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

Keefe, Bruyette, & Woods, Inc.

                                                                         ANNEX F

May 23, 2000

Board of Directors
FFY Financial Corp.
724 Boardman-Poland Road
Youngstown, Ohio 44512

Ladies and Gentlemen:

   FFY Financial Corp. ("FFY Financial") and First Place Financial Corp. ("First Place") have entered into an Agreement and Plan of Merger, dated as of May 23, 2000 (the "Agreement"), pursuant to which FFY Financial will be merged with and into First Place (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of FFY Financial common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the "FFY Financial Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 1.075 shares (the "Exchange Ratio") of First Place common stock, par value $.01 per share. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of FFY Financial Shares.

   Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreements, dated as of May 23, 2000, by and between FFY Financial and First Place; (iii) certain publicly available financial statements and other historical financial information of FFY Financial that we deemed relevant; (iv) certain publicly available financial statements and other historical financial information of First Place that we deemed relevant; (v) certain financial analyses and forecasts of FFY Financial prepared by and/or reviewed with management of FFY Financial and the views of senior management of FFY Financial, based on certain limited discussions with certain members of senior management, regarding FFY Financial's business, financial condition, results of operations and future prospects; (vi) certain financial analyses and forecasts of First Place prepared by and/or reviewed with management of First Place and the views of senior management of First Place, based on certain limited discussions with certain members of senior management, regarding First Place's business, financial condition, results of operations and future prospects;
(vii) the pro forma impact of the Merger, including the relative contributions of FFY Financial and First Place to the resulting institution; (viii) the publicly reported historical price and trading activity for FFY Financial's and First Place's common stock, including a comparison of certain financial and stock market information for FFY Financial and First Place with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of other recent business combinations in the savings institution industry, to the extent publicly available, particularly with respect to business combinations structured as "mergers of equals"; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

   In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by FFY Financial or First Place or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FFY Financial or First Place or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FFY Financial or First Place nor have we reviewed any individual credit files relating to FFY Financial or First Place and, with your permission, we have assumed that the respective allowances for loan losses for both FFY Financial and First Place are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of independent accountants for the accuracy and completeness of the financial statements made available to us. With respect to the financial projections prepared by and/or reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of those preparing them of the respective future financial performances of FFY Financial and First Place and that such performances will be achieved, and we express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in FFY Financial's or First Place's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FFY Financial and First Place will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for using the purchase method and will qualify as a tax-free reorganization for federal income tax purposes.

   Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of First Place's common stock will be when issued to FFY Financial's shareholders pursuant to the Agreement or the prices at which FFY Financial's or First Place's common stock will trade at any time.

   We have acted as FFY Financial's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for FFY Financial and have received compensation for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FFY Financial and First Place. We may also actively trade the debt and equity securities of FFY Financial and First Place for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion is directed to the Board of Directors of FFY Financial in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of FFY Financial as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

   Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of FFY Financial Shares.

                                          Very truly yours,

                                                                         ANNEX G

                                    PROPOSED
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          FIRST PLACE FINANCIAL CORP.

   FIRST: The name of the Corporation is First Place Financial Corp. (hereinafter sometimes referred to as the "Corporation").

   SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

   THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

   FOURTH:

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-six million
  (36,000,000) consisting of:

    1. Three million (3,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

    2. Thirty-three million (33,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

     B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights (including, without limitation, voting rights) of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

     C.

    1. Notwithstanding any other provision of this Certificate of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares beneficially owned by such person in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person beneficially owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock beneficially owned by such person would be entitled to cast, (subject to the provisions of this Article FOURTH) multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

    2. The following definitions shall apply to this Section C of this Article FOURTH:

      a. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of this Certificate of Incorporation.

      b. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the "beneficial owner" of any Common Stock:

              (1) which such person or any of its affiliates beneficially owns, directly or indirectly; or

              (2) which such person or any of its affiliates has: (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of clauses 1 through 5 of Section A of Article EIGHTH of this Certificate of Incorporation ("Article EIGHTH")), or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

              (3) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation;

              and provided further, however, that: (1) no Director or Officer of this Corporation (or any Affiliate of any such Director or Officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such Director or Officer (or any Affiliate thereof); and (2) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes only of computing the percentage of beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

      c. The "Limit" shall mean 10% of the then-outstanding shares of Common Stock.

      d. A "person" shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group if such other group was formed for the purpose of acquiring, holding or disposing of securities or any other entity.

    3. The Board of Directors shall have the power to construe and apply the provisions of this section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (i) the number of shares of Common Stock beneficially owned by any person; (ii) whether a person is an affiliate of another; (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership; (iv) the application of any other definition or operative provision of the section to the given facts; or (v) any other matter relating to the applicability or effect of this section.

    4. The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to: (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit; and (ii) any other factual matter relating to the applicability or effect of this section as may reasonably be requested of such person.

    5. Except as otherwise provided by law or expressly provided in this Section C, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section C) entitled to be cast by the holders of shares of capital stock of the Corporation shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

    6. Any constructions, applications, or determinations made by the Board of Directors pursuant to this section in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

    7. In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

   FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The Directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

     D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or as otherwise provided in the Bylaws. The term "Whole Board" shall mean the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

     E. Where a separate vote by holders of a class or classes of stock is required, a majority of the shares of such class or classes present in person or by proxy (after giving effect to the provisions of Article FOURTH) shall constitute a quorum entitled to take action with respect to that vote on that matter.

   SIXTH:

     A. Until October 15, 2004, the Board of Directors shall consist of 16 persons, eight (8) of whom shall be designated by the former directors of FFY Financial Corp. ("FFY Directors") and eight (8) of whom shall be designated by the directors of the Corporation prior to its merger with FFY Financial Corporation ("Prior Corporation Directors"). The 16 members of the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the first class consisting of six members (three appointed by the Prior Corporation Directors and three appointed by the FFY Directors ) with a term expiring at the 2001 annual meeting, the second class consisting of six members (three appointed by the Prior Corporation Directors and three appointed by the FFY Directors) with a term expiring at the 2002 annual meeting and the third class consisting of four members (two appointed by the Prior Corporation Directors and two appointed by the FFY Directors ) with a term expiring at the 2003 annual meeting. The Directors appointed to the Board of Directors by the FFY Directors shall nominate those FFY Directors who are up for reelection at the 2001, 2002 and 2003 annual meetings, and the Directors appointed to the Board of Directors by the Prior Corporation Directors shall nominate those Prior Corporation Directors who are up for reelection at the 2001, 2002 and 2003 annual meetings. Nominations of Directors for each year after the 2003 annual meeting, shall be as set forth in the Bylaws of the Corporation.

     B. Upon the first resignation, removal or other termination of service of a Director following the consummation of the merger of FFY Financial Corp. with and into the Corporation but prior to October 15, 2004, such Director, if initially designated by the FFY Directors, shall be replaced by a person designated by the remaining FFY Directors, or such Director, if initially designated by the Prior Corporation Directors, shall be replaced by a Director designated by the remaining Prior Corporation Directors and any Director so chosen by FFY Directors or Prior Corporation Directors shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen to fill expires. Thereafter, upon the second resignation, removal or other termination of service of a Director, if such Director was designated by the FFY Directors, a Director designated by the Prior Corporation Directors shall resign or, if such Director was designated by the Prior Corporation Directors, a Director designated by the FFY Directors shall resign, whereupon the Board shall be reduced to fourteen (14) members.

     C. Sections A and B of this Article Sixth shall expire on October 15, 2004 and only Sections C, D, E, F and G will govern the Board of Directors under this Article Sixth.

     D. Notwithstanding Sections A, B and C of this Article Sixth, the number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the majority of the Board of Directors provided that the number of FFY Directors and Prior Corporation Directors shall not be changed until after October 15, 2004, except as provided above. Notwithstanding the previous sentence, however, if prior to October 15, 2004, the Board of Directors desires to both reduce the total number of board members below fourteen (14) and the number of FFY Directors and Prior Corporation Directors would be unequal, then an 80% vote of the Board of Directors would be required, and if prior to October 15, 2004, the Board of Directors desires to reduce the total number of board members below fourteen (14) and the number of FFY Directors and Prior Corporation Directors would be equal, then a majority vote of the Board of Directors would be required. The Directors shall be divided into three classes, as nearly equal in numbers as the then total number of Directors constituting the entire Board of Directors permits, with the term of office of three (3) years for the Directors elected in each class or until their successors shall have been duly elected and qualified. One class of the Board of Directors shall stand for election at each annual meeting of stockholders.

     E. Subject to Sections A, B, C and D of this Article Sixth and the rights of holders of any series of Preferred Stock outstanding, the newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

     F. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     G. Subject to the rights of holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of subsection C of Article FOURTH of this Certificate of Incorporation ("Article FOURTH")), voting together as a single class.

   SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

   EIGHTH:

     A. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this Article EIGHTH:

    1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with: (i) any Interested Stockholder (as hereinafter defined); or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

    2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

    3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% of the combined Fair Market Value of the outstanding common stock of the Corporation and its Subsidiaries, to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) except for any issuance or transfer pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

    4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested
       Stockholder; or

    5. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

  shall require the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH) (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation in any agreement with any national securities exchange or otherwise.

     The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article EIGHTH.

     B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote (if any) as is otherwise required by law or this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 or 2 are met:

    1. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

    2. All of the following conditions shall have been met:

      a. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of Common Stock in such Business Combination shall at least be equal to the higher of the following:

             (1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by it: (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"); or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or

             (2) the Fair Market Value per share of Common Stock on the
                 Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article EIGHTH as the "Determination Date"), whichever is higher.

      b. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

             (1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it: (i) within the two-year period immediately prior to the Announcement Date; or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or

             (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

             (3) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

      c. The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with subparagraph B.2 of this Article EIGHTH shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

      d. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
         Combination: (1) except as approved by a majority of the

         Disinterested Directors (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation; (2) there shall have been: (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors; and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors, and (3) neither such Interested Stockholder or any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

      e. After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided, directly or indirectly, by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

      f. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, and the rules or regulations thereunder) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     C. For the purposes of this Article EIGHTH:

    1. A "Person" shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group if such other group was formed for the purpose of acquiring, holding or disposing of securities or any other entity.

    2. "Interested Stockholder" shall mean any person (other than the Corporation or any Holding Company or Subsidiary thereof) who or which:

      a. is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

      b. is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

      c. is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

    3. For purposes of this Article EIGHTH, "beneficial ownership" shall be determined in the manner provided in Section C of Article FOURTH hereof.

    4. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate of Incorporation.

    5. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 2 of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

    6. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

    7. "Fair Market Value" means:

      a. in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers Automated Quotation System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, Fair Market Value shall be the highest sale price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and

      b. in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

    8. Reference to "Highest Per Share Price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

    9. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Subparagraphs (a) and (b) of

       Paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     D. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry:
  (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 25% of the combined Fair Market Value of the Common Stock of the Corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article EIGHTH.

     E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     F. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the Voting Stock (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

   NINTH: The Board of Directors of the Corporation, when evaluating any offer of another Person (as defined in Article EIGHTH hereof) to: (A) make a tender or exchange offer for any equity security of the Corporation; (B) merge or consolidate the Corporation with another corporation or entity; or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, those factors that Directors of any subsidiary of the Corporation may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, and the social and economic effect of acceptance of such offer: on the Corporation's present and future customers and employees and those of its Subsidiaries (as defined in Article EIGHTH hereof); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objective as a savings and loan holding company under applicable laws and regulations; and on the ability of its subsidiary savings institution to fulfill the objectives of a stock form savings institution under applicable statutes and regulations.

   TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding against the Corporation (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

   ELEVENTH A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

   TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Section C of Article FOURTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article TENTH.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of First Place Financial Corp.'s Certificate of Incorporation provide as follows:

TENTH:

   A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

   B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

   C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH or otherwise shall be on the Corporation.

   D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

   E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

   F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

   A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules

   The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

   (a) List of Exhibits (Filed herewith unless otherwise noted)

    2.1 Agreement and Plan of Merger, dated May 23, 2000, by and between First
        Place Financial Corp. and FFY Financial Corp included as Annex A to the
        Joint Proxy Statement/Prospectus
    3.1 Certificate of Incorporation of First Place Financial Corp., previously filed and incorporated by reference to First Place Financial Corp.'s
        Registration Statement on Form S-1 (File No. 333-63099) dated September
        9, 1998
    3.3 Bylaws of First Place Financial Corp., previously filed and incorporated by reference to First Place Financial Corp. Registration
        Statement on Form S-1 (File No. 333-63099), dated September 9, 1998
    5.0 Opinion of Patton Boggs LLP as to validity of the securities*
    8.0 Opinion of Patton Boggs LLP as to certain Federal Income Tax matters
   12.0 Statement regarding Computations of Ratios, is included in the Joint
        Proxy Statement/Prospectus
   23.1 Consent of Patton Boggs (included in Exhibits 5.0 and 8.0)*
   23.2 Consent of Crowe Chizek & Company LLP
   23.3 Consent of KPMG LLP
   24.0 Power of Attorney (Located on the signature page hereto)
   99.1 FFY Financial's Proxy Card*
   99.2 First Place Financial Corp.'s Proxy Card*
   99.3 Opinion of Sandler O'Neill & Partners, L.P., is included as Annex F to the Joint Proxy Statement/Prospectus
   99.4 Opinion of Keefe, Bruyette & Woods, Inc., is included as Annex E to the
        Joint Proxy Statement/Prospectus

--------
* To be filed by amendment.

   (b) Financial Statement Schedules

   All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 22. Undertakings.

   (A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

   (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (C) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (D) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (E)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

   (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such security at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Ohio, on August 17, 2000.

                                          First Place Financial Corp.

                                                  /s/ Steven R. Lewis
                                          By: _________________________________
                                                      Steven R. Lewis
                                               President and Chief Executive
                                                          Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven R. Lewis and Richard K. Smith, jointly and severally, each in his own capacity, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully or do cause to be done by virtue hereof.

                 Name                                                    Date
                 ----                                                    ----

       /s/ Steven R. Lewis             President, Chief Executive  August 17 , 2000
______________________________________  Officer and Director
           Steven R. Lewis              (principal executive
                                        officer)

       /s/ Richard K. Smith            Vice President and Chief    August 17 , 2000
______________________________________  Financial Officer
           Richard K. Smith             (principal accounting and
                                        financial officer)

        /s/ Paul A. Watson             Chairman of the Board       August 17 , 2000
______________________________________
            Paul A. Watson

     /s/ George J. Gentithes           Director                    August 17 , 2000
______________________________________
         George J. Gentithes

       /s/ Robert P. Grace             Director                    August 17 , 2000
______________________________________
           Robert P. Grace

     /s/ Thomas M. Humphries           Director                    August 17 , 2000
______________________________________
         Thomas M. Humphries

                 Name                                                    Date
                 ----                                                    ----

      /s/ Robert S. McGeough           Director                    August 17 , 2000
______________________________________
          Robert S. McGeough

       /s/ E. Jeffrey Rossi            Director                    August 17 , 2000
______________________________________
           E. Jeffrey Rossi

         /s/ Earl Kissell              Director                    August 17 , 2000
______________________________________
             Earl Kissell

                               TABLE OF CONTENTS

List of Exhibits (Filed herewith unless otherwise noted)

  2.1 Agreement and Plan of Merger, dated May 23, 2000, by and between First
      Place Financial Corp. and FFY Financial Corp. is included as Annex A to the Joint Proxy Statement/Prospectus

  3.1 Certificate of Incorporation of First Place Financial Corp., previously filed and incorporated by reference to First Place Financial Corp.'s
      Registration Statement on Form S-1 (File No. 333-63099) dated September
      9, 1998

  3.3 Bylaws of First Place Financial Corp., previously filed and incorporated by reference to First Place Financial Corp. Registration Statement on
      Form S-1 (File No. 333-63099), dated September 9, 1998

  5.0 Opinion of Patton Boggs LLP as to validity of the securities*

  8.0 Opinion of Patton Boggs LLP as to certain Federal Income Tax matters

 12.0 Statement regarding Computations of Ratios, is included in the Joint
      Proxy Statement/Prospectus

 23.1 Consent of Patton Boggs (included in Exhibits 5.0 and 8.0)*

 23.2 Consent of Crowe Chizek & Company LLP

 23.3 Consent of KPMG LLP

 24.0 Power of Attorney (Located on the signature page hereto)

 99.1 FFY Financial's Proxy Card*

 99.2 First Place Financial Corp.'s Proxy Card*

 99.3 Opinion of Sandler O'Neill & Partners, L.P., is included as Annex F to the Joint Proxy Statement/Prospectus

 99.4 Opinion of Keefe, Bruyette & Woods, Inc., is included as Annex E to the
      Joint Proxy Statement/Prospectus

--------
* To be filed by amendment.